    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 7, 1997

                                                      REGISTRATION NO. 333-33011
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO

                                   FORM S-11
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            TOWER REALTY TRUST, INC.
        (EXACT NAME OF REGISTRANT AS SPECIFIED IN GOVERNING INSTRUMENTS)

                        120 WEST 45TH STREET, 24TH FLOOR
                            NEW YORK, NEW YORK 10036
                                 (212) 768-9010
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                              LAWRENCE H. FELDMAN
                CHAIRMAN, CHIEF EXECUTIVE OFFICER, AND PRESIDENT
                        120 WEST 45TH STREET, 24TH FLOOR
                            NEW YORK, NEW YORK 10036
                                 (212) 768-9010
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                   Copies to:

             PETER M. FASS, ESQ.                       J. WARREN GORRELL, JR., ESQ.
         STEVEN L. LICHTENFELD, ESQ.                     STEVEN A. MUSELES, ESQ.
              BATTLE FOWLER LLP                           HOGAN & HARTSON L.L.P.
             75 EAST 55TH STREET                       555 THIRTEENTH STREET, N.W.
           NEW YORK, NEW YORK 10022                    WASHINGTON, D.C. 20004-1109
                (212) 856-7000                                (202) 637-5600

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                                EXPLANATORY NOTE

     This Registration Statement contains a Prospectus relating to a public offering in the United States and Canada (the "U.S. Offering") of an aggregate of 9,212,000 shares of common stock (the "Common Stock") of Tower Realty Trust, Inc., a Maryland corporation, together with separate Prospectus pages relating to a concurrent offering outside the United States and Canada of an aggregate of 2,303,000 shares of Common Stock (the "International Offering"). The complete Prospectus for the U.S. Offering follows immediately. After such Prospectus are the following alternate pages for the Prospectus for the International Offering: a front cover page; an "Underwriting" section; and a back cover page. All other pages of the Prospectus for the U.S. Offering are to be used for both the U.S. Offering and the International Offering.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED OCTOBER 7, 1997

P R O S P E C T U S

                               11,515,000 SHARES

                            TOWER REALTY TRUST, INC.
                                  COMMON STOCK
                            ------------------------
                                                 [TOWER REALTY TRUST, INC. LOGO]
    Tower Realty Trust, Inc. (collectively with its subsidiaries, the "Company") has been formed to continue and expand the commercial real estate business of Tower Equities & Realty Corp. and its affiliates (collectively, "Tower Equities"), which since 1985 has been engaged in developing, acquiring, owning, renovating, managing, and leasing office properties in the Manhattan, Phoenix/Tucson and Orlando markets. Upon completion of this offering (the "Offering") and related transactions, the Company will own interests in a portfolio of 21 office buildings (collectively, the "Properties") encompassing approximately 3.4 million rentable square feet. The Company will operate as a fully integrated, self-administered, and self-managed real estate company and expects to qualify as a real estate investment trust ("REIT") for federal income tax purposes.
    All of the shares of common stock, par value $.01 per share (the "Common Stock"), of the Company offered hereby are being sold by the Company. Of the 11,515,000 shares of Common Stock offered hereby, 9,212,000 shares are being offered initially in the United States and Canada by the U.S. Underwriters and 2,303,000 shares are being offered initially outside the United States and Canada by the International Managers. See "Underwriting." Upon completion of the Offering, management and directors of the Company will beneficially own approximately 9.3% of the equity in the Company.
    Prior to the Offering, there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price per share will be between $24.00 and $26.00. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "TOW." The Company intends to make regular quarterly distributions to its stockholders, commencing with a pro rata distribution with respect to the quarter ending December 31, 1997.
                            ------------------------
    SEE "RISK FACTORS" BEGINNING ON PAGE 20 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK, INCLUDING:

    - the valuation of the Properties and the other assets to be contributed to the Company in its formation was generally based on the value of the Company as a going concern, and not on third-party appraisals, thereby increasing the possibility that the consideration to be paid by the Company for the Properties and such other assets will exceed their fair market value;
    - conflicts of interest relating to the formation of the Company, including the receipt by officers, directors and affiliates of the Company of equity interests in the Company;
    - conflicts of interest relating to the operation of the Company, including conflicts of interest associated with the potential adverse tax consequences to certain executive officers and directors of the Company of sales and refinancings of certain Properties;
    - real estate investment and property management risks, such as the need to renew leases or relet space upon expirations, the instability of cash flows and changes in the value of office properties owned by the Company due to economic and other conditions;
    - limitations on the stockholders' ability to change control of the Company, including restrictions on the ownership of the Common Stock by any single person in excess of 9.8% of the number or value of the shares of outstanding Common Stock of the Company, subject to an exception that permits mutual funds and certain other entities to own or purchase up to 15% of any class of the Company's stock in appropriate circumstances;
    - taxation of the Company as a corporation if it fails to qualify as a REIT and the resulting decrease in cash available for distribution in such event; and
    - the possibility that the Company may not be able to refinance outstanding indebtedness (initially expected to be approximately $131.7 million, including its pro rata share of indebtedness of unconsolidated investments) upon maturity, indebtedness might be refinanced on less favorable terms, and interest rates might increase on variable rate indebtedness and the lack of limitations in the Company's organizational documents on the amount of indebtedness that the Company may incur.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

==============================================================================================================================
                                                              PRICE TO               UNDERWRITING              PROCEEDS TO
                                                               PUBLIC                 DISCOUNT(1)              COMPANY(2)
------------------------------------------------------------------------------------------------------------------------------
Per Share.............................................             $                       $                        $
------------------------------------------------------------------------------------------------------------------------------
Total(3)..............................................             $                       $                        $
==============================================================================================================================

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company, estimated at $           .
(3) The Company has granted the U.S. Underwriters a 30-day option to purchase up to 1,381,800 additional shares of Common Stock and has granted the International Managers a 30-day option to purchase up to 345,450 additional shares of Common Stock, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $       , $       and $       ,
    respectively. See "Underwriting."
                            ------------------------

    The shares of Common Stock are being offered by the several Underwriters, subject to prior sale, when, as, and if issued to and accepted by them, subject to approval of certain legal matters by counsel to the Underwriters and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock offered hereby will be made in New
York, New York on or about         , 1997.
                            ------------------------

MERRILL LYNCH & CO.

        LEGG MASON WOOD WALKER
                 INCORPORATED

                MORGAN STANLEY DEAN WITTER
                         PRUDENTIAL SECURITIES INCORPORATED
                                 SMITH BARNEY INC.
                                         NATIONSBANC MONTGOMERY SECURITIES, INC.
                            ------------------------

              The date of this Prospectus is              , 1997.

[LOGO]

              [Color photograph of the Tower 45 office building]
                             Tower 45, Manhattan


                            ------------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

For a summary property, operating and ownership data regarding the properties, see the property tables contained under the caption "The Properties" herein.

          [Color photograph of the 100 Wall Street office building]
                          100 Wall Street, Manhattan

     [Color photograph of the 5750 Major Boulevard office building before redevelopment]

     [Color photograph of the 5750 Major Boulevard office building after redevelopment.]*
                    5750 Major Boulevard, Orlando, Florida

     *Artist's rendering of the property upon completion of the Company's redevelopment program.

     [Color photograph of the 2800 North Central Avenue office building]
                 2800 North Central Avenue, Phoenix, Arizona

           [Color photograph of the Century Plaza office building]
                       Century Plaza, Phoenix, Arizona

         [Color photograph of the 5151 East Broadway office building]
                     Before redevelopment by the Company

         [Color photograph of the 5151 East Broadway office building]
                      After redevelopment by the Company
                     5151 East Broadway, Tucson, Arizona

                               TABLE OF CONTENTS

                                           PAGE
                                           ----
PROSPECTUS SUMMARY.......................     1
  The Company............................     1
  Risk Factors...........................     2
  Growth Strategies......................     4
  Market Information.....................     6
  The Properties.........................     7
  Formation and Structure of the
     Company.............................     9
     Formation Transactions..............     9
     Benefits to Related Parties.........    11
     Conflicts of Interest...............    12
     Structure of the Company............    12
  The Offering...........................    14
  Distributions..........................    14
  Tax Status of the Company..............    15
  Summary Selected Financial
     Information.........................    16
RISK FACTORS.............................    20
  There is No Assurance that the Company
     Has Paid Fair Market Value for the
     Properties..........................    20
  Conflicts of Interest in the Formation
     Transactions; Substantial Benefits
     to Related Parties..................    20
  Conflicts of Interest in the Business
     of the Company......................    21
       Leasing Services Provided to Other
          Properties.....................    21
       Possible Less Vigorous Enforcement
          of Terms of Contribution and
          Other Agreements by the
          Company........................    21
       For a Period of Time, Sales of
          Properties and Repayment of
          Indebtedness May Have Different
          Effects on Holders of OP Units
          than on Stockholders...........    21
       Outside Interests of Officers and
          Directors......................    21
  The Company's Performance and Value are
     Subject to Risks Associated with the
     Real Estate Industry................    22
       General Real Estate Industry Risks
          Could Adversely Affect the
          Company........................    22
       Tenant Defaults and Bankruptcy
          Could Adversely Affect the
          Company's Financial
          Condition......................    22
       Increased Operating Expenses Could
          Adversely Affect the Company's
          Cash Flow......................    22
       The Failure to Renew or Relet
          Space Under Expiring Leases
          Could Adversely Affect the
          Company's Cash Flow............    23
       Loss of Major Tenants Could
          Adversely Affect the Company's
          Cash Flow......................    23

                                           PAGE
                                           ----
       Impact of Competition on Occupancy
          Levels, Rent Charged,
          Acquisitions and Management
          Services.......................    23
       Liability for Environmental
          Matters Could Adversely Affect
          the Company's Financial
          Condition......................    23
       The Cost of Complying with the
          Americans with Disabilities Act
          Could Adversely Affect the
          Company's Cash Flow............    24
       Changes in Tax and Environmental
          Laws Could Affect the Company's
          Financial Condition............    24
       Uninsured Losses Could Adversely
          Affect the Company's Cash
          Flow...........................    25
       Lack of Control Over Properties
          Owned through Partnerships and
          Joint Ventures Could Result in
          Decisions Inconsistent with the
          Company's Objectives...........    25
       Illiquidity of Real Estate
          Investments Could Adversely
          Affect the Company's Financial
          Condition......................    25
       Acquisition, Redevelopment, and
          Development Risks Could
          Adversely Affect the Company...    25
  Managed Property Business and Non-REIT
     Services............................    26
     Termination of Management and
       Leasing Contracts.................    26
     Adverse Consequences of Lack of
       Control Over the Business of the
       Management Company................    26
  Limits on Changes in Control...........    26
     Stock Ownership Limit in Charter
       Could Inhibit Acquisitions and
       Changes in Control................    26
     Staggered Board Could Prevent
       Acquisitions and Changes in
       Control...........................    27
     The Issuance of Additional Shares
       Could Prevent Acquisitions and
       Changes in Control................    27
     Limitations on Acquisition of and
       Changes in Control Pursuant to
       Maryland Law......................    27
  Failure to Qualify as a REIT Would
     Cause the Company to be Taxed as a
     Corporation.........................    28
     The Company Will Be Taxed as a
       Corporation if it Fails to Qualify
       as a REIT.........................    28

                                           PAGE
                                           ----
     To Qualify As a REIT the Company
       Will Need to Maintain a Certain
       Level of Distributions............    28
     Other Tax Liabilities...............    29
  The Company's Use of Debt to Finance
     Acquisitions and Developments Could
     Adversely Affect the Company........    29
     Rising Interest Rates Could
       Adversely Affect the Company's
       Cash Flow.........................    29
     Debt Financing and Potential Adverse
       Effects on Cash Flows and
       Distributions.....................    29
     The Inability to Obtain Permanent
       Financing of Construction Loans
       Could Result in a Loss of Income
       and Asset Value of the Company....    30
  High Distribution Payout Ratio.........    30
  Uncontrollable Market Factors Affecting
     the Properties' Performance and
     Value Could Produce Lower Returns...    30
  Lack of Operating History and Risks of
     Acquisitions Could Adversely Affect
     the Company.........................    31
  Changes in Policies, Such as the
     Company's Debt Policy, Without
     Stockholder Approval Could Adversely
     Affect the Company..................    31
  The Company Relies on Key Personnel
     Whose Continued Service is Not
     Guaranteed..........................    31
  Control of Management..................    32
  Absence of Prior Public Market for
     Common Stock and Market Conditions
     Could Adversely Impact the Trading
     Price of the Common Stock...........    32
  Purchasers of Common Stock in the
     Offering Will Experience Immediate
     and Substantial Book Value
     Dilution............................    32
  Possible Adverse Effect on Common Stock
     Price of Shares Available for Future
     Sale................................    32
THE COMPANY..............................    34
  General................................    34
  Operations of the Company..............    35
  Concurrent Private Placements..........    35
OPERATING AND GROWTH STRATEGIES..........    36
  Operating Strategies...................    36
  Growth Strategies......................    37
USE OF PROCEEDS..........................    40
DISTRIBUTIONS............................    41
CAPITALIZATION...........................    45
DILUTION.................................    46
SELECTED COMBINED FINANCIAL AND OPERATING
  DATA...................................    47
                                           PAGE
                                           ----
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS.............................    52
  Results of Operations..................    52
  Pro Forma Operating Results............    55
  Recently Issued Accounting Standards...    56
  Liquidity and Capital Resources........    56
  Cash Flows.............................    58
  Funds from Operations and EBITDA.......    59
  Inflation..............................    60
PROPERTY OFFICE MARKETS AND MARKET
  ECONOMIES..............................    61
  Manhattan Market and Economy...........    61
  Metropolitan Orlando Market and
     Economy.............................    65
  Metropolitan Phoenix Market and
     Economy.............................    68
  Metropolitan Tucson Market and
     Economy.............................    71
THE PROPERTIES...........................    75
  General................................    75
  Properties.............................    75
  Development Parcels....................    77
  Tenants................................    77
  Lease Distributions....................    79
  Lease Expirations -- Portfolio Total...    80
  Lease Expirations -- Property by
     Property............................    81
  Tenant Retention and Expansion.........    86
  Historical Lease Renewals..............    86
  Historical Tenant Improvements and
     Leasing Commissions.................    87
  Historical Capital Expenditures........    88
  Submarket and Property Information.....    89
  Development Parcels....................    97
  Land Parcel Options....................    97
  Air Rights and Ground Lease
     Agreements..........................    98
  Depreciation of Significant
     Properties..........................    98
  Real Estate Taxes on Significant
     Properties..........................    98
  Occupancy, Effective Rent and Other
     Data at Significant Properties......    99
  Excluded Properties....................    99
  Mortgage Indebtedness Remaining
     Following the Offering..............    99
  Assumed Deferred Tax Liability.........   100
  Line of Credit.........................   101
  Insurance..............................   101
  Possible Environmental Liabilities.....   101
  Competition............................   102
  Employees..............................   102
  Legal Proceedings......................   102
MANAGEMENT...............................   103
  Directors and Executive Officers.......   103
  Managing Directors and Other Key
     Employees...........................   105
  Committees of the Board of Directors...   106
  Compensation of Directors..............   106
  Board Observation Rights...............   106
  Executive Compensation.................   107

                                           PAGE
                                           ----
  Employment Agreements..................   108
  Incentive Compensation.................   108
  Stock Option and Restricted Stock
     Plans...............................   109
  Limitation of Liability and
     Indemnification.....................   111
  Indemnification Agreements.............   112
FORMATION AND STRUCTURE OF THE COMPANY...   112
  Effects of the Formation
     Transactions........................   114
  Determination and Valuation of
     Ownership Interests.................   115
  Certain Estimate of Value..............   115
  Benefits to Related Parties............   115
  Transfer of Properties.................   116
CERTAIN RELATIONSHIPS AND TRANSACTIONS...   117
  Formation Transactions.................   117
  Exchange Rights........................   117
  Registration Rights....................   117
  Employment Agreements; Award of
     Options.............................   117
  Excluded Property Management
     Agreements..........................   117
  Executive Officer and Director
     Distributions and Fees..............   117
  Miscellaneous..........................   118
PRINCIPAL STOCKHOLDERS...................   119
DESCRIPTION OF CAPITAL STOCK.............   121
  General................................   121
  Common Stock...........................   121
  Preferred Stock........................   122
  Power to Issue Additional Shares of
     Common Stock and Preferred Stock....   122
  Restrictions on Transfer...............   122
  Transfer Agent and Registrar...........   125
CERTAIN PROVISIONS OF MARYLAND LAW AND OF
  THE COMPANY'S CHARTER AND BYLAWS.......   126
  Number of Directors; Classification of
     the Board of Directors..............   126
  Removal; Filling Vacancies.............   126
  Business Combinations..................   127
  Control Share Acquisition Statute......   127
  Amendment to the Charter...............   128
  Dissolution of the Company.............   128
  Advance Notice of Director Nominations
     and New Business....................   128
  Meetings of Stockholders...............   128
  Operations.............................   128
  Anti-Takeover Effect of Certain
     Provisions of Maryland Law and of
     the Charter and Bylaws..............   129
                                           PAGE
                                           ----
POLICIES WITH RESPECT TO CERTAIN
  ACTIVITIES.............................   129
  Investment Policies....................   129
  Disposition Policies...................   130
  Financing Policies.....................   130
  Conflict of Interest Policies..........   131
  Policies with Respect to Other
     Activities..........................   132
  Working Capital Reserves...............   132
SHARES AVAILABLE FOR FUTURE SALE.........   133
  General................................   133
  Registration Rights....................   134
PARTNERSHIP AGREEMENT....................   135
  Management.............................   135
  Transferability of Interests...........   135
  Capital Contribution...................   136
  Exchange Rights........................   136
  Registration Rights....................   137
  Operations.............................   137
  Distributions and Allocations..........   137
  Term...................................   138
  Tax Matters............................   138
FEDERAL INCOME TAX CONSIDERATIONS........   138
  Requirements for Qualification as a
     REIT................................   139
  Failure to Qualify as a REIT...........   144
  Taxation of the Company................   145
  Taxation of Stockholders...............   146
  Statement of Stock Ownership...........   150
  Tax Aspects of the Operating
     Partnership.........................   150
  Income Taxation of the Operating
     Partnership and Its Partners........   152
  Other Tax Considerations...............   153
ERISA CONSIDERATIONS.....................   155
  Employee Benefit Plans, Tax-Qualified
     Retirement Plans, and IRAs..........   155
  Status of the Company and the Operating
     Partnership (and the Subsidiary
     Partnerships) under ERISA...........   156
UNDERWRITING.............................   158
EXPERTS..................................   161
LEGAL MATTERS............................   162
ADDITIONAL INFORMATION...................   162
GLOSSARY.................................   163
INDEX TO FINANCIAL STATEMENTS............   F-1

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information included elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes that (i) the transactions relating to the formation of the Company (the "Formation Transactions") are consummated,
(ii) the initial public offering price (the "Offering Price") is $25.00 per share (the mid-point of the range of public offering prices set forth on the cover page of this Prospectus), and (iii) the Underwriters' over-allotment option is not exercised. Unless the context otherwise requires, as used herein the term (i) "Company" includes Tower Realty Trust, Inc., a Maryland corporation, and its subsidiaries, including (a) Tower Realty Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"),
(b) the consolidated subsidiary partnerships or limited liability companies (the "Subsidiary Partnerships") through which the Operating Partnership will own interests in certain of the Properties, and (c) Tower Equities Management, Inc., a Delaware corporation (the "Management Company"), and (ii) "Tower Equities" includes Tower Equities & Realty Corp., a Delaware corporation ("Tower"), the companies and partnerships affiliated with Tower, including Feldman Equities, and the predecessor entities and affiliates of Tower. Unless otherwise required by the context, all square footage and occupancy data are approximate. See "Glossary" for the definitions of certain terms used in this Prospectus.

                                  THE COMPANY

     The Company has been formed to continue and expand the commercial real estate business of Tower Equities, which since 1985 has been engaged in developing, acquiring, owning, renovating, managing, and leasing office properties in the Manhattan, Phoenix/Tucson and Orlando markets. Upon completion of the Offering, the Company will own interests in a portfolio of 21 office buildings (collectively, the "Properties") encompassing approximately 3.4 million rentable square feet. The Company will also own two parcels of land which can support approximately 370,000 square feet of development and will hold options to acquire two other parcels of land which can support approximately 1.8 million square feet of development. As of August 31, 1997, approximately 80% of the Annualized Rent from the Company's portfolio was derived from Properties located in central business district locations, including 54% from Properties located in the Manhattan office market. Substantially all of the Properties are located in Manhattan, Phoenix, Tucson, and Orlando. See "The Properties." The Company will operate as a fully integrated, self-administered, and self-managed real estate company and expects to qualify as a real estate investment trust ("REIT") for federal income tax purposes.

     The Company will continue its turnaround strategy of acquiring office properties at a significant discount to replacement cost that are attractively priced due to physical, leasing, and/or operational deficiencies. Consistent with this strategy, the Company will seek to acquire office properties that present an attractive opportunity to create value and enhance cash flow through the Company's hands-on approach to property repositioning, including the implementation of property specific renovation programs for underperforming assets. The Company believes that the significant experience of its management in property development, redevelopment, construction, management, and leasing provides it with the expertise necessary to identify, acquire, upgrade, renovate, and reposition underperforming office properties.

     The Company initially intends to focus its turnaround strategy in Manhattan because the Company believes that the current supply/demand fundamentals in that office market provide an attractive environment for owning and operating office properties. As a result of increasing demand for office space in Manhattan and limited new supply, vacancy rates in Manhattan have declined during the last five years and rental rates for office properties in Manhattan have increased. See "Property Office Markets and Market Economies." The Company believes that demand for office space in Manhattan has increased recently because of consistent new job growth, a strengthening New York City metropolitan economy, and an improving business environment and quality of life offered by New York City. At the same time, the supply of Manhattan office space has remained virtually unchanged since 1992, and the Company believes that supply is unlikely to increase substantially over the near term primarily because there are relatively few sites available for new construction, the lead time required for new construction typically exceeds three years, and new construction generally is not economically feasible given current market rental rates.

     The Company believes that opportunities exist to acquire office properties in Manhattan on attractive terms, including at prices significantly below replacement cost. Notwithstanding the current favorable supply/demand fundamentals in the Manhattan office market, the Company believes that, in order to justify new construction in this market, asking rents generally would have to increase at least 40% over current asking rents for Class A office space in Manhattan, as estimated by Landauer Associates, Inc. ("Landauer"), not taking into account any tax subsidies that may apply.

     The Company will also pursue the strategic acquisition of office properties located in the Phoenix and Orlando markets that are consistent with its turnaround strategy, as well as the development of the Company's development parcels in those markets. The Company believes these office markets generally have significant rental growth potential due to employment growth, declining vacancies, and limited new construction activity. According to the 1997 Landauer Market Forecast, Phoenix and Orlando ranked first and second, respectively, based on a supply/demand projection for 60 office markets in the United States. The improved economic fundamentals in these markets have resulted in a decline in direct vacancy rates from December 31, 1992 to June 30, 1997 from 16.8% to 7.2% in the Metropolitan Orlando office market and 25.1% to 8.3% in the Metropolitan Phoenix office market.

     Tower Equities was formed in 1985 by Lawrence H. Feldman, the Company's Chairman, Chief Executive Officer and President, and Edward Feldman, his father (who has since retired), and traces its origins to a predecessor family-owned general contracting business that was founded at the beginning of the twentieth century by Lawrence H. Feldman's grandfather, the late H.J. Feldman. Tower Equities has acquired and/or developed many of the Properties owned by the Company with several institutional joint venture partners which will continue as stockholders in the Company following the Offering; these joint venture partners include affiliates of General Electric Capital Corp., DRA Advisors, Inc., and The Carlyle Group ("Carlyle").

     The Company operates from its midtown Manhattan headquarters and its two full service regional offices (Orlando and Phoenix), and is a fully integrated real estate company with in-house expertise in acquisition, development, construction, property management, and leasing. The five executive officers of the Company and the two managing directors of the Company's Orlando and Phoenix regional offices have an average of 17 years' experience in the real estate industry (including an average of over eight years with the Company). Upon completion of the Offering, the Company's management and directors will, in the aggregate, own approximately 9.3% of the Company's equity. See
"Management -- Directors and Executive Officers."

     Concurrent with the Offering, and subject to certain conditions, the Company is directly placing with (i) certain private investment funds and separate accounts advised by Morgan Stanley Asset Management Inc. $20 million of Common Stock and (ii) certain private investment funds sponsored by the Carlyle Group $10 million of Common Stock, in each case, at the price per share sold in the Offering (the "Concurrent Private Placements"). The Underwriters will not receive a discount or commission on the sale of Common Stock in the Concurrent Private Placements. See "The Company -- Concurrent Private Placements."

                                  RISK FACTORS

     AN INVESTMENT IN THE SHARES OF COMMON STOCK INVOLVES VARIOUS RISKS, AND PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" PRIOR TO MAKING AN INVESTMENT IN THE COMPANY. SUCH RISKS INCLUDE:

     - the valuation of the Properties and the other assets to be contributed to the Company in the Formation Transactions was generally based on the value of the Company as a going concern, and not third-party appraisals (except with respect to the valuation of the Maitland Forum Property as described in "Formation and Structure of the Company -- Certain Estimate of Value"), thereby increasing the possibility that the consideration to be paid by the Company for the Properties and such other assets will exceed their fair market value;

     - conflicts of interest in connection with the Formation Transactions, including conflicts related to material benefits to officers, directors, and other affiliates of the Company that will result in, among other benefits, receipt of equity interests in the Company with an aggregate value of approximately $37.7 million based on the Offering Price;

     - conflicts of interest relating to the operation of the Company, including conflicts of interest associated with the potential adverse tax consequences to certain executive officers and directors of the Company of sales and refinancings of certain Properties;

     - risks associated with real estate investments, such as the need to renew leases or relet space upon lease expirations and to pay renovation and re-leasing costs in connection therewith, the effect of economic and other conditions on office property cash flows and values, the ability of tenants to make lease payments, the ability of a property to generate revenue sufficient to meet operating expenses (including future debt service), potential liability for costs of removal or remediation of hazardous or toxic substances on a property, the illiquidity of real estate investments, and the possibility that acquired properties fail to perform as expected;

     - limitations on the stockholders' ability to change control of the Company, including restrictions on the ownership of the Common Stock by any single person in excess of 9.8% of the number or value of the shares of outstanding Common Stock of the Company, subject to an exception that permits mutual funds and certain other entities to own or purchase up to 15% of any class of the Company's stock in appropriate circumstances, and certain other provisions contained in the organizational documents of the Company and the Operating Partnership, which could have the effect of delaying, deferring or preventing a transaction or change in control of the Company that might involve a premium price for shares of Common Stock or otherwise would be in the best interests of the Company's stockholders;

     - taxation of the Company as a regular corporation if it fails to qualify as a REIT and the resulting Company liability for Federal, state and local income taxes and the related decrease in Cash Available for Distribution in such event;

     - the possibility that the Company may not be able to refinance outstanding indebtedness (initially expected to be approximately $131.7 million, including its pro rata share of indebtedness of unconsolidated investments) upon maturity, that indebtedness might be refinanced on less favorable terms, interest rates might increase on variable rate indebtedness and the lack of limitations in the Company's organizational documents on the amount of indebtedness which the Company may incur;

     - the lack of control over the Management Company, the Company's property management and leasing business, and the risk that the board of directors and management of the Management Company may implement business policies or decisions that would not have been implemented by persons controlled by the Company and that are adverse to the interests of the Company or that lead to adverse financial results, which would adversely affect the Company's ability to pay distributions to stockholders;

     - the Company's estimated initial distribution rate represents 93.4% of its estimated Cash Available for Distribution, resulting in the risk that actual Cash Available for Distribution will be insufficient to permit the Company to maintain its proposed initial distribution rate;

     - the ownership of the 2800 North Central Property through a partnership in which the Company does not have the ability to control decisions with respect to this Property (such as decisions regarding sale, refinancing, and the timing and amount of distributions), and risks not otherwise present in property ownership, including (i) buy/sell rights that exist with respect to such Property, (ii) the risk that the Company will be exposed to liability as a general partner of such venture even though the Company will not have sole control over the property, and (iii) the risk that Company's partner might at any time have economic or other business interests or goals that are inconsistent with the business interests or goals of the Company, and that such partner may be in a position to veto actions which may be consistent with the Company's objectives or policies;

     - given the Company's recent acquisition of many of the Properties and the lack of operating history of such Properties under the Company's management (two years or less for 14 of the Properties), newly acquired properties may have characteristics or deficiencies unknown to the Company affecting value or revenue potential thereof, may fail to perform as expected or may be difficult to integrate into the Company's existing management operations;

     - the ability of the Company's Board of Directors to change the Company's investment, financing, borrowing, distribution, and other policies at any time without stockholder approval;

     - concentration, based on rentable square feet, of approximately 39% of the Company's portfolio in the Metropolitan New York City office market, 38% of the Company's portfolio in the Phoenix/Tucson office market, and 23% of the Company's portfolio in the Orlando office market;

     - the possibility of abandonment of office property development and unexpected construction costs or delays, that newly developed or acquired properties may fail to perform as expected, and the possible failure to obtain, or experience of delays in obtaining, governmental permits and authorizations and termination of management contracts;

     - absence of a prior public market for the shares of Common Stock, lack of assurances that an active trading market will develop or that shares of Common Stock will trade at or above the Offering Price, and potential negative effect of rising market interest rates on the market price of the Common Stock;

     - effect of shares available for future sale on the price of the Common Stock; and

     - immediate and substantial dilution of $5.33 per share in the net tangible book value of the shares of Common Stock.

                               GROWTH STRATEGIES

     The Company's primary business objective is to maximize stockholder value through increases in Cash Available for Distribution and appreciation in the value of the Common Stock. The Company plans to achieve this objective by implementing the internal and external growth strategies described below.

  Internal Growth

     The Company believes that opportunities to increase cash flow from its existing portfolio will be realized as the Company begins to achieve the benefits of its property repositioning strategy. The Company intends to increase Cash Available for Distribution per share and the value of the Common Stock from the following sources:

     - Contractual Rental Rate Increases: As of August 31, 1997, 48% of the rentable square feet at the Properties included built-in contractual rate increases over the remainder of the lease term. Between September 1, 1997 and August 31, 1998 the contractual base rents received by the Company under such leases are expected to increase by an aggregate of $1.06 million (exclusive of increases attributable to the transition from free or partial rent to full rent or rent increases tied to indices such as the consumer price index (the "CPI")).

     - Leasing of Vacant Space: The Company expects to realize additional cash flow through the leasing or occupancy of approximately 257,000 rentable square feet of vacant space at the Properties as of August 31, 1997 (approximately 7.6% of the Company's total rentable square feet).

  External Growth

     The Company intends to pursue an external growth strategy to enable stockholders to benefit from potential value to be realized from acquisitions, property repositioning, development, and opportunities generated by the Company's property management operations. The Company's external growth strategy, which initially will focus in the Manhattan office market, includes
(i) acquiring at a significant discount to replacement cost office properties that are attractively priced due to physical, leasing, and/or operational deficiencies, and redeveloping those assets; (ii) property repositioning through renovation and refurbishment programs for underperforming assets; and (iii) exploring the development of office properties on the Company's owned and optioned development land within the Phoenix/Tucson and Orlando markets, as well as the development of other office properties in these markets where such development will result in a favorable risk-adjusted return.

     Acquisition and Repositioning Strategies. The Company intends to initially target the acquisition of office properties located in Manhattan that have purchase prices of less than $100 million and that are attractively priced due to physical, leasing or operational deficiencies. The Company believes that its turnaround strategy will allow it to capitalize on Manhattan acquisition opportunities that are not typically sought by many institutional buyers. In addition, the Company expects to use its renovation and repositioning expertise to acquire underperforming Manhattan office properties that have the potential to be converted into fully leased Class A Manhattan office towers.

     The Company believes it has certain competitive advantages which enhance its ability to identify and capitalize on acquisition opportunities, including:
(i) management's strong local market expertise and experience and knowledge of properties, submarkets and potential tenants within its primary markets; (ii) management's long-standing relationships with tenants, real estate brokers, and institutional and other owners of commercial real estate; (iii) its fully integrated real estate operations which allow the Company to respond quickly to acquisition opportunities; (iv) its access to capital as a public company following the Offering, including the Company's proposed $200 million unsecured line of credit (the "Line of Credit"); and (v) its ability to acquire properties in exchange for units of limited partnership interest ("OP Units") in the Operating Partnership or Common Stock if the sellers so desire (which ability may not be possessed by competitors who are not structured like the Company or who cannot otherwise exchange securities for property). As evidence of the Company's ability to grow its portfolio, the Company successfully acquired in excess of 2.0 million square feet of office properties between January 1, 1994 and December 31, 1996.

     An example which best illustrates the Company's repositioning strategy is the acquisition of the 5151 East Broadway Property that the Company made in a joint venture with the Quantum Fund in November 1994. The joint venture acquired this Property for approximately $10 million or approximately $40 per square foot, which the Company believes represented a 75% discount to replacement cost. At the time the Company acquired the Property, it was only 40% leased and in need of capital improvements. Shortly after the acquisition, the Company implemented a major renovation program that included landscaping improvements to the Company's outdoor plaza, lobby and elevator renovations, the installation of updated mechanical equipment and targeted deferred maintenance at a cost of approximately $2.5 million. The Company coupled their Property improvements with a proactive leasing effort that included the widespread distribution of marketing materials and listing sheets and targeted pre-leasing tenent improvements which enabled prospective tenants to envision the cosmetic appeal of the vacant space. The Company's repositioning program resulted in an increase in Annualized Rent from approximately $1.7 million as of November 30, 1994 to approximately $3.3 million as of August 31, 1997 (a 92% increase), and an increase in Annualized Net Operating Income from $353,000 at acquisition to approximately $2.0 million as of August 31, 1997, which generated an Adjusted Investment Yield of 13.3% (calculated by dividing net operating income by the Investment Cost). As of August 31, 1997, the 5151 East Broadway Property accounted for approximately 4.4% of the Company's aggregate Annualized Rent and 7.3% of its total rentable square feet. There can be no assurance that the Company will be able to achieve similar results with respect to the Properties or other office properties acquired in the future.

     Development and Redevelopment. The Company intends to explore the development of its land within the Phoenix/Tucson and Orlando markets when market fundamentals support a favorable risk-adjusted return on such development. The Company's executive officers average approximately 17 years of experience in the development of office properties. Since 1985, the Company's executive officers have been integrally involved in the development of more than
1.0 million square feet of office properties (including the 40-story midtown Manhattan Tower 45 Property).

     Management's development expertise provides the Company with the capability to purchase properties that are in need of significant capital improvements and to redevelop and reposition such properties to make them competitive in their respective markets. An example which best illustrates this strategy includes the Company's redevelopment of a 93,000 rentable square foot office building at 5750 Major Boulevard in Orlando, Florida. The Company acquired the Property in a joint venture with an affiliate of General Electric Capital Corp. in October 1996 for a purchase price of $3.8 million, or approximately $45 per square foot (a 50% discount to the Company's estimate of replacement cost). The Company is currently redeveloping the Property through a $1.8 million capital improvement program designed to reposition this Property into a Class A property, attracting higher quality tenants and corresponding market rental rates. The Property was only 33% leased as of December 31, 1996 and, after the Company implemented an aggressive marketing and leasing program, the Property will be 74.5% leased as of December 31, 1997 (based on leases signed as of August 31, 1997). The Company expects to implement this type of property repositioning strategy for the future redevelopment of the Company's Madison Avenue Properties. See "The
Properties -- Submarket and Property Information -- Madison Avenue Property Redevelopment Strategy."

  Financing Strategy

     The Company has obtained a commitment from Merrill Lynch Capital Corporation for a $200 million unsecured Line of Credit. See "The
Properties -- Line of Credit." The Line of Credit is expected to be used primarily to finance the Company's acquisition and development activities and for working capital purposes. The Company believes that its access to capital through the Line of Credit and other sources of private financing, as well as its access to the public capital markets, will provide it with a competitive advantage in acquisitions and developments over certain competitive bidders which may have to qualify their bids with financing contingencies or which have less access to capital. At the closing of the Offering, the Company will have outstanding consolidated indebtedness (including its pro rata share of indebtedness of unconsolidated investments) of approximately $131.7 million or 24.5% of its Total Market Capitalization.

                               MARKET INFORMATION

     All market information not specifically attributed to the Company is based on information supplied by Landauer and unless otherwise noted historical data are presented as of December 31 of the specified year.

  Manhattan

     The Company initially intends to focus its turnaround acquisition strategy in Manhattan. Manhattan represents the core of the Metropolitan New York City office market, which is the largest office market in the United States, containing more rentable square feet than the next six largest United States office markets combined. In addition, Manhattan is headquarters to many of the major corporations and service firms in the United States, including more Fortune 500 companies than any other city in the United States and 18 of the 25 largest United States securities firms. Led by significant growth in the services sector of the economy, particularly the entertainment and business services subsectors, New York City has experienced employment growth during each of the past three years.

  Metropolitan Orlando, Florida

     Metropolitan Orlando has been rated by Landauer at the top of its annual United States Office Market Quality ratings during four of the past five years. Economic growth during the 1990s was fueled by Metropolitan Orlando's tourism service-based economy. Orlando's status as a world class tourist destination has created significant demand for businesses that provide support services to the tourism industry. In addition, recent growth in the Metropolitan Orlando market has been driven by an expanding film production industry led by the Walt Disney Company and Universal Studios, a thriving high technology industry, and the nation's largest military and aerospace simulation and training industry. Total non-agricultural employment in Metropolitan Orlando was estimated at approximately 750,000 persons in 1996, following five years of growth at an annual compounded rate of 3.5%. Metropolitan Orlando's employment growth rate during that period was one of the highest among all metropolitan areas in the United States.

  Metropolitan Phoenix and Tucson, Arizona

     The city of Phoenix has grown to become the sixth largest city in the United States. Total non-agricultural employment in Metropolitan Phoenix was estimated at approximately 1.24 million persons in 1996, which represents a compounded annual increase of 5.2% since 1992. Landauer reports that in measuring non-agricultural employment gains since 1994, Metropolitan Phoenix ranked third among the 100 largest metropolitan areas in the United States. In addition, the underlying fundamentals of supply and demand in the Tucson office market have improved significantly over the past four years. Since 1992, the growth in the Tucson economy and the favorable relationship between supply and demand have resulted in declining vacancy rates and positive net absorption in this market.

     For additional information regarding the Company's markets, see "Property Office Markets and Market Economies" and "The Properties -- Submarket and Property Information."

                                 THE PROPERTIES

     Upon completion of the Offering, the Company will own interests in the 21 Properties, which contain 3.4 million rentable square feet. The Company will also own two parcels of land which can support an aggregate of approximately 370,000 square feet of development and will have options to acquire two other parcels of land which can support 1.8 million square feet of development. Substantially all of the Properties are located in the Manhattan, Phoenix/Tucson, and Orlando office markets and individually range from approximately 10,300 to 459,000 rentable square feet. All of the Properties are wholly owned by the Company, except for the 2800 North Central Property, which is owned in a joint venture with an affiliate of Carlyle in which the Company owns a 10% general and limited partner interest (which economic interest increases to up to 27.5% if certain performance criteria are achieved). See "The Properties -- Submarket and Property Information -- Description of Uptown Phoenix Submarket Property." As of August 31, 1997, approximately 80% of the Annualized Rent from the Company's portfolio was derived from Properties located in central business district locations, including approximately 54% from Properties located in the Manhattan office market.

  The following table sets forth certain information, as of August 31, 1997, with respect to the Properties:

                                                                                                                       ANNUALIZED
                                                                                                                          NET
                                                                                            ANNUALIZED    PERCENT      EFFECTIVE
                                                                                             RENT PER        OF           RENT
                                                                                              LEASED     PORTFOLIO     PER LEASED
                            PERCENT   YEAR BUILT/     RENTABLE     PERCENT     ANNUALIZED     SQUARE     ANNUALIZED      SQUARE
      MARKET/PROPERTY        OWNED    RENOVATED(1)   SQUARE FEET   LEASED       RENT(2)        FOOT         RENT        FOOT(3)
--------------------------- -------   ------------   -----------   -------    ------------  ----------   ----------    ----------
METROPOLITAN NEW YORK CITY
  MARKETS
  MANHATTAN MARKET
    Tower 45...............   100%        1989          443,114     100.0%    $ 20,890,000    $47.14         27.8%       $31.48
    286 Madison Avenue.....   100%      1918(4)         111,999      94.8        2,451,000     23.08          3.3         20.42
    290 Madison Avenue.....   100%      1950(4)          38,512     100.0        1,057,000     27.44          1.4         24.98
    292 Madison Avenue.....   100%      1920/86         186,901      98.9        5,212,000     28.20          6.9         25.33
    100 Wall Street........   100%      1969/94         458,848      88.7       11,222,000     27.57         14.9         24.95
  LONG ISLAND MARKET
    120 Mineola
      Boulevard............   100%      1984/92         100,810      91.2        2,458,000     26.74          3.3         19.18
                                                      ---------     -----      -----------     -----        -----
      Market
        Subtotal/Weighted
        Average............                           1,340,184      94.9%    $ 43,290,000    $34.04         57.6%       $26.35
                                                      ---------     -----      -----------     -----        -----
METROPOLITAN ARIZONA
  MARKETS
  METROPOLITAN PHOENIX
    MARKET
    Corporate Center
      Building 10010-30....   100%      1976/86         188,614     100.0%    $  2,947,000    $15.62          3.9        $14.39
    Corporate Center
      Building 10040.......   100%      1976/86          23,155     100.0          380,000     16.41          0.5         15.07
    Corporate Center
      Building 10050.......   100%      1976/86          42,398     100.0          708,000     16.70          0.9         15.15
    Corporate Center
      Building 10210.......   100%      1976/86          45,100     100.0          706,000     15.65          0.9         14.50
    Corporate Center
      Building 10220.......   100%      1976/86          24,128     100.0          422,000     17.49          0.6         15.14
    Corporate Center
      Building 9630(5).....   100%      1976/86         130,164     100.0        2,386,000     18.33          3.2         15.95
    2800 North
      Central(6)...........    10%        1987          357,923      91.0        5,291,000     16.24          7.0         14.11
    Century Plaza..........   100%      1974/90         219,769      84.2        2,408,000     13.01          3.2         10.82
                                                      ---------     -----      -----------     -----        -----
  METROPOLITAN TUCSON
    MARKET
    5151 E. Broadway.......   100%     1975/89/96       246,486      82.1%    $  3,269,000    $16.15          4.3        $11.19
                                                      ---------     -----      -----------     -----        -----
      Market
        Subtotal/Weighted
        Average............                           1,277,737      91.3%    $ 18,517,000    $15.87         24.6        $13.30
                                                      ---------     -----      -----------     -----        -----
METROPOLITAN ORLANDO MARKET
    One Orlando Center.....   100%        1989          357,184      99.5%    $  8,154,000    $22.94         10.8%       $21.46
    5750 Major Boulevard...   100%      1973/97          92,828      21.0(7)       298,000     15.29          0.4          5.99
    Maitland Forum.........   100%      1985/96         266,060      99.9        4,140,000     15.58          5.5         13.69
    2601 Maitland Center
      Parkway..............   100%        1982           10,342     100.0          158,000     15.28          0.2         13.43
    2603 Maitland Center
      Parkway..............   100%        1982           10,704      81.7          114,000     13.04          0.2          8.80
    2605 Maitland Center
      Parkway..............   100%        1982           38,564     100.0          538,000     13.95          0.7         12.10
                                                      ---------     -----      -----------     -----        -----
      Market
        Subtotal/Weighted
        Average............                             775,682      90.0%    $ 13,402,000    $19.20         17.8%       $16.20
                                                      ---------     -----      -----------     -----        -----
Consolidated Total/Weighted
  Average..................                           3,393,603      92.4%    $ 75,209,000    $23.98        100.0%       $19.11
                                                      =========     =====      ===========                  =====

---------------
 (1) Data do not include years in which tenant improvements were made to the Properties.

 (2) Annualized Rent represents the annualized monthly Base Rent in effect plus estimated annualized monthly tenant pass-throughs of increases in operating and other expenses (but excluding electricity costs paid by tenants) under each lease executed as of August 31, 1997, or, if such monthly rent has been reduced by a rent concession, the monthly rent that would have been in effect at such date in the absence of such concession. Base Rent represents the fixed base rental amount paid by a tenant under the terms of the related lease agreement, which amount generally does not include payments on account of real estate taxes, operating expense escalations and utility charges. The Company believes that Annualized Rent is helpful to investors as a measure of the revenues the Company could expect to receive from its leases. Annualized Rent should not be considered an alternative to Annualized Net Effective Rent as an indication of the financial performance of a lease nor is it indicative of the Company's ability to generate cash flow, including its ability to make cash distributions.

 (3) Annualized Net Effective Rent per Leased Square Foot represents the Base Rent for the month of August 1997 under each lease executed as of August 31, 1997, presented on a straight-line basis in accordance with GAAP, taking into account the amortization of tenant improvement costs and leasing commissions, if any, paid or payable by the Company during such period, annualized.

 (4) In 1996 the Company completed certain mechanical upgrades with respect to this Property.

 (5) Includes two free-standing restaurants adjacent to the Property which account for, in the aggregate, 17,000 rentable square feet (100% of which is leased).

 (6) Data are presented without proration on account of the Company's partial ownership interest. The Company's interest in the cash flow from this Property increases to up to 27.5% if certain performance criteria are achieved. See "The Properties -- Submarket and Property
     Information -- Description of Uptown Phoenix Submarket Property."

 (7) Such percentage would have been 74.5% if all space that was leased as of August 31, 1997, but was not yet occupied, had been included in that percentage.

DEVELOPMENT PARCELS

     At the completion of the Offering, the Company will own or have an option to acquire four parcels of land which can support an aggregate of approximately
2.2 million square feet of development. Some of this land requires zoning or other regulatory approvals prior to development. The following chart provides additional information with respect to undeveloped land parcels.

                                                                                        DEVELOPABLE
                      LAND/LOCATION                        ACREAGE   OWNERSHIP STATUS   SQUARE FEET
---------------------------------------------------------  -------   ----------------   ------------
One Orlando Center Land Parcel
  Orlando, Florida.......................................     3.6    optioned(1)            800,000(2)
5151 East Broadway Land Parcel
  Tucson, Arizona........................................      (3)      owned               220,000
Corporate Center Land Parcel
  Phoenix, Arizona.......................................      (3)      owned               150,000
Phoenix Land Parcel
  Phoenix, Arizona.......................................    43.2    optioned(4)          1,000,000
                                                             ----                         ---------
Total....................................................    46.8                         2,170,000
                                                             ====                         =========

---------------
 (1) Certain Primary Contributors have granted to the Company an option (at no cost) to acquire from such Primary Contributors this development parcel for approximately $3.8 million (75% of the appraised value of the land as of May 9, 1997), which equates to approximately $4.75 per buildable square foot. Pursuant to the Company's Bylaws, the Company is authorized to exercise this option only if (a) a majority of Independent Directors approves the exercise of such option and (b) the individual building(s) to be built on the property is at least 50% preleased prior to commencement of construction, or in the event the individual building(s) to be built on the property is less than 50% preleased, the Board of Directors unanimously approves the exercise of such option.

 (2) Includes 395,000 square feet currently zoned and approved for retail and hotel development.

 (3) These parcels are currently part of the parking lot relating to this Property. In the event these parcels are developed by the Company, additional parking spaces would need to be constructed.

 (4) The Company will acquire this option from certain Primary Contributors at no cost. Pursuant to the option, the Company will acquire the right to purchase this land for approximately $10.3 million from an unaffiliated third party. Pursuant to the Company's Bylaws, the Company is authorized to exercise this option only if the Independent Directors unanimously approve the exercise thereof. The right to acquire the land expires on October 31, 1997, subject to one 30-day extension that requires the payment of a $100,000 extension fee. See "The Properties -- Land Parcel Options."

                     FORMATION AND STRUCTURE OF THE COMPANY

FORMATION TRANSACTIONS

     The Company was formed to continue and expand the commercial real estate business of Tower Equities and to acquire the interests in the 21 Properties. Prior to or simultaneously with the closing of the Offering, the Company will engage in the Formation Transactions described below, which are designed to consolidate the ownership of the Properties, Tower Equities' property management and leasing business, and Properties Atlantic Inc.'s ("Properties Atlantic") tenant/landlord representation business (which, prior to the Offering, was controlled and operated by Clifford L. Stein, Managing Director-Southeast Region, of the Company) in the Company, to facilitate the Offering and the Concurrent Private Placements, and to enable the Company to qualify as a REIT commencing with the taxable year ending December 31, 1997. The Formation Transactions are as follows:

     - The Company will sell 11,515,000 shares of Common Stock in the Offering and 1,200,000 shares of Common Stock to certain private investment funds (for whom an affiliate of Morgan Stanley Asset Management Inc. ("MSAM") acts as the general partner), separate accounts for which MSAM acts as an investment advisor and an affiliate of MSAM (collectively, the "Morgan Stanley Investors"), and 400,000 to certain private investment funds sponsored by The Carlyle Group (the "Carlyle Funds")). All the net proceeds to the Company from the Offering and the Concurrent Private Placements will be contributed to the Operating Partnership. Following such contributions and the other contributions set forth below, the Company's interest in the Operating Partnership will be approximately 90.3%. The Company is the sole general partner of the Operating Partnership and will own a 1% general partner interest in the Operating Partnership and an approximate 89.3% limited partnership interest in the Operating Partnership.

     - The Company has acquired or will acquire, directly or indirectly, a 100% interest in each of the Properties (other than the 2800 North Central Property) and the ground lease encumbering the Maitland Forum Property for an aggregate of 1,128,160 shares of restricted Common Stock, 1,583,640 OP Units, approximately $118.7 million in cash, the assumption of approximately $244.6 million in mortgage and Property Partnership indebtedness and approximately $13 million of non-interest bearing deferred tax liabilities payable over 10 years, as follows:

        - The Operating Partnership has acquired or will acquire directly or indirectly from the Primary Contributors (as defined below under "Benefits to Related Parties") interests in each of the Properties (including an interest in the Maitland Forum ground lease), two parcels of land adjacent to two of the Properties which can support 370,000 square feet of development, and substantially all the assets of the Tower Equities and Properties Atlantic management and leasing companies in exchange for 1,509,490 OP Units (valued at approximately $37.7 million based on the Offering Price); and

        - The Company will acquire from persons other than the Primary Contributors, directly or indirectly, debt, equity and fee interests in the Properties (including an interest in the Maitland Forum ground lease) in exchange for 1,128,160 shares of restricted Common Stock (valued at approximately $48.7 million based on the Offering Price), 74,150 OP Units (valued at approximately $1.9 million based on the Offering Price) and $118.7 million in cash.

     - The Operating Partnership is expected to enter into a $107 million seven-year term loan facility with Merrill Lynch Credit Corporation (the "Term Loan") and will borrow approximately $72 million under such facility at the closing of the Offering.

     - The Operating Partnership will utilize $246.5 million of the net proceeds of the Offering, the Concurrent Private Placements and the Term Loan to repay indebtedness (including $1.9 million of prepayment penalties) encumbering the Properties and the Property Partnerships concurrent with the closing of the Offering. See "The Properties -- Mortgage Indebtedness Remaining Following the Offering."

     - The Tower Equities and Properties Atlantic management and leasing companies (that are owned entirely by the Primary Contributors) have contributed or will contribute substantially all of the assets of such companies to the Operating Partnership and the Operating Partnership will, in turn, recontribute such assets to the Management Company in exchange for 100% of the non-voting common stock and 5% of the voting common stock in the Management Company (which collectively is entitled to receive approximately 95% of the dividends). This structure is designed to assist the Company in maintaining its status as a REIT. Lawrence H. Feldman will own the remaining 95% of the voting common stock of the Management Company and will be the sole director.

     - The Company will issue 886,200 shares of restricted Common Stock in exchange for the cancellation of indebtedness outstanding under certain convertible notes held by the Morgan Stanley Investors.

     - The Management Company and certain Primary Contributors that hold interests in seven retail properties after the consummation of the Formation Transactions (the "Excluded Properties") will enter into management agreements with respect to each of the Excluded Properties. Four of the Excluded Properties are controlled by certain Primary Contributors and have non-cancellable management contracts (except upon a sale of such property). The remaining three properties are under management contracts which may be terminated upon payment of two years of management fees or upon a sale of such property. In consideration for the services to be provided under the management agreements, the Management Company will receive market rate property and construction management fees, as well as applicable leasing commissions.

     - The Operating Partnership will acquire, at no cost, an option held by certain Primary Contributors that will provide the Operating Partnership with the right to acquire from an unaffiliated third party for approximately $10.3 million approximately 43 acres of undeveloped land in Phoenix that can support 1.0 million square feet of development (the "Phoenix Land Parcel"). In addition, the Operating Partnership will acquire from certain Primary Contributors for no additional consideration an option to acquire for approximately $3.8 million (approximately $4.75 per buildable square foot) (75% of the appraised value of the land as of May 9, 1997) approximately 3.8 acres of undeveloped land adjacent to the One Orlando Center Property that can support approximately 800,000 square feet of development (the "One Orlando Center Land Parcel"). See "The Properties -- Land Parcel Options."

     - The Company will establish the three-year $200 million unsecured revolving Line of Credit at or shortly after the closing of the Offering, which will be used primarily to finance the acquisition of, and investment in, office properties, to refinance existing indebtedness, and for general working capital needs.

     - The Company will pay to an affiliate of Carlyle $925,000 in consideration of obtaining the consent to the transfer of an interest in the 2800 North Central Avenue Property to the Company.

     - As part of the Formation Transactions, the Company acquired certain interests in the Property Partnerships from the Primary Contributors and certain third parties. Certain of the interests in three of the Property Partnerships were acquired from Edward Feldman pursuant to a bankruptcy proceeding under Chapter 7 of United States Bankruptcy Code. In conjunction with the transfer of those interests to the Company, the Company entered into a court-approved settlement agreement whereby the Company has obtained a release of all potential claims of the bankruptcy trustee and any creditor of the bankruptcy estate relating directly or indirectly to the Company in exchange for a cash payment of $2.0 million. Accordingly, the Company believes that this bankruptcy proceeding will have no impact on Company operations. Edward Feldman, the father of Lawrence H. Feldman, served as President of Tower Equities until December 1990, at which time he retired at age 70. Edward Feldman served as a consultant to Tower Equities from the date of his retirement until March 1997.

     Additional information regarding the Formation Transactions is set forth under "Formation and Structure of the Company."

BENEFITS TO RELATED PARTIES

     Certain affiliates of the Company, including the Primary Contributors, will realize certain material benefits as a result of the Offering and the Formation Transactions. The Primary Contributors consist of Lawrence H. Feldman (Chairman, Chief Executive Officer and President of the Company), Robert L. Cox (Executive Vice President and Chief Operating Officer of the Company), Joseph D. Kasman (Senior Vice President and Chief Financial Officer of the Company), Clifford L. Stein (Managing Director of the Company's Southeast Region), Robert M. Adams (a nominee for director of the Company), Richard M. Wisely (a nominee for director of the Company), Eric S. Reimer (Vice President -- Leasing of the Company), Reuben Friedberg (Vice President -- Finance of the Company), and Reid Berman (Southeast Regional Director of Leasing for the Company).

     - The Primary Contributors will receive a total of 1,509,490 OP Units (including their pro rata share of the OP Units that will be issued to certain Property Partnerships) in consideration for their interests in the Properties, certain development parcels, and the Tower Equities and Properties Atlantic management and leasing businesses, in connection with the Formation Transactions. These OP Units (representing approximately 9.3% of the equity interests in the Company on a consolidated basis) will have a total value of approximately $37.7 million based on the Offering Price, compared to a deficiency in net tangible book value of the assets contributed to the Operating Partnership by the Primary Contributors of approximately $75.5 million) and will be exchangeable, commencing one year following completion of the Offering, for cash or, at the Company's option, shares of Common Stock on a one-for-one basis. These OP Units will be subject to certain restrictions on transfer for a two-year period following the consummation of the Offering without the consent of the Representatives. See

       "Underwriting." The Company believes that the net tangible book value of the individual assets contributed to the Operating Partnership by the Primary Contributors (which reflects the historical cost of such assets less accumulated depreciation) is less than the aggregate current market value of such assets.

     - Messrs. Feldman and Cox will each serve as a director and officer of the Company, Messrs. Adams and Wisely will serve as directors of the Company, and Messrs. Feldman, Cox, and Kasman will enter into employment agreements with the Company. See "Management -- Employment Agreements."

     - The Company will grant to Messrs. Feldman, Cox, Kasman, Reimer, Friedberg and the five members of the Board of Directors of the Company who are not employees or affiliates of the Company, options to purchase an aggregate of 711,000 shares of Common Stock under the Company's 1997 Plan and Directors' Plan at the Offering Price, subject to certain vesting requirements. See "Management -- Stock Option and Restricted Stock
       Plans -- 1997 Plan."

     - The Formation Transactions may provide the Primary Contributors with increased liquidity and, until the disposition of certain assets (or the repayment of liabilities with respect thereto) contributed to the Company, with continued deferral of the taxable gain associated with those assets.

     Additional information concerning benefits to executive officers, directors and significant stockholders of the Company is set forth under "Formation and Structure of the Company" and "Certain Relationships and Transactions."

CONFLICTS OF INTEREST

     Following the completion of the Offering and the Formation Transactions, conflicts of interest may arise with respect to certain transactions between the holders of OP Units (including Lawrence H. Feldman and other executive officers of the Company) and the stockholders of the Company. In particular, the sale of any Properties or a reduction of indebtedness, could have adverse tax consequences to holders of OP Units which would make such transactions less desirable to such holders. The Company has adopted certain policies that are designed to eliminate or minimize certain potential conflicts, including (i) the Company's Bylaws provide that the Company's decision with respect to the subsequent sale of a Property purchased from Tower Equities must be made by the Independent Directors (defined as persons who are not officers or employees of the Company, or an affiliate of the Company); (ii) the Partnership Agreement of the Operating Partnership gives the Company, as general partner of the Operating Partnership, full, complete and exclusive discretion in managing and controlling the business of the Operating Partnership and in making all decisions affecting the business and assets of the Operating Partnership; (iii) the Company's Charter, with limited exceptions, requires that a majority of the Company's Board of Directors be comprised of Independent Directors; and (iv) the Company's Bylaws provide that any action pertaining to any transaction in which the Company is purchasing, selling leasing or mortgaging any real estate asset, or joint venture, or engaging in any other transaction in which a director or officer of the Company or any affiliate of the foregoing, has any direct or indirect interest, subject to certain limited exceptions, must be approved by a majority of the Independent Directors even if the Independent Directors constitute less than a quorum. See "Policies with Respect to Certain
Activities -- Conflict of Interest Policies" and "Risk Factors -- Conflicts of Interest in the Business of the Company."

STRUCTURE OF THE COMPANY

     The Company will be the sole general partner of the Operating Partnership. The Company will conduct substantially all of its business, and will hold all of its interests in the Properties, through the Operating Partnership. As the sole general partner of, and 90.3% partner in, the Operating Partnership, the Company will have exclusive power to manage and conduct the business of the Operating Partnership, subject to certain limited exceptions. See "Partnership Agreement."

     The following diagram depicts the ownership structure of the Company, the Operating Partnership and the Management Company upon completion of the Offering and the Formation Transactions:

                         Ownership Structure Chart

---------------
(1) The Operating Partnership holds 99.99% of the interests in each of the Subsidiary Partnerships; the remaining .01% is held directly or indirectly by the Company.

(2) The Operating Partnership owns 100% of the non-voting common stock and 5% of the voting common stock of the Management Company and is entitled to receive approximately 95% of the dividends payable by the Management Company on its capital stock. Lawrence H. Feldman will own the remaining 95% of the voting common stock of the Management Company and will be the sole director. Ownership of the Management Company was structured in a manner intended to assist the Company in maintaining its status as a REIT.

                                  THE OFFERING

     All of the shares of Common Stock offered hereby are being offered by the Company. None of the Company's stockholders are selling any shares of Common Stock in the Offering or the Concurrent Private Placements.

Common Stock offered by the
  Company..................  11,515,000 shares

U.S. Offering..............   9,212,000 shares

International Offering.....   2,303,000 shares

Common Stock and OP Units
  Outstanding after the
  Offering and the
  Concurrent Private
  Placements...............  16,248,000 shares and OP Units(1)

Use of Proceeds............  Prepayment of mortgage indebtedness and certain expenses related thereto; acquisition of interests in the Properties; payment of certain expenses incurred in connection with the Offering and the Formation Transactions; and initial working capital needs. See "Use of Proceeds."

NYSE Symbol................  TOW
---------------
(1) Includes (i) 1,583,640 OP Units expected to be issued in connection with the Formation Transactions that may be exchanged for cash or, at the option of the Company, shares of Common Stock on a one-for-one basis commencing one year after completion of the Offering, (ii) 1,949,360 shares of Common Stock to be issued in the Formation Transactions in connection with the acquisition of interests in certain of the Properties and the cancellation of certain indebtedness, and (iii) 1,200,000 shares of Common Stock to be issued in the Concurrent Private Placements. Excludes 975,000 shares of Common Stock reserved for issuance upon the exercise of options to be granted pursuant to the Company's option plans concurrent with the Offering. See "Management -- Stock Option and Restricted Stock Plans," "Formation and Structure of the Company" and "Partnership Agreement -- Exchange Rights."

                                 DISTRIBUTIONS

     The Company and the Operating Partnership intend to make regular quarterly distributions to holders of Common Stock and OP Units. The initial distribution, covering a partial quarter commencing on the date of the closing of the Offering
and ending on December 31, 1997, is expected to be approximately $          per
share, which represents a pro rata distribution based upon a full quarterly distribution of $.4225 per share and an annual distribution of $1.69 per share (or an annual distribution rate of approximately 6.75%, based upon the Offering Price). See "Distributions."

     The Company intends initially to distribute annually approximately 93.4% of estimated Cash Available for Distribution. The Company's estimate of the Cash Available for Distribution after the Offering is based upon estimated pro forma Funds from Operations (as defined below) for the 12 months ending August 31, 1998, with certain adjustments as described in "Distributions." The actual distributions made by the Company will be affected by a number of factors, including the gross revenues received from its Properties, the operating expenses of the Company, the interest expense incurred in borrowing, and unanticipated capital expenditures. No assurance can be given that the Company's estimates will prove accurate or that any level of distributions will be made or sustained. The Company anticipates that distributions will exceed net income determined in accordance with generally accepted accounting principles ("GAAP") due to non-cash expenses, primarily depreciation and amortization.

     Distributions by the Company to the extent of its current and accumulated earnings and profits for Federal income tax purposes generally will be taxable to stockholders as ordinary dividend income (except to the extent designated as "capital gain" dividends). Distributions in excess of such earnings and profits generally will be treated as first a non-taxable reduction of the stockholder's basis in the Common Stock to the extent thereof (which may have the effect of increasing the gain or decreasing the loss recognized on such stockholder's sale of the Common Stock), and thereafter as taxable gain. The Company anticipates that approximately 48% (or $0.81 per share) of the distributions intended to be paid by the Company for the twelve-month period following the Offering will represent a return of capital for Federal income tax purposes.

     For a discussion of the annual distribution requirements applicable to REITs, see "Federal Income Tax Considerations -- Requirements for Qualification as a REIT -- Annual Distribution Requirements." For a discussion of the tax treatment of distributions to the holders of Common Stock, see "Federal Income Tax Considerations -- Taxation of Stockholders."

                           TAX STATUS OF THE COMPANY

     The Company will elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ending December 31, 1997. In order to maintain REIT status, an entity must meet a number of organizational and operational requirements. The Company believes its organization and proposed method of operation will enable it to meet the requirements for qualification as a REIT. In addition, in order to maintain its qualification as a REIT under the Code, the Company generally will be required each year to distribute at least 95% of its REIT taxable income. See "Federal Income Tax Considerations -- Requirements for Qualification as a REIT -- Annual Distribution Requirements." As a REIT, the Company generally will not be subject to Federal income tax on any net income it distributes currently to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to Federal income tax at regular corporate rates. See "Federal Income Tax Considerations -- Failure to Qualify as a REIT" and "Risk Factors -- Failure to Qualify as a REIT Would Cause the Company to be Taxed as a Corporation." Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain Federal, state and local taxes on its income and property.

                     SUMMARY SELECTED FINANCIAL INFORMATION

     The following tables set forth summary selected combined operating, balance sheet and other data for the Tower Predecessor (as defined below) on a historical basis and the Company on a pro forma basis. The following data have been derived from and should be read in conjunction with the combined financial statements and notes thereto of the Tower Predecessor, DRA Joint Ventures, the pro forma financial statements and notes thereto of the Company, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

     The combined historical balance sheet data as of December 31, 1996 and 1995 and the combined historical operating data for the years ended December 31, 1996, 1995 and 1994 of the Tower Predecessor have been derived from the historical combined financial statements audited by Coopers & Lybrand L.L.P., independent accountants, whose report with respect thereto is included elsewhere in this Prospectus.

     The selected financial data at June 30, 1997 and for the six months ended June 30, 1996 are derived from unaudited financial statements. The unaudited financial information includes all adjustments (consisting of normal recurring adjustments) that management considers necessary for a fair presentation of the combined financial position and results of operations for these periods. Combined operating results for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the entire year ending December 31, 1997.

     The Tower Predecessor is comprised of the following entities controlled or managed by Tower Equities: Tower 45 Associates Limited Partnership (the Tower 45 Property), CXX Mineola Limited Partnership (the 120 Mineola Boulevard Property), Maitland Property Investors, Ltd. (the Maitland Forum Property), Maitland Associates Ltd. (the Maitland Forum ground lessor), Maitland West Associates Limited Partnership (the three Maitland Center Parkway Properties), 5750 Associates Limited Partnership (the 5750 Major Boulevard Property), and the predecessor management companies, including Tower Equities and Realty Corp., CXX Mineola Management Corp., Forum Realty and Management Corp., and Tower Equities of Arizona L.L.C. The Tower Predecessor includes 100% of the assets, liabilities and operations of such entities and the respective Properties owned by them. In addition, the Primary Contributors, including Lawrence H. Feldman, hold non-controlling interests in the partnership controlling the 2800 North Central Property and the partnerships that own the following Properties (collectively, the "DRA Joint Ventures"): 286 Madison Avenue, 290 Madison Avenue, 292 Madison Avenue, the six Corporate Center Properties, 5151 East Broadway, and One Orlando Center. The Tower Predecessor includes these investments in the 2800 North Central Property and the DRA Joint Ventures using the equity method of accounting.

     Pro forma information is presented as if (i) the transfer of the Properties, certain development parcels, and other assets of Tower Equities and Properties Atlantic to be contributed to the Company, (ii) the completion of the Offering, the Concurrent Private Placements, the issuance of convertible notes by the Company to the Morgan Stanley Investors for the purpose of funding certain pre-Offering transaction expenses and the acquisition of certain interests of third parties in certain Properties (the "MSAM Notes"), and the initial closing of the Term Loan and the application of the net proceeds therefrom as described under "Use of Proceeds," and (iii) the issuance of 886,200 shares of restricted Common Stock by the Company to the Morgan Stanley Investors in exchange for the cancellation of indebtedness under the MSAM Notes, had occurred on January 1, 1996 with respect to the pro forma operating and other data and on June 30, 1997 with respect to the pro forma balance sheet data. The pro forma information is based upon certain assumptions that are included in the notes to the pro forma financial statements included elsewhere in this Prospectus. The pro forma financial information is unaudited and is not necessarily indicative of what the financial position or results of operations of the Company would have been as of the dates and for the periods indicated, nor does it purport to represent or project the financial position or results of operations for future periods.

         THE COMPANY (PRO FORMA) AND THE TOWER PREDECESSOR (HISTORICAL)

                                   SIX MONTHS ENDED
                                       JUNE 30,                                  YEARS ENDED DECEMBER 31,
                            ------------------------------   ----------------------------------------------------------------
                               PRO          HISTORICAL          PRO                           HISTORICAL
                              FORMA     ------------------     FORMA     ----------------------------------------------------
                              1997        1997      1996       1996        1996       1995       1994       1993       1992
                            ---------   --------   -------   ---------   --------   --------   --------   --------   --------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AND PROPERTY DATA)
OPERATING DATA:
Revenues:
  Rental income...........  $ 36,745    $ 13,521   $13,467   $ 72,939    $ 26,138   $ 25,202   $ 25,994   $ 23,496   $ 22,949
  Management fees(1)......                   245       626                  1,261        961         82        221        183
  Construction, leasing
    and other fees........       519         474       543      1,703       1,335      1,041        320        604        737
                            ---------   --------   -------   ---------   --------   --------   --------   --------   --------
  Total revenues..........    37,264      14,240    14,636     74,642      28,734     27,204     26,396     24,321     23,869
                            ---------   --------   -------   ---------   --------   --------   --------   --------   --------
Expenses:
  Property operating and
    maintenance...........     9,282       2,703     2,781     18,613       5,481      5,332      5,278      5,938      5,316
  Real estate taxes.......     5,324       2,331     2,360     11,011       4,722      4,571      3,971      4,409      4,920
  General office and
    administrative........     1,747       1,746     1,767      3,363       3,494      3,497      2,512      2,591      2,658
  Interest expense........     4,641       7,028     7,172      9,283      15,511     15,150     12,751     12,756     14,390
  Depreciation and
    amortization..........     6,824       3,494     3,384     13,600       6,853      6,897      7,415      7,982      6,775
  Ground rent and air
    rights expense........       299         299       299        599         599        599        599        599        561
                            ---------   --------   -------   ---------   --------   --------   --------   --------   --------
  Total expenses..........    28,117      17,601    17,763     56,469      36,660     36,046     32,526     34,275     34,620
                            ---------   --------   -------   ---------   --------   --------   --------   --------   --------
Income (loss) from
  operations..............     9,147      (3,361)   (3,127)    18,173      (7,926)    (8,842)    (6,130)    (9,954)   (10,751)
Equity in joint
  ventures(1).............       496          68       198        398         461        193          1
                            ---------   --------   -------   ---------   --------   --------   --------   --------   --------
Income (loss) before
  minority interest and
  extraordinary item......     9,643      (3,293)   (2,929)    18,571      (7,465)    (8,649)    (6,129)    (9,954)   (10,751)
Minority interest(2)......       935                            1,801
                            ---------   --------   -------   ---------   --------   --------   --------   --------   --------
Income (loss) before
  extraordinary item......     8,708      (3,293)   (2,929)    16,770      (7,465)    (8,649)    (6,129)    (9,954)   (10,751)
Extraordinary item........                 6,475
                            ---------   --------   -------   ---------   --------   --------   --------   --------   --------
Net income (loss).........  $  8,708    $  3,182   $(2,929)  $ 16,770    $ (7,465)  $ (8,649)  $ (6,129)  $ (9,954)  $(10,751)
                            ==========  ========   =======   ==========  ========   ========   ========   ========   ========
Net income per share......  $   0.59          --        --   $   1.14          --         --         --         --         --
                            ==========                       ==========
Weighted average number of
  shares of common stock
  outstanding.............    14,664          --        --     14,664          --         --         --         --         --
Weighted average number of
  shares of common stock
  and OP Units
  outstanding.............    16,248          --        --     16,248          --         --         --         --         --
BALANCE SHEET DATA (at
  period end):
Real estate investments
  net of accumulated
  depreciation............  $453,381    $127,577        --         --    $129,064   $128,138   $132,904   $137,662   $140,916
Total assets..............   474,713     170,632        --         --     172,987    173,889    184,174    188,742    193,363
Long-term debt............   129,000     193,381        --         --     202,892    199,962    202,454    204,853    177,145
Total liabilities.........   141,951     229,292        --         --     234,857    230,977    235,343    236,211    231,110
Owners'/stockholders'
  equity (deficit)........   300,484     (58,660)       --         --     (61,870)   (57,088)   (51,169)   (47,469)   (37,747)
OTHER DATA:
EBITDA (Company's pro
  forma 90.3% share)(3)...  $ 19,062    $ 14,069   $ 7,909   $ 37,450    $ 15,496   $ 13,695   $ 13,834   $ 10,268   $  9,895
Funds from operations
  (Company's pro forma
  90.3% share)(4).........    14,892         616       806     29,097         129     (1,449)     1,292     (1,972)    (3,976)
Cash flow from operating
  activities(5)...........    16,580       2,573      (693)    32,399         951      1,762      4,118         --         --
Cash flow from investing
  activities(6)...........      (834)       (834)   (1,329)  (332,591)     (6,787)    (3,440)    (3,137)        --         --
Cash flow from financing
  activities(7)...........   (16,128)     (2,398)    1,643    (25,592)      5,613        238         30         --         --
Number of properties (at
  period end).............        21           7         7         21           7          6          6          3          3

---------------
(1) The pro forma information accounts for the Management Company's operations under the equity method of accounting; therefore, the net operations are reported in one line item titled "Equity in Joint Ventures." The historical information includes the Tower Predecessor management companies' operations fully consolidated; therefore, the revenues and expenses are reported on a gross basis for income and expense line items. See "The
    Company -- Operations of the Company -- The Management Company."

    Equity in Joint Ventures includes the following:

                                                                            SIX MONTHS ENDED              YEAR ENDED
                                                                                JUNE 30,                 DECEMBER 31,
                                                                        ------------------------   ------------------------
                                                                        PRO FORMA     HISTORICAL   PRO FORMA     HISTORICAL
                                                                          1997           1997        1996           1996
                                                                        ---------     ----------   ---------     ----------
    2800 North Central Property.......................................    $ (39)         $ (9)       $ (12)         $ (3)
    DRA Joint Ventures................................................       --            77                        464
    Management Company................................................      535            --          410
                                                                            ---           ---         ----          ----
                                                                          $ 496          $ 68        $ 398          $461
                                                                            ===           ===         ====          ====

    On a pro forma basis, the Company will own 10% (subject to an increase to up to 27.5% if certain performance criteria are achieved) of 2800 North Central Property and 95% of the economic interest in the Management Company. On a historical basis, the Tower Predecessor owned, at December 31, 1996, 3.8% of 2800 North Central Property and approximately 18% of the DRA Joint Ventures (which represents Lawrence H. Feldman's effective ownership interest).

(2) Represents the approximate 9.7% interest in the Operating Partnership that will be owned by the Primary Contributors and certain other Continuing Investors in the Company.

(3) EBITDA is defined as operating income before mortgage and other interest, income taxes, depreciation and amortization. The Company believes EBITDA is useful to investors as an indicator of the Company's ability to service debt or pay cash distributions. EBITDA, as calculated by the Company, may not be comparable to EBITDA reported by other REITs that do not define EBITDA exactly as the Company defines that term. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

                                            SIX MONTHS ENDED
                                                JUNE 30,                              YEAR ENDED DECEMBER 31,
                                       ---------------------------   ----------------------------------------------------------
                                         PRO        HISTORICAL         PRO                        HISTORICAL
                                        FORMA    -----------------    FORMA    ------------------------------------------------
                                        1997      1997      1996      1996      1996      1995      1994      1993       1992
                                       -------   -------   -------   -------   -------   -------   -------   -------   --------
Net income (loss)....................  $ 8,708   $ 3,182   $(2,929)  $16,770   $(7,465)  $(8,649)  $(6,129)  $(9,954)  $(10,751)
Add:
Interest expense.....................    4,641     7,028     7,172     9,283    15,511    15,150    12,751    12,756     14,390
Real estate depreciation and
  amortization.......................    6,824     3,494     3,384    13,600     6,853     6,897     7,415     7,982      6,775
Real estate depreciation and
  amortization of unconsolidated
  joint ventures.....................       25       415       351        52       741       303         6        --         --
Minority interest....................      935        --        --     1,801        --        --        --        --         --
Less:
Interest income......................      (23)      (50)      (69)     (144)     (144)       (6)     (209)     (516)      (519)
                                       -------   -------   -------   -------   -------   -------   -------   -------    -------
EBITDA...............................  $21,110   $14,069   $ 7,909   $41,362   $15,496   $13,695   $13,834   $10,268   $  9,895
                                       =======   =======   =======   =======   =======   =======   =======   =======    =======
Company's 90.3% share................  $19,062                       $37,450
                                       =======                       =======

(4) The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in March 1995 defines Funds from Operations as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that Funds from Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. The Company computes Funds from Operations in accordance with standards established by NAREIT which may not be comparable to Funds from Operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company. Funds from Operations does not represent cash generated from operating activities determined in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions.

    The following is a reconciliation of net income to Funds from Operations.

                                            SIX MONTHS ENDED
                                                JUNE 30,                              YEAR ENDED DECEMBER 31,
                                       ---------------------------   ----------------------------------------------------------
                                         PRO        HISTORICAL         PRO                        HISTORICAL
                                        FORMA    -----------------    FORMA    ------------------------------------------------
                                        1997      1997      1996      1996      1996      1995      1994      1993       1992
                                       -------   -------   -------   -------   -------   -------   -------   -------   --------
Net income (loss)....................  $ 8,708   $ 3,182   $(2,929)  $16,770   $(7,465)  $(8,649)  $(6,129)  $(9,954)  $(10,751)
Add:
Real estate depreciation and
  amortization.......................    6,824     3,494     3,384    13,600     6,853     6,897     7,415     7,982      6,775
Real estate depreciation and
  amortization of unconsolidated
  joint ventures.....................       25       415       351        52       741       303         6        --         --
Minority interest....................      935        --        --     1,801        --        --        --        --         --
Less:
Gain on extinguishment of debt.......       --    (6,475)       --        --        --        --        --        --         --
                                       -------   -------   -------   -------   -------   -------   -------    ------   --------
Funds From Operations................  $16,492   $   616   $   806   $32,223   $   129   $(1,449)  $ 1,292   $(1,972)  $ (3,976)
                                       =======   =======   =======   =======   =======   =======   =======    ======   ========
Funds From Operations
(Company's 90.3% share)..............  $14,892                       $29,097
                                       =======                       =======

(5) Pro forma cash flows from operating activities represents net income plus minority interest, depreciation and amortization and amortization of loan costs. There are no pro forma adjustments for changes in working capital items.

(6) Pro forma cash flows from investing activities assumes that the transfer of the Properties, certain development land and other assets of Tower Equities to be contributed to the Company occurred on January 1, 1996.

(7) Pro forma cash flows from financing activities assumes that the completion of the Offering, the Concurrent Private Placements, the issuance of the MSAM Notes and the initial closing under the Term Loan had occurred on January 1, 1996. In addition, anticipated distributions per share of common stock and OP Unit for the six months ended June 30, 1997 and the year ended December 31, 1996 have been deducted assuming that the Offering had occurred on January 1, 1996.

                                  RISK FACTORS

     An investment in the Common Stock involves various risks. Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus before making a decision to purchase Common Stock in the Offering.

THERE IS NO ASSURANCE THAT THE COMPANY HAS PAID FAIR MARKET VALUE FOR THE PROPERTIES

     Except with respect to the appraisal of the Maitland Forum Property as described in "Formation and Structure of the Company -- Certain Estimate of Value," no independent third-party appraisals were obtained by the Company in connection with the Formation Transactions. Accordingly, there can be no assurance that the combined value of the consideration (consisting of cash, OP Units, shares of restricted Common Stock and assumed debt) paid by the Company in the Formation Transactions, which was generally based on the value of the Company as a going concern, will not exceed the fair market value of the Properties and other assets acquired by the Company in the Formation Transactions. In addition, the value of the Company will not be determined on a property-by-property basis because, in the view of management, the appropriate basis or valuing the Company is as an ongoing business enterprise, rather than a collection of assets. The valuation of the Company also will not be determined by a valuation of its assets based on historical cost or fair market value, but instead will be determined based upon a capitalization of the Company's estimated pro forma Funds from Operations, estimated Cash Available for Distribution and potential for growth, and the other factors discussed under "Underwriting." There can be no assurance that there will not be discrepancies between assumed results and actual results which could lead to a reduction in actual distributions compared to assumed distributions or that the price paid by the Company for its interests in the Properties and for its other assets will not exceed the fair market value of such assets. It is possible that the Offering Price per share of Common Stock may exceed the per share market value of the Company's assets.

CONFLICTS OF INTEREST IN THE FORMATION TRANSACTIONS; SUBSTANTIAL BENEFITS TO RELATED PARTIES

     The Formation Transactions are not the result of arm's-length negotiations. The Primary Contributors (including Lawrence H. Feldman (Chief Executive Officer and President of the Company), Robert L. Cox (Executive Vice President and Chief Operating Officer of the Company), Joseph D. Kasman (Senior Vice President and Chief Financial Officer of the Company), Robert M. Adams (a nominee for director of the Company), Richard M. Wisely (a nominee for director of the Company), Eric
S. Reimer (Vice President -- Leasing of the Company), Reuben Friedberg (Vice President -- Finance of the Company), Clifford L. Stein (Managing Director of the Company's Southeast Region), and Reid Berman (Southeast Regional Director of Leasing for the Company)) have preexisting ownership interests in certain Properties and certain of the other assets to be acquired by the Company through their direct or indirect interests in Tower Equities, and will receive, directly or indirectly, OP Units in exchange for such interests in the Formation Transactions, and other material benefits from the Formation Transactions that will not generally be received by other persons participating in the formation of the Company. Because the Primary Contributors, including Messrs. Feldman, Cox, Kasman, Reimer, Friedberg and Stein who are promoters of the Company, were involved in structuring the Formation Transactions, they had the ability to influence the type and level of benefits they received. As such, the Primary Contributors may have interests that conflict with the interests of others participating in the Formation Transactions and with the interests of persons acquiring Common Stock in the Offering. The type and level of benefits the Primary Contributors will receive may have been different if they had not participated in structuring the Formation Transactions. These benefits include the following: (i) receipt of an aggregate of 1,509,490 OP Units including their pro rata share of any OP Units that will be issued to certain Property Partnerships (valued at approximately $37.7 million based on the Offering Price); (ii) receipt by the five executive officers of the Company and members of the Board of Directors of options to purchase an aggregate of 711,000 shares of Common Stock under the Company's option plans at the Offering Price, subject to certain vesting requirements, which will have an aggregate purchase price of approximately $17.8 million based on the Offering Price; (iii) deferral of certain tax consequences resulting from the conveyances of their interests in the Properties to the Operating Partnership; and (iv) entry by Messrs. Feldman, Cox, and Kasman into employment agreements with the Company. See "Formation and Structure of the Company -- Benefits to Related Parties" and "Management -- Stock Option and Restricted Stock
Plans, -- Executive Compensation and -- Employment Agreements."

CONFLICTS OF INTEREST IN THE BUSINESS OF THE COMPANY

     Leasing Services Provided to Other Properties. After the completion of the Offering and the Formation Transactions, the Management Company (which will be controlled by Lawrence H. Feldman, its controlling stockholder and sole director, and not by the Company) will provide leasing services to other properties (including the Excluded Properties). Certain conflicts of interest may result from the Management Company providing management and leasing services both to Properties in which the Company has an interest and other properties in which some or all of the Primary Contributors have an interest.

     Possible Less Vigorous Enforcement of Terms of Contribution and Other Agreements by the Company. The Primary Contributors each, directly or indirectly, have ownership interests in certain of the Properties and in the other assets to be acquired by the Company. Following the consummation of the Offering and the Formation Transactions, the Company, under certain agreements relating to the contribution of such interests, will be entitled to indemnification and damages in the event of breaches of representations or warranties made by certain of the contributors of such interests (including certain of the Primary Contributors). In addition, each of Messrs. Feldman, Cox, and Kasman has entered into an employment agreement with the Company pursuant to which they have agreed not to engage in certain business activities in competition with the Company. See "Management -- Employment Agreements." To the extent that the Company chooses to enforce its rights under any of these contribution or employment agreements, it may determine to pursue available remedies, such as actions for damages or injunctive relief, less vigorously than it otherwise might because of its desire to maintain its ongoing relationship with the individual involved. In addition, the aggregate liability of certain of the Primary Contributors, including Messrs. Feldman, Cox and Kasman, to the Company under a supplemental representations, warranties and indemnity agreement relating to the Properties and the business to be owned by the Management Company is limited to the initial value of the OP Units received by them in the Formation Transactions based on the Offering Price. The Company, therefore, will have no right of recovery as to any damages in excess of such aggregate amount against such persons.

     For a Period of Time, Sales of Properties and Repayment of Indebtedness May Have Different Effects on Holders of OP Units than on Stockholders. Holders of OP Units, including the Primary Contributors, may have unrealized taxable gain associated with their interests in certain Properties contributed to the Operating Partnership. Because holders of OP Units may suffer different and more adverse tax consequences than the Company upon the sale or refinancing of those Properties, the Primary Contributors and the Company may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of such Properties. While the Company (as the general partner of the Operating Partnership) has the exclusive authority as to whether and on what terms to sell or refinance each individual Property, the Primary Contributors through their status as executive officers and/or directors of the Company may influence the Company not to sell, refinance or prepay the indebtedness associated with the Properties even though such event might otherwise be financially advantageous to the Company, or may influence the Company to refinance Properties with a high level of debt. See "Policies with Respect to Certain Activities -- Conflict of Interest Policies."

     Outside Interests of Officers and Directors. Certain officers and directors of the Company who are affiliated with Tower Equities will continue to own direct and indirect interests in the Excluded Properties, which consist entirely of interests in seven retail shopping center properties containing an aggregate of 800,000 rentable square feet (the "Excluded Properties"). See "The Properties -- Excluded Properties." Four of the Excluded Properties are controlled by the Primary Contributors and have non-cancellable management contracts with the Management Company (except upon the sale of the property). The remaining three properties are under management contracts which may be terminated upon payment of two years of management fees or upon a sale of such property. In addition, the Company has adopted certain policies relating to conflicts of interest. These policies include a Bylaw provision requiring all transactions in which officers or directors have a conflicting interest to that of the Company to be approved by a majority of the Independent Directors, even if the Independent Directors constitute less than a quorum. There can be no assurance, however, that the Company's policies will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders. See "Policies with Respect to Certain Activities -- Conflict of Interest Policies."

THE COMPANY'S PERFORMANCE AND VALUE ARE SUBJECT TO RISKS ASSOCIATED WITH THE REAL ESTATE INDUSTRY

     General Real Estate Industry Risks Could Adversely Affect the
Company. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend in large part on the amount of income generated and expenses incurred. If the Properties do not generate revenues sufficient to meet operating expenses, including debt service, tenant improvements, leasing commissions and other capital expenditures, the Company may have to borrow additional amounts to cover fixed costs which could cause the Company's cash flow and ability to make distributions to its stockholders to be adversely affected.

     The Company's revenues and the value of its properties may be adversely affected by a number of factors, including the national, state and local economic climate and real estate conditions (such as oversupply of or reduced demand for space and changes in market rental rates); the perceptions of prospective tenants of the safety, convenience and attractiveness of the properties; the ability of the owner to provide adequate management, maintenance and insurance; the ability to collect on a timely basis all rents from tenants; the expense of periodically renovating, repairing and reletting spaces; and increasing operating costs (including real estate taxes and utilities) which may not be passed through to tenants. Certain significant expenditures associated with investments in real estate (such as mortgage payments, real estate taxes, insurance and maintenance costs) are generally not reduced when circumstances cause a reduction in rental revenues from the property. In addition, real estate values and income from properties are also affected by such factors as compliance with laws, including tax laws, interest rate levels and the availability of financing. Also, the amount of available rentable square feet of commercial property is often affected by market conditions and may therefore fluctuate over time. If any of the above occurred, the Company's ability to make expected distributions to its stockholders could be adversely affected.

     Tenant Defaults and Bankruptcy Could Adversely Affect the Company's Financial Condition. Substantially all of the Company's income will be derived from rental income on the Properties and, consequently, the Company's distributable cash flow and ability to make expected distributions to stockholders would be adversely affected if a significant number of tenants of the Properties failed to meet their lease obligations. At any time, a tenant of the Properties may seek the protection of the bankruptcy laws, which could result in delays in rental payments or in the rejection and termination of such tenant's lease and thereby cause a reduction in the Company's cash flow and, possibly, the amount of Cash Available for Distribution to its stockholders. No assurance can be given that tenants will not file for bankruptcy protection in the future or, if any tenants file, that they will affirm their leases and continue to make rental payments in a timely manner. In addition, a tenant from time to time may experience a downturn in its business which may weaken its financial condition and result in the failure to make rental payments when due. If tenant leases are not affirmed following bankruptcy or if a tenant's financial condition weakens, the Company's cash flow and the amount of Cash Available for Distribution to its stockholders may be adversely affected.

     Increased Operating Expenses Could Adversely Affect the Company's Cash Flow. The Properties are subject to operating risks common to commercial real estate in general, any and all of which may adversely affect occupancy or rental rates. The Properties are subject to increases in operating expenses such as cleaning; electricity; heating, ventilation and air conditioning; elevator repair and maintenance; insurance and administrative costs; and other general costs associated with security, landscaping, repairs and maintenance. While the Company's tenants generally are obligated to pay a portion of these escalating costs, there can be no assurance that tenants will agree to pay such costs upon renewal or that new tenants will agree to pay such costs. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates. While the Company implements cost-saving incentive measures at each of its Properties, the Company's ability to make distributions to stockholders could be adversely affected if operating expenses increase without a corresponding increase in revenues.

     The Failure to Renew or Relet Space Under Expiring Leases Could Adversely Affect the Company's Cash Flow. The Company will be subject to the risk that upon expiration of leases for space located in the Properties, the leases may not be renewed, the space may not be relet or the terms of renewal or reletting (including the cost of required renovations) may be less favorable than current lease terms. In addition, the Company is subject to the risk that contractual rent increases provided for in the Company's leases may not be realized due to possible lease renegotiation. Leases relating to an aggregate of approximately 5.7% and 9.9% of the total rentable square feet in the Properties will expire in the twelve-month periods ending August 31, 1998 and August 31, 1999, respectively. Furthermore, because Tower Equities has managed 14 of the Properties for less than two years (including the 100 Wall Street Property which prior to the consummation of the Offering was not managed by the Company), the Company's estimate of projected leasing commissions and tenant improvement costs for renewing leases at these Properties may be understated. If the Company were unable to renew the leases or relet promptly for all or a substantial portion of this space, if the rental rates upon such renewal or reletting were significantly lower than expected rates or if its reserves for these purposes proved inadequate, then the Company's cash flow and ability to make expected distributions to stockholders may be adversely affected. See "The
Properties -- Lease Expirations -- Portfolio Total."

     Loss of Major Tenants Could Adversely Affect the Company's Cash Flow. As of August 31, 1997, the Company's largest tenant, American Express Financial Advisors Inc. and its affiliates ("American Express"), accounted for 5.52% of the Company's total Annualized Rent and 8.07% of aggregate leased square feet. The Company's 10 largest tenants at the Properties (based on rentable square feet as of August 31, 1997) collectively accounted for approximately 28.9% of the Company's total Annualized Rent and 27.5% of the Company's rentable square feet, and have a weighted average remaining lease term of approximately five years. In addition, as of August 31, 1997, the Veterans
Administration -- General Services Administration accounted for 2.04% of the Company's total Annualized Rent and 3.20% of aggregate leased square feet under five leases that, under federal law, may be unilaterally terminated or renegotiated by the lessee under certain limited circumstances. If the Company were to lose any one or more of such tenants, or any one or more of such tenants were to declare bankruptcy, experience a downturn in its business or fail to make rental payments when due, the cash flow to the Company would be decreased and the Company's ability to make distributions to stockholders would be adversely affected. See "The Properties -- Tenants."

     Impact of Competition on Occupancy Levels, Rent Charged, Acquisitions and Management Services. All of the Properties are located in highly developed areas that include a large number of other office properties, including the five Properties located in New York City, which is by far the largest office market in the United States; eight Properties located in the Metropolitan Phoenix office market; six Properties located in Metropolitan Orlando office market; one Property located in the Long Island office market; and one Property located in the Metropolitan Tucson office market. The number of office properties in such locations, which may be newer, better located, or better capitalized than the Company's Properties, could have a material adverse effect on the Company's ability to lease office space at its Properties, and on the effective rents the Company is able to charge. In addition, the Company may compete with other property owners that are willing to acquire properties in transactions which are more highly leveraged than the Company is willing to undertake. In particular, the Company may compete with other REITs that own, operate and acquire office properties in the same locations as the Company. The Company also will face competition from other real estate companies that provide management, leasing and other services similar to those to be provided by the Management Company. The Company believes its major competitors are local real estate companies in its markets that specialize in the redevelopment and development of office buildings and (i) in the New York City office market; SL Green Realty Corp.,
(ii) in the Metropolitan Orlando office market; Highwoods Properties, Inc., and
(iii) in the Metropolitan Phoenix office market; Prentiss Properties Trust, and CarrAmerica Realty Corporation.

     Liability for Environmental Matters Could Adversely Affect the Company's Financial Condition. Under various federal, state, and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the owner's ability to lease such property or to borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of hazardous substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and injuries to persons and property. Certain environmental laws and common law principles could be used to impose liability for release of and exposure to hazardous substances, including asbestos-containing materials ("ACMs") into the air, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances, including ACMs. As the owner of the Properties, the Company may be potentially liable for any such costs. No assurances can be given that (i) a prior owner, operator or occupant, such as a tenant, did not create a material environmental condition not known to the Company or Tower Equities, (ii) a material environmental condition with respect to any Property does not exist, or (iii) future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in the imposition of environmental liability.

     The Company engaged an independent consulting firm to perform Phase I environmental site assessments ("ESAs"), or updates on ESAs performed within the last 12 months, on all of the Properties. The purpose of Phase I ESAs is to identify potential sources of contamination for which the Company may be responsible and to assess the status of environmental regulatory compliance. For a number of the Properties, the Phase I ESAs referenced prior Phase II ESAs obtained on such Properties. Phase II ESAs generally involve more invasive procedures than Phase I ESAs, such as soil sampling and testing or the installation and monitoring of groundwater wells. The ESAs have not revealed any environmental condition, liability or compliance concern that the Company believes would have a material adverse affect on the Company's business, assets or results of operations, nor is the Company aware of any such condition, liability or concern. It is possible that the ESAs relating to any one of the Properties do not reveal all environmental conditions, liabilities or compliance concerns or that there are material environmental conditions, liabilities or compliance concerns that arose at a Property after the related ESA report was completed of which the Company is otherwise unaware. Moreover, no assurance can be given that: (i) future laws, ordinances or regulations will not impose any material environmental liability; or (ii) the current environmental condition of the Properties will not be affected by tenants and occupants of the Properties, by the condition of properties in the vicinity of the Properties (such as the presence of underground storage tanks) or by third parties unrelated to the Company.

     The Cost of Complying with the Americans with Disabilities Act Could Adversely Affect the Company's Cash Flow. Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants. Although the Company believes that the Properties are in material compliance with these requirements, a determination that the Company is not in compliance with the ADA could result in the imposition of fines or an award of damages to private litigants. If the Company were required to make unanticipated expenditures to comply with the ADA, the Company's cash flow and the amounts available for distributions to its stockholders may be adversely affected.

     Changes in Tax and Environmental Laws Could Affect the Company's Financial Condition. Because increases in income, service or transfer taxes are generally not passed through to tenants under leases, such increases may adversely affect the Company's cash flow and its ability to make distributions to stockholders. The Properties also are subject to various federal, state and local regulatory requirements and to state and local fire and life-safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that the

Properties are currently in material compliance with all such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by the Company and could have an adverse effect on the Company's cash flow and expected distributions.

     Uninsured Losses Could Adversely Affect the Company's Cash Flow. The Company will initially carry comprehensive liability, fire, flood (where appropriate), extended coverage, rental loss insurance with respect to the Properties with policy specifications and insured limits customarily carried for similar properties. There are, however, certain types of losses (such as from wars, nuclear accidents, civil disturbances and environmental matters) that may be either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose both its capital invested in, and anticipated profits from, one or more of its Properties, and may continue to be obligated on any mortgage indebtedness or other obligations related to the Property. Any such loss may adversely affect the business of the Company and its financial condition and results of operations.

     Lack of Control Over Properties Owned through Partnerships and Joint Ventures Could Result in Decisions Inconsistent with the Company's
Objectives. After completion of the Offering, the Company will own a 10% interest (subject to increase to up to 27.5% if certain performance criteria are achieved) in the partnership that owns the 2800 North Central Property. As a result, the Company will not have sole control over the Property or the ability to control decisions with respect to this Property (such as decisions regarding sale, refinancing, and the timing and amount of distributions). In addition, the Company's investment in this partnership may, under certain circumstances, involve risks not otherwise present in property ownership, including (i) buy/sell rights that exist with respect to such Property; (ii) the risk that the Company may be exposed to liability as a general partner of the partnership that owns the 2800 North Central Property even though the Company does not have total control over major decisions relating to the Property; and (iii) the risk that the Company's partner in the partnership might at any time have economic or other business interests or goals that are inconsistent with the business interests or goals of the Company, and that such partners may be in a position to veto actions which may be consistent with the Company's objectives or policies. See "The Properties -- Submarket and Property
Information -- Description of Uptown Phoenix Submarket Property."

     In addition, the Company may participate with other entities in property ownership through joint ventures or partnerships. Partnership or joint venture investments may, under certain circumstances, involve risks not otherwise present, including the possibility that the Company's partners or co-venturers might become bankrupt, that such partners or co-venturers might at any time have economic or other business interests or goals that are inconsistent with the business interests or goals of the Company, and that such partners or co-venturers may be in a position to take action contrary to the instructions or the requests of the Company or contrary to the Company's policies or objectives, including the Company's policy with respect to maintaining its qualification as a REIT. The Company will, however, seek to maintain sufficient control of such partnerships or joint ventures to permit the Company's business objectives to be achieved. There is no limitation under the Company's organizational documents as to the amount of available funds that may be invested in partnerships or joint ventures. In addition, the Company may in the future acquire either a limited partnership interest in a property partnership without partnership management responsibility or a co-venturer interest or co-general partnership interest in a property partnership with shared responsibility for managing the affairs of a property partnership or joint venture and, therefore, will not be in a position to exercise sole decision-making authority regarding the property partnership or joint venture.

     Illiquidity of Real Estate Investments Could Adversely Affect the Company's Financial Condition. Equity real estate investments are relatively illiquid. Such illiquidity will tend to limit the ability of the Company to sell and purchase properties promptly in response to changes in economic or other conditions. In addition, the Code may limit the ability of a REIT to sell properties held for fewer than four years, which may affect the Company's ability to sell properties even if a sale were in the best interests of the Company's stockholders.

     Acquisition, Redevelopment, and Development Risks Could Adversely Affect the Company. In the future, the Company expects to acquire additional office properties. See "Operating and Growth Strategies --

Growth Strategies." Acquisitions of office properties entail the risk that investments will fail to perform in accordance with expectations, including operating and leasing expectations. Redevelopment and new project development are subject to numerous risks, including risks of construction delays, cost overruns or force majeure that may increase project costs, new project commencement risks such as the receipt of zoning, occupancy and other required governmental approvals and permits and the incurrence of development costs in connection with projects that are not pursued to completion. The Company anticipates that certain of its acquisitions, redevelopments, and developments will be financed using the proceeds of periodic equity or debt offerings, lines of credit or other forms of secured or unsecured financing that will result in a risk that permanent financing for newly acquired projects might not be available or would be available only on disadvantageous terms. If permanent debt or equity financing is not available on acceptable terms to refinance acquisitions undertaken without permanent financing, further acquisitions may be curtailed or Cash Available for Distribution may be adversely affected. In addition, it is anticipated that acquisition risks may be heightened for acquisitions of Manhattan office properties due to the large size of many Manhattan office properties and the complexity of acquisition transactions in the Manhattan office market.

MANAGED PROPERTY BUSINESS AND NON-REIT SERVICES

     Termination of Management and Leasing Contracts. The Company, through the Operating Partnership and the Management Company, intends to pursue the management, leasing, development and construction of properties owned by third parties. Risks associated with these activities include the risk that the related contracts (which are typically cancelable upon 30 days' notice or upon certain events, including sale of the property) will be terminated by the property owner or will be lost in connection with a sale of such property, that contracts may not be renewed upon expiration or may not be renewed on terms consistent with current terms and that the rental revenues upon which management, leasing, and development fees are based will decline as a result of general real estate market conditions or specific market factors affecting properties managed, leased or developed by the Company, resulting in decreased management or leasing fee income.

     Adverse Consequences of Lack of Control Over the Business of the Management Company. The capital stock of the Management Company will be divided into two classes: voting common stock, 95% of which will be owned by Lawrence H. Feldman, the Company's Chairman, Chief Executive Officer, and President, and 5% of which will be owned by the Company, and non-voting common stock, all of which will be owned by the Company, through the Operating Partnership. The voting common stock and the non-voting common stock represent 5% and 95%, respectively, of the economic interests in the Management Company. Lawrence H. Feldman is the holder of 95% of the voting common stock of the Management Company and is currently the sole director of the Management Company. The Company will not be able to elect directors of the Management Company and, therefore, will not be able to influence the day-to-day management decisions of such entity. As a result, the board of directors and management of the Management Company may implement business policies or decisions that would not have been implemented by persons controlled by the Company and that are adverse to the interests of the Company or that lead to adverse financial results, which could adversely impact the Company's net operating income and cash flow. In addition, certain requirements for REIT qualification may in the future limit the Company's ability to increase the third-party management, leasing, development and construction operations conducted, and related services offered, by the Operating Partnership and the Management Company without jeopardizing the Company's qualification as a REIT. See "Federal Income Tax Considerations -- Failure to Qualify as a REIT."

LIMITS ON CHANGES IN CONTROL

     Stock Ownership Limit in Charter Could Inhibit Acquisitions and Changes in Control. For the Company to maintain its qualification as a REIT under the Code, not more than 50% in value of the outstanding shares of equity securities of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of the Company's taxable year (other than the first taxable year for which the election to be treated as a REIT has been made). To assist the Company in qualifying as a REIT under this and other provisions under the Code, the Company's Charter, subject to certain exceptions, prohibits ownership, directly or indirectly by virtue of certain attribution provisions of the Code, of more than (i) 9.8% of the number or value of the outstanding shares of Common Stock or (ii) 9.8% of the number or value of the outstanding shares of any class of preferred stock of the Company, par value $0.01 per share (the "Preferred Stock"), or any series of Preferred Stock (collectively, the "Ownership Limitation"). Generally, the stock owned by affiliated owners will be aggregated for purposes of the Ownership Limitation, subject to an exception that permits mutual funds and certain other entities to own or purchase up to 15% of any class of the Company's stock in appropriate circumstances (the "Look-Through Ownership Limitation"). The Company's Board of Directors may, under certain circumstances (upon receipt of a ruling from the Internal Revenue Service (the "IRS"), an opinion of counsel or other evidence satisfactory to the Board and upon such other conditions as the Board may establish), exempt a proposed transferee from the Ownership Limit or the Look-Through Ownership Limitation (as applicable). However, the Board may not grant an exemption from the Ownership Limit or the Look-Through Ownership Limitation to any proposed transferee whose ownership, direct or indirect, of shares of capital stock of the Company in excess of the Ownership Limit or the Look-Through Ownership Limitation (as applicable) would result in the termination of the Company's status as a REIT. See "Description of Capital
Stock -- Restrictions on Transfer." Absent any such exemption, shares of capital stock acquired in violation of the Ownership Limit will be transferred to a trust for the benefit of a designated charitable beneficiary, with the person who acquired such shares in violation of the Ownership Limit or the Look-Through Ownership Limitation (as applicable) not entitled to receive any distributions thereon, to vote such shares, or to receive any proceeds from the subsequent sales thereof in excess of the lesser of the price paid therefor or the amount realized from such sale. A transfer of shares to a person who, as the result of the transfer, violates the Ownership Limit or the Look-Through Ownership Limitation (as applicable) may be void under certain circumstances. The foregoing restrictions on transferability and ownership may not be amended without the approval of (i) the Board of Directors (including the unanimous vote of the Independent Directors) and (ii) the affirmative vote of two-thirds of the outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class. The Ownership Limit may have the effect of delaying, deferring, or preventing a transaction or a change in control of the Company that might involve a premium price for the Common Stock or otherwise be in the best interest of the stockholders. See "Description of Capital Stock -- Restrictions on Transfer."

     Staggered Board Could Prevent Acquisitions and Changes in Control. The Company's Board of Directors is divided into three classes. The initial terms of the first, second and third classes will expire in 1998, 1999, and 2000, respectively. Beginning in 1998, directors of each class will be chosen for three-year terms upon the expiration of their existing terms and each year one class of directors will be elected by the stockholders. The staggered terms of directors may reduce the possibility of a tender offer or an attempt to change control of the Company, even if a tender offer or change in control would be in the best interest of the stockholders. See "Certain Provisions of Maryland Law and of the Company's Charter and Bylaws -- Number of Directors; Classification of the Board of Directors."

     The Issuance of Additional Shares Could Prevent Acquisitions and Changes in Control. The Company's Charter authorizes the Board of Directors to issue additional authorized but unissued shares of Common Stock or Preferred Stock and to classify or reclassify any unissued shares of Common Stock or Preferred Stock and to set the preferences, rights and other terms of such classified or unclassified shares. See "Description of Capital Stock." Although the Board of Directors has no such intention to do so at the present time, it could establish a class or series of Preferred Stock that could, depending on the terms of such series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Common Stock or otherwise be in the best interest of the stockholders. The Charter and Bylaws of the Company also contain other provisions that may have the effect of delaying, deferring, or preventing a transaction or a change in control of the Company that might involve a premium price for the Common Stock or otherwise be in the best interest of the stockholders. See "Certain Provisions of Maryland Law and of the Company's Charter and Bylaws -- Removal; Filling Vacancies -- Control Share Acquisition Statute and -- Advance Notice of Director Nominations and New Business."

     Limitations on Acquisition of and Changes in Control Pursuant to Maryland Law. Certain provisions of the Maryland General Corporation Law (the "MGCL") may have the effect of inhibiting a third party from making an acquisition proposal for the Company or of impeding a change in control of the Company under circumstances that otherwise could provide the holders of shares of Common Stock with the opportunity to realize a premium over the then-prevailing market price of such shares. In particular, the MGCL provides that, unless exempted by action of the Board of Directors, certain "business combinations" between a Maryland corporation, such as the Company, and a stockholder holding 10% or more of the corporation's voting securities (an "Interested Stockholder") may not occur for a period of five years after such stockholder becomes an Interested Stockholder. Therefore, a business combination may be impeded or prohibited, even if such a combination were in the best interest of the Company's stockholders. The MGCL also provides that, unless exempted by the Charter or Bylaws, so-called "control shares" may be voted only upon the approval of two-thirds of the outstanding stock of the corporation exclusive of the control shares. Control shares are shares which, if aggregated with all other shares previously acquired by the acquiror, would entitle the acquiror to vote certain statutorily determined percentages of outstanding shares. Under certain circumstances, a Maryland corporation also may redeem the control shares and, in the event the control shares are permitted to vote, the other stockholders of the corporation are entitled to appraisal rights. Therefore, a control share acquisition could be impeded and the attempt of any such transaction could be discouraged, even if it were in the best interest of the Company's stockholders. The Company has opted out of the business combination and control share provisions of the MGCL, but the Board of Directors may elect for the Company to become subject to these provisions of the MGCL in the future.

FAILURE TO QUALIFY AS A REIT WOULD CAUSE THE COMPANY TO BE TAXED AS A
CORPORATION

     The Company Will Be Taxed As a Corporation if it Fails to Qualify as a REIT. The Company intends to operate so as to qualify as a REIT for federal income tax purposes, commencing with its taxable year ending December 31, 1997. The Company expects to qualify initially as a REIT, but no assurance can be given that it will so qualify or be able to remain so qualified. Although the Company has not requested, and does not expect to request, a ruling from the IRS that it qualifies as a REIT, it will receive at the closing of the Offering an opinion of its tax counsel that, based on certain assumptions and representations, the Company is organized in conformity with the requirements for qualification as a REIT under the Code, and that the Company's proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT. No assurance can be given, however, that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the Company's qualification as a REIT or the federal income tax consequences of such qualification. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. Furthermore, this opinion will be based on an analysis of the facts, including the proposed method of operation of the Company, as they exist at the consummation of the Offering. Moreover, the qualification of the Company as a REIT will depend on the Company's continuing ability to meet various requirements concerning, among other things, the ownership of its outstanding stock, the nature of its assets, the sources of its income, and the amount of its distributions to its stockholders. Because the Company has no history of operating so as to qualify as a REIT, there can be no assurance that the Company will do so successfully. See "Federal Income Tax Considerations -- Taxation of the Company -- Failure to Qualify as a REIT." If the Company were to fail to qualify as a REIT for any taxable year, the Company would not be allowed a deduction for distributions to its stockholders in computing its taxable income and would be subject to federal income tax (including any applicable minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under certain Code provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, Cash Available for Distribution would be reduced for each of the years involved. In addition, although the Company intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Board of Directors, with the consent of stockholders by two-thirds of the outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class, to revoke the REIT election. See "Federal Income Tax Considerations."

     To Qualify As a REIT the Company Will Need to Maintain a Certain Level of Distributions. In order to qualify as a REIT, the Company generally will be required each year to distribute to its stockholders at least 95% of its net taxable income (excluding any net capital gain). In addition, the Company will be subject to a

4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year, and (iii) 100% of its undistributed taxable income from prior years. See "Federal Income Tax Considerations -- Taxation of the Company -- Requirements for Qualification as a REIT." The Company intends to make distributions to its stockholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. The Company's income will consist primarily of its share of the income of the Operating Partnership, and the Cash Available for Distribution by the Company to its stockholders will consist of its share of cash distributions from the Operating Partnership. Differences in timing between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company could require the Company, through the Operating Partnership, to borrow funds on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax. The requirement to distribute a substantial portion of the Company's net taxable income could cause the Company to distribute amounts that otherwise would be spent on future acquisitions, unanticipated capital expenditures or repayment of debt, which would require the Company to borrow funds or to sell assets to fund the costs of such items.

     Other Tax Liabilities. Even if the Company qualifies as a REIT, it will be subject to certain federal, state and local taxes on its income and property. In addition, the net taxable income, if any, of the Management Company will be subject to federal and state income tax. See "Federal Income Tax
Considerations -- Other Tax Considerations."

THE COMPANY'S USE OF DEBT TO FINANCE ACQUISITIONS AND DEVELOPMENTS COULD ADVERSELY AFFECT THE COMPANY

     Rising Interest Rates Could Adversely Affect the Company's Cash
Flow. Initially, the $35.0 million loan encumbering the Tower 45 Property will bear interest at a variable rate. See "The Properties -- Mortgage Indebtedness Remaining Following the Offering." In addition, the Company anticipates that advances under the Line of Credit will bear interest at a variable per annum rate which will depend on the Company's overall leverage. The Company may incur additional indebtedness in the future that also bears interest at variable rates. Variable rate debt creates higher debt service requirements if market interest rates increase, which would adversely affect the Company's cash flow and the amounts available for distributions to its stockholders. The Company may in the future engage in transactions to limit its exposure to rising interest rates as appropriate and cost effective which expose the Company to the risk that counterparties to such a transaction may not perform and cause the Company to lose the anticipated benefits therefrom, which would have the adverse affects associated with increases in market interest rates described above. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Debt Financing and Potential Adverse Effects on Cash Flows and Distributions. The Company will be subject to risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to pay distributions at expected levels and meet required payments of principal and interest, the risk that indebtedness on the Properties (which will not have been fully amortized at maturity in all cases) will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. Upon consummation of the Offering and the Formation Transactions, the Company expects to have outstanding consolidated indebtedness of approximately $131.7 million (including its pro rata share of indebtedness of unconsolidated investments), with maturities ranging from 1998 to 2006. The Company has the right to prepay, commencing 40 days following the Offering and prior to maturity, the $35.0 million of mortgage indebtedness that will be secured by the Tower 45 Property. If the Company determines to prepay the loan encumbering the Tower 45 Property prior to maturity, the Company is positioned to finance such prepayment by drawing upon the Company's Term Loan. If the Company does not repay the indebtedness relating to the Tower 45 Property in full on or prior to December 31, 1997, the Company will be required to apply all net cash flow from the Tower 45 Property and certain escrowed amounts toward the reduction of outstanding principal of such loan. Such required prepayments would have a material adverse impact on, among other things, the amount of Cash Available for

Distribution by the Company to its stockholders. See "-- Changes in Policies, Such as the Company's Debt Policy, Without Stockholder Approval Could Adversely Affect the Company."

     In addition, the Company has obtained a commitment for the $200 million unsecured Line of Credit to fund the acquisition and development of additional office properties, tenant and capital improvements to office properties and working capital. The Line of Credit will be recourse to the Company and the Operating Partnership and will mature three years following the closing of the loan. If principal payments due at maturity cannot be refinanced, extended or paid with proceeds of other capital transactions, such as the issuance of new equity capital, the Company expects that its cash flow will not be sufficient in all years to pay distributions at expected levels and to repay all maturing debt. Furthermore, if prevailing interest rates or other factors at the time of refinancing result in higher interest rates upon refinancing, the interest expense relating to such refinanced indebtedness would increase, which would adversely affect the Company's cash flow and the amounts available for distributions to its stockholders. If a property or properties are mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the property could be foreclosed upon by or otherwise transferred to the mortgagee with a consequent loss of income and asset value to the Company.

     The Inability to Obtain Permanent Financing of Construction Loans Could Result in a Loss of Income and Asset Value of the Company. If new developments are financed through construction loans, there is a risk that upon completion of construction, permanent financing for newly developed properties may not be available or may be available only on disadvantageous terms. In the event that the Company is unable to obtain permanent financing for a developed property on favorable terms, it could be forced to sell such property at a loss or the property could be foreclosed upon by the lender and result in loss of income and asset value to the Company. On July 15, 1997, an affiliate of Tower Equities transferred to a lender its ownership interest in a medical office property pursuant to a deed in lieu of foreclosure in favor of such lender in respect of mortgage indebtedness of approximately $11.5 million.

HIGH DISTRIBUTION PAYOUT RATIO

     The Company's estimated initial distribution rate represents 93.4% of the Company's estimated Cash Available for Distribution resulting in the risk that actual Cash Available for Distribution will be insufficient to permit the Company to maintain its proposed initial distribution rate. See "Distributions." Should actual Cash Available for Distribution be less than estimated cash available for distribution, the Company may not be able to achieve and maintain its proposed initial distribution rate. Any such failure to make expected distributions could result in a decrease in the market price of the Common Stock.

UNCONTROLLABLE MARKET FACTORS AFFECTING THE PROPERTIES' PERFORMANCE AND VALUE COULD PRODUCE LOWER RETURNS

     Nine Properties (aggregating 38% of the Company's total rentable square feet) of the Company's 21 Properties are located in Arizona, including eight Properties (aggregating 30% of the Company's total rentable square feet) located in the Metropolitan Phoenix office market, five Properties (aggregating 39% of the Company's total rentable square feet) are located in the Manhattan office market, and six Properties (aggregating 23% of the Company's total rentable square feet) are located in the Metropolitan Orlando office market. In addition, the Company initially intends to concentrate its future acquisitions in its primary markets. Like other real estate markets, these commercial real estate markets have experienced economic downturns in the past, and future declines in any of these economies or real estate markets could adversely affect the Company's Cash Available for Distribution. The Company's financial performance and its ability to make distributions to stockholders are therefore dependent on the economic conditions in the Manhattan, Metropolitan Phoenix and Metropolitan Orlando office markets. The Company's revenues and the value of its Properties may be affected by a number of factors, including the local economic climate (which may be adversely impacted by business layoffs or downsizing, industry slowdowns, changing demographics and other factors) and local real estate conditions (such as oversupply of or reduced demand for office, industrial and other competing Manhattan commercial properties). There can be no assurance as to the continued growth of the economies in the Metropolitan Phoenix, or Metropolitan Orlando office markets, or the future growth rate of the Company.

LACK OF OPERATING HISTORY AND RISKS OF ACQUISITIONS COULD ADVERSELY AFFECT THE COMPANY

     Fourteen of the Properties have been under the Company's management for two years or less (including the 100 Wall Street Property which prior to the consummation of the Offering was not managed by the Company). The most recently acquired Properties may have characteristics or deficiencies unknown to the Company affecting their value or revenue potential; and it is possible that the operating performance of the most recently acquired Properties may decline under the Company's management. In addition, the Company lacks certain historical net effective rent and occupancy data for its 100 Wall Street and One Orlando Center properties which may make it difficult for the Company to evaluate trends at such properties, including future operating performance. As the Company acquires additional properties, the Company will be subject to risks associated with managing new properties, including lease-up and tenant retention. In addition, the Company's ability to manage growth effectively will require it to successfully integrate its new acquisitions into its management structure. No assurance can be given that the Company will be able to succeed with such integration or effectively manage additional properties or that newly acquired properties will perform as expected.

CHANGES IN POLICIES, SUCH AS THE COMPANY'S DEBT POLICY, WITHOUT STOCKHOLDER APPROVAL COULD ADVERSELY AFFECT THE COMPANY

     The investment, financing, borrowing and distribution policies, including the Debt Policy, of the Company and its policies with respect to all other activities, including growth, capitalization and operations, will be determined by the Board of Directors. The Company's Debt Policy limits the Company's total consolidated indebtedness plus its pro rata share of indebtedness of unconsolidated investments ("Joint Venture Debt") to 50% or less of the Company's total equity market capitalization plus its consolidated indebtedness and pro rata share of Joint Venture Debt ("Total Market Capitalization"), but the organizational documents of the Company do not contain any limitation on the amount of indebtedness the Company may incur. Although the Company's Board of Directors has no present intention to do so, these policies may be amended or revised at any time and from time to time at the discretion of the Board of Directors without a vote of the stockholders of the Company. A change in these policies could adversely affect the Company's financial condition, results of operations or the market price of the Common Stock. See "Policies with Respect to Certain Activities."

THE COMPANY RELIES ON KEY PERSONNEL WHOSE CONTINUED SERVICE IS NOT GUARANTEED

     The Company is dependent on the efforts of its executive officers, particularly Lawrence H. Feldman, the Company's Chairman, Chief Executive Officer, and President. The loss of any of their services could have an adverse effect on the operations of the Company. Prior to the consummation of the Offering, each of Messrs. Feldman, Cox, and Kasman will enter into an employment agreement with the Company; however, such employment agreements (including the obligations of such persons to provide services to the Company and to not compete with the Company under certain circumstances) may not be enforceable under applicable state law, exposing the Company to the risk of loss of the services of such persons, which could have an adverse effect on the operations of the Company. See "Management -- Employment Agreements." Certain assets of the Primary Contributors, including the Excluded Properties which consist of seven retail shopping center properties containing and aggregate of 800,000 rentable square feet, are not being contributed to the Company, and certain of the executive officers of the Company, including Mr. Feldman, may devote a de minimis portion of their management time towards the management of these Excluded Properties; however, pursuant to each such executive officer's employment agreement, such executive officers are required to devote substantially all of their business time and attention to the day-to-day operations of the Company. See "Management -- Employment Agreements" and "The Properties -- Excluded Properties."

CONTROL OF MANAGEMENT

     None of the directors or officers of the Company is selling any Common Stock in the Offering. Upon completion of the Offering and the Formation Transactions, all directors and management personnel of the Company as a group will beneficially own approximately 9.3% of the total issued and outstanding Common Stock and OP Units (which will be exchangeable by the holders for cash or, at the election of the Company, shares of Common Stock on a one-for-one basis after one year). See "Principal Stockholders." Management currently expects that the Company will elect to exchange such OP Units for Common Stock. Mr. Feldman will serve as Chairman, Chief Executive Officer and President of the Company. Mr. Cox will serve as Executive Vice President and Chief Operating Officer of the Company and Mr. Kasman will serve as Senior Vice President and Chief Financial Officer of the Company. In addition, Messrs. Feldman and Cox serve as two of the seven directors of the Company. Accordingly, such persons will have substantial influence over the Company, which influence might not be consistent with the interests of other stockholders, and may in the future have a substantial influence on the outcome of any matters submitted to the Company's stockholders for approval if all of their OP Units are exchanged for Common Stock. See "-- Conflicts of Interests in the Formation Transactions; Substantial Benefits to Related Parties."

ABSENCE OF PRIOR PUBLIC MARKET FOR COMMON STOCK AND MARKET CONDITIONS COULD ADVERSELY IMPACT THE TRADING PRICE OF THE COMMON STOCK

     Prior to the Offering there has been no public market for the Common Stock and there can be no assurance that an active trading market will develop or be sustained or that Common Stock will be resold at or above the Offering Price. The Common Stock has been approved for listing on the New York Stock Exchange (the "NYSE"), subject to official notice of issuance. The Offering Price of the Common Stock has been determined by agreement among the Company and the Underwriters and may not be indicative of the market price for the Common Stock after the Offering. See "Formation and Structure of the Company -- Determination and Valuation of Ownership Interests" and "Underwriting." The market value of the Common Stock could be substantially affected by general market conditions, which could change from time to time, including (i) changes in interest rates;
(ii) the extent to which a secondary market develops for the Common Stock following the Offering; (iii) the extent of institutional investor interest in the Company; (iv) the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate-based companies); (v) the Company's financial performance; and (vi) general stock and bond market conditions. Moreover, numerous other factors, such as regulatory action and changes in tax laws, could have a significant impact on the future market price of the Common Stock. One of the factors that will influence the market price of the Common Stock in public markets will be the annual distribution rate on the Common Stock. An increase in market interest rates may lead prospective purchasers of the Common Stock to expect a higher annual distribution rate from future distributions, which would adversely affect the market price of the Common Stock. There also can be no assurances that, upon listing, the Company will continue to meet the criteria for continued listing of the Common Stock on the NYSE.

PURCHASERS OF COMMON STOCK IN THE OFFERING WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL BOOK VALUE DILUTION

     As set forth more fully under "Dilution," the pro forma net tangible book value per share of the assets of the Company after the Offering will be substantially less than the Offering Price. Accordingly, purchasers of the Common Stock offered hereby will experience immediate and substantial dilution of $5.33 per share in the net tangible book value of the Common Stock from the Offering Price. See "Dilution."

POSSIBLE ADVERSE EFFECT ON COMMON STOCK PRICE OF SHARES AVAILABLE FOR FUTURE
SALE

     Sales of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock. The Operating Partnership, in connection with the Formation Transactions, will issue to persons other than the Company an aggregate of 1,583,640 OP Units, and the Company will issue 3,149,360 shares of restricted Common Stock in connection with the Formation Transactions and the Concurrent Private Placements and the cancellation of the MSAM Notes. These OP Units may be exchanged for cash based on their fair market value or, at the Company's option, for shares of Common Stock on a one-for-one basis. In certain circumstances, the Company may not be able to exercise its option to satisfy such partners' exchange rights with Common Stock because of tax or securities law limitations. An exercise of exchange rights in such circumstances could adversely affect the Operating Partnership's liquidity because it would then be required to satisfy such rights with cash. The Exchange Agreement (as defined in "Partnership
Agreement -- Exchange Rights") prohibits the exchange of OP Units for a period of one year following the closing of the Offering. In addition, the officers and directors of the Company have agreed, subject to certain limited exceptions, not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock (or any securities convertible into or exercisable for shares of Common Stock) for a two-year period after the date of this Prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. The purchasers of the shares of Common Stock in the Concurrent Private Placements and the recipients of shares of Common Stock in the Formation Transactions have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock for at least a one-year period after the date of this Prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. See "Underwriting." The Registration Rights Agreement (as defined in "Partnership Agreement -- Registration Rights") requires the Company to register all restricted shares of Common Stock under the Act, including shares issuable upon the exchange of OP Units. As a result, at the conclusion of the one-year restriction period and the applicable Lock-up Period, all shares of Common Stock issued in connection with the Formation Transactions or acquired upon exchange of OP Units may be sold in the public market. In addition, a number of shares of Common Stock equal to 9.5% of the total number of issued and outstanding shares of Common Stock (on a fully diluted basis assuming the exchange of all OP Units for shares of Common Stock) will be reserved for issuance pursuant to the 1997 Plan, and 200,000 shares also will be reserved for issuance to non-employee directors pursuant to the Directors' Plan. Options to purchase 975,000 shares of Common Stock at the Offering Price will be granted to the Company's executive officers and employees under the 1997 Plan and the Company's directors under the Directors' Plan in connection with the Formation Transactions. See "Management -- Stock Option and Restricted Stock
Plans -- Compensation of Directors, -- Executive Compensation and -- 1997 Plan." No prediction can be made about the effect that future sales of Common Stock will have on the market prices of shares. See "Shares Available for Future Sale."

                                  THE COMPANY

GENERAL

     The Company has been formed to continue and expand the commercial real estate business of Tower Equities, which since 1985 has been engaged in developing, acquiring, owning, renovating, managing, and leasing office properties in the Manhattan, Phoenix/Tucson and Orlando markets. Upon completion of the Offering, the Company will own interests in 21 Properties encompassing approximately 3.4 million rentable square feet. The Company will also own two parcels of land which can support an aggregate of approximately 370,000 square feet of development and will have options to acquire two other parcels of land which can support approximately 1.8 million square feet of development. See "The Properties -- Development Parcels and -- Land Parcel Options." As of August 31, 1997, approximately 80% of the Annualized Rent from the Company's portfolio was derived from Properties located in central business district locations, including approximately 54% from Properties located in the Manhattan office market. Substantially all of the Properties are located in Manhattan, Phoenix, Tucson, and Orlando. The Company will operate as a fully integrated, self-administered, and self-managed real estate company and expects to qualify as a REIT for federal income tax purposes.

     The Company will continue its turnaround strategy of acquiring office properties at a significant discount to replacement cost that are attractively priced due to physical, leasing, and/or operational deficiencies. Consistent with this strategy, the Company will seek to acquire office properties that present an attractive opportunity to create value and enhance cash flow through the Company's hands-on approach to property repositioning, including the implementation of property-specific renovation programs for underperforming assets. The Company believes that the significant experience of its management in property development, redevelopment, construction, management, and leasing provides it with the expertise necessary to identify, acquire, upgrade, renovate, and reposition underperforming office properties.

     The Company initially intends to focus its turnaround strategy in Manhattan because the Company believes that the current supply/demand fundamentals in that office market provide an attractive environment for owning and operating office properties. As a result of increasing demand for office space in Manhattan, and limited new supply, vacancy rates in Manhattan have declined during the last five years and rental rates for office properties in Manhattan have increased. See "Property Office Markets and Market Economies." The Company believes that demand for office space in Manhattan has increased recently because of consistent job growth, a strengthening New York City metropolitan economy, and an improving business environment and quality of life offered by New York City. At the same time, the supply of Manhattan office space has remained virtually unchanged since 1992, and the Company believes that supply is unlikely to increase substantially over the near term primarily because there are relatively few sites available for new construction, the lead time required for new construction typically exceeds three years, and new construction generally is not economically feasible given current market rental rates.

     The Company believes that opportunities exist to acquire office properties in Manhattan on attractive terms, including at prices significantly below replacement cost. Notwithstanding the current favorable supply/demand fundamentals in the Manhattan office market, the Company believes that, in order to justify new construction in this market, asking rents generally would have to increase at least 40% over current asking rents for Class A office space in Manhattan (as estimated by Landauer), not taking into account any tax subsidies that may apply.

     The Company will also pursue the strategic acquisition of office properties located in the Phoenix and Orlando markets that are consistent with its turnaround strategy, as well as the development of the Company's development parcels located in those markets. The Company believes these office markets generally have significant rental growth potential due to employment growth, declining vacancies, and limited new construction activity. According to the 1997 Landauer Market Forecast, Phoenix and Orlando ranked first and second, respectively, based on a supply/demand projection for 60 office markets in the United States. The improved economic fundamentals in these markets have resulted in a decline in direct vacancy rates from December 31, 1992 to June 30, 1997 from 16.8% to 7.2% in the Metropolitan Orlando office market and 25.1% to 8.3% in the Metropolitan Phoenix office market.

     Tower Equities was formed in 1985 by Lawrence H. Feldman, the Company's Chairman, Chief Executive Officer, and President, and Edward Feldman, his father (who has since retired), and traces its origins to a predecessor family-owned general contracting business that was founded at the beginning of the twentieth century by Lawrence H. Feldman's grandfather, the late H.J. Feldman. Tower Equities has acquired and/or developed many of the Properties owned by the Company with institutional joint venture partners which will continue as stockholders in the Company following the Offering; these joint venture partners include affiliates of General Electric Capital Corp., DRA Advisors, Inc., and Carlyle.

     The Company operates from its midtown Manhattan headquarters and its two full service regional offices (Orlando and Phoenix), and is a fully integrated real estate company with approximately 70 employees with in-house expertise in acquisition, development, construction, property management, and leasing. The five executive officers of the Company and the two managing directors of the Company's Orlando and Phoenix regional offices have an average of 17 years' experience in the real estate industry (including an average of over eight years with the Company). Upon completion of the Offering, the Company's management and directors will, in the aggregate, own approximately 9.3% of the Company's equity. See "Management -- Directors and Executive Officers."

OPERATIONS OF THE COMPANY

     The Company's operations will be carried out through subsidiaries which consist primarily of the Operating Partnership, the Subsidiary Partnerships and the Management Company. The Company will form additional subsidiaries or affiliates in cases where the Company determines that the use of a separate entity is advisable.

     The Operating Partnership. Upon completion of the Offering, the Company will acquire an approximately 90.3% interest in the Operating Partnership, a recently formed Delaware limited partnership. The Company will be the sole general partner of the Operating Partnership and will own a 1.0% general partner interest in the Operating Partnership. Through the ownership of this general partner interest, the Company will control the Operating Partnership and its assets. The Company also will be one of the Operating Partnership's limited partners (the "Limited Partners") and will initially own an approximately 89.3% limited partnership interest in the Operating Partnership. Other initial limited partners will be the Primary Contributors and other holders of interests in the Properties who have elected to receive OP Units in exchange for all or a portion of their interests in the Properties. In their capacity as such, the Limited Partners will have no authority to transact business for, or participate in the management, activities or decisions of, the Operating Partnership. The Operating Partnership will own, directly or through one or more Subsidiary Partnerships, interests in all of the Properties. The Operating Partnership will own, directly or indirectly, a 99.9% interest in each Subsidiary Partnership with the remaining 0.1% interest held by the Company.

     The Management Company. The Company conducts its real estate management and leasing and tenant/landlord representation businesses, through the Management Company. The Management Company manages all of the Properties, as well the Excluded Properties. See "The Properties -- Excluded Properties." As of June 30, 1997, the Management Company was managing properties containing an aggregate of 3.6 million rentable square feet, of which 2.7 million rentable square feet related to the Properties and 800,000 rentable square feet related to the Excluded Properties. For the years ended December 31, 1994, 1995 and 1996, the Management Company's tenant/landlord representation business (formerly conducted by Properties Atlantic) had revenues of $512,400, $430,000, and $930,000, respectively. Through its ownership of 100% of the non-voting common stock and 5% of the voting common stock of the Management Company, the Operating Partnership is entitled to receive approximately 95% of the amounts paid as dividends by the Management Company. Additionally, the certificate of incorporation of the Management Company requires the quarterly distribution of all the net operating cash flow after working capital to its stockholders as dividends. Lawrence H. Feldman is the sole director of the Management Company and owns 95% of the voting common stock thereof.

CONCURRENT PRIVATE PLACEMENTS

     Concurrent with the closing of the Offering, (i) the Morgan Stanley Investors advised by MSAM have agreed to purchase $20 million in Common Stock and (ii) the Carlyle Funds have agreed to purchase

$10 million in Common Stock, in each case, directly from the Company in a private placement at the Offering Price. The Underwriters will not receive a discount or commission on the sale of Common Stock in the Concurrent Private Placements. The closings of the Concurrent Private Placements are subject to the closing of the Offering and the satisfaction of other customary conditions. In addition, in connection with the Formation Transactions, the Company will cancel the outstanding balance of the MSAM Notes and issue to the Morgan Stanley Investors approximately 886,200 shares of restricted Common Stock in complete satisfaction of the MSAM Notes. The Company has granted to the Morgan Stanley Investors and to the Carlyle Funds certain registration rights with respect to sales of Common Stock received by the Morgan Stanley Investors and the Carlyle Funds and any affiliates thereof in connection with the Concurrent Private Placements and the Formation Transactions, including the right to include such shares in a shelf registration statement the Company has agreed to file within 15 days after the expiration of the one-year period following completion of this Offering. In addition, in connection with the Offering, the Morgan Stanley Investors and the Carlyle Funds have agreed, subject to certain exceptions, not to sell, offer or contract to sell, grant any option for the sale of, or otherwise dispose of any shares of Common Stock or any securities convertible in to or exchangeable for Common Stock for a period of one year from the date of this Prospectus, without the prior written consent of the Representatives. Also, the Company has granted to the Morgan Stanley Investors the right to have a representative observe the meetings of the Board of Directors and its committees. These Board observation rights terminate at any time the Morgan Stanley Investors hold less than 60% of the shares of Common Stock acquired by them at the closing of the Offering. In addition, Esko I. Korhonen, a principal of Carlyle Realty, L.P., an affiliate of Carlyle, will serve as a director of the Company following the Offering. See "Underwriting," "Shares Available for Future Sale" and "Management -- Directors and Executive Officers."

     The Company is a Maryland corporation incorporated on March 21, 1997. The Company's executive offices are located at 120 West 45th Street, 24th Floor, New York, New York 10036 and its telephone number is (212) 768-9010.

                        OPERATING AND GROWTH STRATEGIES

     The Company's primary business objective is to maximize stockholder value through increases in Cash Available for Distribution per share and appreciation in the value of the Common Stock. The Company plans to achieve this objective by continuing Tower Equities' operating strategies and implementing the internal and external growth strategies described below.

OPERATING STRATEGIES

     Through its midtown Manhattan headquarters and its two full service regional offices (Orlando and Phoenix), the Company applies a vertically integrated approach to acquisition, management, leasing, and renovation activities that is designed to facilitate decision-making and enhance responsiveness to market opportunities and tenant needs. The Company's operating strategies include (i) emphasizing tenant satisfaction, and thereby promoting tenant retention, through activities such as quarterly tenant satisfaction surveys, property newsletters, and Company/tenant special events, all of which are designed to keep the Company highly attuned to the needs of its tenants;
(ii) employing intensive property marketing within the commercial brokerage communities, including regular promotional presentations at broker offices, Company-sponsored sporting events, such as golf outings, and the distribution of monthly mailers, property videos, and other Company marketing materials, all of which foster long-standing relationships with brokers; and (iii) implementing cost control management and systems that capitalize on economies of scale arising from the size and location of the Company's portfolio. The Company believes that these operating practices have, over time, increased occupancy rates and rental revenue of its existing portfolio, which was 92.4% occupied as of August 31, 1997.

     In addition, the Company uses cost control management and systems that capitalize on economies of scale arising from the size and location of the Company's portfolio. Upon the acquisition of a property, the Company implements a standard expense reduction program that is designed to assimilate the new property into its portfolio with the objective of capitalizing on cost reduction opportunities. Each expense item is compared to a standard measure of performance and from this data a plan is implemented to reduce operating costs. The program typically includes the upgrade of energy delivery systems through the retrofitting of light fixtures, the improvement of heating, ventilation and air conditioning systems, the termination of above market service contracts and the evaluation of personnel resources and payroll costs. This program has resulted in the achievement of an average investment yield (calculated by dividing the reduction in operating expenses of the Company by the cost of implementing the expense reduction program) at each Property (other than development Properties) of approximately 33% following the first 12 months of the Company's implementation of its standard expense reduction program for that Property.

GROWTH STRATEGIES

  Internal Growth

     The Company believes that opportunities to increase cash flow from its existing portfolio will be realized as the Company begins to achieve the benefits of its property repositioning strategy. The Company intends to increase Cash Available for Distribution per share and the value of the Common Stock from the following sources:

     - Contractual Rental Rate Increases: As of August 31, 1997, 48% of the rentable square feet at the Properties included built-in contractual rate increases over the remainder of the lease term. Between September 1, 1997 and August 31, 1998 the contractual base rents received by the Company under such leases are expected to increase by an aggregate of $1.06 million (exclusive of increases attributable to the transition from free or partial rent to full rent or rent increases tied to indices such as the CPI). However, such contractual rent increases are subject to renegotiation by tenants. See "Risk Factors -- The Company's Performance and Value are Subject to Risks Associated with the Real Estate
       Industry -- The Failure to Renew or Relet Space Under Expiring Leases Could Adversely Affect the Company's Cash Flow."

     - Leasing of Vacant Space: The Company expects to realize additional cash flow through the leasing or occupancy of approximately 257,000 rentable square feet of vacant space at the Properties as of August 31, 1997 (approximately 7.6% of the Company's total rentable square feet).

  External Growth

     The Company intends to pursue an external growth strategy to enable stockholders to benefit from potential value to be realized from acquisitions, property repositioning, development, and opportunities generated by the Company's property management operations. The Company's external growth strategy, which initially will focus in the Manhattan office market, includes
(i) acquiring at a significant discount to replacement cost office properties that are attractively priced due to physical, leasing, and/or operational deficiencies, and redeveloping those assets; (ii) property repositioning through renovation and refurbishment programs for underperforming assets; and (iii) exploring the development of office properties on its owned and optioned development land within the Phoenix/Tucson and Orlando markets, as well as the development of other office properties in these markets where such development will result in a favorable risk-adjusted return.

     Acquisition Strategies. The Company intends to initially target the acquisition of office properties located in Manhattan that have purchase prices of less than $100 million and that are attractively priced due to physical, leasing or operational deficiencies. The Company believes that its turnaround strategy will allow it to capitalize on Manhattan acquisition opportunities that are not typically sought by many institutional buyers. In addition, the Company expects to use its renovation and repositioning expertise to acquire underperforming Manhattan office properties that have the potential to be converted into fully leased Class A Manhattan office towers.

     The Company believes it has certain competitive advantages which enhance its ability to identify and capitalize on acquisition opportunities, including:
(i) management's strong local market expertise and experience and knowledge of properties, submarkets and potential tenants within its primary markets; (ii) management's long-standing relationships with tenants, real estate brokers, and institutional and other owners of commercial real estate; (iii) its fully integrated real estate operations which allow the Company to respond quickly to acquisition opportunities; (iv) its access to capital as a public company following the Offering, including the Company's proposed $200 million Line of Credit; and (v) its ability to acquire properties in exchange for OP Units or Common Stock if the sellers so desire (which ability may not be available to other prospective competitors who are not structured like the Company or cannot otherwise exchange securities for property). In addition, the Company may, under certain circumstances, be able to structure acquisitions in Manhattan in a manner that qualifies for reduced rates under New York State and New York City transfer tax laws, which reduced rates (from 3.025% to 1.5125%) are applicable only to certain REIT transactions through October 1999. The Company intends to fund future acquisitions and property development with proceeds from credit facilities, including the Line of Credit, long-term secured and unsecured indebtedness, and the issuance of additional debt and equity securities.

     As evidence of the Company's ability to grow its portfolio, the Company successfully acquired in excess of 2.0 million square feet of office properties between January 1, 1994 and December 31, 1996.

     An example which best illustrates how the Company executes its turnaround acquisition strategy is the purchase through a joint venture with an affiliate of Carlyle of the 2800 North Central Property. The Property was acquired in May 1996 for $30.7 million, which the Company believes represented a 47% discount to replacement cost with leases representing 32% of the net rentable square feet scheduled to expire within seven months. Within 10 months of the acquisition, the Company's leasing division completed lease renewals with creditworthy tenants for a total of 95,520 rentable square feet (representing approximately 82% of the rentable square feet scheduled to expire during 1996), which stabilized the leasing exposure at the Property (which was 91% leased as of August 31, 1997). This tenant retention program included in-person interviews with creditworthy tenants in order to gain insight into each tenant's business objectives and space requirements. The Company leveraged this knowledge to develop a plan to retain key tenants that would improve the perception of the Property in the marketplace. This marketing plan also included providing selected key tenants with tenant improvement allowances that exceeded customary allowances by approximately $433,000. In addition to the successful renewal campaign, the Company signed new leases with creditworthy tenants for over 22,000 square feet by the end of 1996. The Company's tenant retention program increased the Annualized Rent per leased square foot at the Property from approximately $15.06 at the time of acquisition to $16.24 as of August 31, 1997. In addition, the Annualized Net Operating Income at Acquisition of the Property was approximately $2.5 million. As a result of the Company's activities, the Property's Annualized Net Operating Income at August 31, 1997 was approximately $3.1 million. There can be no assurance that the Company will be able to achieve similar results with respect to the Properties or other properties acquired in the future. As of August 31, 1997, the 2800 North Central Property accounted for approximately 7.0% of the Company's aggregate Annualized Rent and 10.6% of the Company's total rentable square feet.

     Repositioning Strategies. As discussed above, the Company intends to acquire office properties that are performing at levels substantially below their potential due to physical, leasing, and/or operational deficiencies. The Company believes that a property-specific program of renovating and improving underperforming properties will help the Company capture long-term growth potential and will enhance and maintain the competitiveness of these properties. From January 1, 1995 until June 30, 1997, the Company spent approximately $4.3 million on revenue-enhancing capital improvements at newly acquired Properties. These improvements included lobby and elevator renovations, the installation of updated mechanical equipment and building systems, such as new chillers, as well as targeted cosmetic renovation. The Company's objective was to improve the Properties in order to attract creditworthy tenants at increased rental rates.

     An example which best illustrates the Company's repositioning strategy is the acquisition of the 5151 East Broadway Property that the Company made in a joint venture the Quantum Fund in November 1994. The joint venture acquired this Property for approximately $10 million or approximately $40 per square foot which the Company believes represented a 75% discount to replacement cost. At the time the Company acquired the Property, it was only 40% leased and in need of capital improvements. Shortly after the acquisition, the Company implemented a major renovation program that included landscaping improvements to the Company's outdoor plaza, lobby, and elevator renovations, the installation of updated mechanical and targeted deferred maintenance at a cost of approximately $2.5 million. The Company coupled these Property improvements with a proactive leasing effort that included the widespread distribution of marketing material and listing sheets and targeted preliminary tenant improvements which enabled prospective tenants to envision the cosmetic appeal of the vacant space, coupled with an aggressive marketing and leasing effort. The

Company's repositioning program resulted in an increase in Annualized Rent from approximately $1.7 million as of November 30, 1994 to approximately $3.3 million as of August 31, 1997 (a 92% increase), and an increase in Annualized Net Operating Income from $353,000 at acquisition to approximately $2.0 million as of August 31, 1997, which generated an Adjusted Investment Yield of 13.3% (calculated by dividing net operating income by the Investment Cost). As of August 31, 1997, the 5151 East Broadway Property accounted for approximately 4.4% of the Company's aggregate Annualized Rent and 7.3% of its total rentable square feet. There can be no assurance that the Company will be able to achieve similar results with respect to the Properties or other office properties acquired in the future.

     Development and Redevelopment. The Company intends to explore the development of its development land within the Phoenix/Tucson and Orlando markets when market fundamentals support a favorable risk-adjusted return on such development. See "The Properties -- Development Parcels and -- Land Parcel Options." The Company's executive officers average approximately 17 years of experience in the development of office properties. Since 1985, the Company's executive officers have been integrally involved in the development of more than
1.0 million square feet of office properties (including the 40-story midtown Manhattan Tower 45 Property). The Company currently does not intend to develop or redevelop any properties outside of its primary markets and it is expected that the Company's development activities will be limited by the terms of the Line of Credit.

     Management's development expertise provides the Company with the capability to purchase properties that are in need of significant capital improvements and to redevelop and reposition such properties to make them competitive in their respective markets. An example which best illustrates this strategy includes the Company's redevelopment of a 93,000 rentable square foot office building at 5750 Major Boulevard in Orlando. The Company acquired the Property in a joint venture with an affiliate of General Electric Capital Corp. in October 1996 for a purchase price of $3.8 million, or approximately $45 per square foot (a 50% discount to the Company's estimate of replacement cost). The Company is currently redeveloping the Property through a $1.8 million capital improvement program designed to reposition this Property into a Class A property, attracting higher quality tenants and corresponding increase in market rental rates. The Property was only 33% leased as of December 31, 1996 and, after the Company implemented an aggressive marketing and leasing program, the building will be 74.5% leased as of December 31, 1997 (based on leases signed as of August 31, 1997). As of August 31, 1997, the 5750 Major Boulevard Property accounted for approximately 0.4% of the Company's aggregate Annualized Rent and 2.7% of the Company's total rentable square feet. There can be no assurance however that the Company will meet any of the foregoing expectations. The Company expects to implement this type of property repositioning strategy for the future redevelopment of the Company's Madison Avenue properties. See "The
Properties -- Submarket and Property Information -- Madison Avenue Property Redevelopment Strategy."

  Financing Strategy

     The Company intends to maintain the Debt Policy limiting the Company's total consolidated indebtedness plus its pro rata share of Joint Venture Debt to 50% of the Company's Total Market Capitalization. The Company's organizational documents, however, do not limit the amount of indebtedness that the Company may incur. At the closing of the Offering, the Company will have outstanding consolidated indebtedness of approximately $131.7 million or 24.5% of its Total Market Capitalization (including its pro rata share of Joint Venture Debt). See "The Properties -- Mortgage Indebtedness Remaining Following the Offering." The Company has obtained a commitment from Merrill Lynch Capital Corporation for the $200 million Line of Credit that the Company intends to close concurrent with, or shortly after, the consummation of the Offering. See "The Properties -- Line of Credit." The Line of Credit is expected to be used primarily to finance the Company's acquisition and development activities and for working capital purposes. The Company believes that its access to capital through the Line of Credit and other sources of private financing, as well as its access to the public capital markets, will provide it with a competitive advantage in acquisitions and developments over certain competitive bidders which may have to qualify their bids with financing contingencies or which have less access to capital.

                                USE OF PROCEEDS

     The net cash proceeds to the Company from the Offering ($287.8 million) and the Concurrent Private Placements ($30 million), after deducting the estimated underwriting discount and estimated expenses of the Offering, are expected to be approximately $287.3 million (approximately $327.2 million if the Underwriters' over-allotment option is exercised in full), based on the Offering Price. Such net cash proceeds will be contributed to the Operating Partnership in exchange, in part, for the Company's approximate 90.3% interest therein. The Operating Partnership will subsequently use the proceeds received from the Company, the $72 million net cash proceeds from the Term Loan borrowed concurrent with the Offering, and approximately $12.3 million of proceeds received in exchange for the MSAM Notes as follows: (i) approximately $246.5 million for repayment of certain indebtedness (including associated prepayment penalties) relating to the Properties and the Property Partnerships; (ii) approximately $118.7 million to acquire certain equity, debt and fee interests in the Properties; (iii) approximately $2.4 million to pay for commitment fees and expenses relating to the Term Loan and Line of Credit; (iv) approximately $3.5 million to pay transfer taxes and other expenses associated with the acquisitions of the Properties; and (v) the remaining approximately $500,000 for working capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Underwriting."

     If the Underwriter's over-allotment option to purchase 1,727,250 shares of Common Stock is exercised in full, the Company expects to use the additional net proceeds (which will be approximately $39.9 million, based on the Offering Price) for general corporate purposes.

     Pending application of cash proceeds, the Company will invest such portion of the net proceeds in interest-bearing accounts and short-term, interest-bearing securities, which are consistent with the Company's intention to qualify for taxation as a REIT.

     The following table sets forth certain information regarding the debt to be repaid upon completion of the Offering. The mortgages and other indebtedness to be repaid upon completion of the Offering have a weighted average interest rate of approximately 8.03% and a weighted average remaining term to maturity of approximately 3.5 years as of June 30, 1997.

                           MORTGAGE DEBT TO BE REPAID

                                                     PREPAYMENT
                                  AMOUNT TO          PENALTIES        INTEREST RATE AT        MATURITY
          PROPERTY               BE REPAID(1)       AND EXPENSES      JUNE 30, 1997(2)          DATE
----------------------------    --------------     --------------     -----------------     -------------
                                (IN THOUSANDS)     (IN THOUSANDS)
Tower 45....................       $ 88,064            $1,250                7.44%(3)       December 1998
Maitland Forum..............         28,875                --                8.90%(4)        January 2001
Maitland West Properties....          4,548                --                9.15%(5)         August 1998
120 Mineola Boulevard.......         11,260(6)            630(6)             8.70%               May 1998
5750 Major Boulevard........          4,651                --                9.50%           October 2001
One Orlando Center
5151 East Broadway
286, 290 and 292 Madison
  Avenue Properties.........        107,231                --                8.13%              July 2002
                                   --------            ------                ----
     Total/Weighted
       Average..............       $244,629            $1,880                8.03%
                                   ========            ======                ====

---------------
(1) Represents the mortgage balances as of June 30, 1997 expected to be repaid with the proceeds of the Offering. Exact repayment amounts may differ due to amortization and additional fundings.

(2) Represents the weighted average rate as of June 30, 1997; for purposes of these calculations for floating rate debt, as of June 30, 1997, LIBOR is 5.69% and GECC Commercial Paper is 5.65%.

(3) Interest rate is based on LIBOR plus 1.75%.

(4) Interest rate is based on the GECC Commercial Paper Rate plus 3.25%.

(5) Interest rate is based on the GECC Commercial Paper Rate plus 3.5%.

(6) 120 Mineola Boulevard indebtedness was incurred in May 1997, the proceeds of which were used to refinance existing indebtedness encumbering that Property. The prepayment penalty relates to this prior indebtedness and previously was paid by the Company.

                                 DISTRIBUTIONS

     Subsequent to the Offering, the Company intends to make regular quarterly distributions to the holders of its Common Stock. The initial distribution, covering a partial quarter commencing on the date of the closing of the Offering
and ending on December 31, 1997, is expected to be $          per share, which
represents a pro rata distribution based on a full quarterly distribution of $0.4225 per share. On an annualized basis, this would be $1.69 per share, or an annual distribution rate of approximately 6.75% based on the Offering Price. The Company does not intend to reduce the expected distribution per share if the Underwriters' over-allotment option is exercised. The following discussion and the information set forth in the table and footnotes below should be read in conjunction with the financial statements and notes thereto, the pro forma financial information and notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" included elsewhere in this Prospectus.

     The Company's initial intended annual distribution rate after the Offering is based on an estimate of Cash Available for Distribution. The Company's estimate of Cash Available for Distribution after the Offering is based on estimated pro forma Funds from Operations for the twelve months ending June 30, 1998, with certain adjustments based on the items described below. To estimate Cash Available for Distribution for the twelve months ending August 31, 1998, pro forma Funds from Operations for the twelve months ended June 30, 1997 was adjusted (i) for certain known events and/or contractual commitments that either occurred subsequent to June 30, 1997 or during the twelve months ended June 30, 1997, but were not effective for the full twelve months, and (ii) for certain non-GAAP adjustments consisting of (A) revising historical rent estimates from a straight-line GAAP basis to amounts currently being paid or due from tenants based on contractual rents, (B) pro forma amortization of deferred financing fees, (C) an estimate of amounts anticipated for recurring tenant improvements, leasing commissions and capital expenditures and (D) scheduled debt principal payments. The Company anticipates that, except as reflected in the following table and the notes thereto, investing and financing activities will not have a material effect on estimated Cash Available for Distribution. The Company's estimated pro forma Funds from Operations, as adjusted in clause (A) above and without giving effect to any changes in working capital, is substantially equivalent to the Company's estimated pro forma cash flows from operating activities determined in accordance with GAAP. The estimate of Cash Available for Distribution is being made solely for the purpose of setting the initial distribution rate and is not intended to be a projection or forecast of the Company's results of operations or its liquidity, nor is the methodology upon which such adjustments were made necessarily intended to be a basis for determining future distributions. Future distributions by the Company will be at the discretion of the Board of Directors. There can be no assurance that any distributions will be made or that the estimated level of distributions will be maintained by the Company.

     The Company anticipates that its distributions will exceed earnings and profits for income tax reporting purposes due to non-cash expenses, primarily depreciation and amortization, to be incurred by the Company. Therefore, approximately 48% (or $0.81 per share) of the distributions anticipated to be paid by the Company for the first twelve months subsequent to the Offering are expected to represent a return of capital for Federal income tax purposes and in such event will not be subject to Federal income tax under current law to the extent such distributions do not exceed a stockholder's basis in his Common Stock. The nontaxable distributions will reduce the stockholder's tax basis in the Common Stock and, therefore, the gain (or loss) recognized on the sale of such Common Stock or upon liquidation of the Company will be increased (or decreased) accordingly. The percentage of stockholder distributions that represents a nontaxable return of capital may vary substantially from year to year.

     Federal income tax law requires that a REIT distribute annually at least 95% of its taxable income. See "Federal Income Tax Considerations -- Taxation of the Company." The amount of distributions on an annual basis necessary to maintain the Company's REIT status based on pro forma taxable income of the Company for the twelve months ended June 30, 1997, as adjusted for certain items in the following table, would have been approximately $15.9 million. The estimated Cash Available for Distribution is anticipated to be in excess of the annual distribution requirements applicable to REITs. Under certain circumstances, the Company may be required to make distributions in excess of Cash Available for Distribution in order to meet such distribution requirements. For a discussion of the tax treatment of distributions to holders of Common Stock, see "Federal Income Tax Considerations."

     The Company believes that its estimate of Cash Available for Distribution constitutes a reasonable basis for setting the initial distribution rate, and the Company expects to maintain its initial distribution rate for the twelve months subsequent to the Offering unless actual results of operations, economic conditions or other factors differ from the assumptions used in the estimate. The Company's actual results of operations will be affected by a number of factors, including the revenue received from the Properties, the operating expenses of the Company, interest expense, the ability of tenants of the Properties to meet their obligations and unanticipated capital expenditures. Variations in the net proceeds from the Offering and the Concurrent Private Placements as a result of a change in the Offering Price or the exercise of the Underwriters' over-allotment option may affect the Cash Available for Distribution and the payout ratio of Cash Available for Distribution and available reserves. No assurance can be given that the Company's estimate will prove accurate. Actual results may vary substantially from the estimate.

     The following table describes the calculation of pro forma Funds from Operations for the twelve months ended June 30, 1997 and the adjustments to pro forma Funds from Operations for the twelve months ended June 30, 1997 in estimating Cash Available for Distribution for the twelve months ending August 31, 1998:

                                                                                    (DOLLARS IN
                                                                                    THOUSANDS,
                                                                                    EXCEPT PER
                                                                                    SHARE DATA)
                                                                                    -----------
Pro forma net income before minority interest of $1,801 for the year ended
  December 31, 1996...............................................................    $18,571
  Plus: Pro forma real estate depreciation and amortization.......................     13,600
        Pro forma real estate depreciation and amortization from unconsolidated
        partnership...............................................................         52
                                                                                      -------
Pro forma Funds from Operations for the year ended December 31, 1996(1)...........     32,223
  Less: Pro forma Funds from Operations for the six months ended June 30, 1996....    (15,268)
  Plus: Pro forma Funds from Operations for the six months ended June 30, 1997....     16,492
                                                                                      -------
Pro forma Funds from Operations for the twelve months ended June 30, 1997.........     33,447
     Net increases in contractual rental income(2)................................      6,814
     Provision for lease expirations, assuming no renewals(3).....................     (4,423)
                                                                                      -------
Estimated pro forma Funds from Operations for the twelve months ending August 31,
  1998............................................................................     35,838
     Net effect of straight-line rents(4).........................................     (2,934)
     Pro forma amortization of deferred financing fees(5).........................        176
                                                                                      -------
Estimated pro forma Cash Flows from Operating Activities for the twelve months
  ending August 31, 1998..........................................................     33,080
                                                                                      -------
     Estimated annual provision for recurring tenant improvements and leasing
      commissions(6)..............................................................     (3,075)
     Estimated recurring capital expenditures(7)..................................       (459)
     Scheduled debt principal payments(8).........................................       (182)
                                                                                      -------
Estimated Cash Available for Distribution for the twelve months ending August 31,
  1998............................................................................    $29,364
                                                                                      =======
     Company's share of estimated Cash Available for Distribution(9)..............    $26,516
                                                                                      =======
     Minority interest's share of estimated Cash Available for Distribution.......    $ 2,848
                                                                                      =======
Estimated initial annual cash distributions to stockholders of the Company(10)....    $24,783
Estimated initial annual distribution per share...................................    $  1.69
Payout ratio based on Estimated Cash Available for Distribution (11)..............      93.4%

---------------
 (1) The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in March 1995 defines Funds from

     Operations as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that Funds from Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. The Company computes Funds from Operations in accordance with standards established by NAREIT which may not be comparable to Funds from Operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company. Funds from Operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions.

 (2) Represents the net increases in contractual rental revenues from (i) existing leases and renewals that were not in effect for the entire twelve months ended August 31, 1997 ($4,282), and (ii) new leases and renewals that went into effect between July 1, 1997 through August 31, 1997 ($2,532). All calculations assume that no extension options were exercised.

 (3) Represents the elimination of rental revenue from: (i) leases which expired in the twelve months ended August 31, 1997 ($2,542) and (ii) leases which will expire between September 1, 1997 and August 31, 1998 for that portion of the twelve months ending August 31, 1998 that such leases are no longer in effect ($1,881). This table assumes that leases which expire prior to August 31, 1998 will not be renewed or re-leased during the period. As a result of this assumption and the assumption in footnote 2 above, the effective average occupancy rate of the Properties for the twelve months ending August 31, 1998 would equal approximately 88.9%, versus the actual occupancy rate for the Properties of approximately 92.4% as of August 31, 1997. The Company's weighted average tenant retention rate for expiring leases for the period January 1, 1994 through August 31, 1997 was approximately 58.5%.

 (4) Represents the effect of adjusting straight-line rental income included in pro forma Funds from Operations from the straight-line accrual basis under GAAP to amounts currently being paid or due from tenants.

 (5) Represents the amortization of deferred financing fees which is reflected as an expense in the pro forma financial statements of the Company.

 (6) Reflects estimated recurring tenant improvements ("TI") and leasing commissions ("LC") for the Properties for the twelve months ending August 31, 1998 based on the weighted average TI and LC expenditures per square foot for renewed and retenanted space at the Properties during 1994, 1995, 1996 and the six months ended June 30, 1997 multiplied by the average annual square feet of leased space for which leases expire during the three-year period ending December 31, 2000. The weighted average annual per square foot cost of TI and LC expenditures is presented below:

                                          YEAR ENDED DECEMBER 31,       SIX MONTHS
                                          ------------------------        ENDED
                                           1994     1995     1996     JUNE 30, 1997     WEIGHTED AVERAGE
                                          ------   ------   ------   ----------------   ----------------
Renewals:
  Recurring TI and LC per rentable
     square foot........................  $ 0.00   $ 8.79   $10.89        $ 0.15           $    10.13
  Average annual square feet for which
     leases expire during the three-year
     period ending December 31,
     2000(i)............................                                                      272,075
                                                                                           ----------
                                                                                            2,756,120
  Rate of Renewals (ii).................                                                         x 70%
                                                                                           ----------
  Total cost of renewals................                                                   $1,929,284
                                                                                           ==========
Retenanted:
  Recurring TI and LC per rentable
     square foot........................  $16.83   $19.47   $12.40        $12.46           $    14.04
  Average annual square feet for which
     leases expire during the three-year
     period ending December 31, 2000
     (i)................................                                                      272,075
                                                                                           ----------
                                                                                            3,819,933
Rate of Retenanting (ii)................                                                        x 30%
                                                                                           ----------
  Total cost of retenanting.............                                                   $1,145,980
                                                                                           ----------
          Total TI and LC cost..........                                                   $3,075,264
                                                                                           ==========

---------------
 (i) Includes the Company's pro forma 10% ownership share of 2800 North Central Avenue Property.

 (ii) Assumes that 70% of expiring leases will be renewed and 30% will be retenanted. See footnote (2) under "The Properties -- Historical Lease Renewals."

 (7) The Company's historical average annual cost per square foot for recurring capital expenditures during the three-year period 1994 through 1996 was $0.10. The Company has calculated this based upon replacement or renovation costs and actual useful lives of: parking lots, roofs, heating, ventilation and air conditioning systems, elevators and mechanical systems, lobbies, restrooms, and corridors. The Company believes its future annual cost per square foot for recurring capital expenditures will be approximately $0.15 as the Company's portfolio matures, which is the amount used for purposes of this calculation.

 (8) Represents scheduled payments of mortgage loan principal on the debt encumbering the Corporate Center Properties due during the twelve months ending August 31, 1998.

 (9) The Company's share of estimated Cash Available for Distribution and estimated initial annual cash distributions to stockholders of the Company is based on its approximately 90.3% aggregate partnership interest in the Operating Partnership.

(10) Based on a total of 14,664,360 shares of Common Stock to be outstanding after the consummation of the Offering, the Concurrent Private Placements and the Formation Transactions multiplied by an anticipated distribution per share of $1.69. The Company estimates that approximately 48% of the estimated initial annual cash distributions with respect to the twelve months ending August 31, 1998 will represent a return of capital for Federal income tax purposes.

(11) Calculated as estimated initial annual cash distributions to stockholders of the Company divided by the Company's share of estimated Cash Available for Distribution for the twelve months ending August 31, 1998. The payout ratio based on the Company's share of estimated pro forma Funds from Operations for the twelve months ending August 31, 1998 is 76.6%.

                                 CAPITALIZATION

     The following table sets forth the combined historical capitalization of the Company and Tower Predecessor and the pro forma capitalization of the Company as of June 30, 1997, as adjusted to give effect to the Offering, the Concurrent Private Placements, the issuance and subsequent cancellation of the MSAM Notes and the Formation Transactions, and the use of the net proceeds therefrom as set forth under "Use of Proceeds." The information set forth in the table should be read in conjunction with the financial statements and notes thereto, the pro forma financial information and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" included elsewhere in this Prospectus.

                                                                             JUNE 30, 1997
                                                                        ------------------------
                                                                        COMBINED
                                                                        HISTORICAL   AS ADJUSTED
                                                                        --------     -----------
                                                                             (IN THOUSANDS)
Debt(1)...............................................................  $200,660      $ 129,000
Minority interest in Operating Partnership............................                   32,278
Shareholders' equity:
  Preferred Stock, par value $.01 per share, 50,000,000 shares authorized; none issued and outstanding..........................
  Common Stock, par value $.01 per share, 150,000,000 shares authorized; 1,000 shares issued and outstanding historical, and
     14,664,360 shares issued and outstanding, as adjusted(2).........         1            147
  Additional paid-in capital..........................................                  300,420
  Owners' equity (deficit)............................................   (58,743)           (83)
                                                                        --------       --------
     Total Owners'/Shareholders' equity (deficit).....................   (58,742)       300,484
                                                                        --------       --------
          Total Capitalization........................................  $141,918      $ 461,762
                                                                        ========       ========

---------------
(1) See Note 6 of Notes to Combined Financial Statements of Tower Predecessor for information relating to the indebtedness.

(2) Includes (i) 11,515,000 shares of Common Stock to be issued in the Offering,
    (ii) 1,200,000 shares of Common Stock to be issued in the Concurrent Private Placements, and (iii) 1,949,360 shares of Common Stock to be issued in the Formation Transactions in connection with the acquisition of interests in certain of the Properties and the cancellation of the MSAM Notes. Excludes
    (i) 1,583,640 shares of Common Stock that may be issued upon the exchange of OP Units issued in connection with the Formation Transactions, (ii) 1,727,250 shares of Common Stock subject to the Underwriters' over-allotment option, and (iii) 975,000 shares of Common Stock subject to options being granted concurrent with the Offering under the Company's stock option plans. See "Management -- Stock Option and Restricted Stock Plans," "Formation and Structure of the Company," and "Partnership Agreement -- Exchange Rights."

                                    DILUTION

     At June 30, 1997, the Company and the Tower Predecessor had a deficiency in net tangible book value of approximately $79.2 million. After giving effect to
(i) the sale of the shares of Common Stock offered hereby at the Offering Price,
(ii) the sale of shares of Common Stock in connection with the Concurrent Private Placements, (iii) the issuance of shares of Common Stock in exchange for the cancellation of indebtedness under the MSAM Notes, (iv) the application of the net proceeds from the Offering, the Concurrent Private Placements, the MSAM Notes and the Term Loan, and (v) the Formation Transactions, the pro forma net tangible book value at June 30, 1997 would have been $319.6 million, or $19.67 per share of Common Stock. This amount represents an immediate increase in net tangible book value of $69.70 per share to the Primary Contributors and Continuing Investors and an immediate dilution in pro forma net tangible book value of $5.35 per share of Common Stock to new investors. The following table illustrates this dilution:

        Assumed initial public offering price per share...........              $25.00
             Deficiency in net tangible book value per share prior
               to the Offering and Concurrent Private
               Placements(1)......................................  $(50.03)
             Increase in net tangible book value per share
               attributable to the Offering(2)....................  $ 69.70
        Pro forma net tangible book value after the Offering(3)...              $19.67
                                                                                ------
        Dilution in net tangible book value per share of Common
          Stock to purchasers in the Offering(4)..................              $ 5.33
                                                                                ======

---------------
(1) Net tangible book value per share prior to the Offering and the Concurrent Private Placements attributable to the Primary Contributors and Continuing Investors is determined by dividing net tangible book value of the Company (based on the June 30, 1997 net book value of the assets less intangible deferred charges to be contributed in connection with the Formation Transactions, net of liabilities to be assumed) by the number of shares of Common Stock (i) issued and outstanding and (ii) issuable upon the exchange of all OP Units to be issued to the Primary Contributors and Continuing Investors in connection with the Formation Transactions.

(2) Based on the Offering Price and after deducting the Underwriters' discount and estimated Offering expenses.

(3) Based on total pro forma net tangible book value of $319.6 million divided by the total number of shares of Common Stock issued and outstanding after the Offering (16,248,000 shares of Common Stock, including Common Stock issuable upon exchange of OP Units to the Primary Contributors and Continuing Investors), excluding the Common Stock that may be issuable upon exercise of Common Stock options. There is no impact on dilution attributable to the issuance of Common Stock in exchange for OP Units to be issued to the Primary Contributors and Continuing Investors in the Formation Transactions because such OP Units would be exchanged for Common Stock on a one-for-one basis.

(4) Dilution is determined by subtracting net tangible book value per share of Common Stock after the Offering from the Offering Price.

     The following table summarizes, on a pro forma basis giving effect to the Offering, the Concurrent Private Placements and the Formation Transactions, the number of shares of Common Stock to be sold by the Company in the Offering, the Concurrent Private Placements and the number of shares of Common Stock and OP Units to be issued in connection with the Formation Transactions (including shares of Common Stock issued in satisfaction of the MSAM Notes), the net tangible book value as of June 30, 1997 of the assets contributed in the Formation Transactions and the net tangible book value of the average contribution per share based on total contributions.

                                      COMMON STOCK/
                                     OP UNITS ISSUED         CASH/BOOK VALUE OF          BOOK VALUE
                                   --------------------         CONTRIBUTIONS            OF AVERAGE
                                    SHARES/                 ---------------------       CONTRIBUTION
                                   OP UNITS     PERCENT         $         PERCENT     PER SHARE/OP UNIT
                                   ---------    -------     ---------     -------     -----------------
                                                    (IN THOUSANDS EXCEPT PERCENTAGES)
New investors in the Offering....     11,515         71%    $ 257,285         103%        $   25(1)
Concurrent Private Placements....      1,200          7%    $  30,000          12%        $      25
Restricted Common Stock issued to
  Continuing and New Investors...      1,949         12%       40,571          16%        $   20.82
OP Units issued to Primary
  Contributors and Continuing
  Investors......................      1,584         10%    $ (79,232)(2)    (31)%        $ (50.03)
                                    --------     ------      --------      ------
          Total..................     16,248     100.00%    $ 248,624      100.00%
                                    ========     ======      ========      ======

---------------
(1) Before deducting the underwriting discount and other estimated expenses of the Offering.

(2) Based on the June 30, 1997 net book value of the assets less deferred charges to be contributed in connection with the Formation Transaction, net of liabilities assumed.

                 SELECTED COMBINED FINANCIAL AND OPERATING DATA

     The following tables set forth selected combined operating, balance sheet and other data for the Tower Predecessor on a historical basis and the Company on a pro forma basis. The following data have been derived from and should be read in conjunction with the combined financial statements and notes thereto of the Tower Predecessor, DRA Joint Ventures, the pro forma financial statements and notes thereto of the Company, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

     The combined historical balance sheet data as of December 31, 1996 and 1995 and the combined historical operating data for the years ended December 31, 1996, 1995 and 1994 of the Tower Predecessor have been derived from the historical combined financial statements audited by Coopers & Lybrand L.L.P., independent accountants, whose report with respect thereto is included elsewhere in this Prospectus.

     The selected financial data at June 30, 1997 and for the six months ended June 30, 1997 and 1996 are derived from unaudited financial statements. The unaudited financial information includes all adjustments (consisting of normal recurring adjustments) that management considers necessary for a fair presentation of the combined financial position and results of operations for these periods. Combined operating results for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the entire year ending December 31, 1997.

     The Tower Predecessor is comprised of the following entities controlled or managed by Tower Equities: Tower 45 Associated Limited Partnership (the Tower 45 Property), CXX Mineola Limited Partnership (the 120 Mineola Boulevard Property), Maitland Property Investors, Ltd. (the Maitland Forum Property), Maitland Associates, Ltd. (the Maitland Forum ground lessor), Maitland West Associates Limited Partnership (the three Maitland Center Parkway Properties), 5750 Associates Limited Partnership (the 5750 Major Boulevard Property), and the predecessor management companies, including Tower Equities and Realty Corp., CXX Mineola Management Corp., Forum Realty and Management Corp., and Tower Equities of Arizona L.L.C. The Tower Predecessor includes 100% of the assets, liabilities and operations of such entities and the respective Properties owned by them. In addition, the Primary Contributors, including Lawrence H. Feldman, hold non-controlling interests in the partnership controlling the 2800 North Central Property and the DRA Joint Ventures: 286 Madison Avenue, 290 Madison Avenue, 292 Madison Avenue, the six Corporate Center Properties, 5151 East Broadway, and One Orlando Center. The Tower Predecessor includes these investment in the 2800 North Central Property and the DRA Joint Ventures using the equity method of accounting.

     Pro forma information is presented as if (i) the transfer of the Properties, certain development parcels, and other assets of Tower Equities and Properties Atlantic to be contributed to the Company, (ii) the completion of the Offering, the Concurrent Private Placements, the issuance of the MSAM Notes to the Morgan Stanley Investors for the purpose of funding certain pre-Offering transaction expenses and the acquisition of certain interests of third parties in certain Properties, and the initial closing of the Term Loan and the application of the net proceeds therefrom as described under "Use of Proceeds," and (iii) the issuance of 886,200 shares of restricted Common Stock by the Company to the Morgan Stanley Investors in exchange for the cancellation of indebtedness under the MSAM Notes, had occurred on January 1, 1996 with respect to the pro forma operating and other data and on June 30, 1997 with respect to the pro forma balance sheet data. The pro forma information is based upon certain assumptions that are included in the notes to the pro forma financial statements included elsewhere in this Prospectus. The pro forma financial information is unaudited and is not necessarily indicative of what the financial position or results of operations of the Company would have been as of the dates and for the periods indicated, nor does it purport to represent or project the financial position or results of operations for future periods.

     In addition, the following tables set forth selected combined operating, balance sheet and other data for the DRA Joint Ventures on a historical basis. The following data has been derived from and should be read in conjunction with the Combined Statements of Revenues and Certain Operating Expenses of the DRA Joint Ventures and notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

     THE COMPANY (PRO FORMA) AND THE TOWER PREDECESSOR COMPANY (HISTORICAL)

                                    SIX MONTHS ENDED JUNE 30,                        YEAR ENDED DECEMBER 31,
                                  -----------------------------  ----------------------------------------------------------------
                                                 HISTORICAL                                       HISTORICAL
                                  PRO FORMA  ------------------  PRO FORMA   ----------------------------------------------------
                                    1997       1997      1996      1996        1996       1995       1994       1993       1992
                                  ---------  --------   -------  ---------   --------   --------   --------   --------   --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AND PROPERTY DATA)
OPERATING DATA:
Revenues:
  Rental income.................. $ 36,745   $ 13,521   $13,467  $ 72,939    $ 26,138   $ 25,202   $ 25,994   $ 23,496   $ 22,949
  Management fees................                 245       626                 1,261        961         82        221        183
  Construction, leasing and other
    fees.........................      519        474       543     1,703       1,335      1,041        320        604        737
                                  --------   --------   -------   -------    --------   --------   --------   --------   --------
  Total revenues.................   37,264     14,240    14,636    74,642      28,734     27,204     26,396     24,321     23,869
                                  --------   --------   -------   -------    --------   --------   --------   --------   --------
Expenses:
  Property operating and
    maintenance..................    9,282      2,703     2,781    18,613       5,481      5,332      5,278      5,938      5,316
  Real estate taxes..............    5,324      2,331     2,360    11,011       4,722      4,571      3,971      4,409      4,920
  General office and
    administrative...............    1,747      1,746     1,767     3,363       3,494      3,497      2,512      2,591      2,658
  Interest expense...............    4,641      7,028     7,172     9,283      15,511     15,150     12,751     12,756     14,390
  Depreciation and
    amortization.................    6,824      3,494     3,384    13,600       6,853      6,897      7,415      7,982      6,775
  Ground rent and air rights
    expense......................      299        299       299       599         599        599        599        599        561
                                  --------   --------   -------   -------    --------   --------   --------   --------   --------
  Total expenses.................   28,117     17,601    17,763    56,469      36,660     36,046     32,526     34,275     34,620
                                  --------   --------   -------   -------    --------   --------   --------   --------   --------
Income (loss) from operations....    9,147     (3,361)   (3,127)   18,173      (7,926)    (8,842)    (6,130)    (9,954)   (10,751)
Equity in joint ventures(1)......      496         68       198       398         461        193          1
                                  --------   --------   -------   -------    --------   --------   --------   --------   --------
Income (loss) before minority
  interest.......................    9,643     (3,293)   (2,929)   18,571      (7,465)    (8,649)    (6,129)    (9,954)   (10,751)
Minority interest (2)............      935                          1,801
                                  --------   --------   -------   -------    --------   --------   --------   --------   --------
Income (loss) before
  extraordinary item.............    8,708     (3,293)   (2,929)   16,770      (7,465)    (8,649)    (6,129)    (9,954)   (10,751)
Extraordinary item...............               6,475
                                  --------   --------   -------   -------    --------   --------   --------   --------   --------
Net income (loss)................ $  8,708   $  3,182   $(2,929) $ 16,770    $ (7,465)  $ (8,649)  $ (6,129)  $ (9,954)  $(10,751)
                                  ========   ========   =======   =======    ========   ========   ========   ========   ========
Net income per share............. $   0.59                       $   1.14
                                  ========                        =======
Weighted average number of shares
  of common stock outstanding....   14,664                         14,664
Weighted average number of shares
  of common stock and OP Units
  outstanding....................   16,248                         16,248

BALANCE SHEET DATA (at period
  end):
Real estate investments net of
  accumulated depreciation....... $453,381   $127,577        --        --    $129,064   $128,138   $132,904   $137,662   $140,916
Total assets.....................  474,713    170,632        --        --     172,987    173,889    184,174    188,742    193,363
Long-term debt...................  129,000    193,381        --        --     202,892    199,962    202,454    204,853    177,145
Total liabilities................  141,951    229,292        --        --     234,857    230,977    235,343    236,211    231,110
Owners'/stockholders' equity
  (deficit)......................  300,484    (58,660)       --        --     (61,870)   (57,088)   (51,169)   (47,469)   (37,747)

OTHER DATA:
EBITDA (Company's pro forma 90.3%
  share)(3)...................... $ 19,062   $ 14,069   $ 7,909  $ 37,450    $ 15,496   $ 13,695   $ 13,834   $ 10,268   $  9,895
Funds from operations (Company's
  pro forma 90.3% share)(4)......   14,892        616       806    29,097         129     (1,449)     1,292     (1,972)    (3,976)
Cash flow from operating
  activities(5)..................   16,580      2,573      (693)   32,399         951      1,762      4,118         --         --
Cash flow from investing
  activities(6)..................     (834)      (834)   (1,329) (332,591)     (6,787)    (3,440)    (3,137)        --         --
Cash flow from financing
  activities(7)..................  (16,128)    (2,398)    1,643   (25,592)      5,613        238         30         --         --
Number of properties (at period
  end)...........................       21          7         7        21           7          6          6          3          3

                               DRA JOINT VENTURES

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,                YEAR ENDED DECEMBER 31,
                                                               ---------------------    ----------------------------------
                                                                 1997         1996        1996         1995         1994
                                                               ---------    --------    ---------    ---------    --------
                                                                 (IN THOUSANDS, EXCEPT FOR PER SHARE AND PROPERTY DATA)
OPERATING DATA:
Revenues:
  Rental income..............................................  $  14,503    $ 14,331    $  29,010    $  12,629    $    207
  Other income...............................................         83          98          288          224
                                                               ---------    --------    ---------    ---------    --------
  Total revenues.............................................     14,586      14,429       29,298       12,853         207
                                                               ---------    --------    ---------    ---------    --------
Expenses
  Property operating and maintenance.........................      4,371       4,585        8,592        4,373         101
  Real estate taxes..........................................      1,796       1,810        3,572        1,746          38
  General office and administrative..........................         40         169          282          164          31
  Interest expense...........................................      5,692       4,816       10,176        3,814
  Depreciation and amortization..............................      2,307       1,949        4,118        1,684          31
                                                               ---------    --------    ---------    ---------    --------
  Total expenses.............................................     14,206      13,329       26,740       11,781         201
                                                               ---------    --------    ---------    ---------    --------
Net income...................................................  $     380    $  1,100    $   2,558    $   1,072    $      6
                                                                ========     =======     ========     ========     =======
BALANCE SHEET DATA (at period end):
Real estate investments net of accumulated depreciation......  $ 140,285          --    $ 140,759    $ 139,169    $ 10,503
Total assets.................................................    159,686          --      160,008      149,928      11,001
Long-term debt...............................................    129,225          --      126,517      119,288          --
Total liabilities............................................    133,322          --      130,473      124,716         768
Owners' equity (deficit).....................................     26,364          --       29,535       25,212      10,233
OTHER DATA:
EBITDA (8)...................................................  $   8,338    $  7,820    $  16,759    $   6,532    $     37
Funds from Operations (8)....................................      2,687       3,049        6,676        2,756          37

---------------
(1) The pro forma information includes the Management Company's operations under the equity method of accounting; therefore, the net operations are reported in one line item titled "Equity in Joint Ventures." The historical information includes the Tower Predecessor management companies' operations fully consolidated; therefore, the revenues and expenses are reported on a gross basis for income and expense line items. See "The
    Company -- Operations of the Company -- The Management Company."

    Equity in Joint Ventures includes the following:

                                                                    SIX MONTHS ENDED            YEAR ENDED
                                                                        JUNE 30,               DECEMBER 31,
                                                                 ----------------------   ----------------------
                                                                 PRO FORMA   HISTORICAL   PRO FORMA   HISTORICAL
                                                                   1997         1997        1996         1996
                                                                 ---------   ----------   ---------   ----------
                                                                                 (IN THOUSANDS)
        2800 North Central Property............................    $ (39)       $ (9)       $ (12)       $ (3)
        DRA Joint Ventures.....................................       --          77                      464
        Management Company.....................................      535          --          410
                                                                    ----        ----         ----        ----
                                                                   $ 496        $ 68        $ 398        $461
                                                                    ====        ====         ====        ====

   On a pro forma basis, the Company will own 10% (subject to an increase to up to 27.5% if certain performance criteria are achieved) of 2800 North Central Property and 95% of the economic interest in the Management Company. On a historical basis, the Tower Predecessor owned, at December 31, 1996, 3.8% of 2800 North Central Property and approximately 18% of the DRA Joint Ventures (which represents Lawrence H. Feldman's effective ownership interest).

(2) Represents the approximate 9.7% interest in the Operating Partnership that will be owned by the Primary Contributors and certain other Continuing Investors in the Company.

(3) EBITDA is defined as operating income before mortgage and other interest, income taxes, depreciation and amortization. The Company believes EBITDA is useful to investors as an indicator of the Company's ability to service debt or pay cash distributions. EBITDA, as calculated by the Company, may not be comparable to EBITDA reported by other REITs that do not define EBITDA exactly as the Company defines that term. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

                                              SIX MONTHS ENDED
                                                  JUNE 30,                              YEAR ENDED DECEMBER 31,
                                         ---------------------------   ----------------------------------------------------------
                                           PRO        HISTORICAL         PRO                        HISTORICAL
                                          FORMA    -----------------    FORMA    ------------------------------------------------
                                          1997      1997      1996      1996      1996      1995      1994      1993       1992
                                         -------   -------   -------   -------   -------   -------   -------   -------   --------
                                                                              (IN THOUSANDS)
Net income (loss)....................... $ 8,708   $ 3,182   $(2,929)  $16,770   $(7,465)  $(8,649)  $(6,129)  $(9,954)  $(10,751)
Add:
Interest expense........................   4,641     7,028     7,172     9,283    15,511    15,150    12,751    12,756     14,390
Real estate depreciation and
  amortization..........................   6,824     3,494     3,384    13,600     6,853     6,897     7,415     7,982      6,775
Real estate depreciation and
  amortization of unconsolidated joint
  ventures..............................      25       415       351        52       741       303         6        --         --
Minority interest.......................     935        --        --     1,801        --        --        --        --         --
Less:
Interest income.........................     (23)      (50)      (69)     (144)     (144)       (6)     (209)     (516)      (519)
                                         -------   -------   -------   -------   -------   -------   -------   -------   --------
EBITDA.................................. $21,110   $14,069   $ 7,909   $41,362   $15,496   $13,695   $13,834   $10,268   $  9,895
                                         =======   =======   =======   =======   =======   =======   =======   =======   ========
Company's 90.3% share................... $19,062                       $37,450
                                         =======                       =======

(4) The White Paper on Funds from Operations approved by the Board of Governors of NAREIT in March 1995 defines Funds from Operations as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that Funds from Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. The Company computes Funds from Operations in accordance with standards established by NAREIT which may not be comparable to Funds from Operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company. Funds from Operations does not represent cash generated from operating activities determined in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions.

    The following is a reconciliation of net income to Funds from Operations.

                                               SIX MONTHS ENDED
                                                   JUNE 30,                             YEAR ENDED DECEMBER 31,
                                          --------------------------   ----------------------------------------------------------
                                            PRO        HISTORICAL        PRO                        HISTORICAL
                                           FORMA    ----------------    FORMA    ------------------------------------------------
                                           1997      1997     1996      1996      1996      1995      1994      1993       1992
                                          -------   ------   -------   -------   -------   -------   -------   -------   --------
                                                                              (IN THOUSANDS)
Net income (loss)........................ $ 8,708   $3,182   $(2,929)  $16,770   $(7,465)  $(8,649)  $(6,129)  $(9,954)  $(10,751)
Add:
Real estate depreciation and
  amortization...........................   6,824    3,494     3,384    13,600     6,853     6,897     7,415     7,982      6,775
Real estate depreciation and amortization
  of unconsolidated joint ventures.......      25      415       351        52       741       303         6        --         --
Minority interest........................     935       --        --     1,801        --        --        --        --         --
Less:
Gain on extinguishment of debt...........      --   (6,475)       --        --        --        --        --        --         --
                                           ------   -------  -------   -------   -------   -------   -------   -------     ------
Funds from Operations.................... $16,492   $  616   $   806   $32,223   $   129   $(1,449)  $ 1,292   $(1,972)  $ (3,976)
                                           ======   =======  =======   =======   =======   =======   =======   =======     ======
Funds from Operations
(Company's 90.3% share).................. $14,892                      $29,097
                                           ======                      =======

(5) Pro forma cash flows from operating activities represents net income plus minority interest, depreciation and amortization and amortization of loan costs. There are no pro forma adjustments for changes in working capital items.

(6) Pro forma cash flows from investing activities assumes that the transfer of the Properties, certain development land and other assets of Tower Equities to be contributed to the Company occurred on January 1, 1996.

(7) Pro forma cash flows from financing activities assumes that the completion of the Offering, the Concurrent Private Placements, the issuance of the MSAM Notes and the inidial closing under the Term Loan had occurred on January 1, 1996. In addition, anticipated distributions per share of Common Stock and OP Unit for the six months ended June 30, 1997 and the year ended December 31, 1996 have been deducted assuming that the Offering had occurred on January 1, 1996.

(8) EBITDA and Funds from Operations for the DRA Joint Ventures are as follows:

                                                                         SIX MONTHS
                                                                       ENDED JUNE 30,          YEAR ENDED DECEMBER 31,
                                                                      -----------------     -----------------------------
                                                                       1997       1996       1996        1995       1994
                                                                      ------     ------     -------     ------     ------
                                                                                        (IN THOUSANDS)
  EBITDA:
    Net income....................................................    $  380     $1,100     $ 2,558     $1,072     $    6
    Interest expense..............................................     5,692      4,816      10,176      3,814         --
    Real estate depreciation and amortization.....................     2,307      1,949       4,118      1,684         31
    Interest income...............................................       (41)       (45)        (93)       (38)        --
                                                                      ------     ------     -------     ------        ---
  EBITDA..........................................................    $8,338     $7,820     $16,759     $6,532     $   37
                                                                      ======     ======     =======     ======        ===
  Funds from Operations:
    Net income....................................................       380      1,100     $ 2,558     $1,072     $    6
    Real estate depreciation and amortization.....................     2,307      1,949       4,118      1,684         31
                                                                      ------     ------     -------     ------        ---
      Funds from Operations.......................................    $2,687     $3,049     $ 6,676     $2,756     $   37
                                                                      ======     ======     =======     ======        ===

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the "Selected Combined Financial and Operating Data" and the historical and pro forma financial statements appearing elsewhere in this Prospectus. The following discussion is based primarily on the combined financial statements of Tower Predecessor for periods prior to the completion of the Offering and related Formation Transactions. The pro forma condensed consolidated balance sheet is presented as if the Offering and the Formation Transactions had occurred on June 30, 1997. The pro forma results of operations are presented as if the Offering and the Formation Transactions had occurred on January 1, 1996. The combined financial statements include the assets, liabilities and operations of the properties and predecessor management companies to be acquired by the Company in the Formation Transactions from entities controlled and managed by Tower Equities as follows: Tower 45, 120 Mineola Boulevard, Maitland Forum, the three Maitland Center Parkway Properties, 5750 Major Boulevard and the predecessor management companies, including Tower Equities and Realty Corp., CXX Mineola Management Corp., Forum Realty and Management Corp., and Tower Equities of Arizona L.L.C.

     The Company owns and operates office properties in its primary markets of Manhattan, Orlando, Phoenix and Tucson. The Company will generally receive real estate operating revenues from wholly owned properties from interests in certain real estate joint ventures. The Company will also receive service revenues from its property management, leasing, and construction management business for owned properties, as well as for real estate owned by certain affiliates and third parties.

RESULTS OF OPERATIONS

  Comparison of the Six Months Ended June 30, 1997 to the Six Months Ended June 30, 1996

     Total revenues for the six months ended June 30, 1997 decreased by $0.4 million, or 2.7%, to $14.2 million as compared to $14.6 million for six months ended June 30, 1996. Rental income remained constant for the six months ended June 30, 1997 and 1996 at $13.5 million.

     Management fee income decreased $0.4 million to $0.2 million for the six months ended June 30, 1997 as compared to $0.6 million for the six months ended June 30, 1996 due to the fact that management fee income for the period from April 1, 1997 through June 30, 1997 is recorded by the Management Company. Construction, leasing, and other fees relating to one office and seven retail properties as well as the DRA Joint Ventures and 2800 North Central Property remained constant for the six months ended June 30, 1997 and 1996 at $0.5 million. See "--Management and Construction, Leasing and Other Fees."

     Total expenses for the six months ended June 30, 1997 decreased by $0.1 million, or 0.9%, to $17.6 million as compared to $17.7 million for the six months ended June 30, 1996. Expenses excluding interest and depreciation and amortization remained relatively stable, decreasing slightly from $7.2 million for the six months ended June 30, 1996 to $7.1 million for the six months ended June 30, 1997. Expenses, excluding interest and depreciation and amortization, as a percentage of total revenues, increased from 49.2% for the six months ended June 30, 1996 to 49.7% for the six months ended June 30, 1997 due to increases in real estate taxes. The increases in real estate taxes are primarily due to the lower total revenue base, which is due to reduction in management fees discussed above. Management believes that expenses as a percentage of revenues will decrease for the remainder of 1997. Each component of expenses excluding interest and depreciation and amortization changed as a percentage of total revenues as follows:

                                                                        SIX MONTHS
                                                                      ENDED JUNE 30,
                                                                      ---------------
                                                                      1997      1996
                                                                      -----     -----
        Property operating and maintenance........................    19.0%     19.0%
        Real estate taxes.........................................    16.4%     16.1%
        General office and administration.........................    12.2%     12.1%
        Ground rent and air rights................................     2.1%      2.0%
                                                                      -----     -----
                                                                      49.7%     49.2%
                                                                      =====     =====

     Interest expense decreased by $0.2 million, or 2%, to $7.0 million for the six months ended June 30, 1997 as compared to $7.2 million for the six months ended June 30, 1996 due to a decrease in interest rates associated with debt related to one property.

     Equity in joint ventures decreased slightly by $0.1 million to $0.1 million for the six months ended June 30, 1997 as compared to $0.2 million for the six months ended June 30, 1996 due primarily to higher interest expense due to higher interest rates on the debt of the DRA Joint Venture properties, offset by increased rental income of the DRA Joint Venture property.

     Net loss decreased by $6.7 million, to net income of $3.8 million for the six months ended June 30, 1997 as compared to net loss of $2.9 million primarily due to extraordinary gain on extinguishment of debt for one of the properties.

  Comparison of Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Total revenues increased by $1.5 million, or 5.6%, to $28.7 million in 1996 as compared to $27.2 million in 1995. Rental income increased by $0.9 million, or 3.7%, to $26.1 million in 1996 as compared to $25.2 million in 1995 due to the following: base rents increased $0.5 million, or 2.5%, to $19.9 million in 1996 as compared to $19.4 million in 1995, primarily due to (i) the resolution of a tenant dispute that reduced 1995 base rent by approximately $0.9 million as described below, (ii) the purchase of 5750 Major Boulevard in October 1996 which increased base rents by $0.1 million, and (iii) a decrease of approximately $0.4 million related to tenant turnover at Maitland Forum. Escalation income (primarily for common area maintenance and real estate taxes) remained constant from 1995 to 1996 at $5.4 million for each year. Miscellaneous rental revenues increased $0.5 million to $0.8 million in 1996 as compared to $0.3 million in 1995 due to early lease termination fees received in 1995 from tenants.

     Management fee income increased $0.3 million, or 31.2%, to $1.3 million in 1996 as compared to $1.0 million in 1995 due to a full year of management fees in 1996 from the DRA Joint Ventures versus a partial year of management fees in 1995. Construction, leasing, and other fees relating to one office and seven retail properties as well as the DRA Joint Ventures and 2800 North Central Property increased $0.3 million, or 28.2%, to $1.3 million in 1996 as compared to $1.0 million in 1995. The increase is attributable to fees received from the DRA Joint Ventures. See "--Management and Construction, Leasing and Other Fees."

     Total expenses in 1996 increased by $0.6 million, or 1.7%, to $36.7 million as compared to $36.0 million in 1995. Expenses excluding interest and depreciation and amortization increased from $14.0 million in 1995 to $14.3 million in 1996 due to an increase in occupancy and the purchase of 5750 Major Boulevard. Expenses, excluding interest and depreciation and amortization as a percentage of total revenue decreased from 51.5% in 1995 to 49.8% in 1996 reflecting economies realized through spreading fixed costs over larger total revenues. Each component of expenses excluding interest and depreciation and amortization decreased as a percentage of total revenue as follows:

                                                                         1996     1995
                                                                         ----     ----
        Property operating and maintenance.............................  19.1%    19.6%
        Real estate taxes..............................................  16.4     16.8
        General office and administration..............................  12.2     12.9
        Ground rent and air rights.....................................   2.1      2.2
                                                                         ----     ----
                                                                         49.8%    51.5%
                                                                         ====     ====

     Interest expense increased by $0.4 million, or 2.4%, to $15.5 million in 1996 as compared to $15.1 million in 1995 due to additional borrowings in 1996 of $1.5 million related to the three Maitland Center Parkway Properties, $2.4 million related to Maitland Forum and $2.5 million related to the purchase of 5750 Major Boulevard.

     Equity in joint ventures increased $0.3 million primarily due to a full year of ownership in 1996 of the DRA Joint Ventures versus a partial year of ownership in 1995.

     Net loss decreased by $1.2 million, or 13.7%, to $7.4 million in 1996 as compared to $8.6 million in 1995 primarily reflecting economies realized through the spreading of fixed costs over the larger total revenues as discussed previously.

  Comparison of Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Total revenues decreased by $0.8 million, or 3.1%, to $27.2 million in 1995 as compared to $26.4 million in 1994. Rental income decreased by $0.8 million, or 3.0%, to $25.2 million in 1995 as compared to $26.0 million in 1994 due to the following: base rents decreased by $0.5 million, or 2.3%, to $19.4 million in 1995 as compared to $19.9 million for 1994, due primarily to the resolution of a dispute in 1995 with a tenant in Tower 45 which resulted in a decrease of base rent of approximately $0.8 million which is partially offset by an increase in base rent on all other Properties. In resolution of the dispute, Tower Predecessor agreed to restructure a tenant's lease by reducing the square footage under the lease by approximately 12,000 and increasing the rent per square foot. A portion of the previously recognized straight line rent was reduced in 1995. The higher rent per square foot to be received through 2004 aggregates approximately $1.1 million and will be recognized as revenue in the periods received. Escalation income (primarily for common area maintenance and real estate tax bill backs) increased $0.3 million, or 5.1%, to $5.5 million in 1995 from $5.2 million in 1994 due to an increase in reimbursable operating expenses on all Properties. Miscellaneous rental revenues decreased $0.6 million to $0.3 million in 1995 as compared to $0.9 million in 1994 due to a reduced number of early lease termination fees received from tenants.

     Management fee income increased $0.9 million in 1995. During 1995, Tower Predecessor entered into management contracts with one office and seven retail properties as well as the DRA Joint Ventures, thereby increasing management fee revenue by $0.9 million. Prior to 1995, Tower Predecessor provided property management services to fewer properties. Construction, leasing, and other fees increased $0.7 million to $1.0 million in 1995 as compared to $0.3 million in 1994, primarily due to construction and leasing fees earned from the DRA Joint Ventures and certain Excluded Properties. See "--Management and Construction, Leasing and Other Fees."

     Total expenses in 1995 increased by $3.5 million, or 10.8%, to $36.0 million in 1995 as compared to $32.5 million in 1994. Expenses excluding interest and depreciation and amortization increased from $12.4 million in 1994 to $14.0 million in 1995 due primarily to the following: (i) real estate taxes increased $0.6 million in 1995 over 1994 from successful appeals of prior year real estate tax assessments and (ii) general office and administrative expenses increased $1.0 million in 1995 over 1994 due primarily to expenses associated with the new property management contracts previously described and general inflation. Expenses excluding interest and depreciation and amortization as a percentage of total revenue increased from 46.8% in 1994 to 51.5% in 1995 due to
(i) the base rent decrease described above and (ii) expenses as a percentage of management fee revenues relating to management contracts being higher than expenses as a percentage of total revenues related to leasing operations. Each component of expenses excluding interest and depreciation and amortization changed as a percentage of total revenues as follows:

                                                                         1995     1994
                                                                         ----     ----
        Property operating and maintenance.............................  19.6%    20.0%
        Real estate taxes..............................................  16.8     15.0
        General office and administration..............................  12.9      9.4
        Ground rent and air rights.....................................   2.2      2.3
                                                                         ----     ----
                                                                         51.5%    46.8%
                                                                         ====     ====


     Interest expense increased $2.4 million or 18.8% due primarily to interest rate increases on borrowings related to Tower 45 of $2.1 million (9.1% and 7.7% weighted average interest rates in 1995 and 1994, respectively) and 120 Mineola Boulevard of $0.3 million (7.13% and 6.15% weighted average interest rates in 1995 and 1994, respectively). This increase was offset slightly by a net reduction in weighted average borrowings of approximately $2.5 million (debt on real estate at December 31, 1995 and 1994 of $200.0 million and $202.5 million, respectively).

     During 1995, the Tower Predecessor increased its investment in the DRA Joint Ventures from an interest in one property to interests in eleven properties. As a result, the equity in joint ventures increased by $0.2 million.

     Net loss increased $2.5 million, or 41.1%, to $8.6 million in 1995 as compared to $6.1 million in 1994 primarily due to the increased interest expense and other operating expenses discussed previously.

  Management and Construction, Leasing and Other Fees

     Tower Predecessor's management and construction, leasing and other fees and income are summarized as follows:

                                              SIX MONTHS ENDED JUNE 30,       YEAR ENDED DECEMBER 31,
                                              -------------------------     --------------------------
                                                 1997           1996         1996       1995      1994
                                              ----------     ----------     ------     ------     ----
                                              (UNAUDITED)    (UNAUDITED)
Management fees from Excluded Properties....    $  342         $  214       $  514     $  590     $ 76
Construction, leasing and other fees from
  Excluded Properties.......................       234            194          419        835      320
Management fees from joint ventures.........        93            392          801        371        6
Construction, leasing and other fees from
  joint ventures and other income...........        50            369          862        206       --
                                                ------         ------       ------     ------     ----
Total management fees and construction,
  leasing and other fees....................    $  719         $1,169       $2,596     $2,002     $402
                                                ======         ======       ======     ======     ====

     Beginning April 1, 1997, Tower Predecessor's third-party management and other activities are conducted through the Management Company. The Tower Predecessor's management and other activities from joint ventures relate to the Properties which will be or have been acquired by the Company in the Offering and Formation Transactions.

     A portion of the related expenses of development and management services are fixed in nature and have not fluctuated significantly, while the majority of the related expenses are variable in nature and fluctuate with the level of development and management activities.

PRO FORMA OPERATING RESULTS

  Six Months Ended June 30, 1997

     For the six months ended June 30, 1997, pro forma net income would have been $8.7 million compared to a historical net loss before extraordinary item (gain on extinguishment of debt) of $3.3 million for the same period. The pro forma operating results for the six months ended June 30, 1997 include rental revenues and property expenses (operating, maintenance, real estate taxes and depreciation) on a gross basis from the DRA Joint Ventures whereas the historical financial statements of Tower Predecessor include the equity in earnings of the DRA Joint Ventures. Likewise, pro forma operating results include the acquisition of the Century Plaza and 100 Wall Street Properties, the results of which are not included in the historical statement of operations.

     The decrease in the pro forma management, construction, leasing and other fees by $0.2 million primarily results from the Company's transfer of certain management contracts and predecessor management companies and personnel to the Management Company for the pro forma statement of operations. General and administrative expenses remained consistent as compared to the combined Company and Tower Predecessor. See "Formation and Structure of the Company -- Effects of the Formation Transactions."

     Interest expense decreased $2.4 million, or 34%, in the pro forma statement of operations due to mortgage loans repaid concurrent with the Offering and lower interest rates on the $107.0 million Term Loan that will be entered into concurrent with the Offering. The Term Loan is expected to bear interest at a fixed rate equal to .9% in excess of seven-year United States Treasury Notes at the closing of the Offering. The seven-year Treasury note rate of 6.05% as of September 18, 1997 was used for the calculation of the interest rate in the pro forma results.

  Year Ended December 31, 1996.

     For the year ended December 31, 1996, pro forma net income would have been $16.8 million compared to a historical net loss of $7.5 million for the same period. The pro forma operating results for the year ended December 31, 1996 include rental revenues and property expenses (operating, maintenance, real estate taxes and depreciation) on a gross basis from the DRA Joint Ventures whereas the historical financial statements of Tower Predecessor include the equity in earnings of the DRA Joint Ventures. Likewise, pro forma operating results include the acquisition of the Century Plaza and 100 Wall Street Properties, the results of which are not included in the historical statement of operations.

     The decrease in the pro forma management, construction, leasing and other fees by $.9 million primarily results from the Company's transfer of certain management contracts and predecessor management companies and personnel to the Management Company. General and administrative expenses decreased $0.1 million, or 0.4%, due to the aforementioned contribution of certain management contracts and personnel to the Management Company offset by additional expenses associated with being a public company. See "Formation and Structure of the Company -- Effects of the Formation Transactions."

     Interest expense decreased $6.2 million, or 40.2%, in the pro forma statement of operations due to mortgage loans repaid concurrent with the Offering and lower interest rates on the $107.0 million Term Loan that will be entered into concurrent with the Offering.

RECENTLY ISSUED ACCOUNTING STANDARDS

     During 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 128 "Earnings Per Share" ("SFAS 128"), No. 129 "Disclosure of Information About Capital Structure" ("SFAS 129"), No. 130 "Reporting Comprehensive Income" ("SFAS 130"), and No. 131 "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"), all of which are effective for fiscal years beginning after December 15, 1997.

     SFAS 128 specifies the computation, presentation and disclosure requirements for earnings per share. SFAS 129 establishes standards for disclosing information about an entity's capital structure such as information about securities, liquidation preference of preferred stock and redeemable stock. SFAS 130 specifies the presentation and disclosure requirements for reporting comprehensive income which includes those items which have been formerly reported as a component of shareholders' equity. SFAS 131 establishes the disclosure requirements for reporting segment information.

     Management believes that, when adopted, SFAS 128, 129, 130 and 131 will not have a significant impact on the Company's financial statements.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, property operations, long-term mortgage financing and partner equity contributions were the principal sources of capital used by the Tower Predecessor to acquire, renovate and develop office properties. In connection with the Formation Transactions, the Company issued the MSAM Notes to fund certain costs relating to the Offering and the formation of the Company. Upon consummation of the Offering and Formation Transactions, (i) MSAM is expected to convert the notes into approximately 886,200 shares of restricted Common Stock, and to purchase an additional $20 million of shares of restricted Common Stock in the Concurrent Private Placements and (ii) the Carlyle Funds are expected to purchase $10 million of shares of restricted Common Stock in the Concurrent Private Placements. Proceeds from these transactions and the Offering will be used to repay and modify the terms of certain indebtedness, to acquire debt, equity and fee interests in the Properties, reduce its total indebtedness to approximately $131.7 million (including its pro rata share of Joint Venture
Debt), and establish working capital cash reserves of approximately $500,000. In the future, the Company intends to rely upon Funds from Operations and debt and equity financing as its sources of funding for developing, acquiring, and renovating properties. The Company expects that, after the Offering and related Formation Transactions, Funds from Operations will be significantly greater than it has been historically because of the repayment and modification of certain debt in connection with the Offering and the acquisitions of additional properties.

     Mortgage Financing. Upon completion of the Offering, the Concurrent Private Placements, and the Formation Transactions and the application of the net proceeds therefrom as described in "Use of Proceeds," the Company expects to have reduced total consolidated indebtedness to approximately $131.7 million (including its pro rata share of Joint Venture Debt), which will initially be collateralized by 10 of the Properties, with a weighted average interest rate of 7.11% (see footnote (4) to the mortgage indebtedness table below). There will be a total of approximately $0.2 million of scheduled loan principal payments due during the year ending December 31, 1998. The mortgage indebtedness will represent approximately 24.5% of the Company's Total Market Capitalization.

     Mortgage Indebtedness. Upon the consummation of the Offering, the Company expects to have outstanding approximately $129.0 million of total consolidated mortgage indebtedness, and approximately $2.7 million of unconsolidated investment indebtedness, as follows:

                                                                                                  ESTIMATED
                              PRINCIPAL       INTEREST     ANNUAL DEBT          MATURITY          BALANCE AT
PROPERTY(IES)                   AMOUNT          RATE         SERVICE              DATE             MATURITY
--------------------------  --------------    --------    --------------    -----------------   --------------
                            (IN THOUSANDS)                (IN THOUSANDS)                        (IN THOUSANDS)
Corporate Center
  Properties..............     $ 21,000         7.55%         $1,586        January 1, 2006        $ 17,926
Corporate Center
  Properties..............        1,000         8.37%             96        January 1, 2006             843
2800 North Central
  Property(1).............        2,658         9.41%            240        May 31, 1999(2)           2,658
Term Loan.................      107,000(3)      6.95%(4)       7,437(4)     (4)                     100,700
                               --------         -----           ----                                -------
     Total/Weighted
       Average............     $131,658         7.11%          9,359                               $122,127
                               ========         =====           ====                                =======

---------------
(1) Represents the Company's share of Joint Venture Debt relating to this Property, in which the Company holds a 10% unconsolidated equity interest. The lender holds a right to certain participation payments upon the occurrence of certain events, including certain sales, maturity, refinancing or other disposition of the underlying property.

(2) Subject to certain conditions, the borrower under this loan may extend the maturity date to May 31, 2000.

(3) At the consummation of the Offering, the principal balance of the Term Loan will be $72.0 million and will be secured by the One Orlando Center, 286 Madison Avenue, 290 Madison Avenue, and 292 Madison Avenue Properties. Separately, $35.0 million of mortgage indebtedness, that will not be repaid concurrent with the Offering, will be secured by the Tower 45 Property. It has been assumed for pro forma purposes that the indebtedness encumbering the Tower 45 Property will be repaid with an additional $35.0 million borrowing under the Term Loan, at which time the Tower 45 Property will secure the Term Loan and the three Madison Avenue Properties will become unencumbered. See "Risk Factors -- The Company's Use of Debt to Finance Acquisitions and Developments Could Adversely Affect the Company -- Debt Financing and Potential Adverse Effect on Cash Flows and Distributions."

(4) The Term Loan is expected to bear interest at a fixed rate equal to .9% in excess of seven-year United States Treasury Notes at the closing of the Offering. The seven-year Treasury note rate of 6.05% as of September 18, 1997 was used for the calculation of the interest rate in the table above. The Term Loan will mature seven years after the consummation of the Offering.

     In addition, the Company has assumed a liability for deferred real estate taxes of $12.9 million which accrued from 1988 through 1995 relating to the Tower 45 Property. This deferred real estate tax liability is to be repaid commencing on July 1, 1998 in payments of approximately $1.3 million per year. Approximately $2.5 million is expected to be recovered from tenants and accordingly is recorded as a receivable which is also assumed by the Company.

     The Line of Credit. The Company has obtained a commitment for the $200 million Line of Credit, which will be used primarily to finance the acquisition of, and investment in, office properties, to refinance existing indebtedness, and for general working capital needs. The Line of Credit will be unsecured and will have a three year term which will commence upon or shortly after the closing of the Offering. See "The Properties -- Line of Credit."

     Analysis of Liquidity and Capital Resources. Upon completion of the Offering, the Concurrent Private Placements, and the Formation Transactions and the application of the net proceeds therefrom, the Company will have reduced its total indebtedness to approximately $131.7 million (including its pro rata share of Joint Venture Debt).

     The Company believes that the Offering, the Concurrent Private Placements, and the Formation Transactions will improve its financial performance through changes in its capital structure, principally the substantial reduction in its overall debt and its debt to equity ratio. The Company anticipates that distributions will be paid from Cash Available for Distribution, which is expected to exceed cash historically available for distribution as a result of the reduction in debt service resulting from the repayment of indebtedness.

     Following the closing of the Offering, the Company will have approximately $500,000 in working capital. The Company believes that its principal short-term liquidity needs are to fund normal recurring expenses, debt service requirements, deferred real estate taxes, and the distribution requirements to maintain the Company's REIT qualification under the Code. The Properties require periodic investment of capital for tenant-related capital expenditures and for general capital improvements. For the years ending December 31, 1994 through December 31, 1996 and the six months ended June 30, 1997, the Company's recurring tenant improvements and leasing commissions averaged $12.42 per square foot of leased space per year. The Company expects that the average annual costs of recurring tenant improvements and leasing commissions will be approximately $3.1 million based upon average annual square footage of leases which expire during the years ending December 31, 1997 through December 31, 2000 of 199,620 square feet. The Company expects the cost of general capital improvements to the Properties to average approximately $0.5 million annually based upon an estimate of $0.15 per square foot.

CASH FLOWS

     Overview. Tower Predecessor incurred net losses in each of the last five years. However, after adding back interest, depreciation and amortization, the Tower Predecessor generated positive EBITDA (as defined herein).

  Comparison for the Six Months Ended June 30, 1997 to the Six Months Ended June 30, 1996

     Tower Predecessor's cash and cash equivalents were $4.3 million and $4.8 million at June 30, 1997 and 1996, respectively. Cash and cash equivalents decreased $0.7 million during the six months ended June 30, 1997 due to $2.5 million of cash flow provided by operating activities, $0.8 million of cash flow used in investing activities and $2.4 million of cash flow used in financing activities. The increase in cash from operating activities is primarily due to increases in amounts due to affiliates. The decrease in cash from financing activities results primarily from repayment of real estate debt.

  Comparison for the Year Ended December 31, 1996 to Year Ended December 31,
1995

     Tower Predecessor's cash and cash equivalents were $5.0 million and $5.2 million at December 31, 1996 and 1995, respectively. Cash and cash equivalents decreased $0.2 million during 1996 due to $1.0 million of cash flow provided by operating activities, $6.8 million of cash flow used in investing activities, and $5.6 million of cash flow provided by financing activities. The decrease in cash from operating activities is primarily due to decreases in receivables and deferred charges which is partially offset by increases in payables and rental income from the properties. The decrease in cash used in investing activities is primarily due to acquisitions (5750 Major Boulevard) and improvements to real estate which were primarily financed from proceeds of real estate debt and partners' contributions.

FUNDS FROM OPERATIONS AND EBITDA

     The Company calculates Funds from Operations based upon guidance from NAREIT. Funds from Operations is defined as net income (computed in accordance with GAAP), excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization on real estate, and after adjustments for unconsolidated partnerships and joint ventures.

     The White Paper on Funds from Operations approved by the Board of Governors of NAREIT in March 1995 defines Funds from Operations as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that Funds from Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. The Company computes Funds from Operations in accordance with standards established by NAREIT which may not be comparable to Funds from Operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company. Funds from Operations does not represent cash generated from operating activities determined in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions.

     EBITDA is defined as operating income before mortgage and other interest, income taxes, depreciation and amortization. The Company believes EBITDA is also useful to investors as an indicator of the Company's ability to service debt or pay cash distributions. EBITDA, as calculated by the Company, may not be comparable to EBITDA reported by other REITs that do not define EBITDA exactly as the Company defines that term. EBITDA does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to operating income or net income as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

     The Company's share (pro forma) and Tower Predecessor's (historical) Funds from Operations and EBITDA are as follows (in millions):

                                      SIX MONTHS ENDED JUNE           YEAR ENDED DECEMBER 31,
                                               30,             -------------------------------------
                                      ----------------------                      HISTORICAL
                                      PRO FORMA   HISTORICAL   PRO FORMA   -------------------------
                                        1997         1997        1996      1996      1995      1994
                                      ---------   ----------   ---------   -----     -----     -----
    Funds from Operations...........    $14.9       $  0.6       $29.1     $ 0.1     $(1.4)    $ 1.3
    EBITDA..........................    $19.1       $ 14.1       $37.5     $15.5     $13.7     $13.8

     Funds from Operations and EBITDA for the six months ended June 30, 1997 (pro forma) increased over Funds from Operations and EBITDA (historical) for the same time period ended June 30, 1996 by $14.3 million and $5.0 million, respectively. The increases are primarily attributable to the acquisition of the DRA Joint Ventures and the Century Plaza and 100 Wall Street Properties in connection with the Formation Transactions.

     Funds from Operations and EBITDA (pro forma) for the year ended December 31, 1996 increased over Funds from Operations and EBITDA (historical) for the same period ended December 31, 1995 by $29.0 million and $22.0 million, respectively. The increases are primarily attributable to the acquisition of the DRA Joint Ventures and the Century Plaza and 100 Wall Street Properties in connection with the Formation Transactions.

     Historical Funds from Operations and EBITDA increased in 1996 over 1995 by $1.5 million and $1.8 million, respectively. The increases are primarily attributable to the improved operating performance of the properties including increased leasing as previously described. The net loss improved by $1.2 million for the same period.

     Historical Funds from Operations and EBITDA decreased in 1995 over 1994 by $2.7 million and $0.1 million respectively. The decrease in Funds from Operations is primarily attributable to an increase in interest expenses associated with two of Tower Predecessor's borrowings ($2.4 million) as previously described. The remaining decrease in Funds from Operations and the total decrease in EBITDA is primarily attributable to the reduction in base rent due to the tenant dispute previously described.

INFLATION

     The Company's leases with the majority of its tenants require the tenants to pay most operating expenses, including real estate taxes and insurance, and increases in common area maintenance expenditures, which partially offsets the Company's exposure to increases in costs and operating expenses resulting from inflation.

                  PROPERTY OFFICE MARKETS AND MARKET ECONOMIES

     All market information not specifically attributed to the Company or an identified governmental agency is based on information supplied by Landauer and unless otherwise noted historical data are presented as of December 31 of the specified year. The market data reported by Landauer were based on (i) a compilation and analysis of measures of economic and real estate activity, including data and information with respect to income, employment, office stock, availability of vacant space, absorption and new construction, (ii) site visits to certain markets and submarkets in which the Properties are located, (iii) an analysis of various market and submarket characteristics, including with respect to tenant mix, accessibility and major employers, and (iv) an analysis of various reports published by industry experts with respect to the Company's markets.

MANHATTAN MARKET AND ECONOMY

  Manhattan Market Economy

     The Company initially intends to focus its turnaround acquisition strategy in Manhattan. Manhattan represents the core of the Metropolitan New York City office market, which is the largest office market in the United States, containing more rentable square feet than the next six largest United States office markets combined. In addition, Manhattan is the headquarters to many of the major corporations and service firms in the United States, including more Fortune 500 companies than any other city in the United States and 18 of the 25 largest U.S. securities firms.

     The Company believes that the strength of the New York City metropolitan area economy and the current supply/demand fundamentals in the Manhattan office market provide an attractive environment for owning, operating, and acquiring office properties because of consistent net private sector job growth, a strengthening New York City metropolitan economy, and an improving business environment and quality of life offered in New York City. Led by significant growth in the services sector of the economy, particularly the entertainment and other business service sectors, New York City has experienced employment growth during each of the past three years.

     Data from the New York State Department of Labor indicates that the unemployment rate in New York City peaked in 1992 during the height of the recessionary period in New York City during the early 1990s. Since that time, New York City has experienced an economic recovery marked by a fall in unemployment rates that was coupled with gains in non-agricultural employment commencing in 1994. This illustrates employment trends and service sector growth in New York City.

           HISTORICAL NON-AGRICULTURAL EMPLOYMENT AND SERVICES GROWTH
                                  NEW YORK, NY
                                     [GRAPH]

             MEASUREMENT PERIOD                   NYC EMPLOYMENT            NYC SERVICES
           (FISCAL YEAR COVERED)                     GROWTH(%)                GROWTH(%)
1992                                                 -3                       0.62
1993                                                 -0.3                     2.4
1994                                                  1.0                     2.6
1995                                                  0.4                     2.9
1996                                                  1.2                     4.1

Source: United States Bureau of Labor Statistics

     The strength of New York City services industry is evidenced by an employment gain of 4.1%, or 48,900 net new jobs, in 1996 alone. This increase exceeded previous records for services employment gains in New York City. This growth in the service industry sector was fueled by significant increases in the motion picture, media, and business services subsectors. Landauer reports that the services sector of the local economy is highly concentrated in the Manhattan office market. Landauer predicts that the services sector of the local economy will increase at a rate of 1.95% per year, or over 191,000 service jobs through 2006.

     Landauer has forecasted a total increase in non-agricultural employment for the period from 1996 to 2006 of 7.6%, including 17.6% in the services sector. A significant factor for primary office employment growth in the Manhattan office market is the significant growth in the services sector of the New York City economy. Data from the New York Department of Labor indicates a trend over the past four years of the New York City economy of becoming more services oriented. The employment base of this sector has increased by approximately 12.6%, or approximately 138,000 net new jobs, since 1992.

  Midtown Manhattan Market Overview

     The Company believes that midtown Manhattan represents an attractive market in which to own and operate office properties. Specifically, the midtown Manhattan office market has the following favorable characteristics: (i) the Class A midtown Manhattan office market has experienced five consecutive years of positive net absorption and declining vacancy rates, (ii) there have been virtually no new additions to supply in midtown Manhattan since 1992, and (iii) significant new construction is unlikely at the current time because (a) there are relatively few sites available for construction, (b) the lead time for construction typically exceeds three years and (c) new construction generally is not economically feasible given current market rental rates.

  Increasing Demand for Office Space

     Due to the significant primary office growth in the midtown Manhattan office market and little or no new development, the underlying fundamentals of supply and demand in the midtown Manhattan office market have improved. Between 1992 and 1996, according to Landauer, the Class A direct vacancy rate in the midtown Manhattan office market declined from 11.2% to 9.2%. During this period there was net absorption of approximately 6.8 million square feet. According to Landauer, between 1992 and 1996 the entire direct vacancy rate in the midtown Manhattan office market declined from 15.5% to 11.5%. During this period, there was net absorption of 13 million square feet, with 6.2 million square feet being absorbed in 1996 alone. During the first six months of 1997, the class A direct vacancy rate in this market declined from 9.2% to 7.4% and the overall direct vacancy rate in this market declined from 11.5% to 8.1%.

                        HISTORICAL DIRECT VACANCY RATES
                          MIDTOWN MANHATTAN, NEW YORK

                     MEASUREMENT PERIOD
                   (FISCAL YEAR COVERED)                          DIRECT VACANCY RATE (%)
1992                                                                     15.50
1993                                                                     14.00
1994                                                                     12.90
1995                                                                     13.70
1996                                                                     11.50
1Q97                                                                      9.00
2Q97                                                                      8.10

  Rental Rates

     As a result of substantial absorption and a decreasing direct vacancy rate, the midtown Manhattan office market has experienced a significant rise in asking rents. According to Landauer, asking rental rates have increased from $32.84 per square foot in 1992 to $35.39 per square foot in 1996, including a more than $2.00 per square foot increase in asking rents during the most recent 12-month period. Notwithstanding the current favorable supply/demand fundamentals in the Manhattan office market, the Company believes that, in order to justify new construction in this market, asking rents generally would have to increase 40% over current asking rents for Class A office space in midtown Manhattan (as estimated by Landauer), not taking into account any tax benefits which may apply. In addition, the Company believes, based on its experience in the midtown Manhattan office market, that effective rental rates (i.e., rental rates after taking into account tenant improvement costs and leasing concessions) for office properties in midtown Manhattan have increased more significantly, particularly when taking into account such factors as the reduction in concessions to tenants (such as free rent and tenant construction allowances).

                     NET ABSORPTION AND ASKING RENTAL RATES
                          MIDTOWN MANHATTAN, NEW YORK

                       1992    1993    1994    1995    1996    1Q97    2Q97
                       ----    ----    ----    ----    ----    ----    ----
Asking Rental Rates
 ($/s.f.).............  $33     $32     $34     $35     $36     $33      $35
Net Absorption
 Millions of Sq. Ft...  3.8     3.5     4.5    -0.8     6.8    3.52    0.365


  Supply of Office Space

     The Company expects the supply of office space in the midtown Manhattan market to remain stable for the foreseeable future because there are relatively few sites available for construction. The lead time required for land assemblage construction typically exceeds three years and new construction generally is not economically feasible at current market rental rates. Only one new development in midtown Manhattan is anticipated in the near term, containing approximately
1.5 million square feet, scheduled to be completed in 1999, which has substantial grandfathered tax benefits. The Company does not believe that this property will have a material impact on the market because it represents less than 1% of the total Class A midtown Manhattan office space and the building is already substantially pre-leased to two tenants. In the absence of tax incentives, the Company believes that rents generally would have to increase significantly to justify the cost of new construction. Assuming total land and development costs of $400-450 per square foot (as estimated by Landauer), a market base rent of at least $55 per square foot would be needed to make construction economically viable.

  Downtown Manhattan Market Overview

     The Company believes that downtown Manhattan represents an attractive investment opportunity. Specifically, the downtown Manhattan office market has experienced three consecutive years of positive net absorption and declining vacancy rates. In addition, the downtown market has certain competitive advantages over the midtown Manhattan office market, including (i) rental rates are significantly below rental rates in the midtown Manhattan office market, and (ii) the lower Manhattan revitalization plan, which has been in effect since October 1995, includes tax and other incentives which have and are expected to continue to incentivize growth in the downtown Manhattan office market. The plan includes incentives for both owners and tenants, including temporary abatement on rent for new commercial leases, lower energy costs, rezoning for residential development or conversion and renovation deductions. The plan has led to an increase in residential conversions, prompting restaurants, cafes, galleries, and other neighborhood amenities. As a result, the Company believes that the lower Manhattan revitalization program has enabled downtown Manhattan to reposition itself, becoming more attractive to residential tenants. Therefore, the Company believes that downtown Manhattan is becoming more conducive to office tenants as a 24-hour business environment.

  Increasing Demand for Office Space

     In the past four years the underlying fundamentals of supply and demand in the downtown Manhattan office market have improved. The total amount of office space available has decreased from 18.3 million square feet in 1993 to 15.6 million square feet at June 30, 1997, representing a 14.9% decline. According to Landauer, during the same period the direct vacancy rate in the downtown Manhattan office market decreased from 19% to 16% and there was net absorption of 4.8 million square feet.

                        HISTORICAL DIRECT VACANCY RATES
                          DOWNTOWN MANHATTAN, NEW YORK

                     MEASUREMENT PERIOD
                   (FISCAL YEAR COVERED)                               DIRECT VACANCY
1991                                                                     17.80
1992                                                                     18.50
1993                                                                     19.00
1994                                                                     18.60
1995                                                                     18.90
1996                                                                     17.00
1Q97                                                                     17.00
2Q97                                                                     16.00

  Rental Rates

     Rental rates in the downtown Manhattan office market have generally decreased from 1993 to June 30, 1997. According to Landauer, asking rental rates have decreased from $28.99 per leased square foot in 1992 to $25.73 at December 31, 1996. Notwithstanding the overall decline in asking rental rates, the Company believes that the recent favorable supply/demand fundamentals in the downtown Manhattan office market have had a stabilizing effect on asking rents, which as of the end of the first six months of 1997, were $25.54 per square foot.

                     NET ABSORPTION AND ASKING RENTAL RATES
                          DOWNTOWN MANHATTAN, NEW YORK


                            NET ABSORPTION
                          MILLIONS OF SQ. FT.   ASKING RENT ($/S.F.)
                          -------------------   --------------------
1992 .....................        4.2                  28.99
1993 .....................       -0.1                  28.75
1994 .....................        0.8                  27.35
1995 .....................        0.2                  25.96
1996 .....................        3.1                  25.73
1Q97 .....................        0.2                  25.52
2Q97 .....................        0.5                  25.54




  Supply of Office Space

     The supply of office space decreased in the downtown Manhattan office market from 18.3 million square feet at December 31, 1993 to 15.6 million square feet at June 30, 1997. The Company expects the supply of office space in this market to remain stable for the foreseeable future because there are relatively few sites available for construction. In addition, the lead time required for land assemblage and new construction typically exceeds three years and new construction generally is not economically feasible at current market rental rates. In the absence of any new tax incentives, the Company believes that rental rates generally would have to increase at least 40% to justify the cost of new construction.

METROPOLITAN ORLANDO MARKET AND ECONOMY

  Market Economy Overview

     The Company believes that the current and forecast trends have created and will continue to create a favorable economic environment for the ownership of office properties in the Orlando office market. Metropolitan Orlando has been rated by Landauer at the top of its annual United States Office Market Quality ratings during four of the past five years. Economic growth during the 1990s was fueled by Orlando's tourism service-based economy. Orlando's status as a world class tourist destination has created significant demand for businesses that provide support services to the tourism industry. In addition, recent growth in the Metropolitan Orlando market has been driven by an expanding film production industry, a thriving high technology industry, and the nation's largest military and aerospace simulation and training industry.

     Total non-agricultural employment in the Orlando metropolitan area was estimated at approximately 750,000 persons in 1996, following five years of growth at an annual compounded rate of 3.5%. Orlando's employment growth rate was one of the highest among all metropolitan areas in the United States. The graph below illustrates employment trends and service sector growth in the Metropolitan Orlando area.

           HISTORICAL NON-AGRICULTURAL EMPLOYMENT AND SERVICES GROWTH
                                  ORLANDO, FL

             MEASUREMENT PERIOD
           (FISCAL YEAR COVERED)                 ORLANDO EMPLOYMENT        ORLANDO SERVICES
1992                                                  3.00                     6.30
1993                                                  5.00                     8.50
1994                                                  5.00                     8.70
1995                                                  5.00                     8.60
1996                                                  5.00                     4.70

     Landauer has forecast for the Metropolitan Orlando area a total increase in non-agricultural employment for the period from 1996 to 2001 of approximately 14.5%, representing an average annual growth rate of approximately 2.7%. In addition, the population of metropolitan Orlando had a median age of 34.9 years in 1996, which is among the youngest among all metropolitan areas in Florida, and almost 30.2% of the population was between the ages 25 and 44, translating into a strong and sizeable work force, which continues to grow at a rapid rate.

     A driving factor in the forecasted employment growth in Metropolitan Orlando is a strong population growth rate, which, over the next five years is expected to significantly outpace the population growth rates in both Florida and the United States as shown below:

                                                     POPULATION GROWTH     POPULATION GROWTH
                                                         1990-1996             1996-2001
        AREA                                             ESTIMATED             PROJECTED
        -------------------------------------------  -----------------     -----------------
        Orlando Metropolitan Area..................         15.9%                 10.6%
        Florida....................................         11.1%                  7.6%
        United States..............................          6.7%                  4.4%

     As primary office employment grows, office demand is expected to increase. Landauer estimates that a total of approximately 18,150 new office jobs will be generated over the next five years, requiring approximately 3 million square feet of new office space.

     A significant factor in the demand for office space is the overall growth in the regional economy, including the tourism sector. Employment in the tourism-based service sector is expected to grow by more than 58,000 jobs by the year 2001 (representing an annual compounded growth rate of 3.5%) as new entertainment and vacation venues open, and existing ones add new attractions and theme areas. Landauer expects that as this economic sector grows, it will require additional support services, including lawyers, financial advisors, management consultants, insurance and real estate brokers that, in turn, will create demand for office space for these professional services. In addition, Landauer reports that growth in the film and television production industries will fuel growth in the service sector of Metropolitan Orlando's economy.

     An additional significant factor for demand for office space in Orlando has been growth in the trade and transport sectors of the economy. Orlando has evolved into a major distribution center for all of Florida due to its central location which, unlike south Florida, provides greater access and closer proximity to most Florida cities. Orlando's trade-related employment is expected to increase at a compounded growth rate of 2.8% through the year 2001, generating an estimated 27,000 new jobs.

     The finance, insurance and real estate (FIRE) sector continues to show strength in the Metropolitan Orlando economy. According to Landauer this sector of the economy grew at an annual rate of 4.8% from 1992 through 1996 and is expected to increase at a rate of approximately 11.6% per annum through the year 2001, generating an estimated 5,100 new jobs. Landauer reports that this increase in the FIRE sector of the economy is expected to result in an increase in demand for approximately 835,000 square feet of office space over the same time period.

     A thriving high-technology industry is another indicator of the strength of the local market. In addition, Metropolitan Orlando's simulation and training industry has grown to become the largest in the United States with more than 150 companies.

  Market Overview

     Because of the growth in employment sectors that utilize office space, the Company believes that the Metropolitan Orlando area represents an attractive market in which to own and operate office properties. Specifically, the Metropolitan Orlando office market, in which 17.8% of the Company's portfolio is located (based on Annualized Rent as of June 30, 1997), has the following favorable market characteristics according to Landauer: (i) the Orlando office market has experienced declining direct vacancy rates in four out of the last five years and more than five years of positive net absorption, (ii) since 1991 there has been only a minor increase in the supply of office space in the Orlando metropolitan area, and (iii) average rental rates in the Orlando office market have experienced increases in each of the past four years. The increase in average rental rates is even more pronounced when taking into account such factors as the reduction in concessions to tenants (such as free rent, tenant construction allowances, etc.).

  Increasing Demand for Office Space

     In the past four years the underlying fundamentals of supply and demand in the Metropolitan Orlando office market have improved. The peak in available supply occurred in 1992. Since that time, the growth in the Orlando economy and the relationship between supply and demand has resulted in declining direct vacancy rates and positive net absorption in the market. According to Landauer, as of December 31, 1996 the direct vacancy rate in the Metropolitan Orlando office market was 9.5% as compared to 16.8% as of December 31, 1992. During the same 1992-1996 period there was net absorption of approximately 2.6 million square feet. As of June 30, 1997, the direct vacancy rate in the market was 7.2% with approximately 850,000 square feet under construction. This compares to a 1996 annual absorption of approximately 1.1 million square feet.

                        HISTORICAL DIRECT VACANCY RATES
                                  ORLANDO, FL

                     MEASUREMENT PERIOD                        EMPLOYMENT AND SERVICES GROWTH
                   (FISCAL YEAR COVERED)                                    (%)
1992                                                                     17.00
1993                                                                     12.50
1994                                                                     12.70
1995                                                                     10.30
1996                                                                      9.50
1Q97                                                                     10.20
2Q97                                                                      7.20

  Rental Rates

     Despite the substantial absorption of available office space and a decreasing direct vacancy rate, asking rental rates in the Orlando office market as a whole have varied from 1992 through June 30, 1997 as set forth in the chart below. The Company believes that this variance is attributable to the fact that average asking rents include rents relating to only vacant space in the market and that vacancy rates for Class A office space in the market have fallen to an extremely low level (6.0% at June 30, 1997). Average asking rental rates for Class A Office Space in the Metropolitan Orlando office market have increased from $17.48 per foot as of December 31, 1992 to $20.08 as of June 30, 1997.

                     NET ABSORPTION AND ASKING RENTAL RATES
                                  ORLANDO, FL

                               THOUSANDS
                            NET ABSORPTION      ASKING RATES ($/S.F.)
                          -------------------   --------------------
1992 .....................         25                   16
1993 .....................       1100                   15
1994 .....................        189                   15.5
1995 .....................        189                   16
1996 .....................       1100                   16.5
1Q97 .....................         50                   16
2Q97 .....................        694                   13.78


  Supply of Office Space

     According to Landauer there has been little growth in the supply of new office space in the Metropolitan Orlando market. Since 1992, office space in the Orlando market grew by only 3.3% (approximately 700,000 square feet). In the opinion of Landauer, the addition of any new speculative office space in this market will continue to be limited due to the lack of available construction financing. Landauer reports that construction lenders have remained cautious and have continued to require at least 50% pre-leasing activity as a prerequisite for financing speculative developments.

METROPOLITAN PHOENIX MARKET AND ECONOMY

  Market Economy Overview

     The Company believes the underlying fundamentals of the Metropolitan Phoenix economy and office market have created a favorable environment for the ownership of office properties in that market. The city of Phoenix has grown to become the sixth largest city in the United States. This has translated into an unemployment rate of 5.0% or less since 1992. In addition, Metropolitan Phoenix has exceeded the national non-agricultural employment growth rate since 1992. Landauer predicts that employment growth in the Metropolitan Phoenix area during the next five years will exceed the national growth rate by more than 50%. Recent growth in the Metropolitan Phoenix market was fueled by a thriving high technology industry together with many service industries.

     Total non-agricultural employment in the Metropolitan Phoenix Area was estimated at approximately 1.24 million persons in 1996, which represents a compound annual increase of 5.2% since 1992. Landauer reports that in measuring employment gains since 1994, the Phoenix Metropolitan Area ranked third among the 100 largest metropolitan areas in the United States. The graph below illustrates employment trends and service sector growth in the Metropolitan Phoenix Area.

           HISTORICAL NON-AGRICULTURAL EMPLOYMENT AND SERVICES GROWTH
                                  PHOENIX, AZ

             MEASUREMENT PERIOD
           (FISCAL YEAR COVERED)                  PHOENIX SERVICES        PHOENIX EMPLOYMENT
1992                                                    3                        1
1993                                                    6                        5
1994                                                    9                        7
1995                                                    9                        7
1996                                                   10                        7

     Landauer has forecast for the Phoenix metropolitan area a total increase in non-agricultural employment for the period from 1996 to 2001 of approximately 14.0%, representing an average annual growth rate of approximately 2.7%.

     A driving factor in the forecasted employment growth is a strong population growth rate, which, over the next five years is expected to significantly outpace the population growth rate in the United States as shown below:

                                                     POPULATION GROWTH      POPULATION GROWTH
                                                         1990-1996              1996-2001
        AREA                                             ESTIMATED              PROJECTED
        -------------------------------------------  -----------------      -----------------
        Phoenix Metropolitan Area..................         18.2%                  12.1%
        Arizona....................................         18.9%                  12.4%
        United States..............................          6.7%                   4.4%

     An important factor in the demand for office space in the Metropolitan Phoenix office market has been the strength of the local economy which has been propelled by expansions in high-tech manufacturing, tourism and service industries. The region has become known as the "call center" capital of the United States, and Landauer reports that more than 70 credit card centers, data centers, customer service stations and call centers employ more than 40,000 people in the market. Overall, Landauer reports that in the greater Phoenix area, nearly 700 high technology companies employ over 74,000 people.

     An additional significant factor for demand for office space has been growth in the services sector of the economy, including the tourism sector. Landauer predicts that tourism will continue to inject approximately $7.2 billion into the local economy annually and will continue to generate more than 103,000 jobs and support another 100,000 indirectly. According to Landauer the services sector of the Phoenix economy increased by 33.7% from 1990 through 1996, representing an annual compounded growth rate of 5%. Landauer predicts that the services sector of the Phoenix economy will grow by more than 20% through the year 2001 generating in excess of 75,000 new jobs.

     Landauer reports that as the Phoenix market evolves, it is less dependent on employment sectors which historically have shown the greatest volatility. After the defense cutbacks of the early 1990s, government employment now contributes a smaller percentage of the workforce in Phoenix than it does in Arizona or the nation as a whole. The finance, insurance and real estate sector comprise only 8.9% of the local workforce. Consistent with a maturing city, services and manufacturing are the largest employers. According to Landauer, a recent survey reveals 60% of companies relocating to Phoenix are office users, 8% are distributors and one-third are manufacturers.

  Market Overview

     The Company believes that the current and forecast trends have created and will continue to create a favorable economic environment for the ownership of office properties in the Metropolitan Phoenix office market. Specifically, the Metropolitan Phoenix office market, in which 20.3% of the Company's portfolio is located (based on Annualized Rent as of June 30, 1997), has the following favorable market characteristics according to Landauer: (i) the Metropolitan Phoenix office market has experienced five years of declining direct vacancy rates and more than 10 years of positive net absorption, (ii) since 1990 there has only been a minor increase in the supply of office space in the Metropolitan Phoenix area, and (iii) average rental asking rates have experienced significant increase since 1993.

  Increasing Demand for Office Space

     In the past four years the underlying fundamentals of supply and demand in the Metropolitan Phoenix office have improved. The peak in available supply occurred in 1992. Since that time, the growth in the Metropolitan Phoenix economy and the relationship between supply and demand has resulted in declining direct vacancy rates and positive net absorption in the market. According to Landauer, as of December 31, 1996, the direct vacancy rate in the Metropolitan Phoenix office market was 9.1% as compared to 25.1% as of December 31, 1992. During this period there was net absorption of 4.8 million square feet. As of June 30, 1997, the direct vacancy rate in the Phoenix office market decreased further to 8.3% and the market had positive net absorption of approximately 86,000 square feet. These positive fundamentals in the Phoenix office market resulted in an increase in average asking rents to $16.02 per square foot as of June 30, 1997.

                        HISTORICAL DIRECT VACANCY RATES
                                  PHOENIX, AZ

                     MEASUREMENT PERIOD
                   (FISCAL YEAR COVERED)                                VACANCY RATE
1992                                                                     25.1
1993                                                                       22
1994                                                                     17.3
1995                                                                     12.9
1996                                                                        9
1Q97                                                                      8.6
2Q97                                                                      8.3

     The Greater Phoenix Blue Chip Economic Forecast (the "Greater Phoenix Forecast") predicts that total net absorption in the Metropolitan Phoenix office market will be approximately 1.0 million square feet in 1997, representing an increase of over 130% from 1996 net absorption totals. In addition, the Greater Phoenix Forecast projects that available space in the Metropolitan Phoenix office market will decrease to approximately 3.0 million square feet by December 31, 1997 from approximately 3.5 million square feet as of December 31, 1996. The Greater Phoenix Forecast anticipates that direct vacancies in the market will remain in the 9.0 to 9.5 percent range during 1997 despite an increase in supply. There can be no assurance that the Greater Phoenix Forecast's projections will be consistent with actual results in the market.

  Rental Rates

     In addition to the substantial absorption of available office space coupled with a decreasing direct vacancy rate, the Metropolitan Phoenix office market has experienced a substantial increase in landlord average asking rents. Landauer reports that average asking rents in the Metropolitan Phoenix office market have increased from $13.02 per square foot in 1993 to $15.40 per square as of December 31, 1996. During the first six months of 1997, landlord average asking rents increased further from $15.40 to $16.00, representing a 4.0% increase during that period alone.

                     NET ABSORPTION AND ASKING RENTAL RATES
                                PHOENIX, ARIZONA

           [NET ABSORPTION AND ASKING RENTAL RATES PHOENIX, ARIZONA]

  Supply of Office Space

     According to Landauer, there has been little growth in the supply of new office space in the Metropolitan Phoenix market. Since 1992, office space in the Metropolitan Phoenix market grew by only approximately 600,000 square feet in an overall market that, as of December 31, 1996, consisted of 38 million square feet. Landauer reports that three new office buildings containing approximately 500,000 square feet will be added to the market during 1997. This compares to an average annual absorption of 1.2 million square feet during the period from 1992 to 1996

METROPOLITAN TUCSON MARKET AND ECONOMY

     The Company believes that the office market in Metropolitan Tucson has improved and will be an excellent market to own and operate office properties in the future. The Tucson metropolitan area, which is located approximately 120 miles southeast of Phoenix near the Mexican border, consists of Pima County and, as of December 31, 1996, included approximately 18% of Arizona's population. After a period of sustained growth from 1991 to 1994 the local economy slowed in 1995 (primarily due to the peso devaluation) and then rebounded significantly in 1996. Growth in the 1990s was precipitated by significant employment gains in the high-technology, service and trade sectors of the economy.

     Total non-agricultural employment in the Metropolitan Tucson area was estimated at approximately 310,000 persons in 1996, following compounded annual growth at the rate of approximately 3.9% per year since 1992. The graph below illustrates employment trends and service sector growth in the Tucson Metropolitan area.

           HISTORICAL NON-AGRICULTURAL EMPLOYMENT AND SERVICES GROWTH
                                   TUCSON, AZ

             MEASUREMENT PERIOD
           (FISCAL YEAR COVERED)                  TUCSON SERVICES         TUCSON EMPLOYMENT
1992                                                    3                        1
1993                                                    7                        5
1994                                                    6                        7
1995                                                    3                        7
1996                                                    6                        7

     A significant factor in the forecasted employment growth in Metropolitan Tucson is a strong population growth rate. Since 1990 the local population has grown at a compounded rate of 2.5%. According to Landauer, by 2001 the Tucson population is expected to grow at an annual compounded growth rate of 2.1% compared to .9% in the United States.

     The strength of the Tucson economy is also evidenced by a low unemployment rate. According to the Arizona Department of Economic Security, the average unemployment rate in the Metropolitan Tucson area during 1996 was 3.4%, more than 1.5 percentage points below the Arizona average.

     The growth in the Metropolitan Tucson economy has been driven by significant improvements in the services and government sectors, which combined for over one-half of the area's employment base. According to Landauer, the services sector of the economy increased by an average of 4.5% per year for the past 10 years, led by significant improvements in the computer and data processing subsectors. Landauer projects that the services sector of the economy will continue to grow at the rate of 3.8% per year over the next 10 years.

     Manufacturing is another major component of the Metropolitan Tucson economy that is an indication of the general strength of the market. Although manufacturing experienced market declines in the past year, according to Landauer this sector of the economy is expected to grow at the annual compounded rate of 1.6% during the next 10 years. According to Landauer, most of the growth in this sector can be attributed to growth in the biotechnology and high technology areas. The Greater Tucson Economic Counsel 1995/1996 Annual Report documents 14 new companies recently recruited to Tucson, largely in the high technology and telecommunications industries that have resulted in the creation of 3,700 new jobs. In addition, according to Landauer, the government sector of the economy has increased by approximately 15.7% since 1990 and is expected to increase at a compounded annual growth rate of 2.8% from 1996 to 2001.

  Market Overview

     The Company believes that the Metropolitan Tucson area represents an attractive market to own and operate office properties. Specifically, according to Landauer, the Metropolitan Tucson office market, in which 4.3% of the Company's portfolio is located (based on Annualized Rent as of June 30, 1997), has the following favorable market characteristics: (i) the Metropolitan Tucson office market has experienced nine years of declining direct vacancy rates and seven years of positive net absorption, (ii) average rental rates in the Metropolitan Tucson office market have steadily increased since 1994, and (iii) since 1988 there has only been a minor increase in the supply of office space in the Tucson metropolitan area.

  Increasing Demand for Office Space

     The growth in demand for office space since 1987, combined with relatively limited increases in supply, is directly reflected in vacancy reductions. As of December 31, 1996, the direct vacancy rate in the Tucson office market was 9.0% as compared to 16.9% as of December 31, 1992. During this period, there was net absorption of approximately 600,000 square feet. Since 1992, office space in the Metropolitan Tucson market grew by only 3.4% (approximately 335,000 square feet). The positive fundamentals in the Tucson office market continued to improve during the first six months of 1997 which resulted in a further decrease in the direct vacancy rate to approximately 8.2% and additional net absorption of approximately 15,200 square feet.

                        HISTORICAL DIRECT VACANCY RATES
                                   TUCSON, AZ

                     MEASUREMENT PERIOD
                   (FISCAL YEAR COVERED)                            DIRECT VACANCY RATE
1991                                                                     23.40
1992                                                                     16.90
1993                                                                     13.80
1994                                                                     11.50
1995                                                                     10.20
1996                                                                      9.00
1Q97                                                                      8.10
2Q97                                                                      8.15

Rental Rates

     Rental rates, as quoted by local landlords, have risen to approximately $18.00 per square foot in 1996 from approximately $12.50 in 1992, an increase of approximately 44%. The increase does not reflect the concomitant reduction in concessions to tenants. As of June 30, 1997, average asking rental rates in this market have remained relatively constant at approximately $17.85 per square foot. Landauer projects that rents will continue to increase at healthy rates through 1999 and then slowly plateau, reaching approximately $25.00 per square foot in 2001. There can be no assurance such increases in rental rates will be achieved.

                     NET ABSORPTION AND ASKING RENTAL RATES
                                   TUCSON, AZ

                CHART OF NET ABSORPTION AND ASKING RENTAL RATES

  Supply of Office Space

     From 1992 to June 30, 1997, only approximately 341,000 square feet have been added to the supply, or approximately 84,000 square feet per year. Largely because certain submarket vacancies are currently below 5%, Landauer estimates that approximately 1.2 million square feet will be added to the market over the next five years. Landauer projects that little or no space will be added to the market in 1997, 130,000 square feet will be added in 1998 and the balance will be divided evenly over the following three years.

                                 THE PROPERTIES

GENERAL

     Upon completion of the Offering, the Company will own interests in the 21 Properties, which contain 3.4 million rentable square feet. Substantially all of the Properties are located in nine submarkets in the Manhattan, Orlando, Phoenix and Tucson office markets and individually range from 10,300 to 459,000 rentable square feet. Certain of the Properties include a small amount of retail space on their lower floors. All of the Properties are wholly owned by the Company, except for the 2800 North Central Property which is owned in a joint venture with an affiliate of Carlyle in which the Company owns a 10% interest (which economic interest increases to up to 27.5% if certain performance criteria are achieved). As of August 31, 1997, approximately 80% of the Annualized Rent from the Company's portfolio was derived from Properties located in central business district locations, including approximately 54% from Properties located in the Manhattan office market. Generally, the Company believes that all the Properties have desirable locations within established business communities and are well-maintained. The Company will also own two parcels of land which can support an aggregate of approximately 370,000 square feet of development and will have options to acquire two other parcels of land which can support approximately 1.8 million square feet of development. See "-- Submarket and Property Information."

     Management believes that the location, quality of construction and building amenities, as well as the Company's reputation for providing a high level of tenant service, have enabled the Company to attract and retain a diverse tenant base. As of August 31, 1997, the Properties had a weighted average occupancy rate of 92.4% and were leased to over 350 tenants. As of August 31, 1997, no single tenant represented more than approximately 5.5% of the aggregate Annualized Rent of the Company's portfolio and only 17 tenants individually represented more than 1% of such Annualized Rent.

PROPERTIES

     The following tables set forth certain information, as of August 31, 1997, with respect to the Properties.

                                                                 PERCENT     YEAR BUILT/      RENTABLE     PERCENT    NUMBER
                          MARKET/PROPERTY                         OWNED     RENOVATED(1)     SQUARE FEET   LEASED    OF LEASES
    -----------------------------------------------------------  -------   ---------------   -----------   -------   ---------
    METROPOLITAN NEW YORK CITY MARKET
     Manhattan Market
       Tower 45................................................    100%        1989             443,114     100.0%       34
       286 Madison Avenue......................................    100%        1918     (4)     111,999      94.8        39
       290 Madison Avenue......................................    100%        1950     (4)      38,512     100.0         4
       292 Madison Avenue......................................    100%       1920/86           186,901      98.9        20
       100 Wall Street.........................................    100%       1969/94           458,848      88.7        17
     Long Island Market
       120 Mineola Boulevard...................................    100%       1984/92           100,810      91.2        15
                                                                                              ---------     -----       ---
           Market Subtotal/Weighted Average...............................................    1,340,184      94.9%      129
                                                                                              ---------     -----       ---
    ARIZONA MARKETS
     Metropolitan Phoenix Market
       Corporate Center Building 10010-30......................    100%       1976/86           188,614     100.0%        3
       Corporate Center Building 10040.........................    100%       1976/86            23,155     100.0        10
       Corporate Center Building 10050.........................    100%       1976/86            42,398     100.0        12
       Corporate Center Building 10210.........................    100%       1976/86            45,100     100.0         4
       Corporate Center Building 10220.........................    100%       1976/86            24,128     100.0         1
       Corporate Center Building 9630(5).......................    100%       1976/86           130,164     100.0        13
       2800 North Central(6)...................................     10%        1987             357,923      91.0        37
       Century Plaza...........................................    100%       1974/90           219,769      84.2        31
     Metropolitan Tucson Market
       5151 East Broadway......................................    100%     1975/89/96          246,486      82.1%       45
                                                                                              ---------     -----       ---
           Market Subtotal/Weighted Average...............................................    1,277,737      91.3%      156
                                                                                              ---------     -----       ---
    METROPOLITAN ORLANDO MARKET
       One Orlando Center......................................    100%        1989             357,184      99.5%       36
       5750 Major Boulevard....................................    100%       1973/97            92,828      21.0(7)     13
       Maitland Forum..........................................    100%       1985/96           266,060      99.9        16
       2601 Maitland Center Parkway............................    100%        1982              10,342     100.0         1
       2603 Maitland Center Parkway............................    100%        1982              10,704      81.7         2
       2605 Maitland Center Parkway............................    100%        1982              38,564     100.0         5
                                                                                              ---------     -----       ---
           Market Subtotal/Weighted Average...............................................      775,682      90.0%       73
                                                                                              ---------     -----       ---
    Consolidated Total/Weighted Average for all Properties................................    3,393,603      92.4%      358
                                                                                              =========                 ===

                                                                                 PERCENTAGE OF       ANNUALIZED     ANNUALIZED NET

                                                                                   PORTFOLIO            RENT        EFFECTIVE RENT

                                                                 ANNUALIZED       ANNUALIZED         PER LEASED       PER LEASED

                          MARKET/PROPERTY                          RENT(2)          RENT(2)        SQUARE FOOT(2)   SQUARE FOOT(3)

    -----------------------------------------------------------  -----------   -----------------   --------------   --------------

    METROPOLITAN NEW YORK CITY MARKET
     Manhattan Market
       Tower 45................................................  $20,890,000           27.8%           $47.14           $31.48

       286 Madison Avenue......................................    2,451,000            3.3             23.08            20.42

       290 Madison Avenue......................................    1,057,000            1.4             27.44            24.98

       292 Madison Avenue......................................    5,212,000            6.9             28.20            25.33

       100 Wall Street.........................................   11,222,000           14.9             27.57            24.95

     Long Island Market
       120 Mineola Boulevard...................................    2,458,000            3.3             26.74            19.18

                                                                 -----------          -----            ------           ------

           Market Subtotal/Weighted Average....................  $43,290,000           57.6%           $34.04           $26.35

                                                                 -----------          -----            ------           ------

    ARIZONA MARKETS
     Metropolitan Phoenix Market
       Corporate Center Building 10010-30......................  $ 2,947,000            3.9%           $15.62           $14.39

       Corporate Center Building 10040.........................      380,000            0.5             16.41            15.07

       Corporate Center Building 10050.........................      708,000            0.9             16.70            15.15

       Corporate Center Building 10210.........................      706,000            0.9             15.65            14.50

       Corporate Center Building 10220.........................      422,000            0.6             17.49            15.14

       Corporate Center Building 9630(5).......................    2,386,000            3.2             18.33            15.95

       2800 North Central(6)...................................    5,291,000            7.0             16.24            14.11

       Century Plaza...........................................    2,408,000            3.2             13.01            10.82

     Metropolitan Tucson Market
       5151 East Broadway......................................  $ 3,269,000            4.3%           $16.15           $11.19

                                                                 -----------          -----            ------           ------

           Market Subtotal/Weighted Average....................  $18,517,000           24.6%           $15.87           $13.30

                                                                 -----------          -----            ------           ------

    METROPOLITAN ORLANDO MARKET
       One Orlando Center......................................  $ 8,154,000           10.8%           $22.94           $21.46

       5750 Major Boulevard....................................      298,000            0.4             15.29             5.99

       Maitland Forum..........................................    4,140,000            5.5             15.58            13.69

       2601 Maitland Center Parkway............................      158,000            0.2             15.28            13.43

       2603 Maitland Center Parkway............................      114,000            0.2             13.04             8.80

       2605 Maitland Center Parkway............................      538,000            0.7             13.95            12.10

                                                                 -----------          -----            ------           ------

           Market Subtotal/Weighted Average....................  $13,402,000           17.8%           $19.20           $16.20

                                                                 -----------          -----            ------           ------

    Consolidated Total/Weighted Average for all Properties.....  $75,209,000          100.0%           $23.98           $19.11

                                                                 ===========          =====            ======           ======


   ------------------
   (1) Data do not include years in which tenant improvements were made to the Properties.
   (2) Annualized Rent represents the annualized monthly Base Rent in effect plus estimated annualized monthly tenant pass-throughs of increases in operating and other expenses (but excluding electricity costs paid by tenants) under each lease executed as of August 31, 1997, or, if such monthly rent has been reduced by a rent concession, the monthly rent that would have been in effect at such date in the absence of such concession. Base Rent represents the fixed base rental amount paid by a tenant under the terms of the related lease agreement, which amount generally does not include payments on account of real estate taxes, operating expense escalations and utility charges. The Company believes that Annualized Rent is helpful to investors as a measure of the revenues the Company could expect to receive from its leases. Annualized Rent should not be considered an alternative to Annualized Net Effective Rent as an indication of the financial performance of a lease nor is it indicative of the Company's ability to generate cash flow, including its ability to make cash distributions.
   (3) Annualized Net Effective Rent per Leased Square Foot represents the Base Rent for the month of August 1997 under each lease executed as of August 31, 1997, presented on a straight-line basis in accordance with GAAP, taking into account the amortization of tenant improvement costs and leasing commissions, if any, paid or payable by the Company during such period, annualized.
   (4) In 1996 the Company completed certain mechanical upgrades with respect to this Property.
   (5) Includes two free-standing restaurants adjacent to the Property which account for, in the aggregate, 17,000 rentable square feet (100% of which is leased).
   (6) Data are presented without proration on account of the Company's partial ownership interest. The Company's interest in the cash flow from this Property increases to up to 27.5% if certain performance criteria are achieved. See "The Properties -- Submarket and Property
       Information -- Description of Uptown Phoenix Submarket Property."
   (7) Such percentage would have been 74.5% if all space that was leased as of August 31, 1997, but was not yet occupied, had been included in that percentage.

DEVELOPMENT PARCELS

     At the completion of the Offering, the Company will own or have an option to acquire four parcels of land which can support an aggregate of approximately
2.2 million square feet of development. Some of this land requires zoning or other regulatory approvals prior to development. The following chart provides additional information with respect to undeveloped land parcels.

                                                                                        DEVELOPABLE
                                                                     OWNERSHIP            SQUARE
                   LAND/LOCATION                     ACREAGE           STATUS              FEET
---------------------------------------------------  -------       --------------       -----------
One Orlando Center Land Parcel
  Orlando, Florida.................................     3.6         optioned(1)            800,000(2)
5151 East Broadway Land Parcel
  Tucson, Arizona..................................      (2)           owned               220,000
Corporate Center Land Parcel
  Phoenix, Arizona.................................      (3)           owned               150,000
Phoenix Land Parcel
  Phoenix, Arizona.................................    43.2         optioned(4)          1,000,000
                                                       ----                              ---------
Total..............................................    46.8                              2,170,000
                                                       ====                              =========

---------------

(1) Certain Primary Contributors have granted to the Company an option (at no cost) to acquire from such Primary Contributors this development parcel for approximately $3.8 million (75% of the appraised value of the land as of May 9, 1997), which equates to approximately $4.75 per buildable square foot. Pursuant to the Company's Bylaws, the Company is authorized to exercise this option only if (i)(a) a majority of Independent Directors approves the exercise of such option and (b) the individual building(s) to be built on property is at least 50% preleased prior to commencement of construction, or
    (ii) in the event the individual building(s) to be built on the property is less than 50% preleased, the Board of Directors unanimously approves the exercise of such option. See "-- Land Parcel Options and -- Development Parcels."

(2) Includes 395,000 square feet currently zoned and approved for retail and hotel development.

(3) These parcels are currently part of the parking lot relating to this Property. In the event these parcels are developed by the Company, additional parking spaces would need to be constructed.

(4) The Company will acquire this option from certain Primary Contributors at no cost. Pursuant to the option, the Company will directly or indirectly acquire the right to purchase this land for approximately $10.3 million from an unaffiliated third party. Pursuant to the Company's Bylaws, the Company is authorized to execute this option only if the Independent Directors unanimously approve the exercise thereof. The right to acquire the land expires on October 31, 1997, subject to one 30-day extension that requires the payment of a $100,000 extension fee. See "The Properties -- Land Parcel Options."

TENANTS

     The Properties are leased to over 350 tenants which are engaged in a variety of businesses, including financial services, health care services, accounting, law, education, architecture, engineering, electronics, and precious metals. The following table sets forth information regarding the Company's leases with its 20 largest tenants (which may not be representative of the Company's entire tenant base), based on rentable square feet, as of August 31, 1997. The Company's largest tenant, American Express, accounted for 5.52% of the Company's total Annualized Rent and 8.05% of aggregate leased square feet. In addition, the Company's 10 largest tenants at the Properties (based on rentable square feet as of August 31, 1997) collectively accounted for approximately 28.9% of the Company's total Annualized Rent and 28.5% of the Company's rentable square feet, and have a weighted average remaining lease term of approximately five years. If the Company were to lose any one or more of such tenants, or any one or more of such tenants were to declare bankruptcy, experience a downturn in its business or fail to make rental payments when due, there would be a material adverse affect on the Company and the Company's ability to make distributions to stockholders.

                                                                                                                   PERCENTAGE OF
                                                                                                                     AGGREGATE
                                                                                  PERCENTAGE OF                      PORTFOLIO
                                                     REMAINING     AGGREGATE        AGGREGATE         ANNUAL           ANNUAL
                                          NUMBER     LEASE TERM    RENTABLE          LEASED         ANNUALIZED       ANNUALIZED
                TENANT                   OF LEASES   IN MONTHS    SQUARE FEET      SQUARE FEET         RENT             RENT
---------------------------------------  ---------   ----------   -----------     -------------   --------------   --------------
American Express(1)....................       4           54         252,626           8.05%       $  4,154,000          5.52%
United States of America (by General
  Services Administration)(2)..........       5           30         100,279           3.20           1,534,000          2.04
Credit Suisse..........................       1           29          95,310           3.04           2,870,000          3.82
ITT Educational Services, Inc.(3)......       3           66          56,437           3.02             888,000          1.18
Waterhouse Securities, Inc.............       1           79          94,358           3.01           2,340,000          3.11
TBWA CHIAT/DAY, INC. ..................       1           86          70,791           2.26           2,122,000          2.82
First Union National Bank of Florida...       1           64          69,364           2.22           2,388,000          3.18
US West Communications, Inc.(4)........       3           32          65,582           2.09           1,174,000          1.56
D.E. Shaw & Co., L.P. .................       1          113          63,871           2.04           2,310,000          3.07
Swiss American Corporation.............       1           29          61,461           1.96           1,851,000          2.46
Honor Technologies, Inc. f/k/a
  Southeast Switch, Inc. ..............       1           69          59,609           1.90             907,000          1.21
The Equitable Life Assurance Society of
  the United States....................       3           42          56,815           1.81           1,683,000          2.24
United Healthcare Services, Inc.(5)....       2           54          56,649           1.81             984,000          1.31
Florida Power Corporation..............       1           49          52,622           1.68             816,000          1.08
State of Arizona (6)...................       2           40          58,240           1.59             758,000          1.01
Brown, Raysman & Millstein.............       1           93          38,237           1.22           1,987,000          2.64
King & Spalding........................       1          100          35,874           1.15           1,671,000          2.22
Southwest Catholic Health Network
  Corporation d/b/a Mercy Care Plan....       1           41          35,648           1.14             473,000          0.63
MCI Telecommunications Corporation.....       1          105          34,230           1.09             746,000          0.99
Bryan Cave.............................       1           89          31,954           1.02             669,000           .89
                                             --
                                                         ---       ---------          -----         -----------         -----
        Total/Weighted Average(7)......      35           59       1,389,957          45.30%       $ 32,326,000         42.98%
                                             ==                    =========          =====         ===========         =====

---------------
(1) The tenants under such leases are (i) American Express Financial Advisors Inc., f/k/a IDS Financial Services Inc. (an aggregate of 19,797 rentable square feet in the One Orlando Center and 5151 East Broadway Properties), and (ii) American Express Travel Related Services Company, Inc. (an aggregate of 232,364 rentable square feet under two separate leases in the Corporate Center Properties).

(2) Under federal law, these leases may be terminated or renegotiated by the lessee under certain circumstances. See "Risk Factors -- The Company's Performance and Value are Subject to Risks Associated with the Real Estate Industry -- Loss of Major Tenants Could Adversely Affect the Company's Cash Flow."

(3) The tenants under such leases are (i) ITT Education Services, Inc. (34,422 rentable square feet in the Maitland Forum Property) and (ii) Hartford Fire Insurance Company (an aggregate of 60,365 rentable square feet under two (2) separate leases in the Corporate Center Properties).

(4) The tenants under such leases are (i) US West Communications, Inc. (an aggregate of 61,614 rentable square feet in the 2800 North Central and Corporate Center Properties) and (ii) US West NewVector Group, Inc. (3,968 rentable square feet in the 5151 East Broadway Property).

(5) The tenants under such leases are (i) United HealthCare Services, Inc. f/k/a CAC Properties, Inc. (39,240 rentable square feet in the One Orlando Property) and (ii) UHC Management Company, Inc. (17,409 rentable square feet in the Maitland Forum Properties).

(6) The tenants under such leases are (i) Department of Economic Security (49,752 rentable square feet in the Century Plaza Property), (ii) State Board of Directors for Community College of Arizona (4,706 rentable square feet in the Century Plaza Property), and (iii) Arizona Veterans Service Commission (3,782 rentable square feet in the Century Plaza Property).

(7) Weighted average calculation with respect to remaining lease term is based on aggregate rentable square footage leased by each tenant.

LEASE DISTRIBUTIONS

     The following table sets forth information relating to the distribution of the Company's leases, based on rentable square feet under lease, as of August 31, 1997:

                                                                              PERCENT OF                       PERCENTAGE OF
                                                                               AGGREGATE                         AGGREGATE
                                                     PERCENT                   PORTFOLIO                         PORTFOLIO
              SQUARE FEET                 NUMBER     OF ALL    TOTAL LEASED     LEASED          ANNUALIZED       ANNUALIZED
              UNDER LEASE                OF LEASES   LEASES    SQUARE FEET    SQUARE FEET          RENT             RENT
---------------------------------------  ---------   -------   ------------   -----------     --------------   --------------
2,500 or less..........................     135        37.70%      210,687         6.73%       $  4,396,304          5.85%
2,501-5,000............................      63        17.60       251,576         8.03           5,593,296          7.43
5,001-7,500............................      63        17.60       407,396        13.01           8,695,020         11.56
7,501-10,000...........................      19         5.31       176,177         5.63           4,912,000          6.53
10,001-20,000..........................      47        13.13       697,744        22.28          17,114,676         22.76
20,001-40,000..........................      19         5.31       522,231        16.68          13,776,144         18.32
40,001+................................      12         3.35       865,308        27.64          20,721,528         27.55
                                            ---       ------     ---------       ------         -----------        ------
         Tota1(1)......................     358       100.00%    3,131,119       100.00%(2)    $ 75,208,968        100.00%
                                            ===       ======     =========       ======         ===========        ======

---------------
(1) Excludes 5,704 square feet (or .18% of total leased square feet) with respect to four management offices occupied by the Company.

(2) Reconciliation of total rentable square footage is as follows:

                                                             SQUARE FOOTAGE   PERCENTAGE OF TOTAL
                                                             --------------   -------------------
    Square footage occupied by tenants.....................     3,131,119            92.27%
    Square footage used for management offices and building
      use, and remeasurement adjustments...................         5,704              .17
    Square footage vacant..................................       256,780             7.57
                                                                ---------            -----
              Total net rentable square footage............     3,393,603            100.0%
                                                                =========            =====

LEASE EXPIRATIONS -- PORTFOLIO TOTAL

     The following table sets forth a summary schedule of the lease expirations for the Properties for leases in place as of August 31,1997, assuming that none of the tenants exercise renewal options or termination rights, if any, at or prior to the scheduled expirations:

                                                                                                 PERCENTAGE OF
                                                   SQUARE                         ANNUALIZED      ANNUALIZED
                                     NUMBER OF   FOOTAGE OF   PERCENTAGE OF        RENT OF          RENT OF
              YEAR OF                 LEASES      EXPIRING    TOTAL LEASED         EXPIRING        EXPIRING
         LEASE EXPIRATION            EXPIRING      LEASES      SQUARE FEET      LEASES ($000S)      LEASES
-----------------------------------  ---------   ----------   -------------     --------------   -------------
1997...............................      26          62,292        1.99%           $    970            1.29%
1998...............................      48         198,782        6.34               4,193            5.57
1999...............................      57         371,732       11.85               7,430            9.88
2000...............................      46         322,546       10.28               8,400           11.17
2001...............................      48         420,684       13.41               8,679           11.54
2002...............................      53         690,179       22.00              14,763           19.63
2003...............................      15         227,921        7.27               4,156            5.53
2004...............................      20         202,369        6.45               7,434            9.88
2005...............................      22         313,527       10.00              10,956           14.57
2006...............................       8         148,807        4.74               3,318            4.28
2007...............................       6         128,166        4.09               3,813            5.07
2008...............................       1           3,250        0.10                 142            0.19
2009...............................       2          16,310        0.52                 397            0.53
2010...............................       6          24,554        0.78                 658            0.88
                                        ---       ---------       -----             -------          ------
          Total....................     358       3,131,119(1)     99.82%(1)       $ 75,209          100.00%
                                        ===       =========       =====             =======          ======

---------------
(1) Excludes an aggregate of 5,704 square feet (or .18% of total leased square feet) with respect to four management offices occupied by the Company.

LEASE EXPIRATIONS -- PROPERTY BY PROPERTY

     The following table sets forth detailed lease expiration information for each of the Properties for leases in place as of August 31, 1997, for each of the 10 years beginning January 1, 1997, assuming that none of the tenants exercise renewal options or termination rights, if any, at or prior to the scheduled expirations. As of August 31, 1997, the weighted average remaining lease term (based on square footage) for the portfolio was 4.82 years:

             YEAR OF LEASE EXPIRATION                  1997         1998         1999         2000         2001         2002
--------------------------------------------------  ----------   ----------   ----------   ----------   ----------   -----------
TOWER 45
Square Footage of Expiring Leases.................           0            0       37,439       11,858       63,572        50,684
Percentage of Total Leased Sq. Ft.................          --          0.0%         8.4%         2.7%        14.3%         11.4%
Annualized Rent of Expiring Leases(1).............  $        0   $        0   $1,793,160   $  682,680   $2,475,300   $ 2,260,116
Percentage of Total Annualized Rent(1)............          --          0.0%         1.1%         0.4%         1.6%          1.4%
Number of Leases Expiring.........................           0            0            7            1            3             7
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................  $       --   $       --   $    47.90   $    57.57   $    38.94   $     44.59
Company Quoted Rental Rate Per Sq. Ft.(2)(3)......  $    38.00

286 MADISON AVENUE
Square Footage of Expiring Leases.................       3,734        5,119        8,468        2,400       27,386        23,821
Percentage of Total Leased Sq. Ft.................         3.5%         4.8%         8.0%         2.3%        25.8%         22.4%
Annualized Rent of Expiring Leases(1).............  $   93,720   $  137,868   $  252,348   $   48,972   $  561,744   $   550,956
Percentage of Total Annualized Rent(1)............         0.7%         1.0%         1.8%         0.3%         4.0%          3.9%
Number of Leases Expiring.........................           2            3            3            3           10             8
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................  $    25.10   $    26.93   $    29.80   $    20.41   $    20.51   $     23.13
Company Quoted Rental Rate Per Sq. Ft.(3).........  $    23.00

290 MADISON AVENUE
Square Footage of Expiring Leases.................           0       15,966            0        5,322            0         5,322
Percentage of Total Leased Sq. Ft.................          --         41.5%          --         13.8%          --          13.8%
Annualized Rent of Expiring Leases(1).............  $        0   $  454,992   $        0   $  155,148   $        0   $   121,836
Percentage of Total Annualized Rent(1)............          --          9.4%          --          3.2%          --           2.5%
Number of Leases Expiring.........................           0            1            0            1            0             1
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................          --   $    28.50           --   $    29.15           --   $     22.89
Company Quoted Rental Rate Per Sq. Ft.(3).........  $    23.00

292 MADISON AVENUE
Square Footage of Expiring Leases.................      10,113       14,484            0       24,597       15,765        13,503
Percentage of Total Leased Sq. Ft.................         5.5%         7.8%          --         13.3%         8.5%          7.3%
Annualized Rent of Expiring Leases(1).............  $  228,036   $  426,780   $        0   $  678,120   $  400,968   $   255,756
Percentage of Total Annualized Rent(1)............         0.6%         1.2%          --          1.9%         1.1%          0.7%
Number of Leases Expiring.........................           1            3            0            4            2             2
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................  $    22.55   $    29.47           --   $    27.57   $    25.43   $     18.94
Company Quoted Rental Rate Per Sq. Ft.(3).........  $    25.00

                                                                                                          2007 AND
             YEAR OF LEASE EXPIRATION                  2003         2004         2005          2006        BEYOND      TOTAL
--------------------------------------------------  ----------   ----------   -----------   ----------   ----------   --------
TOWER 45
Square Footage of Expiring Leases.................       6,756       76,888       108,219            0       87,697    443,114
Percentage of Total Leased Sq. Ft.................         1.5%        17.4%         24.4%          --         19.8%       100%
Annualized Rent of Expiring Leases(1).............  $  222,888   $4,737,120   $ 5,554,476   $        0   $3,135,348         --
Percentage of Total Annualized Rent(1)............         0.1%         3.0%          3.5%          --          2.0%        --
Number of Leases Expiring.........................           1            5             6            0            4         34
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................  $    32.99   $    61.61   $     51.33           --   $    35.75         --
Company Quoted Rental Rate Per Sq. Ft.(2)(3)......
286 MADISON AVENUE
Square Footage of Expiring Leases.................      10,116        9,366        13,149            0        2,600    106,159
Percentage of Total Leased Sq. Ft.................         9.5%         8.8%         12.4%          --          2.4%       100%
Annualized Rent of Expiring Leases(1).............  $  242,004   $  197,052   $   311,892   $        0   $   53,952         --
Percentage of Total Annualized Rent(1)............         1.7%         1.4%          2.2%          --          0.4%        --
Number of Leases Expiring.........................           2            3             4            0            1         39
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................  $    23.92   $    21.04   $     23.72           --   $    20.75         --
Company Quoted Rental Rate Per Sq. Ft.(3).........
290 MADISON AVENUE
Square Footage of Expiring Leases.................           0       11,902             0            0            0     38,512
Percentage of Total Leased Sq. Ft.................          --         30.9%           --           --           --        100%
Annualized Rent of Expiring Leases(1).............  $        0   $  324,840   $         0   $        0   $        0         --
Percentage of Total Annualized Rent(1)............          --          6.7%           --           --           --         --
Number of Leases Expiring.........................           0            1             0            0            0          4
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................          --   $    27.29            --           --           --         --
Company Quoted Rental Rate Per Sq. Ft.(3).........
292 MADISON AVENUE
Square Footage of Expiring Leases.................      18,325       10,113        71,714           --        6,307    184,921
Percentage of Total Leased Sq. Ft.................         9.9%         5.5%         38.8%          --          3.4%       100%
Annualized Rent of Expiring Leases(1).............  $  563,184   $  220,872   $ 2,187,996   $        0   $  250,080         --
Percentage of Total Annualized Rent(1)............         1.6%         0.6%          6.1%          --          0.7%        --
Number of Leases Expiring.........................           3            1             2            0            2         20
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................  $    30.73   $    21.84   $     30.51           --   $    39.65         --
Company Quoted Rental Rate Per Sq. Ft.(3).........

             YEAR OF LEASE EXPIRATION                  1997         1998         1999         2000         2001         2002
--------------------------------------------------  ----------   ----------   ----------   ----------   ----------   -----------

100 WALL STREET
Square Footage of Expiring Leases.................           0       35,372        1,603      156,771            0        62,159
Percentage of Total Leased Sq. Ft.................          --          8.7%         0.4%        38.5%          --          15.3%
Annualized Rent of Expiring Leases(1).............  $        0   $1,116,240   $   49,560   $4,721,172   $        0   $ 1,546,896
Percentage of Total Annualized Rent(1)............          --          1.6%         0.1%         6.9%          --           2.3%
Number of Leases Expiring.........................           0            2            1            2            0             1
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................          --   $    31.56   $    30.92   $    30.12                $     24.89
Company Quoted Rental Rate Per Sq. Ft.(3).........  $    27.00

120 MINEOLA BOULEVARD
Square Footage of Expiring Leases.................           0        6,786       34,950        5,470        4,401         4,439
Percentage of Total Leased Sq. Ft. ...............          --          7.4%        38.0%         6.0%         4.8%          4.8%
Annualized Rent of Expiring Leases(1).............  $        0   $  152,388   $1,058,592   $  120,384   $  116,712   $    96,900
Percentage of Total Annualized Rent(1)............          --          1.2%         8.7%         1.0%         1.0%          0.8%
Number of Leases Expiring.........................           0            1            6            1            2             1
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................          --   $    22.46   $    30.29   $    22.01   $    26.52   $     21.83
Company Quoted Rental Rate Per Sq. Ft.(3) ........  $    23.00
CORPORATE CENTER BUILDING 10010-30
Square Footage of Expiring Leases.................           0            0            0       15,069            0       168,896
Percentage of Total Leased Sq. Ft. ...............          --           --           --          8.0%          --          89.5%
Annualized Rent of Expiring Leases(1).............  $        0   $        0   $        0   $  288,876   $        0   $ 2,650,764
Percentage of Total Annualized Rent(1)............          --           --           --          1.7%          --          15.4%
Number of Leases Expiring.........................           0            0            0            1            0             1
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................          --           --           --   $    19.17           --   $     15.69
Company Quoted Rental Rate Per Sq. Ft.(3) ........  $    17.75
CORPORATE CENTER BUILDING 10040
Square Footage of Expiring Leases.................       1,305       11,865        3,255            0        2,769             0
Percentage of Total Leased Sq. Ft. ...............         5.6%        51.2%        14.1%          --         12.0%           --
Annualized Rent of Expiring Leases(1).............  $   20,316   $  209,712   $   63,060   $        0   $   53,208   $         0
Percentage of Total Annualized Rent(1)............         1.7%        18.0%         5.4%          --          4.6%           --
Number of Leases Expiring.........................           1            3            3            0            2             0
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................  $    15.57   $    17.67   $    19.37           --   $    19.22            --
Company Quoted Rental Rate Per Sq. Ft.(3) ........  $    17.75
CORPORATE CENTER BUILDING 10050
Square Footage of Expiring Leases.................       3,426       10,027       14,132        6,619        5,383         2,811
Percentage of Total Leased Sq. Ft. ...............         8.1%        23.6%        33.3%        15.6%        12.7%          6.6%
Annualized Rent of Expiring Leases(1).............  $   51,576   $  159,036   $  235,572   $  118,128   $   94,896   $    49,188
Percentage of Total Annualized Rent(1)............         2.2%         6.9%        10.2%         5.1%         4.1%          2.1%
Number of Leases Expiring.........................           2            3            3            2            1             1
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................  $    15.05   $    15.86   $    16.67   $    17.85   $    17.63   $     17.50
Company Quoted Rental Rate Per Sq. Ft.(3) ........  $    17.75

                                                                                                          2007 AND
             YEAR OF LEASE EXPIRATION                  2003         2004         2005          2006        BEYOND      TOTAL
--------------------------------------------------  ----------   ----------   -----------   ----------   ----------   --------
100 WALL STREET
Square Footage of Expiring Leases.................           0        7,041        50,122       77,601       16,442    407,111
Percentage of Total Leased Sq. Ft.................          --          1.7%         12.3%        19.1%         4.0%       100%
Annualized Rent of Expiring Leases(1).............  $        0   $  214,524   $ 1,350,840   $1,805,304   $  417,756         --
Percentage of Total Annualized Rent(1)............          --          0.3%          2.0%         2.7%         0.6%        --
Number of Leases Expiring.........................           0            2             4            3            2         17
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................               $    30.47   $     26.95   $    23.26   $    25.41         --
Company Quoted Rental Rate Per Sq. Ft.(3).........
120 MINEOLA BOULEVARD
Square Footage of Expiring Leases.................      15,943       12,086         7,819            0            0     91,894
Percentage of Total Leased Sq. Ft. ...............        17.3%        13.2%          8.5%          --           --        100%
Annualized Rent of Expiring Leases(1).............  $  390,600   $  325,056   $   196,896            0            0         --
Percentage of Total Annualized Rent(1)............         3.2%         2.7%          1.6%          --           --         --
Number of Leases Expiring.........................           1            1             2            0            0         15
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................  $    24.50   $    26.90   $     25.18           --           --         --
Company Quoted Rental Rate Per Sq. Ft.(3) ........
CORPORATE CENTER BUILDING 10010-30
Square Footage of Expiring Leases.................           0            0             0            0        4,649    188,614
Percentage of Total Leased Sq. Ft. ...............          --           --            --           --          2.5%       100%
Annualized Rent of Expiring Leases(1).............  $        0   $        0   $         0   $        0   $    6,972         --
Percentage of Total Annualized Rent(1)............          --           --            --           --          0.0%        --
Number of Leases Expiring.........................           0            0             0            0            1          3
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................          --           --            --           --   $     1.50         --
Company Quoted Rental Rate Per Sq. Ft.(3) ........
CORPORATE CENTER BUILDING 10040
Square Footage of Expiring Leases.................           0        2,404             0            0            0     21,598
Percentage of Total Leased Sq. Ft. ...............          --         10.4%           --           --           --       93.3%
Annualized Rent of Expiring Leases(1).............  $        0   $   34,068   $         0   $        0   $        0         --
Percentage of Total Annualized Rent(1)............          --          2.9%           --           --           --         --
Number of Leases Expiring.........................           0            1             0            0            0         10
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................          --   $    14.17            --           --           --         --
Company Quoted Rental Rate Per Sq. Ft.(3) ........
CORPORATE CENTER BUILDING 10050
Square Footage of Expiring Leases.................           0            0             0            0            0     42,398
Percentage of Total Leased Sq. Ft. ...............          --           --            --           --           --        100%
Annualized Rent of Expiring Leases(1).............  $        0   $        0   $         0   $        0   $        0         --
Percentage of Total Annualized Rent(1)............          --           --            --           --           --         --
Number of Leases Expiring.........................           0            0             0            0            0         12
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................          --           --            --           --           --         --
Company Quoted Rental Rate Per Sq. Ft.(3) ........

             YEAR OF LEASE EXPIRATION                  1997         1998         1999         2000         2001         2002
--------------------------------------------------  ----------   ----------   ----------   ----------   ----------   -----------

Square Footage of Expiring Leases.................           0            0       21,454            0       16,826         6,820
Percentage of Total Leased Sq. Ft. ...............          --           --         47.6%          --         37.3%         15.1%
Annualized Rent of Expiring Leases(1).............  $        0   $        0   $  290,148   $        0   $  294,396   $   121,056
Percentage of Total Annualized Rent(1)............          --           --          9.5%          --          9.6%          3.9%
Number of Leases Expiring.........................           0            0            1            0            2             1
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................          --           --   $    13.52           --   $    17.50   $     17.75
Company Quoted Rental Rate Per Sq. Ft.(3) ........  $    17.75
CORPORATE CENTER BUILDING 10220
Square Footage of Expiring Leases.................           0            0            0            0       24,128             0
Percentage of Total Leased Sq. Ft.................          --           --           --           --        100.0%           --
Annualized Rent of Expiring Leases(1).............  $        0   $        0   $        0   $        0   $  421,536   $         0
Percentage of Total Annualized Rent(1)............          --           --           --           --         20.0%           --
Number of Leases Expiring.........................           0            0            0            0            1             0
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................          --           --           --           --   $    17.47            --
Company Quoted Rental Rate Per Sq. Ft.(3).........  $    17.75
CORPORATE CENTER BUILDING 9630(4)
Square Footage of Expiring Leases.................           0       13,340            0        5,790       61,838        31,800
Percentage of Total Leased Sq. Ft.................          --         10.2%          --          4.4%        47.5%         24.4%
Annualized Rent of Expiring Leases(1).............  $        0   $  223,860   $        0   $  105,912   $1,051,356   $   532,164
Percentage of Total Annualized Rent(1)............          --          1.6%          --          0.7%         7.4%          3.7%
Number of Leases Expiring.........................           0            2            0            3            3             2
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................          --   $    16.78                $    18.29   $    17.00   $     16.73
Company Quoted Rental Rate Per Sq. Ft.(3).........  $    17.75
2800 NORTH CENTRAL(5)
Square Footage of Expiring Leases.................       9,850       26,267       72,105            0       65,034        63,859
Percentage of Total Leased Sq. Ft.................         3.0%         8.1%        22.1%          --         20.0%         19.6%
Annualized Rent of Expiring Leases(1).............  $  139,980   $  386,400   $1,193,712   $        0   $  971,328   $ 1,100,376
Percentage of Total Annualized Rent(1)............         0.5%         1.4%         4.2%          --          3.4%          3.9%
Number of Leases Expiring.........................           5            9            6            0            4             9
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................  $    14.21   $    14.71   $    16.56           --   $    14.94   $     17.23
Company Quoted Rental Rate Per Sq. Ft.(3).........  $    17.50
CENTURY PLAZA
Square Footage of Expiring Leases.................       1,300       18,063      120,693       12,096        3,227        26,647
Percentage of Total Leased Sq. Ft.................         0.7%         9.8%        65.2%         6.5%         1.7%         14.4%
Annualized Rent of Expiring Leases(1).............  $   14,892   $  242,148   $1,539,540   $  149,400   $   42,360   $   378,240
Percentage of Total Annualized Rent(1)............         0.2%         2.8%        18.0%         1.8%         0.5%          4.4%
Number of Leases Expiring.........................           1            7           11            7            2             2
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................  $    11.46   $    13.41   $    12.76   $    12.35   $    13.13   $     14.19
Company Quoted Rental Rate Per Sq. Ft.(3).........  $    16.50

                                                                                                          2007 AND
             YEAR OF LEASE EXPIRATION                  2003         2004         2005          2006        BEYOND      TOTAL
--------------------------------------------------  ----------   ----------   -----------   ----------   ----------   --------
CORPORATE CENTER BUILDING 10210

CORPORATE CENTER BUILDING 10210
Square Footage of Expiring Leases.................           0            0             0            0            0     45,100
Percentage of Total Leased Sq. Ft. ...............          --           --            --           --           --        100%
Annualized Rent of Expiring Leases(1).............  $        0   $        0   $         0   $        0   $        0         --
Percentage of Total Annualized Rent(1)............          --           --            --           --           --         --
Number of Leases Expiring.........................           0            0             0            0            0          4
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................          --           --            --           --           --         --
Company Quoted Rental Rate Per Sq. Ft.(3) ........
CORPORATE CENTER BUILDING 10220
Square Footage of Expiring Leases.................           0            0             0            0            0     24,128
Percentage of Total Leased Sq. Ft.................          --           --            --           --           --        100%
Annualized Rent of Expiring Leases(1).............  $        0   $        0   $         0   $        0   $        0         --
Percentage of Total Annualized Rent(1)............          --           --            --           --           --         --
Number of Leases Expiring.........................           0            0             0            0            0          1
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................          --           --            --           --           --         --
Company Quoted Rental Rate Per Sq. Ft.(3).........
CORPORATE CENTER BUILDING 9630(4)
Square Footage of Expiring Leases.................           0          396             0        8,000        9,000    130,164
Percentage of Total Leased Sq. Ft.................          --          0.3%           --          6.1%         6.9%       100%
Annualized Rent of Expiring Leases(1).............  $        0   $    5,928   $         0   $  264,372   $  202,368         --
Percentage of Total Annualized Rent(1)............          --          0.0%           --          1.9%         1.4%        --
Number of Leases Expiring.........................           0            1             0            1            1         13
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................          --   $    14.97            --   $    33.05   $    22.49         --
Company Quoted Rental Rate Per Sq. Ft.(3).........
2800 NORTH CENTRAL(5)
Square Footage of Expiring Leases.................      17,829       37,486        31,954            0            0    324,384
Percentage of Total Leased Sq. Ft.................         5.5%        11.5%          9.8%          --           --       99.6%
Annualized Rent of Expiring Leases(1).............  $  250,440   $  580,056   $   668,604   $        0   $        0         --
Percentage of Total Annualized Rent(1)............         0.9%         2.0%          2.4%          --           --         --
Number of Leases Expiring.........................           1            2             1            0            0         37
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................  $    14.05   $    15.47   $     20.92           --           --         --
Company Quoted Rental Rate Per Sq. Ft.(3).........
CENTURY PLAZA
Square Footage of Expiring Leases.................           0       2,97 9             0            0            0    185,005
Percentage of Total Leased Sq. Ft.................          --          1.6%           --           --           --        100%
Annualized Rent of Expiring Leases(1).............  $        0   $   41,892   $         0   $        0   $        0         --
Percentage of Total Annualized Rent(1)............          --          0.5%           --           --           --         --
Number of Leases Expiring.........................           0            1             0            0            0         31
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................          --   $    14.06            --           --           --         --
Company Quoted Rental Rate Per Sq. Ft.(3).........

             YEAR OF LEASE EXPIRATION                  1997         1998         1999         2000         2001         2002
--------------------------------------------------  ----------   ----------   ----------   ----------   ----------   -----------
5151 EAST BROADWAY
Square Footage of Expiring Leases.................       5,209       17,443       11,689       25,831       33,162        59,407
Percentage of Total Leased Sq. Ft.................         2.6%         8.6%         5.8%        12.8%        16.4%         29.4%
Annualized Rent of Expiring Leases(1).............  $   40,980   $  287,316   $  197,004   $  439,164   $  561,840   $   980,844
Percentage of Total Annualized Rent(1)............         0.2%         1.6%         1.1%         2.4%         3.1%          5.5%
Number of Leases Expiring.........................           3            5            6            9           10             8
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................  $     7.87   $    16.47   $    16.85   $    17.00   $    16.94   $     16.51
Company Quoted Rental Rate Per Sq. Ft.(3).........  $    16.50
ONE ORLANDO CENTER
Square Footage of Expiring Leases.................       1,727          378       26,133       29,699       24,954       142,967
Percentage of Total Leased Sq. Ft. ...............         0.5%         0.1%         7.4%         8.4%         7.0%         40.2%
Annualized Rent of Expiring Leases(1).............  $   41,076   $    4,452   $  492,780   $  565,704   $  503,316   $ 3,739,920
Percentage of Total Annualized Rent(1)............         0.1%         0.0%         0.9%         1.0%         0.9%          6.8%
Number of Leases Expiring.........................           1            2            5            8            4             7
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................  $    23.78   $    11.78   $    18.86   $    19.05   $    20.17   $     26.16
Company Quoted Rental Rate Per Sq. Ft.(3).........  $    21.00
5750 MAJOR BOULEVARD
Square Footage of Expiring Leases.................       5,954        2,495        3,709            0            0             0
Percentage of Total Leased Sq. Ft. ...............        30.6%        12.8%        19.0%          --           --            --
Annualized Rent of Expiring Leases(1).............  $   83,748   $   32,436   $   54,036            0            0             0
Percentage of Total Annualized Rent(1)............         4.9%         1.9%         3.1%          --           --            --
Number of Leases Expiring.........................           9            2            1            0            0             0
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................  $    14.07   $    13.00   $    14.57           --           --            --
Company Quoted Rental Rate Per Sq. Ft.(3).........  $    18.75
MAITLAND FORUM
Square Footage of Expiring Leases.................      19,674        8,649        1,532        5,840       72,239        11,676
Percentage of Total Leased Sq. Ft. ...............         7.4%         3.3%         0.6%         2.2%        27.2%          4.4%
Annualized Rent of Expiring Leases(1).............  $  255,768   $  139,536   $   24,516   $  104,064   $1,129,716   $   166,488
Percentage of Total Annualized Rent(1)............         1.0%         0.6%         0.1%         0.4%         4.6%          0.7%
Number of Leases Expiring.........................           1            3            1            2            2             1
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................  $    13.00   $    16.13   $    16.00   $    17.82   $    15.64   $     14.26
Company Quoted Rental Rate Per Sq. Ft.(3).........  $    17.00
2601 MAITLAND CENTER PARKWAY
Square Footage of Expiring Leases.................           0       10,342            0            0            0             0
Percentage of Total Leased Sq. Ft. ...............          --        100.0%          --           --           --            --
Annualized Rent of Expiring Leases(1).............  $        0   $  157,548   $        0   $        0   $        0   $         0
Percentage of Total Annualized Rent(1)............          --         50.0%          --           --           --            --
Number of Leases Expiring.........................           0            1            0            0            0             0
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................          --   $    15.23           --           --           --            --
Company Quoted Rental Rate Per Sq. Ft.(3).........  $    15.50

                                                                                                          2007 AND
             YEAR OF LEASE EXPIRATION                  2003         2004         2005          2006        BEYOND      TOTAL
--------------------------------------------------  ----------   ----------   -----------   ----------   ----------   --------
5151 EAST BROADWAY
Square Footage of Expiring Leases.................      30,118            0             0       18,577            0    201,436
Percentage of Total Leased Sq. Ft.................        14.9%          --            --          9.2%          --       99.5%
Annualized Rent of Expiring Leases(1).............  $  433,356   $        0   $         0   $  328,548   $        0         --
Percentage of Total Annualized Rent(1)............         2.4%          --            --          1.8%          --         --
Number of Leases Expiring.........................           2            0             0            2            0         45
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................  $    14.39           --            --   $    17.69           --         --
Company Quoted Rental Rate Per Sq. Ft.(3).........
ONE ORLANDO CENTER
Square Footage of Expiring Leases.................       1,842       31,708        30,400       25,541       38,271    353,620
Percentage of Total Leased Sq. Ft. ...............         0.5%         8.9%          8.6%         7.2%        10.8%      99.5%
Annualized Rent of Expiring Leases(1).............  $   35,460   $  752,604   $   683,700   $  519,828   $  815,604         --
Percentage of Total Annualized Rent(1)............         0.1%         1.4%          1.2%         0.9%         1.5%        --
Number of Leases Expiring.........................           1            2             2            1            3         36
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................  $    19.25   $    23.74   $     22.49   $    20.35   $    21.31         --
Company Quoted Rental Rate Per Sq. Ft.(3).........
5750 MAJOR BOULEVARD
Square Footage of Expiring Leases.................           0            0             0            0        7,314     19,472
Percentage of Total Leased Sq. Ft. ...............          --           --            --           --         37.6%     100.0%
Annualized Rent of Expiring Leases(1).............           0            0             0            0   $  127,992          0
Percentage of Total Annualized Rent(1)............          --           --            --           --          7.4%        --
Number of Leases Expiring.........................           0            0             0            0            1         13
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................          --           --            --           --   $    17.50         --
Company Quoted Rental Rate Per Sq. Ft.(3).........
MAITLAND FORUM
Square Footage of Expiring Leases.................     126,992            0           150       19,088            0    265,840
Percentage of Total Leased Sq. Ft. ...............        47.8%          --           0.1%         7.2%          --        100%
Annualized Rent of Expiring Leases(1).............  $2,018,196   $        0   $     1,608   $  299,880   $        0         --
Percentage of Total Annualized Rent(1)............         8.1%          --           0.0%         1.2%          --         --
Number of Leases Expiring.........................           4            0             1            1           --         16
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................  $    15.89           --   $     10.72   $    15.71           --         --
Company Quoted Rental Rate Per Sq. Ft.(3).........
2601 MAITLAND CENTER PARKWAY
Square Footage of Expiring Leases.................           0            0             0            0            0     10,342
Percentage of Total Leased Sq. Ft. ...............          --           --            --           --           --        100%
Annualized Rent of Expiring Leases(1).............  $        0   $        0   $         0   $        0   $        0         --
Percentage of Total Annualized Rent(1)............          --           --            --           --           --         --
Number of Leases Expiring.........................           0            0             0            0            0          1
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................          --           --            --           --           --         --
Company Quoted Rental Rate Per Sq. Ft.(3).........

             YEAR OF LEASE EXPIRATION                  1997         1998         1999         2000         2001         2002
--------------------------------------------------  ----------   ----------   ----------   ----------   ----------   -----------
2603 MAITLAND PARKWAY
Square Footage of Expiring Leases.................           0            0        8,743            0            0             0
Percentage of Total Leased Sq. Ft. ...............          --           --          100%          --           --            --
Annualized Rent of Expiring Leases(1).............  $        0   $        0   $  113,976   $        0   $        0   $         0
Percentage of Total Annualized Rent(1)............          --           --         33.3%          --           --            --
Number of Leases Expiring.........................           0            0            2            0            0             0
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................          --           --   $    13.04           --           --            --
Company Quoted Rental Rate Per Sq. Ft.(3) ........  $    15.50
2605 MAITLAND PARKWAY
Square Footage of Expiring Leases.................           0        2,185        5,827       15,184            0        15,368
Percentage of Total Leased Sq. Ft. ...............          --          5.7%        15.1%        39.4%          --          39.9%
Annualized Rent of Expiring Leases(1).............  $        0   $   32,820   $   71,952   $  222,288   $        0   $   211,308
Percentage of Total Annualized Rent(1)............          --          1.3%         3.0%         9.1%          --           8.7%
Number of Leases Expiring.........................          --            1            1            2            0             1
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................          --   $    15.02   $    12.35   $    14.64           --   $     13.75
Company Quoted Rental Rate Per Sq. Ft.(3) ........  $    15.50
PORTFOLIO TOTALS/WEIGHTED AVG.
Square Footage of Expiring Leases(6) .............      62,292      198,782      371,732      322,546      420,684       690,179
Percentage of Total Leased Sq. Ft. ...............         2.0%         6.3%        11.9%        10.3%        13.4%         22.0%
Annualized Rent of Expiring Leases(1).............  $  970,092   $4,192,824   $7,429,956   $8,400,012   $8,678,676   $14,762,808
Percentage of Total Annualized Rent(1)............        0.20%        0.88%        1.57%        1.77%        1.83%         3.11%
Number of Leases Expiring.........................          26           48           57           46           48            53
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................  $    15.57   $    21.09   $    19.99   $    26.04   $    20.63   $     21.39
Weighted Average Company Quoted Rental Rate Per
 Sq. Ft.(3) ......................................  $    22.51

                                                                                                          2007 AND
             YEAR OF LEASE EXPIRATION                  2003         2004         2005          2006        BEYOND      TOTAL
--------------------------------------------------  ----------   ----------   -----------   ----------   ----------   --------
2603 MAITLAND PARKWAY
Square Footage of Expiring Leases.................           0            0             0            0            0      8,743
Percentage of Total Leased Sq. Ft. ...............          --           --            --           --           --        100%
Annualized Rent of Expiring Leases(1).............  $        0   $        0   $         0   $        0   $        0          0
Percentage of Total Annualized Rent(1)............          --           --            --           --           --         --
Number of Leases Expiring.........................           0            0             0            0            0          2
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................          --           --            --           --           --         --
Company Quoted Rental Rate Per Sq. Ft.(3) ........
2605 MAITLAND PARKWAY
Square Footage of Expiring Leases.................           0            0             0            0            0     38,564
Percentage of Total Leased Sq. Ft. ...............          --           --            --           --           --        100%
Annualized Rent of Expiring Leases(1).............  $        0   $        0   $         0   $        0   $        0          0
Percentage of Total Annualized Rent(1)............          --           --            --           --           --         --
Number of Leases Expiring.........................           0            0             0            0            0          5
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................          --           --            --           --           --         --
Company Quoted Rental Rate Per Sq. Ft.(3) ........
PORTFOLIO TOTALS/WEIGHTED AVG.
Square Footage of Expiring Leases(6) .............     227,921      202,369       313,527      148,807      172,280   3,131,119
Percentage of Total Leased Sq. Ft. ...............         7.3%         6.5%         10.0%         4.7%         5.5%      99.8%(6)
Annualized Rent of Expiring Leases(1).............  $4,156,128   $7,434,012   $10,956,012   $3,217,932   $5,010,072         --
Percentage of Total Annualized Rent(1)............        0.88%        1.57%         2.31%        0.68%         1.1%        --
Number of Leases Expiring.........................          15           20            22            8           15        358
Annualized Rent Per Sq. Ft. of Expiring
 Leases(1)........................................  $    18.23   $    36.73   $     34.94   $    21.62   $    29.08         --
Weighted Average Company Quoted Rental Rate Per
 Sq. Ft.(3) ......................................

---------------
(1) Represents Annualized Rent as of August 31, 1997.

(2) Represents the weighted average of high-rise space, mid-rise space and low-rise space present in the Property.

(3) Represents average rental rates per square foot quoted by the Company at the Property as of August 31, 1997.

(4) Includes data with respect to two free-standing restaurants adjacent to this Property, which account for, in the aggregate, Annualized Rent of $466,000 pursuant to two leases which expire in 2006 ($264,000) and 2007 ($202,000).

(5) Data presented without proration on account of the Company's partial ownership interest.

(6) Excludes an aggregate of 5,704 square feet (or .18% of total leased square feet) with respect to four management offices occupied by the Company.

TENANT RETENTION AND EXPANSION

     The Company believes that its relationship with tenants contributed in large part to its success in attracting, expanding and retaining a high quality and diverse tenant base. The Company strives to develop and maintain good relationships with tenants through its active management style, its onsite and regional professional leasing and management staff and its responsiveness to individual tenants' needs.

     Management believes that tenant satisfaction fosters long-term tenant relationships and creates renewal and expansion opportunities which, in turn, enhance the Company's ability to maintain and increase occupancy rates. The Company's success in this area is demonstrated in part by the number of existing tenants who have leased additional space to support their expansion needs within the Company's portfolio. Examples include D.E. Shaw which expanded its space in Tower 45 from 15,882 square feet to 63,871 square feet; Honor Technology's expansion in Maitland Forum from 17,950 square feet to 59,609 square feet; United Healthcare's expansion in One Orlando Center from 29,809 square feet to 39,284 square feet; and American Express has expanded in 10050 Corporate Center, 9630 Corporate Center and 10010-10030 Corporate Center by 11,147 square feet, 7,832 square feet, and 19,718 square feet, respectively, for a total expansion in Corporate Center of 38,697 square feet since the Company's acquisition of the Property. During 1995 and 1996, the Company expanded leased space for 20 tenants by a total of over 200,000 square feet. In 1997 alone, five tenants expanded their leased space by approximately 37,000 square feet. The development of strong national tenant relationships has also led to tenant expansions in other Company buildings. The Apollo Group has recently leased 18,944 square feet at the 5750 Major Boulevard Property, in addition to its original lease position at Maitland Forum. Similarly, Equitable Life (who currently occupies 44,081 square feet in Tower 45 and 6,004 square feet in 2800 North Central Avenue) expanded to 5151 East Broadway, renting 6,730 square feet.

     As part of its initial repositioning of a Property after an acquisition, the Company frequently pursues a policy of replacing some existing tenants with more creditworthy tenants with a higher probability of expansion and renewal. While this may adversely affect tenant reduction rates in the early years of Property ownership, management believes it is beneficial to the Company in the long run. The Company's retention rate at its Properties typically continues to increase as each Property is repositioned and stabilized. The Company's experience is that the net present value of renewed leases substantially exceeds the net present value of leases with new tenants. The Company expects this difference to continue as demand outpaces supply.

HISTORICAL LEASE RENEWALS

     The following table sets forth certain historical information regarding tenants at the Properties(1):

                                                                                              TOTAL/
                                                                             JANUARY 1,      WEIGHTED
                                                                                1997          AVERAGE
                                                                             TO JUNE 30,      1994 TO
                                                 1994     1995      1996        1997       JUNE 30, 1997
                                                ------   -------   -------   -----------   -------------
Number of leases expired during calendar
  year.........................................      4        18        34          12             19
Number of lease renewals.......................      1        14        28           3             13
Percentage of leases renewed................... 25.00%    77.78%    82.35%      25.00%         67.65%
Aggregate rentable square footage of expiring
  leases....................................... 11,199   129,750   297,306      42,973        137,494
Aggregate rentable square footage of lease
  renewals.....................................  1,313    78,567   189,463       2,742         77,739
Percentage of expiring rentable square footage
  renewed...................................... 11.72%    60.55%    63.73%       6.38%         56.54%(2)

---------------

(1) Does not include (i) 2800 North Central Boulevard because the Company only owns a 10% interest in this Property; (ii) Century Plaza and 100 Wall Street because these Properties will be acquired simultaneously with the Closing; and (iii) 5750 Major Boulevard which is a redevelopment property.

(2) The results include two extraordinary events which occurred in 1995 and 1996 at Maitland Forum. During 1995 and 1996, Metropolitan Life Insurance Company vacated 54,870 rentable square feet due to a corporate merger and consolidation of its health care unit, and Cincinnati Bell vacated 62,648 rentable square feet due to a relocation of space into a facility built to suit their regional requirements. The Company believes these events to be extraordinary and not indicative of normal operating results. If these extraordinary events are excluded, the weighted average retention ratio would have been 74.81%. Accordingly, the Company believes a 70% retention ratio is more representative of future results.

HISTORICAL TENANT IMPROVEMENTS AND LEASING COMMISSIONS

     The following table sets forth certain historical information regarding tenant improvement ("TI") and leasing commission ("LC") costs for tenants at the Properties (other than the Century Plaza and 100 Wall Street Properties which are being acquired from unaffiliated third parties concurrently with the consummation of the Offering and the 2800 North Central Property because the Company only holds a 10% interest in the Property) since the date of the Company's acquisition thereof.

                                                                                       SIX MONTHS        TOTAL/
                                                                                          ENDED         WEIGHTED
                                               1994          1995          1996       JUNE 30, 1997     AVERAGE
                                            ----------    ----------    ----------    -------------    ----------
RECURRING:
RENEWALS
  Number of Leases.......................            1            14            28               3             46
  Square Feet of Renewals................        1,313        78,567       189,463           2,742         77,739
  TI per square foot.....................   $        0    $     5.31    $     7.23     $         0     $     6.57
  LC per square foot.....................            0          3.48          3.66            0.15           3.56
                                              --------    ----------    ----------      ----------     ----------
         Total TI and LC per square
           foot..........................   $        0    $     8.79    $    10.89     $      0.15     $    10.13
                                              --------    ----------    ----------      ----------     ----------
         Total TI and LC.................   $        0    $  690,604    $2,063,252     $       411     $  787,496
                                              ========    ==========    ==========      ==========     ==========

RE-TENANTED SPACE
  Number of Leases.......................            8             9            15              18             50
  Square Feet of Re-tenanted Space.......       51,354        55,691       173,742         102,401        109,482
  TI per square foot.....................   $    15.38    $    16.41    $    10.10     $      8.55     $    11.31
  LC per square foot.....................         1.45          3.06          2.30            3.91           2.73
                                              --------    ----------    ----------      ----------     ----------
         Total TI and LC per square
           foot..........................   $    16.83    $    19.47    $    12.40     $     12.46     $    14.04
                                              --------    ----------    ----------      ----------     ----------
         Total TI and LC.................   $  864,288    $1,084,304    $2,154,401     $ 1,275,916     $1,537,127
                                              ========    ==========    ==========      ==========     ==========
NON-RECURRING(1):
NEW TENANTS
  Number of Leases.......................            5            17            11               8             41
  Square Feet of New Tenants.............       20,985       104,998        24,179          70,742         73,635
  TI per square foot.....................   $    13.01    $    17.54    $    20.27     $     21.28     $    18.61
  LC per square foot.....................         3.72          5.45          4.18            5.76           5.24
                                              --------    ----------    ----------      ----------     ----------
         Total TI and LC per square
           foot..........................   $    16.73    $    22.99    $    24.45     $     27.04     $    23.85
                                              --------    ----------    ----------      ----------     ----------
         Total TI and LC.................   $  351,079    $2,413,904    $  591,177       1,912,864     $1,756,195
                                              ========    ==========    ==========      ==========     ==========

SHELL SPACE NUMBER OF LEASES.............            0             2             4               0              6
  Square Feet of Shell Space.............            0        12,859        24,077               0         12,312
  TI per square foot.....................   $        0    $    30.29    $    33.55     $         0     $    32.41
  LC per square foot.....................            0          7.30          6.23               0           6.60
                                              --------    ----------    ----------      ----------     ----------
         Total TI and LC per square
           foot..........................   $        0    $    37.59    $    39.78     $         0     $    39.01
                                              --------    ----------    ----------      ----------     ----------
         Total TI and LC.................   $        0    $  483,370    $  957,783     $         0     $  480,291
                                              ========    ==========    ==========      ==========     ==========

TOTAL
  Number of Leases.......................           14            42            58              29            143
  Square Feet............................       73,652       252,115       411,461         175,885        273,168
  TI per square foot.....................   $    14.43    $    14.13    $    10.75     $     13.54     $    12.88
  LC per square foot.....................         2.07          4.40          3.27            4.59           3.82
                                              --------    ----------    ----------      ----------     ----------
         Total TI and LC per square
           foot..........................   $    16.50    $    18.53    $    14.02     $     18.13     $    16.70
                                              --------    ----------    ----------      ----------     ----------
         Total TI and LC.................   $1,215,258    $4,671,691    $5,768,683     $ 3,188,795     $4,561,906
                                              ========    ==========    ==========      ==========     ==========

---------------
(1) Represents specific non-recurring leasing costs, including tenant improvements and leasing commissions associated with the following recently acquired properties, which costs were incurred in connection with the repositioning of those Properties: 286 Madison Avenue, 292 Madison Avenue, One Orlando Center, and 5151 East Broadway. These non-recurring leasing costs were identified and budgeted at the time of the acquisition of such Properties by the Company.

HISTORICAL CAPITAL EXPENDITURES

     Recurring(1). The following table sets forth information relating to the historical, recurring capital expenditures at the Properties (other than the Century Plaza and 100 Wall Street Properties which are being acquired from unaffiliated third parties concurrently with the consummation of the Offering):

                                                                                         SIX MONTHS
                                                                                            ENDED
                                                      1994(1)    1995(1)     1996(1)    JUNE 30, 1997
                                                      -------   ---------   ---------   -------------
     Number of Properties(2)........................        1           4          16            2
     Number of Square Feet..........................  266,060   1,015,481   2,226,301      298,878
     Recurring Capital Expenditures Incurred........   $2,937     $63,488    $286,318      $19,359
     Weighted Average Recurring Capital Expenditures
       per square foot(3)...........................    $0.01       $0.06       $0.13        $0.07
     Three-Year Weighted Average per square foot....       --          --       $0.10           --

---------------
(1) Excludes data with respect to 2800 North Central because the Company only holds a 10% interest in this Property.

(2) Represents the actual number of Properties for which capital expenditures were incurred during the year.

(3) For those Properties owned less than a full year, computes the per square foot amount by annualizing the capital expenditures amount to a pro forma full year cost.

     Non-recurring(1). The following table sets forth information relating to the non-recurring capital costs at the Properties (other than the Century Plaza and 100 Wall Street Properties which are being acquired from unaffiliated third parties concurrently with the consummation of the Offering), which primarily relate to major capital improvements such as lobby and elevator renovations, and mechanical equipment improvements (e.g., new elevators and new chillers):

                                                                                     SIX MONTHS
                                                                                        ENDED
                                                1994(1)    1995(1)      1996(1)     JUNE 30, 1997
                                                -------   ----------   ----------   -------------

    Number of Properties(2)...................        2            5           16             6
    Number of Square Feet.....................  325,670      849,883    2,081,457     1,612,243
    Non-recurring Capital Expenditures
      Incurred................................  $60,632   $1,899,145   $2,181,161      $235,460
    Weighted Average Nonrecurring Capital
      Expenditures per square foot(3).........     $.19        $2.23        $1.05          $.15
    Three-Year Weighted Average per
      square foot.............................       --           --        $1.27            --

---------------
(1) Excludes data with respect to the 2800 North Central Property because the Company only holds a 10% interest in this Property.

(2) Represents the actual number of Properties for which such non-recurring tenant-related capital costs were incurred during the year.

(3) For those Properties owned less than a full year, the per square foot amount is computed by annualizing the capital expenditures amount to a pro forma full year cost.

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SUBMARKET AND PROPERTY INFORMATION

     The Properties are located in a number of office market sectors and submarkets as outlined in the table below:

                              PROPERTY SUBMARKETS
                              PROPERTY STATISTICS
                               AT AUGUST 31, 1997

                                                                    PERCENTAGE OF                  PERCENTAGE
                                                                        TOTAL                          OF
                                                                      PORTFOLIO                    PORTFOLIO
                                         NUMBER OF     RENTABLE       RENTABLE      ANNUALIZED     ANNUALIZED
                                         PROPERTIES   SQUARE FEET    SQUARE FEET       RENT           RENT
                                         ----------   -----------   -------------   -----------   ------------
Midtown Manhattan Market
  Grand Central North Submarket......         3          337,412          9.94%     $ 8,719,116       11.59%
  Times Square Submarket.............         1          443,114         13.06       20,890,380       27.78
Downtown Manhattan Market
  Financial Submarket................         1          458,848         13.52       11,222,292       14.92
Long Island Market
  Central Nassau County Submarket....         1          100,810          2.97        2,457,528        3.27
Metropolitan Orlando, Florida Market
  Maitland Center Submarket..........         4          325,670          9.60        4,949,664        6.58
  Southwest Orlando Submarket........         1           92,828          2.74          298,212        0.40
  Downtown Orlando Submarket.........         1          357,184         10.53        8,154,444       10.84
Metropolitan Phoenix, Arizona Market
  Northwest Phoenix Submarket........         6          453,559         13.37        7,548,468       10.04
  Uptown Phoenix Submarket...........         2          577,692         17.02        7,699,368       10.24
Metropolitan Tucson, Arizona Market
  Tucson East Submarket..............         1          246,486          7.26        3,269,052        4.35
                                             --
                                                       ---------         -----      -----------       -----
          Total......................        21        3,393,603        100.00%     $75,208,524      100.00%
                                             ==        =========         =====      ===========       =====

  Times Square Submarket

     The Times Square submarket contains approximately 21 million square feet of office space and accounts for approximately 11.3% of the midtown Manhattan office market's inventory. Approximately 60% of the office space in the Times Square submarket consists of Class A office space (approximately 12.6 million square feet). According to Landauer, the current direct vacancy rate for Class A office space in this submarket decreased from 19.3% in 1992 to 3.8% in 1996. The availability rate for all classes of space in the Times Square submarket declined from 16.6% in 1992 to 7.0% in 1996, with 3.7 million square feet absorbed while there were almost no additions to the inventory supply. Further highlighting Times Square's resurgence, a 1.5 million square foot office building is under construction and is already substantially preleased to two tenants. The positive impact of supply reductions on rent levels lagged behind absorption but is now becoming evident; in 1992 average asking rents for Class A space in this submarket were $38.76 before falling during the recession in the early 1990s to $30.60 per square foot in 1993. Since 1993 the average asking rental rate for Class A space in this submarket has risen to $33.45 per square foot as of June 30, 1997. During the first six months of 1997, the Class A direct vacancy rate in the Times Square submarket increased slightly from 3.8% to 4.1%, and there was negative net absorption of approximately 463,000 square feet.

  Description of Times Square Submarket Property

     Tower 45 (New York, New York). Tower 45 is a 40-story Class A office tower located in midtown Manhattan. The building was completed in 1989 and contains 4,383 square feet of retail space along 45th Street between Sixth and Seventh Avenues (as well as 100 square feet of retail space within the lobby), 438,631 square feet of office space (not including 3,080 square feet of storage space) on floors two through 40 and an on-site 47-space parking garage consisting of 9,730 square feet. The exterior is composed of ironspot brick. The building's entrance includes an open air atrium 175 feet high. As of August 31, 1997, this Property

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

was 100% leased and the Annualized Rent was $47.14 per leased square foot as compared to an average market rental rate, as of that date, of $38.00 per leased square foot. Major tenants include D.E. Shaw & Co., L.P., a securities trading and financial services company (63,871 rentable square feet), Equitable Life Assurance Society of the United States (44,081 rentable square feet), NEC Business Communications Systems (East), Inc., an international telecommunications company (15,200 rentable square feet), U.S. Government, General Services Agency (11,386 rentable square feet), King & Spalding, a national law firm (35,574 rentable square feet), Shell Mining Company, a mining and exploration company (11,858 rentable square feet), and Brown Raysman, Milstein, Felder & Steiner LLP, a national law firm (38,237 rentable square feet).

  Grand Central North Submarket

     The Grand Central North submarket is one of the largest submarkets in the Manhattan office market, containing approximately 60.8 million square feet of office space and accounting for approximately 32.8% of the midtown Manhattan office market's inventory. According to Landauer, absorption in the Grand Central North submarket from 1992 through 1996 was approximately 2.9 million square feet.

     Occupancy of Class B space increased 10.3% during this same 1992 through 1996 period, including 4.3% from 1995 to 1996 alone. The direct vacancy rate in the submarket declined from 13.1% in 1992 to 12.0% in 1996; the Class B direct vacancy rate declined from 13.1% in 1992 to 10.3% in 1996. Until recently, rent increases have lagged behind the positive impact of supply reductions but are now becoming evident; in 1992 the average asking rents in the submarket were $32.65 per square foot before falling to $31.71 per square foot during the recession in 1993 and then moderately increasing to $36.19 per square foot in 1996; Class B average asking rents were $27.63 per square foot in 1992, $27.04 per square foot in 1993 and $28.33 per square foot in 1996. During the first six months of 1997, the overall direct vacancy rate in Grand Central North submarket decreased from 12.0% to 10.1%, asking rents decreased from $36.19 per square foot to $34.51 per square foot and there was net absorption of approximately 1.4 million square feet. There was no new construction in this submarket during the first six months of 1997.

  Description of Grand Central North Submarket Properties

     286 Madison Avenue (New York, New York). 286 Madison Avenue is a 23-story Class B high-rise office building located on the southwest corner of Madison Avenue and 40th Street in midtown Manhattan. The building was built in 1918 and contains 111,999 rentable square feet. The building is located within walking distance from Grand Central Station and the Port Authority Terminal and offers tenants the ability to establish a full floor presence due to the small floor plates. The building was most recently renovated in 1996 to upgrade certain mechanical and operating systems at a total cost of approximately $650,000. As of August 31, 1997, this Property was 94.8% leased and the Annualized Rent was $23.08 per leased square foot as compared to a market rental rate, as of that date, of $23.00 per leased square foot.

     290 Madison Avenue (New York, New York). 290 Madison Avenue is a six-story Class B office building located on Madison Avenue between 40th and 41st Streets in midtown Manhattan. The building was built in 1950 and contains 38,512 rentable square feet. Similar to 286 Madison Avenue described above, the building is located within walking distance from Grand Central Station and the Port Authority Terminal, offering tenants easy access to commuting facilities. The building was most recently renovated to upgrade certain of its mechanical and operating systems at a total cost of approximately $93,000. As of August 31, 1997 the building was 100% leased and the Annualized Rent was $27.44 per leased square foot as compared to a market rental rate, as of that date, of $23.00 per leased square foot.

     292 Madison Avenue (New York, New York). 292 Madison Avenue is a 25-story Class B office building located on the northwest corner of Madison Avenue and 41st Street in midtown Manhattan. The building was built in 1920 and contains 186,901 rentable square feet. The Property is conveniently located to centers of mass transit which offers tenants a desirable location. It also holds benefits for prospective and existing tenants to establish full floor identity. As of August 31, 1997, this Property was 98.9% leased and the Annualized Rent was $28.20 per leased square foot as compared to a market rental rate, as of that date, of $25.00 per leased

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

square foot. The major tenant is TBWA CHIAT/DAY, INC., a national advertising firm ("TBWA"), under a lease which expires on December 31, 2005 and which is guaranteed by Ketchum Communications, Inc. (an affiliate of Omnicom, Inc.). TBWA occupies 70,791 rentable square feet and recently invested nearly approximately $4.0 million in tenant improvements in the building.

     Madison Avenue Property Redevelopment Strategy. The Company has adopted a redevelopment strategy in midtown Manhattan, which is designed to reposition these three older Properties with a view toward realizing increases in rental rates. In July 1995, the Company acquired the three Madison Avenue Properties for an aggregate purchase price of $30 million, or approximately $90 per square foot. The Company believes this purchase price represented an approximately 75% discount to replacement cost. These three Properties have the advantage of occupying an entire blockfront in a prime midtown Manhattan location which provides existing tenants with a presence near all the amenities offered by midtown Manhattan at a competitive Annualized Rent of $26.99 per square foot as of June 30, 1997, as compared to a midtown Manhattan average market rental rate of $34.73 per square foot. The Company believes that the current high occupancy rate at these Properties (98.2% as of June 30, 1997) reflects the attractiveness of the affordability of this office space. While other potential purchasers of these Properties may have viewed the age and relatively low market rental rates of the Properties as negatives, as a result of its turnaround philosophy, the Company viewed these Properties as excellent candidates to implement its property repositioning strategy.

     The Company's Madison Avenue redevelopment strategy is spearheaded by an approximately $5.2 million comprehensive capital improvement program, which the Company intends to fund through working capital or finance through the Line of Credit, and which includes (i) a physical combination of the three Properties into one address by creating a common, upgraded lobby, refacing the Properties' exteriors with a common granite facade and installing new storefronts and awnings to first floor frontage; (ii) modernization of the Properties' elevators; (iii) replacement of certain windows with vinyl clad thermal pane, awning type windows; and (iv) improvements to common corridors and restrooms. The Company believes that this redevelopment strategy will significantly enhance the Properties' image and permit it to exploit their prime location and prestigious Madison Avenue address to close the gap between existing rental rates at the Properties and current Class A market rental rates. The Company expects to implement its Madison Avenue redevelopment strategy in 1999 in anticipation of future lease rollovers that will allow the Company to capture rental growth resulting from the repositioning of the Properties. There can be no assurance that this redevelopment program will be implemented.

  Downtown Manhattan Financial Submarket

     The Financial submarket, consisting of the World Trade, Financial and Insurance districts, contains approximately 97.3 million square feet of office space and accounts for approximately 76% of the downtown Manhattan office market's inventory. Approximately 61% of the office space in the Financial submarket consists of Class A office space (approximately 59.8 million square feet). According to Landauer, the current direct vacancy rate for Class A office space in this submarket decreased from 16.4% in 1992 to 14.7% in 1996. The availability rate for all classes of space in the Financial submarket declined from 18.5% in 1992 to 17.0% in 1996, with 4.0 million square feet absorbed while at the same time there were almost no additions to the inventory supply. The positive impact of supply reductions on rent levels lagged behind absorption; in 1992 average asking rents for Class A space in this submarket were $34.22 before falling during the mid-1990s to $29.72 per square foot in 1996. The average asking rental rate for Class A space in this submarket is $29.38 per square foot as of June 30, 1997. During the first six months of 1997, the Class A direct vacancy rate in the Financial submarket decreased from 14.7% to 12.2% and there was a positive net absorption of approximately 1.4 million square feet.

  Description of Downtown Manhattan Financial Submarket Property

     100 Wall Street (New York, New York)

     100 Wall Street is a twenty-nine-story, 458,848 square foot Class A building located in downtown Manhattan. The building was designed by Emory Roth & Sons, P.C. and completed in 1969. In 1994 the

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

building underwent an extensive modernization program and was the recipient of the 1994 Builders Owners and Managers Association (BOMA) award for modernization/restoration. As of August 31, 1997, this Property was 88.7% leased and the Annualized Rent was $27.57 per leased square foot as compared to an average market rental rate as of that date of $27.00 per leased square foot. Major tenants include Credit Suisse, an international bank and financial institution (95,310 rentable square feet), Waterhouse Securities, Inc., a national securities firm (94,358 rentable square feet), Swiss American Corporation an international bank and financial institution (61,461 rentable square feet) and MCI Telecommunications Corporation, an international telecommunications company (34,250 rentable square feet).

  Central Nassau County Submarket

     The Central Nassau County Submarket contains approximately 1.9 million square feet of space and accounts for 10.7% of the Long Island office market's inventory. According to Landauer, the direct vacancy rate in the Central Nassau County submarket decreased from 17.0% in 1992 to 10.9% in 1996, including a significant 3.5% decrease from 1995 to 1996 alone. The availability rate in the submarket declined from 17.0% in 1992 to 10.9% in 1996, with 200,000 square feet absorbed while no square feet were added to the supply. In 1992 weighted average asking rents in the submarket were $24.45 per square foot and in 1996 they were $24.19. During the first six months of 1997, the vacancy rate in this submarket decreased further to 9.7%, there was net absorption of 130,000 square feet and average asking rental rates increased to $24.81 per square foot. There was no new construction in this submarket during the first six months of 1997.

  Description of Central Nassau County Submarket Property

     120 Mineola Boulevard (Mineola, New York). 120 Mineola Boulevard is comprised of both a six-story Class A office building with an accompanying on-site enclosed, multi-level parking facility which accommodates approximately 415 vehicles. The building contains 100,810 rentable square feet and was completed in 1984. The Property's location affords tenants and visitors easy access to and from Manhattan and other parts of Long Island, via the Long Island Railroad. Also, the Nassau County Government Seat is located just two blocks from the building. The building's lobby was renovated in 1992 at a cost of approximately $80,000. As of August 31, 1997, the building was 91.2% leased and the Annualized Rent was $26.74 per leased square foot as compared to a market rental rate, as of that date, of $23.00 per leased square foot. The major tenants are Kraft Foods, Inc., an international manufacturer and distributor of retail goods (15,943 rentable square feet), U.S. Government, General Services Agency (6,786 rentable square feet), and Winthrop University Hospital (22,281 rentable square feet).

  Northwest Phoenix Submarket

     Metropolitan Northwest Phoenix Office Submarket contains approximately 4.2 million square feet of space and accounts for approximately 9.4% of office market inventory. According to Landauer, the vacancy rate in the Northwest submarket decreased from 19.4% in 1992 to 13.8% in 1996. This decrease in available space was due to an absorption of approximately 250,000 square feet with no new space added to the supply. However, approximately 108,000 square feet of pre-leased inventory was added to this submarket in 1997. The positive impact of supply reductions has resulted in an increase in asking rents from $12.00 per square foot in 1992 to $13.50 per square foot in 1996. During the first six months of 1997, the vacancy rate in this submarket increased to 14.2%, there was net absorption of 32,000 square feet and asking rents increased to $14.00 per square foot. There are 108,000 square feet under construction in this submarket during the first six months of 1997.

  Description of Northwest Phoenix Submarket Properties

     Corporate Center Properties (Phoenix, Arizona). The Corporate Center Properties include six multi-story Class A office buildings containing an aggregate of 453,559 square feet, including two freestanding restaurants (individually, each building contains the following amounts of square footage:
(i) Building 10010-30: 188,614 rentable square feet; (ii) Building 10040: 23,155 square feet; (iii) Building 10050: 42,398 square feet; (iv) Building 10210:
45,100 square feet; (v) Building 10220: 24,128 square feet; (vi) Building

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9630: 113,164 square feet; and (vii) two restaurants: 17,000 square feet). The
Corporate Center Properties are located in close proximity to five major hotels, over 40 restaurants, five financial institutions, Arizona State University West Campus and Metrocenter, one of the largest regional shopping malls in the southwest. There is also a 63-acre city park with a variety of recreational facilities located directly east of the Corporate Center Properties and adjacent to the Property is a major conference center containing a state of the art video conferencing center, meeting rooms, and auditoriums. Most buildings feature upgraded finishes such as rosewood solid core entry doors, marble flooring in the lobby's wood paneled elevators, marbled drinking fountains, plush carpeting and glass lobby entrances. In addition, all buildings share 1,971 parking spaces. As of August 31, 1997, the Corporate Center Properties were leased in the following percentages: (i) Building 10010-30: 100% leased; (ii) Building 10040: 100.0% leased; (iii) Building 10050: 100% leased; (iv) Building 10210:
100% leased; (v) Building 10220: 100% leased; and (vi) Building 9630: 100% leased, and the Annualized Rent and the market rental rate for such period were as follows: (i) Building 10010-30: $15.62 per leased square foot as compared to a market rental rate, as of that date, of $17.75 per leased square foot; (ii) Building 10040: $16.41 per leased square foot as compared to a market rental rate, as of that date, of $17.75 per leased square foot; (iii) Building 10050:
$16.70 per leased square foot as compared to a market rental rate, as of that date, of $17.75 per leased square foot; (iv) Building 10210: $15.65 per leased square foot as compared to a market rental rate, as of that date, of $17.75 per leased square foot; (v) Building 10220: $17.49 per leased square foot as compared to a market rental rate, as of that date, of $17.75 per leased square foot; and (vi) Building 9630: $18.33 per leased square foot as compared to a market rental rate, as of that date, of $17.75 per leased square foot. The major tenants at the Corporate Center Properties are as follows: (i) Building 10010-30: American Express which occupies an aggregate of 183,965 square feet;
(ii) Building 10040: Toyota Motor Credit Corporation, a national lending institution, which occupies an aggregate of 10,384 square feet; (iii) Building 10050: American Express, Insurers Administrative Corporation, a national insurance company and Amica Mutual Insurance Company, a national insurance company, which occupy an aggregate of 11,147, 8,796 and 5,663 square feet, respectively; (iv) Building 10210: Insurers Administrative Corporation, a national insurance company, Principal Mutual Life Insurance Company, a national insurance company, and Gary A. Blake dba Farmers Insurance Exchange, a regional insurance company, which occupy an aggregate of 21,454, 14,603 and 6,820 square feet, respectively; (v) Building 10220: U.S. West Communications, Inc., an international communications conglomerate, which occupies an aggregate of 24,128 square feet; and (vi) Building 9630: American Express, Hartford Fire Insurance Company, a national insurance company, General Motors Acceptance Corporation dba GMAC, a national lending institution, Employers Mutual Casualty Company, a national insurance company, St. Paul Fire & Marine Insurance Company, a national insurance company, and Crawford & Company, an consulting firm, which occupy an aggregate of 37,717, 18,615, 23,625, 10,281, 7,271 and 6,068, respectively.
American Express occupies an aggregate of 232,829 square feet in the Corporate Center Properties and has recently expanded its rentable square footage on three separate occasions. The majority of the space leased by American Express is leased through 2002.

  Uptown Phoenix Submarket

     The Uptown Phoenix submarket contains approximately 10.3 million square feet of office space and accounts for approximately 26.9% of the Phoenix metropolitan area office market's inventory. According to Landauer, the vacancy rate in the Uptown Phoenix submarket declined from 26.8% in 1992 to 13.0% in 1996, with approximately 1.3 million square feet absorbed while no new space was added to the supply. The positive impact of supply reductions has resulted in an increase in asking rents from $14.20 per square foot in 1992 to $15.00 per square foot in 1996. During the first six months of 1997, the vacancy rate in this submarket decreased further to 11.6%, there was net absorption of 175,000 square feet and asking rents increased to $15.50 per square foot. There was no new construction in this submarket during the first six months of 1997.

  Description of Uptown Phoenix Submarket Property

     2800 North Central (Phoenix, Arizona). 2800 North Central is a 20-story Class A office tower located in midtown Phoenix, which the Company, in a joint venture with an affiliate of Carlyle, acquired in May 1996. The building also features an ancillary two-story 7,000 square foot pavilion offering retail space which is

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

adjacent to a six-level parking garage which includes 1,083 parking spaces. The building was completed in December, 1987, and contains 357,923 rentable square feet. The Property interior consists of multi-tenant office space finished to the tenant's specifications. The major tenants are AT&T Communications, Inc., an international telecommunications company (22,459 rentable square feet), U.S. West Communications, Inc., an international communications company (37,486 rentable square feet), Bryan Cave, McPheeters & McRoberts, a national law firm (31,954 square feet), and Southwest Catholic Health Network, Inc. d/b/a MercyCare, a regional not-for-profit healthcare organization (35,648 rentable square feet). The multi-story lobby is finished with imported marble and granite on the walls and floors with extensive copper accent treatments. As of August 31, 1997, this Property was 91.0% leased and the Annualized Rent was $16.24 per leased square foot as compared to a market rental rate, as of that date, of $17.50 per leased square foot.

     The 2800 North Central Property is owned in a joint venture with an affiliate of Carlyle in which the Company owns a 1.01% general partner interest and a 8.99% limited partner interest, as well as certain promote interests that permit the Company's interest to increase to up to an aggregate 10.3%, 11.5%, and 27.5% interest, respectively, in the event the partners therein realize a rate of return in any given year in excess of 12% but less than 15%, in excess of 15% but less than 20%, and in excess of 20%, respectively.

     Under the partnership agreement (the "2800 Partnership Agreement") of the partnership that owns the 2800 North Central Property, certain significant partnership actions require the approval of an affiliate of Carlyle, including
(i) the sale or other disposition of the Property, (ii) the financing or refinancing of the Property, (iii) the undertaking of any redevelopment or improvements to the Property, (iv) the approval of any operating or capital budget, or business plan, and (v) determining the amount and timing of distributable funds to partners. See "Lack of Control Over Property Owned Through Partnerships and Joint Ventures Could Result in Decisions Inconsistent with the Company's Objectives." In addition, under the 2800 Partnership Agreement, each of the Company and an affiliate of Carlyle have the certain "buy/sell" rights to provide the other with a notice setting forth the terms, based upon an all cash sale, which the proposing partner would accept in connection with the sale of the Property by the partnership. Upon receiving any such notice, the other partner has 60 days to either: (a) authorize the proposing partner to attempt to sell the Property on substantially the same terms as set forth in the proposing partner's notice or (b) purchase the proposing partner's interest in the partnership at the proposing partner's stated price. The failure of any purchasing partner to make the down payment required under the partnership agreement within 60 days of receiving the proposing partner's notice is deemed an authorization to the proposing partner to attempt to sell the Property as described above.

     Century Plaza Property (Phoenix, Arizona). The Century Plaza Property is a 15-story Class B office building located two and one-half miles west of downtown Phoenix along the Central Avenue corridor. The building was built in 1974 and contains 219,769 rentable square feet with parking for 600 vehicles. As of August 31, 1997, this property was 84.2% leased and the Annualized Rent was $13.01 per leased square foot as compared to a market rental rate as of such date of $16.50 per leased square foot. The major tenants are Veterans Administration -- GSA, a U.S. governmental agency (90,873 square feet) and Arizona Department of Economic Security (58,240 square feet).

  Tucson Eastside Submarket

     The Tucson Eastside submarket contains approximately 3.5 million square feet of office space and accounts for approximately 34% of the Metropolitan Tucson office market's inventory. The direct vacancy rate in the Tucson Eastside submarket decreased from 20.8% in 1992 to only 10.2% in 1996. This vacancy rate has further declined to approximately 7.0% as of June 30, 1997. During the 1992-1996 period, no new speculative space was added to the submarket's inventory. Largely as a result of the limited amount of space, average asking rents in the Tucson Eastside submarket have increased from $13.50 in 1992 to $17.58 as of June 30, 1997. According to Landauer, there is currently a low supply of Class A space in the Tucson Eastside submarket which is expected to remain among the most competitive submarkets in the Tucson office market.

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  Description of Tucson Eastside Submarket Property

     5151 East Broadway (Tucson, Arizona). 5151 East Broadway is the largest office building in Tucson, Arizona and is located in the heart of Tucson's business and financial corridor. 5151 East Broadway is a 17-story Class A high-rise office building which contains 246,486 rentable square feet and includes 1,283 parking spaces. In 1995 and 1996, the building underwent an extensive capital improvement program which included plaza and common area upgrades and extensive improvements to the interior mechanical systems, at a cost of approximately $2.75 million. The Company considers the building to be one of the most desirable office projects in the Tucson market. As of August 31, 1997, this Property was 82.1% leased and the Annualized Rent was $16.15 per leased square foot as compared to a market rental rate as of that date of $16.50 per leased square foot. The major tenants are The Winters Company a regional engineering firm (25,800 rentable square feet), U.S. Home Corporation, a national home builder (15,358 rentable square feet), Dean Witter Reynolds, Inc., an international bank and financial institution (12,900 square feet), Allstate Insurance Company a national insurance company (12,524 square feet), Tucson Realty & Trust Company a local commercial real estate concern (7,801 rentable square feet), and Equitable Life, an international insurance and financial services company (6,730 rentable square feet).

  Downtown Orlando Submarket

     The Downtown Orlando submarket of the Orlando Metropolitan office market contains 5.3 million square feet of space and accounts for approximately 25% of the Orlando Metropolitan office market's inventory. The Downtown Orlando submarket has absorbed over 675,000 square feet of office space since 1992, including approximately 335,000 square feet in 1996 (representing approximately 31% of the overall absorption that occurred in the Orlando office market during that year). During this same 1992-1996 period, only 80,000 square feet were added to the supply. As a result, the vacancy rate in this submarket for the year ended December 31, 1996 was 7.8%. Landauer reports that the strength of this submarket is partly explained by the increasing attractiveness of downtown Orlando and the critical mass of office space now located in this submarket. Average rental rates have steadily risen to $16.75 per square foot in 1996 from $14.45 per square foot in 1992. During the first six months of 1997, the vacancy rate in this submarket decreased further to 7.9%, net absorption was approximately 118,000 square feet and asking rents have increased to $20.35 per square foot. There was no new construction in this submarket during the six months quarter of 1997.

  Description of Downtown Orlando Submarket Property

     One Orlando Center (Orlando, Florida). One Orlando Center is a modern 19-story Class A granite and glass office tower that is easily visible on the Orlando skyline with its unique neon lighting. The Property is located four blocks north of the Orlando central business district and is two blocks from the new downtown courthouse complex. One Orlando Center was built in 1989 and contains 357,184 rentable square feet with parking for 1,386 vehicles. The vacant parcel adjacent to the current parking structure was upgraded in 1996 by relandscaping the entire area into a park-like setting at a cost of approximately $125,000. As of August 31, 1997, this property was 99.5% leased and the Annualized Rent was $22.94 per leased square foot as compared to a market rental rate, as of that date, of $21.00 per leased square foot. The major tenants at the Property are First Union Bank a national bank (69,363 square feet), American Express an international financial institution (13,387 square feet), United Healthcare Services, Inc., a national healthcare provider (39,240 square feet)and Hansen, Lind & Meyer, a national architectual and engineering firm (30,000 square feet).

  Southwest Orlando Submarket

     The Southwest Orlando submarket contains approximately 1.2 million square feet of office space and accounts for approximately 5% of the Orlando office market's inventory. According to Landauer, the availability rate in the Southwest Orlando submarket increased from 17.2% in 1992 to 22.4% in 1996, with the new supply of space in the submarket remaining relatively constant during such period. As a result, the vacancy rate in this submarket for the year ended December 31, 1996 was 22.4%, 14.1% above the average for the entire Orlando office market, as compared to a vacancy rate of 17.2% in 1992. During the first six months of 1997, the vacancy rate in this submarket decreased considerably to 8.0%, while net absorption totaled approximately 155,500 square feet. Asking rental rates in the submarket increased from $13.03 per square foot in 1992 to $14.48 per square foot at June 30, 1997.

  Description of Southwest Orlando Submarket Property

     5750 Major Boulevard (Orlando, Florida). 5750 Major Boulevard is a five-story Class B office building which is located directly across from Universal Studios in Orlando, Florida. 5750 Major Boulevard was built in 1973 and contains 92,828 rentable square feet and 340 parking spaces. The Property is currently undergoing an approximately $1.8 million capital improvement program, which the Company intends to fund with working capital or through borrowings under the Line of Credit, and which is expected to be completed in January 1998. The Company believes the capital improvement program will reposition this Property into a Class A property, attracting higher quality tenants and corresponding market rental rates. As of August 31, 1997, this Property was 21.0% leased and the Annualized Rent was $15.29 per leased square foot as compared to a market rental rate, as of that date, of $18.75 per leased square foot. The Property would be 74.5% leased if all space that was leased as of August 31, 1997, but was not yet occupied, had been included in the percentage leased. Concurrent with the capital improvement program, a focused and aggressive leasing program has been implemented to attract creditworthy tenants, and to restructure and consolidate existing leases at market rents. The Company has recently signed leases with Sverdrup Facilities, Inc., a national engineering and architectural firm, for 37,888 net rentable square feet, Apollo Group Inc. a national educational services company for 18,944 net rentable square feet, and Thruput Systems, Inc., a local computer software developer, for 7,314 net rentable square feet; and expects such tenants to occupy its leased space during the remainder of 1997.

  Maitland Center Submarket

     The Maitland Center submarket contains approximately 3.5 million square feet of office space and accounts for approximately 16% of the Orlando office market's inventory. According to Landauer, the availability rate in the Maitland Center submarket declined from 16.0% in 1992 to 3.7% in 1996, with 429,800 square feet absorbed while no additional space was added to the supply. As a result, the vacancy rate in this submarket for the year ended December 31, 1996 was 3.7%, 4.6% below the average for the entire Orlando office market. The positive impact of supply reductions on rent levels lagged behind absorption but is now becoming evident; during 1992 asking rents were approximately $15.50 per square foot before decreasing to approximately $14.99 per square foot in 1993 and remaining stagnant at that level through 1995 and then moderately increasing and reaching $15.51 per square foot at the end of 1996. During the first six months of 1997, the vacancy rate in this submarket increased to 13.4%, approximately 208,000 square feet were under construction, and there was negative net absorption of 22,962 square feet. In addition, asking rents increased from $15.51 at December 31, 1996 to $17.58 at June 30, 1997.

  Description of Maitland Center Submarket Properties

     Maitland Forum (Maitland, Florida). Maitland Forum is a four-story Class A office building located within Maitland Center, which is Central Florida's largest office complex, off Interstate 4, and is in close proximity to downtown Orlando. The Maitland Forum Property was built in 1985 and contains 266,060 rentable square feet and includes 944 parking spaces. As of August 31, 1997 this Property was 99.9% leased and the Annualized Rent was $15.58 per leased square foot as compared to a market rental rate, as of that date, of $17.00 per leased square foot. The major tenants at this Property are Honor Technologies, Inc., a national banking services company (59,609 square feet), Florida Power Corporation, a regional public utility (the utility company) (52,622 rentable square feet), ITT Educational Services, Inc., a national educational services company (34,422 rentable square feet), and Reliance Insurance Company, a national insurance company (19,674 rentable square feet).

     Maitland West Properties (Maitland, Florida). Maitland West is comprised of three Class B office buildings; one three-story office building which contains 38,564 square feet and two free standing grade-level buildings containing 21,046 square feet. All three buildings share 249 parking spaces. Maitland West I is also located within Maitland Center, Central Florida's largest office complex, off Interstate 4, and is in close proximity to downtown Orlando. As of August 31, 1997, the Maitland West Properties were leased in the following percentages: (i) 2601 Maitland Center Parkway: 100% leased; (ii) 2603 Maitland Center Parkway: 81.7% leased; and (iii) 2605 Maitland Center Parkway:
100% leased, and the Annualized Rent and the market rate as of that date were as follows: (i) 2601 Maitland Center Parkway: $15.28 per leased square foot as compared to a market rental rate, as of that date, of $15.50 per leased square foot; (ii) 2603 Maitland Center Parkway: $13.04 per leased square foot as compared to a market rental rate, as of that date, of $15.50 per leased square foot; and (iii) 2605 Maitland Center Parkway: $13.95 per leased square foot as compared to a market rental rate, as of that date, of $15.50 per leased square foot. The major tenants at the Maitland West Properties are as follows: (i) 2601 Maitland Center Parkway: P. Allen & Associates, a local insurance company, which occupies an aggregate of 10,342 square feet; (ii) 2603 Maitland Center Parkway:
CCL Consultants, Inc., a regional consulting practice, and Blazer Financial Services, Inc., a national financial services company, which occupy an aggregate of 5,693 and 3,050 square feet, respectively; and (iii) 2605 Maitland Center
Parkway: Health Plans of America, Inc., a regional health insurance company, Community Care Network, Inc., a national health insurance company, FJW Enterprises Inc., a regional restaurant chain, Systems One Services, Inc., a national personnel services firm and General Electric Corporation, an international financial services company, which occupy an aggregate of 15,368, 12,568, 5,827, 2,616 and 2,185 square feet, respectively.

DEVELOPMENT PARCELS

     5151 East Broadway. Upon consummation of the Offering, the Company will hold additional development rights to develop 220,000 square feet which is currently on the Tucson city counsel's agenda for planning and zoning approval. Pursuant to the Company's preliminary development plan, the 220,000 square feet will consist of a 150,000 square feet mid-rise office building and a 70,000 square foot expansion of the single-story portion of the site. The Company estimates that the cost to complete such development will be approximately $30 million, which the Company intends to fund with working capital or through project financing. There can be no assurance that such development will take place.

     Corporate Center. Upon consummation of the Offering, the Company will hold additional development rights to develop approximately 150,000 square feet on an existing parking lot. In addition, the Company intends to expand its parking facilities by adding a one level parking structure. The Company estimates that the cost to complete such development will be approximately $15 million, which the Company intends to fund with working capital or through project financing. There can be no assurance that such development will take place.

LAND PARCEL OPTIONS


     Phoenix Land Parcel. The Company will acquire, at no cost, an option held by certain Primary Contributors that will provide the Company with the right to acquire from an unaffiliated third party for approximately $10.3 million, approximately 43 acres of undeveloped land in Phoenix that can support 1.0 million square feet of development. The site is located adjacent to the Black Canyon which is the only interstate freeway providing north access out of Phoenix. This freeway, when fully completed, together with an adjoining interstate, will form a complete loop around Phoenix. Site plans call for up to 1 million square feet of office space development. Within a 30-minute drive from the site is the Deer Valley Airport (private planes) and the Sky Harbor International Airport. As of September 30, 1997, the Primary Contributors had paid approximately $200,000 in exchange for receipt of the option and the Company had advanced approximately $450,000 for preliminary development work and option extension fees relating to this land. The right to acquire the land expires on October 31, 1997, subject to one 30-day extension that requires the payment of a $100,000 extension fee. Pursuant to the Company's Bylaws, the Company is authorized to exercise this option only if the Independent Directors unanimously approve the exercise of such option even if the Independent Directors constitute less than a quorum.


     One Orlando Center Land Parcel. The Company holds a five-year option from certain Primary Contributors to acquire certain additional properties and development rights relating to an approved master plan filed with the City of Orlando for the further development of One Orlando Center. These development rights include approximately 800,000 square feet of space including a second 405,000 square foot office tower, a 300-room hotel, 60 residential units, and 100,000 square feet of retail space. The Company estimates the cost to complete such development to be approximately $150 million. The exercise price of the option is $3.8 million (75% of the appraised value of the land as of May 9, 1997), which equates to approximately $4.75 per buildable square foot. Pursuant to the Company's Bylaws, the Company is authorized to exercise this option only if (a) a majority of Independent Directors approve the exercise of such option and (b) the individual building(s) to be built on the property is at least 50% preleased prior to commencement of construction, or in the event the individual building(s) to be built on the property is less than 50% preleased, the Board of Directors unanimously approves the exercise of such option.

     The exercise of these options by the Company is subject to a number of contingencies, including the completion of due diligence, completion of the Company's analysis of the development opportunity and the receipt of appropriate Board approval and, therefore, are not deemed probable.

AIR RIGHTS AND GROUND LEASE AGREEMENTS

     Tower 45. The Company is the tenant under a lease providing it with air rights for 124,000 square feet of development at a theater adjacent to the Tower 45 Property. The lease expires in November 2236 and currently provides for annual lease payments of approximately $575,000 per year. As of August 31, 1997, the Company has the right to acquire the site for approximately $11 million. This price increases through the expiration of the option on October 31, 2001, at a rate of 50% of the percentage increase in the consumer price index as defined in the lease (which equates to a purchase price of approximately $13 million as of August 31, 1997).

     120 Mineola Boulevard. The Company is the tenant under a lease for a parking garage. The lease expires in October 2013, subject to the Company's right to extend the term pursuant to two 30-year renewal options. The lease provides for a current annual lease payment of $33,000, increasing to $46,500 in 2001.

DEPRECIATION OF SIGNIFICANT PROPERTIES

     The Tower 45, One Orlando Center and 100 Wall Street Properties (collectively, the "Significant Properties") are deemed "significant" because they each accounted for more than 10% of the Company's gross revenues for its last fiscal year and the book value of such Significant Properties amounted to 10% or more of the Company's total assets for such period. For federal income tax purposes, the basis, net of accumulated depreciation, in the Tower 45 and One Orlando Center Properties aggregated approximately $133 million at June 30, 1997. Similar data for the 100 Wall Street Property is not available because the Company did not own the Property during that period (and will not own it until the closing of the Offering). The real property associated with those Significant Properties (other than land) generally will be depreciated for federal income tax purposes over 40 years using the straight line method. For financial reporting purposes, the Significant Properties are recorded at their historical cost and are depreciated using the straight line method over their estimated useful lives, typically 40 years. The federal tax basis on the Tower 45 Property equals approximately $18 million for the land and approximately $55.5 million for the building. The federal tax basis on the One Orlando Center Property equals approximately $6.1 million for the land and approximately $53.4 million for the building. Depreciation on these Properties is computed on the straight line method at a rate of 2.5% and the life claimed with respect to the buildings is 40 years.

REAL ESTATE TAXES ON SIGNIFICANT PROPERTIES

     The 1996 annual real estate taxes paid on the Tower 45 Property were approximately $3.7 million. The New York City real estate tax rate is $10.402 per each $100 of assessed value. The 1996 annual real estate taxes paid on the One Orlando Center Property were $758,000. The Orlando real estate tax rate is $22.4557 per each $1,000 of assessed value. The 1996 annual real estate taxes paid on the 100 Wall Street Property were approximately $2.35 million. The New York City real estate tax rate is $10.402 per each $100 of assessed value.

OCCUPANCY, EFFECTIVE RENT AND OTHER DATA AT SIGNIFICANT PROPERTIES

     The following table sets forth year-end occupancy of and Net Effective Rent at the Significant Properties for 1992 through 1996.

                                  OCCUPANCY AT DECEMBER 31,                           NET EFFECTIVE RENT
                            --------------------------------------     ------------------------------------------------
  SIGNIFICANT PROPERTIES    1992     1993     1994     1995   1996      1992       1993       1994       1995     1996
--------------------------- ----     ----     ----     ----   ----     ------     ------     ------     ------   ------
Tower 45................... 94.8%    96.0%    99.8%    99.1%  99.3%    $36.11     $34.74     $33.20     $26.38   $32.53
One Orlando Center.........   (1)      68%      75%    99.1%  99.3%       (1)        (1)     $19.50     $20.02   $19.95
100 Wall Street............ 82.2%    70.9%    80.1%    82.9%  95.5%       (1)        (1)        (1)        (1)      (1)

---------------
(1) Data not available because the Company did not own the Property during the applicable period and the previous unaffiliated owners of such Properties have advised the Company that such data is unavailable.

     As of August 31, 1997: (i) one tenant occupied 10% or more of the rentable square footage at the Tower 45 Property (D.E. Shaw & Co., L.P.); (ii) two tenants each occupied 10% or more of the rentable square footage at the One Orlando Center Property (First Union Bank and United Healthcare Services, Inc.); and (iii) three tenants each occupied 10% or more of the rentable square feet at the 100 Wall Street Property (Credit Suisse, Waterhouse Securities, Inc., and Swiss American Corporation). The loss of one or more of these significant tenants at one of these Properties could have a material adverse effect on the financial performance of such Property. Further information with respect to significant tenants at the Significant Properties and the markets in which they are located is set forth under "-- Submarket and Property Information -- Times Square Submarket and -- Description of Times Square Submarket Property (Tower
45), -- Downtown Orlando Submarket and -- Description of Downtown Orlando Submarket Property (One Orlando Center), and -- Downtown Manhattan Financial Submarket and -- Description of Downtown Manhattan Financial Submarket Property (100 Wall Street)." See also "Risk Factors -- Impact of Competition on Occupancy Levels, Rent Charged, Acquisitions and Management Services."

EXCLUDED PROPERTIES

     Tower Equities will retain certain assets and liabilities which will not be transferred to the Company in the Formation Transactions. These assets, the Excluded Properties, consist entirely of interests in seven retail shopping center properties containing an aggregate of 800,000 rentable square feet. The Excluded Properties were excluded from the Company because they were inconsistent with the Company's investment objectives. The executive officers of the Company will each devote substantially all of their business time and attention to the day-to-day operations of the Company. Such officers are not expected to devote any significant part of their business time to Tower Equities' continued operations relating to the Excluded Properties. In addition, the members of Tower Equities that hold interests in the Excluded Properties will enter into management agreements with the Management Company with respect to operation of such properties that will provide for the payment of a market rate property management fee, as well as applicable leasing commissions.

MORTGAGE INDEBTEDNESS REMAINING FOLLOWING THE OFFERING

     Upon the closing of the Offering, the Company will have total consolidated mortgage indebtedness ("Mortgage Debt") of approximately $131.7 million (including its pro rata share of Joint Venture Debt), representing approximately 24.5% of the Company's Total Market Capitalization. Approximately $72.0 million of the Mortgage Debt will consist of the Term Loan. The proceeds of the initial borrowing under the Term Loan will be used to fund a portion of the Company's acquisition of interests in the Properties. The remainder of the Mortgage Debt will consist of prior indebtedness of the Tower Predecessor including $35.0 million relating to the Tower 45 Property. The Company will have the right to prepay, commencing 40 days following the Offering and prior to maturity, the $35.0 million of mortgage indebtedness that will be secured by the Tower 45 Property following the consummation of the Offering. If the Company determines to prepay the loan prior to maturity, the Company is positioned to finance such prepayment by drawing upon the remaining $35.0 million of available borrowing capacity under the Term Loan. The following table sets forth certain information regarding the remaining mortgage indebtedness immediately after the closing of the Offering.

             MORTGAGE INDEBTEDNESS REMAINING FOLLOWING THE OFFERING

                                                                                                      ANNUAL
                                                INTEREST                        MATURITY          --------------
        PROPERTY(IES)                            RATE     AMORTIZATION            DATE
-----------------------------    PRINCIPAL      -------   ------------   ----------------------   (IN THOUSANDS)
                                   AMOUNT
                               --------------
                               (IN THOUSANDS)
Corporate Center
  Properties.................     $ 21,000       7.55%       None   (1)     January 1, 2006         $    1,586
Corporate Center
  Properties.................        1,000       8.37%     25 years         January 1, 2006                 96
One Orlando Center, 286, 290
  and 292 Madison Avenue
  Properties.................       72,000        (2)        None   (3)           (4)                    5,004
Tower 45(5)..................       35,000      LIBOR +      None          December 31, 1998             2,433
                                                 1.75%
2800 North Central(6)........        2,658       9.41%       None           May 31, 1999(7)         $      240
                               -----------       ----                                               ----------
         Total/Weighted
           Average...........     $131,658       7.11%                     October 1, 2003(8)       $    9,359
                               ===========       ====                                               ==========

---------------
(1) Commencing in February 1998, monthly payments will include principal based on a 25-year amortization schedule until the maturity date.

(2) The Term Loan will bear interest at a fixed rate equal to .9% in excess of seven-year United States Treasury Notes at the closing of the Offering. The seven-year Treasury note rate of 6.05% as of September 18, 1997 was used for the calculation of the weighted average rate in the table above. The Company's borrowing capacity under the Term Loan will be approximately $107 million.

(3) After the first two years that this loan is outstanding, monthly payments will include principal based on a 28-year amortization schedule until the maturity date.

(4) This loan will mature seven years after the consummation of the Offering.

(5) This loan is prepayable prior to maturity without premium or penalty. The Company expects to have borrowing capacity under the Term Loan in an amount that would be sufficient to prepay the Tower 45 loan prior to maturity. The interest rate on the Term Loan was used for the calculation of the weighted average rate in the table above. If the Term Loan is so used to prepay the Tower 45 loan, the Tower 45 Property will secure the Term Loan and the three Madison Avenue Properties will become unencumbered.

(6) Represents the Company's share of Joint Venture Debt relating to this Property, in which the Company holds a 10% unconsolidated equity interest. The lender holds a right to certain participation payments upon the occurrence of certain events, including certain sales, maturity, refinancing, or other disposition of the underlying property.

(7) Subject to certain conditions, the borrower under this loan may extend the maturity date to May 31, 2000.

(8) The Company's remaining mortgage debt will have a weighted average maturity of six years. For this calculation it is assumed that the $72.0 million Term Loan matures in October 2004.

ASSUMED DEFERRED TAX LIABILITY

     In connection with the Formation Transactions, the Company will assume approximately $13 million of deferred taxes relating to the Tower 45 Property which have accrued since 1988 under New York City's Industrial Commercial Incentive Program (the "ICIP"). Under the ICIP, which was established to provide incentives to developers and redevelopers of property in New York City, the Company will be obligated to pay deferred taxes aggregating approximately $13 million in equal installments over a 10-year period, commencing in July 1998. Interest does not accrue on the deferred taxes. The Company believes that, based on current tenant contractual recoveries in respect of the ICIP deferred tax liability, over the 10-year payment period it will be able to recover approximately $2.5 million (or 19.2%) of the Company's total liability in respect thereof.

LINE OF CREDIT

     Neither the Company's Bylaws nor its Charter will limit the amount of indebtedness the Company may incur. To ensure the Company has sufficient liquidity to conduct its operations, including to finance its acquisition of additional office properties, to refinance existing indebtedness and for general working capital requirements, the Company has obtained a commitment from Merrill Lynch Capital Corporation for the $200 million Line of Credit. The Line of Credit will be used primarily to finance the acquisition of, and investment in, office properties, to refinance existing indebtedness, and for general working capital needs. The Line of Credit will be unsecured and will have a three-year term which will commence upon or shortly after the closing of the Offering. While the Line of Credit permits borrowings up to $200 million, the Operating Partnership's total outstanding indebtedness including aggregate advances under the Line of Credit, is expected to be limited to 55% of the Total Value (as defined below) during the first year of the term of the Line of Credit and 50% of the Total Value thereafter. "Total Value" shall mean Cash Flow (as defined below) capitalized at 9.5% plus (i) 100% of out-of-pocket costs for assets under development (subject to a maximum of 10% of Total Value), and (ii) 100% of cash and cash equivalents (excluding restricted deposits). "Cash Flow" shall mean the sum of (a) Funds from Operations, (adjusted for non-recurring items and non-cash revenue, including, without limitation, the effect of straight-lining the rents pursuant to GAAP) and (b) interest expense. Outside of the Line of Credit, the Company and the Operating Partnership may not incur secured indebtedness which exceeds 40% of the Total Value during the first year of the term of the Line of Credit and 35% thereafter. Recourse indebtedness of the Company and the Operating Partnership, exclusive of the Line of Credit, shall not exceed 5% of Total Value. Neither the Company nor the Operating Partnership shall make any distributions in a quarter which, when added to all distributions made during the immediately preceding three quarters exceeds 95% of Funds from Operations. Borrowings under the Line of Credit are expected to bear interest at a variable rate equal to (subject to certain exceptions): (x) LIBOR plus 125 basis points if the Operating Partnership's total outstanding indebtedness is less than 30% of Total Value; (y) LIBOR plus 137.5 basis points if the Operating Partnership's total outstanding indebtedness is greater than or equal to 30% of Total Value but less than 45% of Total Value; and (z) LIBOR plus 162.5 basis points if the Operating Partnership's total outstanding indebtedness is greater than or equal to 45% of Total Value but less than 55% of Total Value; in each case, calculated based on interest periods of one, two, three or six months at the option of the Operating Partnership. Economic conditions could result in higher interest rates, which could increase debt service requirements on borrowings under the Line of Credit and which could, in turn, reduce the amount of Cash Available for Distribution. See "Risk Factors -- Changes in Policies, Such as the Company's Debt Policy, without Stockholder Approval Could Adversely Affect the Company." The Company will pay a loan fee of approximately $1.0 million upon the closing of the Line of Credit. The closing of the Line of Credit is subject to the satisfaction of customary conditions, including the negotiation and execution of customary loan documents. Accordingly, there can be no assurance that the Line of Credit will close on the terms set forth in its commitment with Merrill Lynch Capital Corporation.

INSURANCE

     The Operating Partnership will carry comprehensive liability, fire, extended coverage and rental loss insurance covering all of the Properties, with policy specifications and insured limits which the Company believes are adequate and appropriate under the circumstances. There are, however, certain types of losses that are not generally insured because they are either uninsurable or not economically feasible to insure. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its capital invested in the Property, as well as the anticipated future revenues from the Property and, in the case of debt which is with recourse to the Company, would remain obligated for any mortgage debt or other financial obligations related to the Property. Any such loss would adversely affect the Company. Moreover, the Company will generally be liable for any unsatisfied obligations other than non-recourse obligations. Company management believes that the Properties are adequately insured. No assurance can be given that material losses in excess of insurance proceeds will not occur in the future. See "Risk Factors -- The Company's Performance and Value are Subject to Risks Associated with the Real Estate Industry -- Uninsured Losses Could Adversely Affect the Company's Cash Flow."

POSSIBLE ENVIRONMENTAL LIABILITIES

     Under various federal, state, and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the owner's ability to borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of hazardous substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and injuries to persons and property. Certain environmental laws and common law principles could be used to impose liability for release of and exposure to hazardous substances, including ACMs into the air, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances, including ACMs. As the owner of the Properties, the Company may be potentially liable for any such costs.

     The Company engaged an independent consulting firm to perform Phase I ESAs, or updates on ESAs performed within the last 12 months, on all of the Properties. The purpose of Phase I ESAs is to identify potential sources of contamination for which the Company may be responsible and to assess the status of environmental regulatory compliance. For a number of the Properties, the Phase I ESAs referenced prior Phase II ESAs obtained on such Properties. Phase II ESAs generally involve more invasive procedures than Phase I ESAs, such as soil sampling and testing or the installation and monitoring of groundwater wells. The ESAs have not revealed any environmental condition, liability or compliance concern that the Company believes would have a material adverse affect on the Company's business, assets or results of operations, nor is the Company aware of any such condition, liability or concern. See "Risk
Factors -- The Company's Performance and Value are Subject to Risks Associated with the Real Estate Industry -- Liability for Environmental Matters Could Adversely Affect the Company's Financial Condition."

COMPETITION

     The Company may be competing with other owners and developers that have greater resources and more experience than the Company. Additionally, the number of competitive properties in any particular market in which the Company's Properties are located could have a material adverse effect on both the Company's ability to lease space at the Properties or any newly acquired property and on the rents charged at the Properties. The Company believes its major competitors are local real estate companies in its markets that specialize in the redevelopment and development of office buildings and (i) in the New York City office market; SL Green Realty Corp., (ii) in the Metropolitan Orlando office market; Highwoods Properties, Inc., and (iii) in the Metropolitan Phoenix office market; Prentiss Properties Trust and CarrAmerica Realty Corporation. The Company believes that the Offering, the Line of Credit and its access as a public company to the capital markets to raise funds during periods when conventional sources of financing may be unavailable or prohibitively expensive will provide the Company with substantial competitive advantages. Further, the Company believes that the number of real estate developers has decreased as a result of the recessionary market conditions and tight credit markets during the early 1990s as well as the reluctance on the part of more conventional financing sources to fund development and acquisition projects.

EMPLOYEES

     Upon consummation of the Offering and the Formation Transactions, the Company will employ approximately 70 persons including five executive officers.

LEGAL PROCEEDINGS

     As a result of its acquisition of the Properties, the Company will become a successor party-in-interest to certain legal proceedings arising in the ordinary course of business of Tower Equities. The Company does not expect that these proceedings, in the aggregate, will have a material adverse effect on the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The Board of Directors of the Company will be expanded immediately following the consummation of the Offering to include the director nominees named below, each of whom has been nominated for election and consented to serve. Pursuant to the Charter, upon election of the director nominees, there will be a majority of directors who are Independent Directors. Moreover, the Board of Directors is divided into three classes of directors. The initial terms of the first, second and third classes will expire in 1998, 1999 and 2000, respectively. Beginning in 1998, directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. The Company believes that classification of the Board of Directors will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors. Holders of shares of Common Stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of Common Stock will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

     The following table sets forth certain information with respect to the directors, director nominees and executive officers of the Company immediately following the consummation of the Offering.

                                                                                         TERM
                NAME                  AGE                   POSITION                  EXPIRATION
------------------------------------  ---     ------------------------------------    ----------
Lawrence H. Feldman.................   43     Chairman of the Board, Chief               2000
                                              Executive Officer and President
Robert L. Cox.......................   36     Executive Vice President and Chief         1999
                                              Operating Officer and Director
                                              Nominee
Joseph D. Kasman....................   39     Senior Vice President, Chief
                                              Financial Officer and Treasurer
Eric S. Reimer......................   38     Vice President -- Leasing
Reuben Friedberg....................   71     Vice President -- Finance
Stephen B. Siegel...................   53     Director Nominee                           2000
Esko I. Korhonen....................   42     Director Nominee                           1998(1)
Robert M. Adams.....................   56     Director Nominee                           1998
Richard M. Wisely...................   52     Director Nominee                           1998
Lester S. Garfinkel.................   43     Director                                   1999

---------------
(1) Mr. Korhonen agreed to serve as a director of the Company at the same time that Carlyle agreed to purchase $10.0 million in Common Stock pursuant to the Concurrent Private Placements. The Company does not have any arrangement to nominate or elect Mr. Korhonen as a director in the future.

     The following is a biographical summary of each of the directors, director nominees and executive officers of the Company:

     LAWRENCE H. FELDMAN. Mr. Feldman serves as Chairman of the Board, Chief Executive Officer and President of the Company. Since March 1990, Mr. Feldman served as President and Chief Executive Officer of Tower Equities and prior thereto was employed by Tower Equities for approximately 17 years. Mr. Feldman is the Chairman emeritus and founder of the Midtown West Association, an association of owners, merchants and tenants in the West 44th to 45th Street area which has combined with the city to improve security and the physical condition of the area. He is also a member of Associated Builders & Owners of Greater New York, the Real Estate Board of New York and NAREIT. Mr. Feldman graduated from Windham College in 1976 with a business degree.

     ROBERT L. COX. Mr. Cox serves as Executive Vice President, Chief Operating Officer and Director Nominee of the Company. Since December 1995, Mr. Cox served as Senior Vice President -- Construction of Tower Equities and prior to that, he served as Vice President -- Construction of Tower Equities from 1989 to November 1995 where his main responsibilities included supervising all of Tower Equities's construction projects. Before joining Tower Equities, Mr. Cox was Chairman of Cox Building Concepts, a national construction management company specializing in the construction of high-rise office buildings. He is currently a member of Building Owners and Management Association and the National Contractor's Register. Mr. Cox graduated from Florida State University in 1983 with a Bachelor of Arts in Architecture.

     JOSEPH D. KASMAN. Mr. Kasman serves as Senior Vice President, Chief Financial Officer and Treasurer of the Company. Since February 1996, he was employed by Tower Equities where he administered real estate related acquisitions. Prior to that, he was a Vice President of Acquisitions for Quantum Realty Fund from September 1993 to January 1996, where he was responsible for real estate transactions including acquisitions, joint ventures and securitizations. Before his employment at Quantum Realty Fund, Mr. Kasman was a Vice President of Finance with Olympia & York. Mr. Kasman graduated from State University of New York at Buffalo in 1979 with a Bachelor of Science degree in Civil Engineering and City University of New York in 1983 with a Masters in Business Administration degree.

     ERIC S. REIMER. Mr. Reimer serves as Vice President -- Leasing of the Company. Since 1987, he was employed at Tower Equities where his responsibilities included overseeing all leasing activity in the Tower Equities' portfolio throughout the United States. Prior to joining Tower Equities, he was the Vice President of Leasing for Rostenberg-Doern in New York's Westchester County and Connecticut's Fairfield County where he specialized in tenant representation. He is a member of Building Owners and Management Association and Industrial Office Real Estate Brokers Association. Mr. Reimer graduated from the University of Vermont in 1981 with a Bachelor of Arts degree.

     REUBEN FRIEDBERG. Mr. Friedberg serves as Vice President -- Finance of the Company. Since 1992, he served as Vice President -- Finance of Tower Equities. Prior to joining Tower Equities, Mr. Friedberg was the controller of other firms in the real estate and construction industry. Mr. Friedberg graduated from Baruch College in 1948 with a Bachelor of Business Administration degree and has been a Certified Public Accountant in the State of New York since 1957.

     STEPHEN B. SIEGEL. Mr. Siegel serves as President and Chief Executive Officer of Insignia Commercial Group, Inc. He was named to this position following the acquisition of Edward S. Gordon Company by Insignia Financial Group in 1996. Mr. Siegel continues as President of Insignia/Edward S. Gordon Co., a post he has held since 1992. From 1988 to 1992, Mr. Siegel was President of Chubb Realty, a real estate development subsidiary of The Chubb Corporation. Prior to that, he was employed by Cushman & Wakefield, Inc. for 27 years, rising to the position of Chief Executive Officer. Mr. Siegel serves on the advisory board of Wharton Business School's Real Estate Center and New York University's Real Estate Council, and is a director of Liberty Property Trust.

     ESKO I. KORHONEN. Mr. Korhonen is a principal of Carlyle Realty, L.P., an affiliate of Carlyle, a Washington, D.C. based merchant banking firm, and since April, 1995, he has been part of a group that is responsible for coordinating the firm's real estate acquisitions. From 1991 to April, 1995, Mr. Korhonen was Vice President of ING Real Estate, a subsidiary of the Netherlands based ING Groep N.V., a financial services company ("ING"), where he directed acquisition and asset management activities for ING's North American real estate portfolio. From 1988 to 1991, Mr. Korhonen was a partner and regional manager at Richard Ellis Inc., an investment advisory firm, where he acted as a principal-side advisor to foreign and domestic institutional investors for the acquisition and asset management of North American real estate. Mr. Korhonen began his real estate career in 1983 as a developer with the Trammell Crow Company in Houston, Texas. Mr. Korhonen graduated in 1977 with a B.A. from Colgate University and an M.B.A. in 1983 from The J.L. Kellogg Graduate School of Business at Northwestern University.

     ROBERT M. ADAMS. Mr. Adams currently serves as Director, New Business Development at Keefe, Bruyette & Woods, Inc., an investment banking firm ("Keefe Bruyette") and served as President of Adams Financial Services, Inc. from June 1995 to April 1996. Prior to that, Mr. Adams was a co-founder and Managing Director of Adams Cohen & Associates, Inc. and Adams Cohen Securities Inc. from 1984 to May 1995. Prior to that, he was a Senior Vice President of E.F. Hutton & Co. in the Corporate Finance Department, was a General Partner of Loeb Rhoades & Co. and was a Second Vice President at Chase Manhattan Bank, N.A. Mr. Adams graduated from Brown University in 1963 with a Bachelor of Arts in

Economics degree and the Wharton School of Finance and Commerce, University of Pennsylvania in 1967 with a Masters in Business Administration degree with a concentration in Finance.

     RICHARD M. WISELY. Mr. Wisely currently serves as Chairman of the Board and Chief Executive Officer of LungCheck Inc., a highly specialized diagnostic laboratory and lung cancer research facility that he co-founded in 1996. From 1990 until his retirement in August 1995, Mr. Wisely served as Sr. Vice President and Chief Operating Officer of Rexall Sundown, Inc., a publicly-traded vitamin and over-the-counter pharmaceutical manufacturer. Prior to joining Rexall Sundown as the Sr. Vice President of Operations in 1985, Mr. Wisely had spent 17 years with Dart Industries, principally with the former Rexall Drug Company of St. Louis; his last position there was Vice President of Operations.

     LESTER S. GARFINKEL. Mr. Garfinkel has been a partner in the public accounting firm of Reminick, Aarons & Company, LLP since October 1996, where he is in charge of the firm's quality control and professional standards. Prior to joining the firm, he managed his family's investment portfolio from March 1996 to September 1996. Prior to that, Mr. Garfinkel was a principal at Feldman Radin & Company (no affiliation with Tower Equities or Lawrence H. Feldman personally), a public accounting firm, from April 1995 to March 1996. Prior to joining Feldman Radin & Company, he was a partner at Weber, Lipshie & Co., an international public accounting firm, from January 1980 to June 1994, where his clients, among others, were residential, commercial and shopping center developers and owner operators. He has been a Certified Public Accountant in the State of New York since 1979, and he is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants where he has served on technical and public relations committees.

MANAGING DIRECTORS AND OTHER KEY EMPLOYEES

     The following is a biographical summary of each of the managing directors of Tower Equities' primary markets and other key employees:

     SCOTT JENSEN. Mr. Jensen serves as the Managing Director -- Southwest Region of the Company. Since December 1995, he served as Regional Vice President of Leasing at Tower Equities. Prior to that, Mr. Jensen was an office leasing/sales specialist at Grubb & Ellis from 1983 to November 1995, where he received several productivity-based awards. Mr. Jensen graduated from the University of Arizona in 1980 with a Bachelor of Science degree in Finance and Real Estate.

     CLIFFORD L. STEIN. Mr. Stein serves as Managing Director -- Southeast Region of the Company. Prior to joining the Company, he founded and was a principal of Properties Atlantic since 1987. Properties Atlantic is a tenant representation firm which has developed a client list which includes many "Fortune 500" companies and is currently one of the largest brokerage firms in Orlando. Mr. Stein is a former Commissioner of the Community Redevelopment Agency of Altamonte Springs and is a member of the Florida Chamber of Commerce and the Economic Development Commission of Mid-Florida. Mr. Stein graduated from the University of Central Florida in 1981 with a Bachelor of Arts degree.

     JAMES A. COWAN. Mr. Cowan serves as Vice President-Acquisitions of the Company. Prior to joining the Company, he served as an Associate of Victor Capital Group, L.P. from March 1995 to April 1997 where he specialized in the acquisition and restructuring of sub-performing mortgage debt. Prior to that, Mr. Cowan was an Associate of Quantum Realty Fund (from March 1994 to February
1995) and a consultant of the Realty Consulting Group of Deloitte & Touche LLP (from March 1993 to February 1994). Mr. Cowan graduated from Villanova University in 1989 with a Bachelor of Science degree in Business Administration and New York University in 1996 with a Masters of Science degree in Real Estate.

     THOMAS WOODWARD. Mr. Woodward serves as Controller of the Company. He served as Controller of Tower Equities since October 1995. Prior to joining Tower Equities, he served as the Controller of Century 21 from January 1992 to September 1995. Prior to that, Mr. Woodward was the Controller for Newmark & Co., Coldwell Banker, and Sutton & Edwards and he has over 23 years of accounting and financial reporting experience in the real estate industry. Mr. Woodward graduated from Brooklyn College in 1973 with a Bachelor of Science degree in Accounting and Economics.

     JAMES BOURG. Mr. Bourg serves as the Vice President of Development and Acquisitions-Southwest Region of the Company. Prior to joining the Company, he served as the Vice President of Development & Acquisitions-Southwest Region of Tower Equities. Prior to that, Mr. Bourg was a Real Estate Investment Sales Specialist at Grubb & Ellis with emphasis on financial and real estate evaluation for institutional sellers and he has over 16 years of real estate experience. Mr. Bourg graduated from California State Polytechnic University in 1978 with a Bachelor of Science degree in accounting. Mr. Bourg has been a Certified Public Accountant in the State of Arizona since 1980.

     KLAUS P. HILGERS. Mr. Hilgers serves as Vice President-Corporate Development of the Company. He is responsible for the systems, controls, standard operating procedures, discipline, automation and training of staff in order to better manage the Company's growth with maximum efficiency. Prior to joining Tower Equities, from 1978 to April 1997 he was President of Epoch Consultant's Inc., a management consulting firm specializing in organizational development and training for such companies as Anadigics Inc., Weyerhaeuser, Honeywell, RCA & AT&T. Mr. Hilgers graduated from Rider College in 1969 with a Bachelor of Arts degree in Political Science and from Montclair State University in 1974 with a Masters degree in Sociology.

COMMITTEES OF THE BOARD OF DIRECTORS

     Audit Committee. Promptly following the completion of the Offering, the Board of Directors will establish an Audit Committee. The Audit Committee will consist of two or more Independent Directors. The Audit Committee will make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the scope and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees, and review the adequacy of the Company's internal accounting controls.

     Compensation Committee. Promptly following the completion of the Offering, the Board of Directors will establish a Compensation Committee. The Compensation Committee will determine and establish compensation levels for the Company's executive officers and administer the Company's 1997 Stock Incentive Plan (the "1997 Plan") and the Company's Directors' Plan (the "Directors' Plan"). The Compensation Committee will consist of two or more Independent Directors.

     The Company may from time to time form other committees as circumstances warrant. Such committees will have authority and responsibility as delegated by the Board of Directors.

COMPENSATION OF DIRECTORS

     In connection with the Offering, each Independent Director will be granted nonqualified options to purchase 20,000 shares of Common Stock at the initial public offering price per share that vest in five annual installments commencing on the first anniversary of the date of grant. Any Independent Director who ceases to be a director will forfeit the right to receive any options not previously vested. See "-- Stock Option and Restricted Stock Plans -- Directors' Plan." Independent Directors of the Company will not otherwise initially receive any fees for their service on the Board of Directors or a committee thereof. Directors who are employees of the Company will not receive any additional compensation for their service on the Board of Directors or a committee thereof.

BOARD OBSERVATION RIGHTS

     In connection with the Formation Transactions and the Concurrent Private Placements, the Company has granted to each of MSAM and DRA Realty Advisors ("DRA") the right to have a representative observe the meetings of the Board of Directors and its committees. These Board observation rights terminate at any time such party holds less than 60% of the Common Stock acquired by them in such transactions.

EXECUTIVE COMPENSATION

     The following table sets forth the annual base salary rates and other compensation expected to be paid during the Company's fiscal year ending December 31, 1997, to the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named Executive Officers"). Information for 1996 is not presented because the Company had no operations during such period and the Named Executive Officers were employed by other affiliated entities, as well as Tower Equities and certain members of the Tower Predecessor.

                           SUMMARY COMPENSATION TABLE

                                                                 ANNUAL              LONG TERM
                                                              COMPENSATION         COMPENSATION
                NAME AND PRINCIPAL POSITION                    SALARY(1)       AWARDS AND OPTIONS(2)
------------------------------------------------------------  ------------     ---------------------
Lawrence H. Feldman
  Chairman of the Board, Chief Executive Officer and
  President.................................................    $175,000               201,000
Robert L. Cox
  Executive Vice President, Chief Operating Officer.........    $150,000               201,000
Joseph D. Kasman
  Senior Vice President, Chief Financial Officer............    $150,000               110,000
Eric S. Reimer
  Vice President -- Leasing.................................    $150,000                68,000
Reuben Friedberg
  Vice President -- Finance.................................    $107,000                31,000

---------------
(1) Amounts given are annualized projections for fiscal year 1997 which ends December 31, 1997. Does not include bonuses that may be paid to the above individuals. See "-- Incentive Compensation."

(2) Upon the effective date of the Offering, options to purchase a total of 875,000 shares of Common Stock will be granted to executive officers and employees of the Company under the 1997 Plan at an exercise price equal to the Offering Price. All options vest over three years (i.e., one-third of each executive's options will vest and be exercisable on the first, second and third anniversaries, respectively, of the consummation of the Offering). See "-- Stock Option and Restricted Stock Plans -- 1997 Plan."

     The executive officers, including Mr. Feldman, receive health insurance benefits which do not exceed 10% of their respective salaries. These benefits are also provided to all other employees of the Company.

                       OPTION GRANTS IN FISCAL YEAR 1997

                                                                                          POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED
                       NUMBER OF                                                            ANNUAL RATES OF
                       SECURITIES  PERCENT OF TOTAL                                        COMMON SHARE PRICE
                       UNDERLYING   OPTIONS TO BE                                           APPRECIATION FOR
                        OPTIONS       GRANTED TO     EXERCISE PRICE                          OPTION TERM(1)
                         TO BE       EMPLOYEES IN      PER COMMON                        ----------------------
         NAME          GRANTED(2)    FISCAL YEAR        SHARE(3)       EXPIRATION DATE     5%(4)       10%(5)
---------------------- ----------  ----------------  --------------  ------------------- ----------  ----------
Lawrence H. Feldman...   201,000         20.3%           $25.00              (6)         $3,160,195  $8,008,556
Robert L. Cox.........   201,000         20.3%           $25.00              (6)         $3,160,195  $8,008,556
Joseph D. Kasman......   110,000         12.6%           $25.00              (6)         $1,729,460  $4,382,792
Eric S. Reimer........    68,000          7.3%           $25.00              (6)         $1,069,121  $2,709,362
Reuben Friedberg......    31,000          3.5%           $25.00              (6)         $  487,320  $1,235,040

---------------
(1) In accordance with the rules of the Securities and Exchange Commission, these amounts are the hypothetical gains or "option spreads" that would exist for the respective options based on assumed rates of annual compound share price appreciation of 5% and 10% from the date the options were granted over the full option term. No gain to the optionee is possible without an increase in the price of the Common Stock, which would benefit all stockholders.

(2) All options are granted at the fair market value of the shares of Common Stock at the date of grant. Options granted are for a term of not more than ten years from the date of grant and vest in three equal annual installments (rounded to the nearest whole share of Common Stock) over three years.

(3) Based on the assumed Offering Price. The exercise price per share will be equal to the Offering Price.

(4) An annual compound share price appreciation of 5% from the Offering price of $25.00 per Common Share yields a price of $40.72 per Common Share.

(5) An annual compound share price appreciation of 10% from the Offering price of $25.00 per Common Share yields a price of $64.84 per Common Share.

(6) The expiration date of the options is the ten year anniversary of the closing of the Offering.

EMPLOYMENT AGREEMENTS

     The Company will enter into an employment agreement with Mr. Lawrence H. Feldman pursuant to which Mr. Feldman will serve as Chairman of the Board, Chief Executive Officer and President of the Company for a term of three years, subject, in certain circumstances to automatic one-year extensions, at an initial annual base compensation of $175,000 (subject to any increases in base compensation approved by the Compensation Committee). In addition, the Company will enter into employment agreements with Messrs. Cox and Kasman, pursuant to which Mr. Cox will serve as Executive Vice President and Chief Operating Officer, and Mr. Kasman will serve as Senior Vice President and Chief Financial Officer, each for a term of three years, subject, in certain circumstances in the case of Mr. Cox, to automatic one-year extensions, at an annual base compensation of $150,000 (subject to any increases in base compensation approved by the Compensation Committee). In addition to base salary, each such executive officer will be entitled under his employment agreement to receive annual performance-based compensation as determined by the Compensation Committee. Upon termination of an officer's employment agreement other than for cause, or by such officer for "good reason" (as such term is defined in each officer's employment agreement) each of such officers will be entitled to receive severance benefits in an amount equal to the greater of (i) the aggregate of all compensation due such officer during the balance of the term of the employment agreement or (ii) 2.99 times (or, after the second anniversary of the date of the agreement, 1.99 times) the "base amount" as determined in the Code, in each case, payable within 30 days of each such officer's termination. In the case of an officer's death or disability, salary is continued for a twelve-month period. In addition, such employment agreements will provide for the grant of the options and the stock awards described under "-- Stock Option and Restricted Stock Plans -- 1997 Plan" below. Pursuant to the employment agreements, such options are subject to vesting, but will vest upon an officer's death or disability or a change in control of the Company.

     As part of their employment agreements, each of Messrs. Feldman, Cox, and Kasman will be bound by a noncompetition covenant with the Company which will prohibit them from engaging in (i) the acquisition, renovation management or leasing of any office properties in the New York, Orlando, and Phoenix/Tucson metropolitan areas, and (ii) any active or passive investment in or reasonably relating to the acquisition, renovation, management or leasing of office properties in the New York, Orlando, and Phoenix/Tucson metropolitan areas for a period of one year following the date of such executive's termination (the "Noncompetition Period"), unless such termination was without cause or was made by the officer with good reason. In the event of the termination of Messrs. Feldman, Cox, or Kasman's employment by the Company without cause, or by the officer for good reason, these agreements will not prohibit the related officer from engaging in competitive activities, but, during the Noncompetition Period, will prohibit the related officer from (a) soliciting any employee of the Company to leave his or her job and (b) soliciting any client or identified potential client of the Company during the Noncompetition Period. See "Risk Factors -- The Company Relies on Key Personnel Whose Continued Service is Not Guaranteed."

INCENTIVE COMPENSATION

     The Company may award incentive compensation to employees of the Company and its subsidiaries, including incentive awards under the 1997 Plan that may be earned on the attainment of performance objectives stated with respect to criteria described above or other performance-related criteria. The Compen-sation Committee may, in its discretion, approve bonuses to executive officers and certain other officers and key employees if the Company achieves Company-wide, regional and/or business unit performance objectives determined by it each year.

STOCK OPTION AND RESTRICTED STOCK PLANS

     Prior to the Offering, the Board of Directors will adopt, and the sole stockholder of the Company will approve, the 1997 Plan and the Directors' Plan for the purposes of (i) attracting and retaining employees, directors, and other service providers with ability and initiative; (ii) providing incentives to those deemed important to the success of the Company and related entities; and
(iii) aligning the interests of these individuals with the interests of the Company and its stockholders through opportunities for increased stock ownership.

  1997 Plan

     The 1997 Plan will be administered by the Compensation Committee and provide for the granting of stock options, restricted stock and performance shares and incentive awards from time to time with respect to up to a number of shares of Common Stock equal to 9.5% of the total number of issued and outstanding shares of Common Stock (on a fully diluted basis assuming the exchange of all OP Units for shares of Common Stock) to executive or other key employees of the Company. Stock options may be granted in the form of "incentive stock options" as defined in Section 422 of the Code, or non-statutory stock options, and are exercisable for up to 10 years following the date of the grant. The exercise price of each option will be set by the Compensation Committee; provided, however, that the price per share must be equal to or greater than the fair market value of the Common Stock on the grant date. Under the 1997 Plan, participants may be permitted to transfer non-qualified stock options to certain family members or trusts for the benefit of family members, provided the participant does not receive any consideration for the transfer.

     Awards granted to officers under the 1997 Plan will be qualified under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     The 1997 Plan also permits the Company to issue incentive awards, performance shares or shares of restricted stock to participants upon such terms and conditions as shall be determined by the Compensation Committee in its sole discretion.

     Certain Federal Income Tax Consequences Relating to Options. In general, a Participant will not recognize taxable income upon the grant or exercise of an Incentive Stock Option ("ISO"). However, upon the exercise of an ISO, the excess of the fair market value of the shares received on the date of exercise over the exercise price of the shares will be treated as an adjustment to alternative minimum taxable income. When a Participant disposes of shares acquired by exercise of an ISO, the Participant's gain (the difference between the sale proceeds and the price paid by the Participant for the shares) upon the disposition will be taxed as capital gain, provided the Participant (i) does not dispose of the shares within two years after the date of grant nor within one year after the date of exercise, and (ii) exercises the option while an employee of the Company or of an affiliate of the Company or within three months after termination of employment for reasons other than death or disability. If the first condition is not met, the Participant generally will realize ordinary income in the year of the disqualifying disposition. If the second condition is not met, the Participant generally will recognize ordinary income upon exercise of the option.

     In general, a Participant who receives a nonqualified stock option will recognize no income at the time of the grant of the option. Upon exercise of a nonqualified stock option, a Participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the option. Special timing rules may apply to a Participant who is subject to Section 16(a) of the Exchange Act.

     The Company will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified option. The amount of the deduction will be equal to the ordinary income recognized by the Participant. The employer will not be entitled to a federal income tax deduction on account of the grant of any option or the exercise of an ISO. The employer may claim a federal income tax deduction on account of certain disqualifying dispositions of Common Stock acquired upon the exercise of an ISO.

     Section 162(m) of the Code places a limitation of $1,000,000 on the amount of compensation payable to each of the named executive officers that the Company may deduct for federal income tax purposes. The limit does not apply to certain performance-based compensation paid under a plan that meets the requirements of the Code and regulations promulgated thereunder. While the 1997 Plan generally complies with the requirements for performance-based compensation, stock awards granted under the 1997 Plan will not satisfy those requirements.

     Certain Federal Income Tax Consequences Relating to Options. In general, a Participant will not recognize taxable income upon the grant or exercise of an Incentive Stock Option ("ISO"). However, upon the exercise of an ISO, the excess of the fair market value of the shares received on the date of exercise over the exercise price of the shares will be treated as an adjustment to alternative minimum taxable income. When a Participant disposes of shares acquired by exercise of an ISO, the Participant's gain (the difference between the sale proceeds and the price paid by the Participant for the shares) upon the disposition will be taxed as capital gain, provided the Participant (i) does not dispose of the shares within two years after the date of grant nor within one year after the date of exercise, and (ii) exercises the option while an employee of the Company or of an affiliate of the Company or within three months after termination of employment for reasons other than death or disability. If the first condition is not met, the Participant generally will realize ordinary income in the year of the disqualifying disposition. If the second condition is not met, the Participant generally will recognize ordinary income upon exercise of the option.

     In general, a Participant who receives a nonqualified stock option will recognize no income at the time of the grant of the option. Upon exercise of a nonqualified stock option, a Participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the option. Special timing rules may apply to a Participant who is subject to Section 16(a) of the Exchange Act.

     The Company will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified option. The amount of the deduction will be equal to the ordinary income recognized by the Participant. The employer will not be entitled to a federal income tax deduction on account of the grant of any option or the exercise of an ISO. The employer may claim a federal income tax deduction on account of certain disqualifying dispositions of Common Stock acquired upon the exercise of an ISO.

     Section 162(m) of the Code places a limitation of $1,000,000 on the amount of compensation payable to each of the named executive officers that the Company may deduct for federal income tax purposes. The limit does not apply to certain performance-based compensation paid under a plan that meets the requirements of the Code and regulations promulgated thereunder. While the 1997 Plan generally complies with the requirements for performance-based compensation, stock awards granted under the 1997 Plan will not satisfy those requirements.

  Directors' Plan

     A maximum of 200,000 shares of Common Stock will be issuable under the Directors' Plan. The Directors' Plan will provide for the grant of options to purchase Common Stock. No director who is an employee of the Company is eligible to participate in the Directors' Plan.

     The Directors' Plan will provide that each eligible director who is a member of the Board of Directors as of the date that the registration statement relating to the Offering is declared effective by the Securities and Exchange Commission (the "Commission") will be awarded nonqualified options to purchase 20,000 shares of Common Stock on the closing date of the Offering (each such director, a "Founding Director"). Each eligible director who is not a Founding Director (a "Non-Founding Director") will receive nonqualified options to purchase 20,000 shares of Common Stock on the date of the commencement of the term of office of such Non-Founding Director. The options granted to Founding Directors upon effectiveness of the registration statement relating to the Offering will have an exercise price equal to the initial public offering price and will vest in five annual installments beginning on the first anniversary of the date of grant, subject to the Director's continuous service through such vesting date. The exercise price of options under future grants will be 100% of the fair market value of the Common Stock on the date of grant and will vest in the same manner. Options granted under the Directors' Plan will be exercisable for ten years from the date of grant. Upon termination of service as a director, options which have not vested will be forfeited and vested options may be exercised until they expire.

     Certain Federal Income Tax Consequences Relating to Options. Generally, an eligible director does not recognize any taxable income, and the Company is not entitled to a deduction upon the grant of an option. Upon the exercise of an option, the eligible director recognizes ordinary income equal to the excess of the fair market value of the shares acquired over the option exercise price, if any. Special rules may apply as a result of Section 16 of the Exchange Act. The Company is generally entitled to a deduction equal to the compensation taxable to the eligible director as ordinary income. Eligible directors may be subject to backup withholding requirements for federal income tax.

     Certain Federal Income Tax Consequences Relating to Options. Generally, an eligible director does not recognize any taxable income, and the Company is not entitled to a deduction upon the grant of an option. Upon the exercise of an option, the eligible director recognizes ordinary income equal to the excess of the fair market value of the shares acquired over the option exercise price, if any. Special rules may apply as a result of Section 16 of the Exchange Act. The Company is generally entitled to a deduction equal to the compensation taxable to the eligible director as ordinary income. Eligible directors may be subject to backup withholding requirements for federal income tax.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter of the Company contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

     The Charter authorizes the Company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former director or officer of the Company. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. The Charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

     The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The

MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or in any proceeding in which the director was adjudged to be liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. Indemnification under the provisions of the MGCL is not deemed exclusive of any other rights, by indemnification or otherwise, to which an officer or director may be entitled under the Company's Charter or Bylaws, resolutions of stockholders or directors, contract or otherwise. However, it is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), is against public policy and is unenforceable pursuant to
Section 14 of the Securities Act.

     The Company also has purchased and maintains insurance on behalf of all of its directors and executive officers against liability asserted against or incurred by them in their official capacities with the Company, whether or not the Company is required or has the power to indemnify them against the same liability.

INDEMNIFICATION AGREEMENTS

     The Company has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements require, among other matters, that the Company indemnify its executive officers and directors to the fullest extent permitted by law and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under the agreements, the Company must also indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements and may cover executive officers and directors under the Company's directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the stockholders to eliminate the rights it provides.

                     FORMATION AND STRUCTURE OF THE COMPANY

     The Company was formed to continue and expand the commercial real estate business of Tower Equities and to acquire the interests in the 21 Properties. Prior to or simultaneously with the closing of the Offering, the Company will engage in the Formation Transactions described below which are designed to consolidate the ownership of the Properties, Tower Equities' property management and leasing business, and Properties Atlantic's tenant/landlord representation business (which, prior to the Offering, was controlled and operated by Clifford
L. Stein, Managing Director-Southeast Region, of the Company) in the Company, to facilitate the Offering and the Concurrent Private Placements, and to enable the Company to qualify as a REIT commencing with the taxable year ending December 31, 1997. The Formation Transactions are as follows:

     - The Company will sell 11,515,000 shares of Common Stock in the Offering and 1,200,000 shares of Common Stock in the Concurrent Private Placements (800,000 to the Morgan Stanley Investors and 400,000 to the Carlyle Funds). All the net proceeds to the Company from the Offering and the

       Concurrent Private Placements will be contributed to the Operating Partnership. Following such contributions and the other contributions set forth below, the Company's interest in the Operating Partnership will increase to approximately 90.3%. The Company is the sole general partner of the Operating Partnership and will own a 1% general partner interest in the Operating Partnership and an approximate 89.3% limited partnership interest in the Operating Partnership.

     - The Company has acquired or will acquire, directly or indirectly, a 100% interest in each of the Properties (other than the 2800 North Central Property) and the ground lease encumbering the Maitland Forum Property for an aggregate of 1,128,160 shares of restricted Common Stock, 1,583,640 OP Units, approximately $118.7 million in cash, and the assumption of approximately $244.6 million in mortgage indebtedness and approximately $13 million of non-interest-bearing deferred tax liabilities payable over 10 years, as follows:

        - The Operating Partnership has acquired or will acquire directly or indirectly from the Primary Contributors interests in each of the Properties (including an interest in the Maitland Forum ground lease), two parcels of land adjacent to two of the Properties which can support 370,000 square feet of development, and substantially all the assets of the assets of Tower Equities and Properties Atlantic management companies in exchange for 1,509,490 OP Units (valued at approximately $37.7 million based on the Offering Price); and

        - The Company will acquire from persons other than the Primary Contributors, directly or indirectly, debt, equity and fee interests in the Properties (including an interest in the Maitland Forum ground lease) in exchange for 1,128,160 shares of restricted Common Stock (valued at approximately $48.7 million based on the Offering Price), 74,150 OP Units (valued at approximately $1.9 million based on the Offering Price) and $118.7 million in cash.

     - The Operating Partnership is expected to enter into the $107 million seven-year Term Loan with Merrill Lynch Credit Corporation and will borrow approximately $72 million under such facility at the closing of the Offering.

     - The Operating Partnership will utilize $246.5 million of the net proceeds of the Offering, the Concurrent Private Placements and the Term Loan to repay mortgage indebtedness (including $1.9 million of prepayment penalties) encumbering the Properties and the Property Partnerships concurrent with the closing of the Offering. See "The
       Properties -- Mortgage Indebtedness Remaining Following the Offering."

     - The Tower Equities and Properties Atlantic management and leasing companies (that are owned entirely by the Primary Contributors) have contributed or will contribute substantially all of the assets of such companies to the Operating Partnership and the Operating Partnership will, in turn, recontribute such assets to the Management Company in exchange for 100% of the non-voting common stock and 5% of the voting common stock in the Management Company (which collectively is entitled to receive approximately 95% of the dividends). This structure is designed to assist the Company in maintaining its status as a REIT.

     - The Company will issue 886,200 shares of restricted Common Stock in exchange for the cancellation of indebtedness outstanding under the MSAM Notes.

     - The Management Company and certain Primary Contributors that hold interests in the Excluded Properties will enter into management agreements with respect to each of the Excluded Properties. Four of the Excluded Properties are controlled by certain Primary Contributors and have non-cancellable management contracts (except upon a sale of such property). The remaining three properties are under management contracts which may be terminated upon payment of two years of management fees or upon a sale of such property. In consideration for the services to be provided under the management agreements, the Management Company will receive market rate property and construction management fees, as well as applicable leasing commissions.

     - The Operating Partnership will acquire, at no cost, an option held by certain Primary Contributors that will provide the Operating Partnership with the right to acquire from an unaffiliated third party for approximately $10.3 million the Phoenix Land Parcel which contains approximately 43 acres of undeveloped land in Phoenix that can support
       1.0 million square feet of office development. In addition, the Operating Partnership will acquire from certain Primary Contributors for no additional consideration an option to acquire for approximately $3.8 million (approximately $4.75 per buildable square foot) (75% of the appraised value of the land as of May 9, 1997) the One Orlando Center Land Parcel that can support approximately 800,000 square feet of development. See "The Properties -- Land Parcel Options."

     - The Company will establish the three-year $200 million unsecured revolving Line of Credit at or shortly after the closing of the Offering, which will be used primarily to finance the acquisition of, and investment in, office properties, to refinance existing indebtedness, and for general working capital needs.

     - The Company will pay to an affiliate of Carlyle $925,000 in consideration of obtaining the consent to the transfer of an interest in the 2800 North Central Avenue Property to the Company.

     - As part of the Formation Transactions, the Company acquired certain interests in the Property Partnerships from the Primary Contributors and certain third parties. Certain of the interests in three of the Property Partnerships were acquired from Edward Feldman pursuant to a bankruptcy proceeding under Chapter 7 of United States Bankruptcy Code. In conjunction with the transfer of those interests to the Company, the Company entered into a court-approved settlement agreement whereby the Company has obtained a release of all potential claims of the bankruptcy trustee and any creditor of the bankruptcy estate relating directly or indirectly to the Company in exchange for a cash payment of $2.0 million. Accordingly, the Company believes that this bankruptcy proceeding will have no impact on Company operations. Edward Feldman, the father of Lawrence H. Feldman, served as President of Tower Equities until December 1990, at which time he retired at age 70. Edward Feldman served as a consultant to Tower Equities from the date of his retirement until March 1997.

EFFECTS OF THE FORMATION TRANSACTIONS

     As a result of the Formation Transactions, including the Offering, (i) the Operating Partnership will directly or indirectly own all of the Properties and the two development parcels by virtue of the Operating Partnership's acquisition of substantially all of the assets of Tower Equities, the Property interests and other assets contributed by the Primary Contributors and the Continuing Investors, (ii) the Company will be the sole General Partner of the Operating Partnership and will hold directly or indirectly approximately 90.3% of the OP Units and the remaining OP Units will be held by the Primary Contributors and the Continuing Investors, (iii) immediately following the completion of the Offering and the Concurrent Private Placements, purchasers of Common Stock in the Offering will hold approximately 70.9% of the equity of the Company, the purchasers of Common Stock in the Concurrent Private Placements (the Morgan Stanley Investors and the Carlyle Funds) will hold approximately 7.4% of the equity of the Company, recipients of other restricted shares of Common Stock will hold approximately 12.0% of the equity of the Company, the Primary Contributors will directly or indirectly hold approximately 9.3% of the consolidated equity of the Company, and the other Continuing Investors will directly or indirectly hold approximately .4% of the equity of the Company, and
(iv) the Company, through the Operating Partnership, will own 100% of the non-voting common stock of the Management Company and 5% of the common stock (entitling it to receive approximately 95% of the dividends paid by the Management Company on its capital stock) and Lawrence H. Feldman will own the remaining 95% of the common stock of the Management Company (entitling him to receive approximately 5% of the dividends paid by the Management Company on its capital stock). See "Risk Factors -- Conflicts of Interest in the Formation Transactions; Substantial Benefits to Related Parties," "-- Benefits to Related Parties," "Principal Stockholders," and "Partnership Agreement -- Exchange Rights."

DETERMINATION AND VALUATION OF OWNERSHIP INTERESTS

     The Company's percentage interest in the Operating Partnership was determined based upon the percentage of estimated Cash Available for Distribution required to pay estimated cash distributions resulting in an annual distribution rate equal to approximately 6.75% of the Offering Price. The ownership interest in the Operating Partnership allocated to the Company is equal to this percentage of estimated Cash Available for Distribution and the remaining interest in the Operating Partnership will be allocated to the Primary Contributors and Continuing Investors receiving OP Units in the Formation Transactions. The parameters and assumptions used in deriving the estimated Cash Available for Distribution are described under "Distributions."

     The Company did not obtain an opinion as to the fairness of the allocation of shares to the purchasers in the Offering. In addition, other than as described below, there was no independent valuation of the management and leasing business or of the services, goodwill and other intangibles contributed to the Company. The initial public offering price will be determined based upon the estimated Cash Available for Distribution and the factors discussed under "Underwriting," rather than a property-by-property valuation based on historical cost or current market value. This methodology has been used because management believes it is appropriate to value the Company as an ongoing business rather than with a view to values that could be obtained from a liquidation of the Company or of individual properties owned by the Company.

CERTAIN ESTIMATE OF VALUE

     An appraisal of the fair market value of the Maitland Forum Property (the "Appraised Property") dated May 9, 1997 was prepared by Robert A. Stanger & Co., Inc. ("Stanger"). Stanger was selected by the Company based on the Company's knowledge of Stanger and its expertise in real property valuations. The appraisal was delivered for the limited purpose of valuing the ground lease relating to the Maitland Forum Property in connection with the acquisition of an interest in such ground lease.

     In preparing the appraisal, Stanger performed a site inspection, reviewed local real estate market conditions, reviewed the current rent roll for the Property, and conducted local market inquiries.

     Stanger valued the Maitland Forum Property using the sales comparison, and income capitalization approaches. Stanger placed principal reliance on the income capitalization approach. In applying this approach, Stanger projected the 10-year discounted cash flow of the Maitland Forum Property. Stanger gave secondary consideration to the sales comparison approach (analysis of transfers of comparable properties) in support of its final conclusions.

     Based on information contained in the appraisal, Stanger provided to the Company an estimate of the value of the Property. In preparing its estimate, which was based upon business, economic, real estate market and other conditions, Stanger concluded that the value of the Property as estimated using a 10-year discounted cash flow analysis ranged from $24.0 million to approximately $26.7 million.

     The Stanger estimate of the value of the Maitland Forum Property was not intended to and did not value the Company or the Company's interest in the Property and the Company cautions prospective investors against attaching undue significance to these estimates. In addition, the estimate does not reflect the effect of the reduction of debt on the Property and the reduction of the interest rate on certain remaining debt, nor does it reflect any benefits to the Company of owning a portfolio of properties and an ongoing business rather than a single property owned by a single purpose partnership.

BENEFITS TO RELATED PARTIES

     Certain affiliates of the Company, including the Primary Contributors, will realize certain material benefits as a result of the Offering and the Formation Transactions.

     - The Primary Contributors will receive a total of 1,509,490 OP Units (including their pro rata share of the OP Units that will be issued to certain Property Partnerships) in consideration for their interests in the Properties, certain development parcels, and the Tower Equities and Properties Atlantic manage-ment and leasing businesses, in connection with the Formation Transactions. These OP Units (representing approximately 9.3% of the equity interests in the Company on a consolidated basis) will have a total value of approximately $37.7 million based on the Offering Price, compared to a deficiency in net tangible book value of the assets contributed to the Operating Partnership by the Primary Contributors of approximately $75.5 million) and will be exchangeable, commencing one year following completion of the Offering, for cash or, at the Company's option, shares of Common Stock on a one-for-one basis. These OP Units will subject to certain limited exceptions, be subject to certain restrictions on transfer for a two year period following the consummation of the Offering without the consent of the Representatives. See "Underwriting." The Company believes that the net tangible book value of the individual assets contributed to the Operating Partnership by the Primary Contributors (which reflects the historical cost of such assets less accumulated depreciation) is less than the aggregate current market value of such assets.

     - Messrs. Feldman and Cox will each serve as a director and officer of the Company, Messrs. Adams and Wisely will serve as directors of the Company, and Messrs. Feldman, Cox, and Kasman will enter into employment agreements with the Company. See "Management -- Employment Agreements."

     - The Company will grant to Messrs. Feldman, Cox, Kasman, Reimer, Friedberg, and the five members of the Board of Directors of the Company who are not employees or affiliates of the Company, options to purchase an aggregate of 711,000 shares of Common Stock under the Company's 1997 Incentive Plan and 1997 Directors Plans at the Offering Price, subject to certain vesting requirements. See "Management -- Stock Option and Restricted Stock Plans -- 1997 Plan."

     - The Formation Transactions may provide the Primary Contributors with increased liquidity and, until the disposition of certain assets contributed to the Company, with continued deferral of the taxable gain associated with those assets.

     Additional information concerning benefits to executive officers, directors and significant stockholders of the Company is set forth under "Certain Relationships and Transactions."

TRANSFER OF PROPERTIES

     The Company's interest in the Properties will be acquired pursuant to various agreements, the forms of which will be filed as exhibits to the Registration Statement, of which this Prospectus forms a part. These acquisitions are subject to all of the terms and conditions of such agreements. The Company will assume all obligations relating to the Properties that may arise after the transfer.

     The agreements effecting the transfer of the assets or direct or indirect interest of the partners and other holders of equity in the entities selling the Properties will contain representations and warranties from each such person concerning title to the interests being transferred and the absence of liens or other encumbrances thereon. Certain of the Primary Contributors have agreed to make additional representations with respect to the Company and the Properties concerning the operation of such Properties, environmental matters and other representations and warranties customarily found in similar documents and also have agreed to indemnify the Company against breaches of such representations and warranties. In addition, the aggregate liability of those Primary Contributors to the Company under the applicable supplemental representations, warranties and indemnity agreement relating to the Properties is limited to the initial value of the OP Units received by them in the Formation Transactions (approximately $34.5 million based on the Offering Price). These representations and warranties will survive the closing of the Offering for a period of one year. See "Risk Factors -- Conflicts of Interest in the Business of the
Company -- Possible Less Vigorous Enforcement of Terms of Contribution and Other Agreements by the Company."

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

FORMATION TRANSACTIONS

     The terms of the acquisition of interests in the Properties and in Tower Equities and Properties Atlantic by the Company and the Operating Partnership are described under "Formation and Structure of the Company -- Effects of the Formation Transactions and -- Benefits to Related Parties."

     In connection with the Formation Transactions, the Operating Partnership previously has acquired directly or indirectly from the bankruptcy estate of Edward Feldman, the father of Lawrence H. Feldman, the Chairman, Chief Executive Officer, and President of the Company, pursuant to his bankruptcy proceeding interests in the partnerships that own, directly or indirectly, the Tower 45 and 120 Mineola Boulevard Properties, as well as his interests in the Maitland Forum ground lease, in exchange for $1.7 million in cash. Edward Feldman received from the Company consulting fees of approximately $132,000 for the year ended December 31, 1996 and fees of approximately $66,000 through March 31, 1997.

EXCHANGE RIGHTS

     The Company will enter into the Partnership Agreement and the Exchange Agreement (as defined and described under "Partnership Agreement -- Exchange Rights") with the Limited Partners, including the Primary Contributors, receiving OP Units. Among other things, the Exchange Agreement provides such holders of OP Units the right to cause the Operating Partnership to exchange OP Units for cash or, at the election of the Company, exchange such OP Units for shares of Common Stock of the Company (on a one-for-one basis). See "Risk Factors -- Conflicts of Interest in the Formation Transactions; Substantial Benefits to Related Parties," "Formation and Structure of the
Company -- Benefits to Related Parties" and "Partnership Agreement -- Exchange Rights."

REGISTRATION RIGHTS

     For a description of certain registration rights held by the Primary Contributors, the Morgan Stanley Investors, and the Carlyle Funds, see "Partnership Agreement -- Registration Rights" and "Shares Available for Future Sale -- Registration Rights."

EMPLOYMENT AGREEMENTS; AWARD OF OPTIONS

     In connection with the formation of the Company, each of Messrs. Feldman, Cox, and Kasman entered into three-year employment agreements with the Company. See "Management -- Employment Agreements." In order to induce each such executive to enter into such employment agreements, Messrs. Feldman, Cox, and Kasman were granted options to purchase 201,000, 201,000 and 110,000 shares of Common Stock, respectively, at the Offering Price. See "Management -- Executive Compensation" and "-- 1997 Plan."

EXCLUDED PROPERTY MANAGEMENT AGREEMENTS

     In connection with the Formation Transactions, certain Primary Contributors that hold interests in the Excluded Properties will enter into management agreements with the Management Company with respect to operation of such properties. Four of the Excluded Properties are controlled by certain Primary Contributors and have non-cancellable management contracts (except upon the sale of such property). The remaining three properties are under management contracts which may be terminated upon payment of two years of management fees or upon a sale of such property. In consideration for the services to be provided under the management agreements, the Management Company will receive market rate property and construction management fees, as well as applicable leasing commissions. See "The Properties -- Excluded Properties."

EXECUTIVE OFFICER AND DIRECTOR DISTRIBUTIONS AND FEES

     The executive officers and directors of the Company have received distributions and management fees from all of the Properties of approximately $3,724,300 for the year ended December 31, 1996 and are expected to receive distributions and management fees of approximately $3,071,000 for the year ending December 31, 1997.

MISCELLANEOUS

     The Company acquired its interest in One Orlando Center, the Corporate Center Properties and the Madison Avenue Properties from certain affiliates of DRA Advisors, Inc. for $23,120,000 of restricted Common Stock and $23,120,000 in cash. See "Principal Stockholders."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock (including Common Stock for which OP Units are exchangeable) by (i) each director (and director nominee) of the Company,
(ii) each executive officer of the Company, (iii) all directors (and director nominees) and executive officers of the Company as a group and (iv) each person or entity which is expected to be the beneficial owner of 5% or more of the outstanding shares of Common Stock immediately following the Offering. Except as otherwise described below, all shares are owned directly and the indicated person has sole voting and investment power. The extent to which the persons or entities will hold OP Units, as opposed to shares of Common Stock, is set forth in the footnotes below.

                                                      NUMBER OF SHARES
                                                        AND OP UNITS         PERCENT         PERCENT OF
                                                        BENEFICIALLY          OF ALL       ALL SHARES AND
            NAME OF BENEFICIAL OWNER(1)                    OWNED            SHARES(2)       OP UNITS(3)
---------------------------------------------------  ------------------     ----------     --------------
Lawrence H. Feldman................................         881,025             6.0%             5.4%
Robert L. Cox......................................         106,723               *                *
Joseph D. Kasman...................................         109,421               *                *
Eric S. Reimer.....................................          78,722               *                *
Reuben Friedberg...................................          30,119               *                *
Lester S. Garfinkel(4).............................              --              --               --
Robert M. Adams(5).................................          53,993               *                *
Stephen B. Siegel(6)...............................              --              --               --
Richard M. Wisely(7)...............................          38,000               *                *
Esko I. Korhonen(8)(9).............................         400,000             2.7              2.5
DRA Opportunity Fund(10)...........................         465,400             3.2              2.9
Office Invest Sub LLC(11)..........................         459,400             3.1              2.8
Morgan Stanley Asset Management Inc.(12)...........       1,686,200            11.5             10.4
All executive officers, directors and director
  nominees as a group (10 persons).................       1,698,003            11.6%            10.5%

---------------
  *  Represents less than 1.0% of the class.

 (1) Unless otherwise indicated, the business address of each person listed is c/o Tower Realty Trust, Inc., 120 West 45th Street, New York, New York 10036.

 (2) Assumes 14,664,360 shares of Common Stock outstanding immediately following the Offering and the Concurrent Private Placements. Assumes that all OP Units held by the person are exchanged for shares of Common Stock. The total number of shares of Common Stock outstanding used in calculating this percentage assumes that none of the OP Units held by other persons are exchanged for shares of Common Stock.

 (3) Assumes a total of 16,248,000 shares of Common Stock and OP Units outstanding immediately following the Offering (14,664,360 shares of Common Stock and 1,583,640 OP Units, which may be exchanged for cash or shares of Common Stock under certain circumstances). Assumes that all OP Units held by the person are exchanged for shares of Common Stock. The total number of shares of Common Stock outstanding used in calculating this percentage assumes that all of the OP Units held by other persons are exchanged for shares of Common Stock.

 (4) The business address for Mr. Garfinkel is Reminick, Aarons & Company LLP, 685 Third Avenue, New York, New York 10017-4037.

 (5) The business address of Mr. Adams is Adams Financial Services, Inc., 13 South Bayless Avenue, Port Washington, New York 11050.

 (6) The business address of Mr. Siegel is Insignia/Edward S. Gordon Co., 200 Park Avenue, 19th Floor, New York, New York 10166.

 (7) The business address of Mr. Wisely is LungCheck, Inc., 8255 East Raintree Drive, Scottsdale, Arizona, 85260-2515.

 (8) The business address of Mr. Korhonen is The Carlyle Group, 1001 Pennsylvania Avenue N.W., Suite 220 South, Washington, D.C. 20004-2505.

 (9) Includes 400,000 shares of Common Stock to be purchased by the Carlyle Funds in the Concurrent Private Placements, which may be deemed beneficially to be owned by Mr. Korhonen as he is a principal of Carlyle Realty, L.P., an affiliate of Carlyle.

(10) The business address of DRA Opportunity Fund is 1180 Avenue of the Americas, New York, New York 10036.

(11) The business address of Office Invest Sub LLC is c/o DRA Advisors, Inc., 1180 Avenue of the Americas, New York, New York 10036.

(12) MSAM, as investment adviser to the Morgan Stanley Investors, and Morgan Stanley, Dean Witter, Discover & Co., as the owner of all the common stock of MSAM, are deemed beneficially to own the shares of Common Stock beneficially owned by the Morgan Stanley Investors. MSAM maintains its principal office at 1221 Avenue of the Americas, New York, New York 10020 and Morgan Stanley, Dean Witter, Discover & Co. maintains its principal office at 1585 Broadway, New York, New York 10036. MSAM disclaims beneficial ownership of such shares of Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary description of (i) the capital stock of the Company and (ii) certain provisions of Maryland law and of the Charter and Bylaws of the Company does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law, and to the Charter and Bylaws of the Company, copies of which are exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

     Under its Charter, the Company has the authority to issue 150,000,000 shares of Common Stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, $0.01 par value per share (the "Preferred Stock"). Upon completion of the Offering, 14,664,360 shares of Common Stock and no shares of Preferred Stock will be issued and outstanding. Under Maryland law, stockholders generally are not liable for a corporation's debts or obligations.

COMMON STOCK

     All shares of Common Stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of the Charter regarding the restrictions on transfer of stock, holders of shares of Common Stock are entitled to receive dividends on such stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of the Company.

     Subject to the provisions of the Charter regarding the restrictions on transfer of stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

     Holders of shares of Common Stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of the Company. Subject to the provisions of the Charter regarding the restrictions on transfer of stock, shares of Common Stock will have equal dividend, liquidation and other rights.

     Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. The Charter provides that, except as specifically provided otherwise in the Charter, any action requiring a greater number of affirmative votes of stockholders shall be effective and valid if approved by the affirmative vote of all of the votes entitled to be cast on the matter. The Charter provides that the provisions on restrictions on transfers will not be amended, altered, changed or repealed without the approval of the Board of Directors (including the affirmative vote of all Independent Directors) and the holders of not less than two-thirds of the outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class. Moreover, no amendment to the Charter may be made unless the same is approved by the Board of Directors in accordance with Section 2-604 of the MGCL and the Charter is thereafter approved by the affirmative vote of the holders of two-thirds of the outstanding shares of Capital Stock of the Company entitled to vote on such amendment, voting together as a single class, and the affirmative vote of the holders of two-thirds of the outstanding shares of each class entitled to vote thereon as a class (except to amend any provision of the Charter relating to the authority of the Company to issue shares of its Capital Stock, only a majority, rather than two-thirds, is needed).

PREFERRED STOCK

     The Charter authorizes the Board of Directors to classify any unissued shares of Preferred Stock and to reclassify any previously classified but unissued shares of any series from time to time into one or more classes or series, as authorized by the Board of Directors. Prior to issuance of shares of each series, the Board is required by the MGCL and the Charter of the Company to set, subject to the provisions of the Charter regarding the restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, the Board could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for holders of Common Stock or otherwise be in their best interest. As of the date hereof, no shares of Preferred Stock are outstanding and the Company has no present plans to issue any Preferred Stock.

POWER TO ISSUE ADDITIONAL SHARES OF COMMON STOCK AND PREFERRED STOCK

     The Company believes that the power of the Board of Directors to issue additional authorized but unissued shares of Common Stock or Preferred Stock and to classify or reclassify unissued shares of Common Stock and Preferred Stock and thereafter to cause the Company to issue such classified or reclassified shares of stock will provide the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the Common Stock, will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. Although the Board of Directors has no intention at the present time of doing so, it could authorize the Company to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of Common Stock or otherwise be in their best interest.

RESTRICTIONS ON TRANSFER

     For the Company to qualify as a REIT under the Code, it must meet certain requirements concerning the ownership of its outstanding shares of stock. Specifically, not more than 50.0% in value of the Company's outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the shares of stock of the Company must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or a proportionate part of a shorter taxable year. These two requirements do not apply until after the first taxable year for which the Company makes an election to be taxed as a REIT. See "Federal Income Tax
Considerations -- Requirements for Qualification as a REIT."

     Because the Board of Directors believes it is essential for the Company to continue to qualify as a REIT, the Charter, subject to certain exceptions described below, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the number or value of the outstanding shares of any class of capital stock of the Company ("Ownership Limitation") (subject to the Look-Through Ownership Limitation applicable to certain stockholders, as described below). Certain types of entities, such as pension trusts qualifying under section 401(a) of the Code, mutual funds qualifying as regulated investment companies under section 851 of the Code, and corporations, will be looked through for purposes of the "closely held" test in section 856(h) of the Code. Subject to certain limited exceptions, the Charter will allow such an entity under the Look-Through Ownership Limitation to own up to 15.0% of the shares of any class or series of the Company's stock, provided that such ownership does not cause any individual beneficial owner of such entity to exceed the Ownership Limitation or otherwise result in a violation of the tests described in clauses (ii), (iii) and (iv) of the second sentence of the succeeding paragraph.

     Any transfer of capital stock of the Company that would (i) result in any person owning, directly or indirectly, capital stock of the Company in excess of the Ownership Limitation or the Look-Through Ownership Limitation, if applicable, (ii) result in Common Stock being owned by fewer than 100 persons (determined without reference to any rules or attribution), (iii) result in the Company being "closely held" within the meaning of section 856(h) of the Code, or (iv) cause the Company to own, actually or constructively, 9.9% or more of the ownership interests in a tenant of the real property of the Company, the Operating Partnership's or a Subsidiary Partnership's real property, within the meaning of section 856(d)(2)(B) of the Code, will be void ab initio, and the intended transferee will acquire no rights in such shares of capital stock.

     The ownership attribution rules under the Code are complex and may cause shares owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of the shares of Common Stock or any class or series of Preferred Stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of capital stock) by an individual or entity, could nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of the outstanding shares of Common Stock or any class or series of Preferred Stock and thus subject such shares to the Ownership Limitation (or the Look-Through Ownership Limitation, if applicable). The Board of Directors may grant an exemption from the Ownership Limit with respect to one or more persons who would not be treated as "individuals" for purposes of the Code if it is satisfied, based upon the advice of counsel or a ruling from the IRS or such other evidence satisfactory to the Board, that such ownership will not cause any person who is an individual to be treated as owning shares of capital stock in excess of the Ownership Limit, applying the applicable constructive ownership rules, and will not otherwise jeopardize the Company's status as a REIT. As a condition of such waiver, the Board of Directors may require such undertakings or representations from the applicant with respect to preserving the REIT status of the Company. In addition, the Board of Directors may give a Look-Through Entity an exception to the Look-Through Ownership Limit if the Look-Through Entity satisfies the Board of Directors that such share ownership will not adversely affect the Company's ability to qualify as a REIT.

     If, notwithstanding the restrictions described above, and subject to certain exceptions described herein, any purported transfer of Common Stock that would (i) result in any person owning, directly or indirectly, shares of Common Stock in excess of the Ownership Limitation (or the Look-Through Ownership Limitation, if applicable), (ii) result in the shares of Common Stock being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of section 856(h) of the Code, or (iv) cause the Company to own, actually or constructively, 9.9% or more of the ownership interests in a tenant of the Company's, the Operating Partnership's or a Subsidiary Partnership's real property, within the meaning of section 856(d)(2)(B) of the Code, such shares will be designated as "Shares-in-Trust" and will be transferred automatically to a trust (a "Trust"), effective on the business day before the purported transfer of such shares of Common Stock. The record holder of the shares of Common Stock that are designated as Shares-in-Trust (the "Prohibited Owner") will be required to submit such number of shares of Common Stock to the Company for registration in the name of the trustee of the Trust (the "Trustee"). The Trustee will be designated by the Company but will not be affiliated with the Company. The beneficiary of the Trust (the "Beneficiary") will be one or more charitable organizations named by the Company.

     Shares-in-Trust will remain issued and outstanding shares of capital stock and will be entitled to the same rights and privileges as all other shares of the same class or series. The Trustee will receive all dividends and distributions on the Shares-in-Trust and will hold such dividends or distributions in trust for the benefit of the Beneficiary. The Trustee will vote all Shares-in-Trust. The Trustee will designate a permitted transferee of the Shares-in-Trust, provided that the permitted transferee (i) purchases such Shares-in-Trust for valuable consideration and (ii) acquires such Shares-in-Trust without such acquisition resulting in another transfer to another Trust.

     The Prohibited Owner with respect to Shares-in-Trust will be required to repay to the Trustee the amount of any dividends or distributions received by the Prohibited Owner (i) that are attributable to any Shares-in-Trust and (ii) the record date of which was on or after the date that such shares become Shares-in-Trust. Any vote taken by a Prohibited Owner prior to the Company's discovery that the Shares-in-Trust were held in trust will be rescinded as void ab initio and recast by the Trustee, in its sole and absolute discretion; provided, however, that if the Company has already taken irreversible corporate action based on such vote, then the Trustee shall not have the authority to rescind and recast such vote. The Prohibited Owner generally will receive from the Trustee the lesser of (i) the price per share such Prohibited Owner paid for the shares of capital stock that were designated as Shares-in-Trust (or, in the case of a gift or devise, the Market Price (as defined below) per share on the date of such transfer) or (ii) the price per share received by the Trustee from the sale of such Shares-in-Trust. Any amounts received by the Trustee in excess of the amounts to be paid to the Prohibited Owner will be distributed to the Beneficiary.

     The Shares-in-Trust will be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise, the Market Price per share on the date of such transfer) or (ii) the Market Price per share on the date that the Company, or its designee, accepts such offer. Subject to the Trustee's ability to designate a permitted transferee, the Company will have the right to accept such offer for a period of 90 days after the later of (i) the date of the purported transfer which resulted in the creation of such Shares-in-Trust or (ii) the date the Company determines in good faith that a transfer resulting in such Shares-in-Trust occurred.

     "Market Price" on any date shall mean the average of the Closing Price for the five consecutive Trading Days (as defined below) ending on such date. The "Closing Price" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the shares of Common Stock are not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or, if the shares of Common Stock are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the shares of Common Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares of Common Stock selected by the Board of Directors. "Trading Day" shall mean a day on which the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading is open for the transaction of business or, if the shares of Common Stock are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

     Any person who acquires or attempts to acquire capital stock in violation of the foregoing restrictions, or any person who owned shares of Capital Stock that were transferred to a Trust, will be required (i) to give immediately written notice to the Company of such event and (ii) to provide to the Company such other information as the Company may request in order to determine the effect, if any, of such transfer on the Company's status as a REIT.

     All persons who own, directly or indirectly, more than 5.0% (or such lower percentages as required pursuant to regulations under the Code) of the outstanding shares of capital stock of the Company must, within 30 days after January 1 of each year, provide to the Company a written statement or affidavit stating

(i) the name and address of such direct or indirect owner; (ii) the number of shares of capital stock owned directly or indirectly; and (iii) a description of how such shares are held. In addition, each direct or indirect stockholder shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such ownership the Company's status as a REIT and to ensure compliance with the Ownership Limitation or the Look-Through Ownership Limit, as applicable.

     The Ownership Limitation (or the Look-Through Ownership Limitation, as applicable) generally will not apply to the acquisition of shares of capital stock by an underwriter that participates in a public offering of such shares.

     All certificates representing shares of Common Stock will bear a legend referring to the restrictions described above.

     The Ownership Limitation could have the effect of delaying, deferring or preventing a takeover or other transaction in which holders of some, or a majority of, shares of Common Stock might receive a premium from their shares of Common Stock over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

            CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE COMPANY'S
                               CHARTER AND BYLAWS

     The following summary of certain provisions of Maryland law and the Company's Charter and Bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to the Company's Charter and Bylaws, copies of which are exhibits to the Registration Statement of which this Prospectus is a part.

     The Charter and the Bylaws of the Company contain certain provisions that could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Board of Directors. The Company believes that the benefits of these provisions outweigh the potential disadvantages of discouraging such takeover proposals because, among other things, negotiation of such takeover proposals might result in an improvement of their terms.

NUMBER OF DIRECTORS; CLASSIFICATION OF THE BOARD OF DIRECTORS

     The Charter and Bylaws provide that the number of directors will consist of not less than three nor more than fifteen persons, as determined by the affirmative vote of a majority of the entire Board of Directors. The Charter requires that at all times a majority of the directors shall be Independent Directors, except that upon the death, removal, incapacity or resignation of an Independent Director, such requirement shall not be applicable for 60 days. Following the Offering, there will be seven directors, five of whom will be Independent Directors. The holders of shares of Common Stock are entitled to vote on the election or removal of directors, with each share entitled to one vote. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire Board of Directors. Any individual so elected as director will hold office until the next annual meeting of stockholders and until his successor is elected and qualifies.

     Pursuant to the Charter, the Board of Directors is divided into three classes of directors. The initial terms of the first, second and third classes will expire in 1998, 1999, and 2000, respectively. As the term of each class expires, directors in that class will be elected by the stockholders of the Company for a term of three years and until their successors are duly elected and qualify. Classification of the Board of Directors is intended to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors. Because holders of shares of Common Stock will have no right to cumulative voting in the election of directors, at each annual meeting of stockholders, the holders of a majority of the shares of Common Stock will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

     The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult, which could delay, defer or prevent an attempt by a third party to obtain control of the Company or other transaction, even though such an attempt or other transaction might be beneficial to the Company and its stockholders. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions.

REMOVAL; FILLING VACANCIES

     The Bylaws provide that any vacancies on the Board of Directors for any cause other than an increase in the number of directors will be filled by the affirmative vote of a majority of the remaining directors, even if such majority is not sufficient to constitute a quorum. Any vacancy in the number of directors created by an increase in the number of directors will be filled by the affirmative vote of a majority of the entire Board of Directors. Any director so elected shall hold office until the next annual meeting of stockholders and until his successor is elected and qualifies. The Charter provides that directors may be removed, with cause, only by the affirmative vote of the holders of shares of at least a majority of the votes entitled to be cast in the election of directors. This provision, when coupled with the provision of the Bylaws authorizing the Board of Directors to fill vacant directorships, precludes stockholders from removing incumbent directors except for cause and filling the vacancies created by such removal with their own nominees.

     See "Management -- Limitation of Liability and Indemnification" for a description of the limitations on liability of directors and officers of the Company and the provisions for indemnification of directors and executive officers provided for under applicable Maryland law and the Charter.

BUSINESS COMBINATIONS

     Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10.0% or more of the voting power of such corporation's shares or an affiliate of such corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10.0% or more of the voting power of the then-outstanding voting stock of such corporation (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80.0% of the votes entitled to be cast by holders of outstanding shares of voting stock of such corporation and (b) two-thirds of the votes entitled to be cast by holders of shares of such corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Company's Board of Directors has resolved to opt out of the business combination provisions of the MGCL. See "-- Control Share Acquisition Statute" below. There can be no assurance that the Board of Directors will not opt into such provisions at any time in the future.

CONTROL SHARE ACQUISITION STATUTE

     The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by directors who are employees of the corporation. "Control Shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third;
(ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power. Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

     The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

     The Bylaws of the Company contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's shares of Common Stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

AMENDMENT TO THE CHARTER

     The Charter of the Company may be amended only upon the recommendation of the Board of Directors in accordance with Section 2-604 of the MGCL and the approval of the stockholders. In addition to any other vote of the stockholders that is required by applicable law, the affirmative vote of two-thirds of the outstanding shares of the capital stock of the Company entitled to vote on such amendment, voting together as a single class, and the affirmative vote of two-thirds of the outstanding shares of each class entitled to vote thereon as a class, is required to amend any provision of the Charter (except to amend any provision of the Charter relating to the authority of the Company to issue shares of its capital stock, only a majority rather than two-thirds is required).

DISSOLUTION OF THE COMPANY

     The dissolution of the Company must be approved by the affirmative vote of the holders of shares entitled to cast not less than two-thirds of all of the votes entitled to be cast on the matter.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

     The Bylaws of the Company provide that (a) with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to the Company's notice of the meeting; (ii) by the Board of Directors; or (iii) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws and
(b) with respect to special meetings of stockholders, only the business specified in the Company's notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to the Board of Directors may be made only (i) pursuant to the Company's notice of the meeting;
(ii) by the Board of Directors; or (iii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

MEETINGS OF STOCKHOLDERS

     The Company's Bylaws provide that annual meetings of stockholders shall be held on a date and at the time set by the Board of Directors during the month of May each year (commencing in May 1998). Special meetings of the stockholders may be called by (i) the President of the Company, (ii) the Chief Executive Officer or (iii) the Board of Directors. As permitted by the MGCL, the Bylaws of the Company provide that special meetings must be called by the Secretary of the Company upon the written request of the holders of shares entitled to cast not less than 25% of all votes entitled to be cast at the meeting.

OPERATIONS

     The Company is generally prohibited by the Charter from holding any assets or engaging in any activity that would cause the Company to fail to qualify as a REIT.

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

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE CHARTER AND BYLAWS

     The business combination provisions, if the Board of Directors determines to opt in to such provisions, and, if the applicable provision in the Bylaws is rescinded, the control share acquisition provisions of the MGCL, the provisions of the Charter on classification of the Board of Directors and removal of directors and the advance notice provisions of the Bylaws could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of shares of Common Stock or otherwise be in their best interest.

                  POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

     The following is a discussion of the Company's policies with respect to investment, disposition, financing, conflicts of interest and certain other activities. These policies have been determined by the Board of Directors of the Company and may be amended or revised from time to time at the discretion of the Board of Directors without a vote of the stockholders of the Company, except that (i) the Company cannot change its policy of holding its assets and conducting its business only through the Operating Partnership and its affiliates without the consent of the holders of OP Units as provided in the Partnership Agreement; (ii) changes in certain policies with respect to conflicts of interest must be consistent with legal requirements; and (iii) the Company cannot take any action intended to terminate its qualification as a REIT without the approval of the holders of shares of Common Stock representing two-thirds of all the votes entitled to be cast on the matter at a regular or special meeting of stockholders.

INVESTMENT POLICIES

     Investments in Real Estate or Interests in Real Estate. The Company will conduct all of its investment activities through the Operating Partnership and its affiliates. The Company's investment objectives are to provide quarterly cash distributions and achieve long-term capital appreciation through increases in the value of the Company. For a discussion of the Properties and the Company's acquisition and other strategic objectives, see "The Properties" and "Operating and Growth Strategies."

     The Company expects to pursue its investment objectives primarily through the direct ownership by the Operating Partnership of the Properties and other acquired office properties. The Company currently intends to invest primarily in existing improved properties but may, if market conditions warrant, invest in additional development projects as well. Future investment or development activities will not be limited to any geographic area or product type or to a specified percentage of the Company's assets. While the Company intends to diversify in terms of property locations, size and market, the Company does not have any limit on the amount or percentage of its assets that may be invested in any one property or any one geographic area. The Company intends to engage in such future investment or development activities in a manner which is consistent with the maintenance of its status as a REIT for federal income tax purposes. In addition, the Company may purchase or lease income-producing commercial and other types of properties for long-term investment, expand and improve the real estate presently owned or other properties purchased, or sell such real estate properties, in whole or in part, when circumstances warrant.

     The Company may also participate with third parties in property ownership, through joint ventures or other types of co-ownership. Such investments may permit the Company to own interests in larger assets without unduly restricting diversification and, therefore, add flexibility in structuring its portfolio. The Company will not, however, enter into a joint venture or partnership to make an investment that would not otherwise meet its investment policies.

     Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness as may be incurred in connection with acquiring or refinancing these investments. Debt service on such financing or indebtedness will have a priority over any distributions with respect to the Common Stock. Investments are also subject to the Company's policy not to be treated as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act").

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

     Investments in Real Estate Mortgages. While the Company's current portfolio consists of, and the Company's business objectives emphasize, equity investments in commercial real estate, the Company may, in the discretion of the Board of Directors, invest in mortgages and other types of equity real estate interests consistent with the Company's qualification as a REIT. The Company does not presently intend to invest in mortgages or deeds of trust, but may invest in participating or convertible mortgages if the Company concludes that it may benefit from the cash flow or any appreciation in value of the property. Investments in real estate mortgages run the risk that one or more borrowers may default under such mortgages and that the collateral securing such mortgages may not be sufficient to enable the Company to recoup its full investment.

     Securities or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers. Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, the Company also may invest in securities of other REITs or other entities engaged in real estate activities. In addition, the Company may, but does not presently intend to, invest in securities of other issuers, including for the purpose of exercising control over such entities. See "-- Policies with Respect to Other Activities."

DISPOSITION POLICIES

     The Company does not currently intend to dispose of any of the Properties, although it reserves the right to do so if, based upon management's periodic review of the Company's portfolio, the Board of Directors determines that such action would be in the best interests of the Company. The tax consequences of the disposition of the Properties may, however, influence the decision of certain directors and executive officers of the Company who hold OP Units as to the desirability of a proposed disposition. See "Risk Factors -- Conflicts of Interests in the Business of the Company." Any decision to dispose of a Property will be made by the Company and approved by a majority of the Board of Directors.

FINANCING POLICIES

     As a general policy, the Company intends to maintain a Debt Policy limiting the Company's total consolidated indebtedness plus its pro rata share of Joint Venture Debt to 50% of the Company's Total Market Capitalization. Upon completion of the Offering and the Formation Transactions, the debt to Total Market Capitalization ratio of the Company will be approximately 24.5% (22.7% if the Underwriters' over-allotment option is exercised in full). The Charter and Bylaws do not, however, limit the amount or percentage of indebtedness that the Company may incur. In addition, the Company may from time to time modify its Debt Policy in light of current economic conditions, relative costs of debt and equity capital, market values of its Properties, general conditions in the market for debt and equity securities, fluctuations in the market price of its Common Stock, growth and acquisition opportunities and other factors. Accordingly, the Company may increase or decrease its debt to Total Market Capitalization ratio beyond the limits described above. If these policies were changed, the Company could become more highly leveraged, resulting in an increased risk of default on its obligations and a related increase in debt service requirements that could adversely affect the financial condition and results of operations of the Company and the Company's ability to make distributions to stockholders.

     The Company has established its Debt Policy relative to the Total Market Capitalization of the Company computed at the time the debt is incurred, rather than relative to the book value of such assets, a ratio that is frequently employed, because it believes that the book value of its assets (which to a large extent is the depreciated value of real property, the Company's primary tangible asset) does not accurately reflect its ability to borrow and to meet debt service requirements. Total Market Capitalization, however, is subject to greater fluctuation than book value, and does not necessarily reflect the fair market value of the underlying assets of the Company at all times. Moreover, due to fluctuations in the value of the Company's portfolio of Properties over time, and since any measurement of the Company's total consolidated indebtedness to Total Market Capitalization is made only at the time debt is incurred, the debt to Total Market Capitalization ratio could exceed the 50% level.

     The Company has not established any limit on the number or amount of mortgages that may be placed on any single property or on its portfolio as a whole.

     Although the Company will consider factors other than Total Market Capitalization in making decisions regarding the incurrence of debt (such as the purchase price of properties to be acquired with debt financing, the estimated market value of properties upon refinancing, and the ability of particular properties and the Company as a whole to generate sufficient cash flow to cover expected debt service), there can be no assurance that the debt to Total Market Capitalization ratio, or any other measure of asset value, at the time the debt is incurred or at any other time will be consistent with any particular level of distributions to stockholders. See "Risk Factors -- Changes in Policies, Such as the Company's Debt Policy, Without Stockholder Approval Could Adversely Affect the Company" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

CONFLICT OF INTEREST POLICIES

     The Company has adopted certain policies and entered into certain agreements with Messrs. Feldman, Cox, and Kasman designed to minimize potential conflicts of interest. The Company's Board of Directors is subject to certain provisions of Maryland law, which are designed to eliminate or minimize certain potential conflicts of interest. However, there can be no assurance that these policies will always be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

     Charter and Bylaw Provisions. The Company's Charter, with limited exceptions, requires that a majority of the Company's Board of Directors be comprised of Independent Directors (defined as persons who are not officers or employees of the Company or an affiliate of the Company). The Charter provides that such provisions relating to Independent Directors may not be amended, altered, changed or repealed without the affirmative vote of all of the Independent Directors and the affirmative vote of the holders of shares of each class entitled to cast not less than two-thirds of the votes entitled to be cast on such a matter. In addition, the Company's Bylaws provide that any action pertaining to any transaction in which the Company is purchasing, selling, leasing or mortgaging any real estate asset, making a joint venture investment or engaging in any other transaction in which a director or officer of the Company, or any affiliate of the foregoing, has any direct or indirect interest other than as a result of such person's status as a director, officer or stockholder of the Company, must be approved by the affirmative vote of a majority of the Independent Directors even if the Independent Directors constitute less than a quorum.

     The Operating Partnership. A conflict of interest may arise between the Company, as a general and limited partner of the Operating Partnership, and the other Limited Partners of the Operating Partnership, which may include affiliates of the Primary Contributors, due to the differing potential tax liability to the Company and the other Limited Partners from the subsequent sale of certain Properties by the Operating Partnership resulting from the differing tax bases of the Company and such affiliates in such Properties. In an effort to address this and other potential conflicts of interest, the Company's Bylaws provide that the Company's decision with respect to the subsequent sale of a Property purchased from Tower Equities must be made by the Independent Directors. The Partnership Agreement of the Operating Partnership gives the Company, as general partner of the Operating Partnership, full, complete and exclusive discretion in managing and controlling the business of the Operating Partnership and in making all decisions affecting the business and assets of the Operating Partnership.

     Provisions of the MGCL. Pursuant to the MGCL, each director of the Company is required to discharge his duties in good faith, in a manner he reasonably believes to be in the best interest of the Company and with the care that an ordinarily prudent person in a like position would exercise under similar circumstances. In addition, under the MGCL, a contract or other transaction between the Company and a director or between the Company and any other corporation or other entity in which a director of the Company is a director or has a material financial interest is not void or voidable solely on the grounds of such interest, the presence of the director at the meeting at which the contract or transaction is approved or the director's vote in favor thereof if
(a) the fact of the common directorship or interest is disclosed or known to (i) the board of directors or committee, and the board or committee authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum, or (ii) the stockholders entitled to vote, and the transaction or

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

contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity, or (b) the transaction or contract is fair and reasonable to the Company.

POLICIES WITH RESPECT TO OTHER ACTIVITIES

     The Company has authority to offer Common Stock, Preferred Stock or options to purchase stock in exchange for property and to repurchase or otherwise acquire its Common Stock or other securities in the open market or otherwise and may engage in such activities in the future. As described under "The Partnership Agreement -- Exchange Rights," the Company expects (but is not obligated) to issue Common Stock to holders of OP Units in the Operating Partnership upon exercise of their exchange rights. Except in connection with the Formation Transactions and the Concurrent Private Placements, the Company has not issued Common Stock, OP Units or any other securities in exchange for property or any other purpose, and the Board of Directors has no present intention of causing the Company to repurchase any Common Stock. The Company may issue Preferred Stock from time to time, in one or more series, as authorized by the Board of Directors without the need for stockholder approval. See "Description of Capital Stock -- Preferred Stock." The Company has not engaged in trading, underwriting or agency distribution or sale of securities of other issuers other than the Operating Partnership, nor has the Company invested in the securities of other issuers other than the Operating Partnership for the purposes of exercising control, and does not intend to do so. At all times, the Company intends to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code (or the Treasury Regulations), the Board of Directors determines that it is no longer in the best interest of the Company to qualify as a REIT and such determination is approved by the affirmative vote of the holders of shares representing not less than two-thirds of all the votes entitled to be cast on the matter as required by the Charter. The Company has not made any loans to third parties, although it may in the future make loans to third parties, including, without limitation, to joint ventures in which it participates. The Company intends to make investments in such a way that it will not be treated as an investment company under the 1940 Act. The Company's policies with respect to such activities may be reviewed and modified or amended from time to time by the Company's Board of Directors without a vote of the stockholders.

WORKING CAPITAL RESERVES

     The Company will maintain working capital reserves in amounts that the Board of Directors determines to be adequate to meet normal contingencies in connection with the operation of the Company's business and investments.

                        SHARES AVAILABLE FOR FUTURE SALE

GENERAL

     Upon the completion of the Offering and the Formation Transactions, the Company will have 14,664,360 shares of Common Stock issued and outstanding (16,391,610 shares if the Underwriters' over-allotment option is exercised in full). In addition, (i) 1,583,640 shares of Common Stock are reserved for issuance upon exchange of OP Units, (ii) 9.5% of the total number of issued and outstanding shares of Common Stock (on a fully diluted basis assuming the exchange of all OP Units for shares of Common Stock) are reserved for grants of options and other awards to officers and employees of the Company pursuant to the 1997 Plan and (iii) 200,000 shares of Common Stock are reserved for grants of options under the Directors' Plan (the "Company Options"). All of the Common Stock issued in the Offering will be freely tradeable by persons, other than affiliates of the Company, without restriction under the Securities Act, subject to certain limitations on ownership set forth in the Charter. See "Description of Capital Stock -- Restrictions on Transfer" and "Risk Factors -- Possible Adverse Effect on Common Stock Price of Shares Available for Future Sale." The 1,949,360 shares of Common Stock issued in the Formation Transactions, the 1,200,000 shares of Common Stock issued in the Concurrent Private Placements and the 1,583,640 shares of Common Stock available for issuance upon exchange of OP Units issued in connection with the Formation Transactions, and the Company Options (collectively, "Restricted Shares") are "restricted" securities under the meaning of Rule 144 under the Securities Act and may be sold only pursuant to an effective registration statement under the Securities Act or an applicable exemption, including an exemption under Rule 144 under the Securities Act. As described below under "-- Registration Rights," the Company has granted certain holders registration rights with respect to their shares of Common Stock.

     In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of Restricted Shares from the Company or any "affiliate" of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1.0% of the then outstanding Common Stock or the average weekly trading volume of Common Stock on all exchanges and reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain restrictions on the manner of sales, notice requirements, and the availability of current public information about the Company. If two years have elapsed since the date of acquisition of Restricted Shares from the Company or from an "affiliate" of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such Common Stock in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements, or notice requirements.

     In connection with the Offering, the executive officers and directors of the Company have agreed, subject to certain limited exceptions, not to sell, offer or contract to sell, grant any option for the sale of, or otherwise dispose of any shares of Common Stock or OP Units or any securities convertible into or exchangeable for Common Stock or OP Units acquired at the time of the Offering for a period of two years from the date of the Prospectus, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. In addition, the other recipients of shares of Common Stock and OP Units in connection with the Formation Transactions, including the Morgan Stanley Investors and the Carlyle Funds, have agreed, subject to certain limited exceptions, not to sell, offer, or contract to sell, grant any option for the sale of, or otherwise, dispose of any shares of Common Stock or OP Units or any securities convertible into or exchangeable for shares of Common Stock or OP Units for a period of one year from the date of the Prospectus, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. See "Underwriting."

     The Company has established various stock option plans for the purpose of attracting and retaining highly qualified directors, executive officers and other key employees. See "Management -- Stock Option and Restricted Stock Plans and -- Compensation of Directors." The Company intends to issue options to purchase approximately 975,000 shares of Common Stock to directors, executive officers and certain key employees prior to the completion of the Offering and has reserved additional shares of future issuance under these plans.

Prior to the expiration of the initial twelve-month period following consummation of the Offering, the Company expects to file a registration statement on Form S-8 with the Commission with respect to the shares of Common stock issuable under these plans, which shares may be resold without restriction, unless held by affiliates.

     Prior to the Offering, there has been no public market for the Common Stock. Trading of the Common Stock on the New York Stock Exchange is expected to commence immediately following the completion of the Offering. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of options), or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock. See "Partnership Agreement -- Transferability of Interests."

REGISTRATION RIGHTS

     The Company has agreed to file a registration statement with the Commission with respect to sales of Common Stock received upon exchange of OP Units and shares of Common Stock issued in connection with the Concurrent Private Placements and the Formation Transactions within 15 days after the expiration of the one year period following completion of this Offering. The Company will be obligated to maintain the effectiveness of such registration statement until a date to be agreed upon or until such time as all of the shares registered pursuant to such registration statement (i) have been disposed of pursuant to such registration statement; (ii) have been otherwise distributed pursuant to Rule 144; or (iii) have been otherwise transferred in a transaction resulting in the transferee receiving Common Stock no longer deemed to be "restricted securities." See "Partnership Agreement -- Registration Rights." In addition, the Company has granted to the Morgan Stanley Investors certain demand and "piggyback" registration rights. Pursuant to the Company's registration rights agreements with the Morgan Stanley Investors, the Morgan Stanley Investors have the right, subject to certain exceptions, (i) on any date within 90 days before the end of the applicable lock-up period (which, subject to certain exceptions, expires one year following the consummation of the Offering), to cause the Company to effect the registration of all or part of the Common Stock held by the Morgan Stanley Investors; (ii) to cause the Company to effect a shelf registration of the Common Stock held by Morgan Stanley Investors at any time following the Offering; and (iii) in the event the Company proposes to effect the registration of shares of Common Stock for its own account or for the account of any other holder of Common Stock, to have the Common Stock held by the Morgan Stanley Investors included in the registration statement related thereto. The existence of such agreements by the Company may adversely affect the terms upon which the Company can obtain additional equity financing in the future.

                             PARTNERSHIP AGREEMENT

     The following summary of the Partnership Agreement, and the descriptions of certain provisions thereof set forth elsewhere in this Prospectus, is qualified in its entirety by reference to the Partnership Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

MANAGEMENT

     The Operating Partnership has been organized as a Delaware limited partnership pursuant to the terms of the Agreement of Limited Partnership of the Operating Partnership, dated March 24, 1997 (as amended, the "Partnership Agreement"), with the Company, as general partner and a limited partner, and certain of the Primary Contributors and Continuing Investors, as additional limited partners (together with the Company, as a limited partner, the "Limited Partners"). Pursuant to the Partnership Agreement, the Company, as the sole general partner of the Operating Partnership (the "General Partner"), has full, complete and exclusive responsibility and discretion in the management and control of the business and affairs of the Operating Partnership, and the Limited Partners in their capacity as such have no authority to transact business for, participate in or exercise control or management power over the business and affairs of the Operating Partnership. However, any amendment to the Partnership Agreement, other than amendments that (i) add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners, (ii) reflect the admission, substitution, termination or withdrawal of partners in accordance with the Partnership Agreement, (iii) set forth the designation rights, powers, duties and preferences of the holders of additional partnership interests issued by the Operating Partnership pursuant to Section
4.3 of the Partnership Agreement, (iv) reflect a change that does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Partnership Agreement that will not be inconsistent with law or with the provisions of the Partnership Agreement and (v) satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law, requires the consent of Limited Partners holding more than 50.0% of the OP Units held by such Limited Partners (including OP Units held by the Company). The consent of each adversely affected partner is required for any amendment with respect to any Partner that would (i) convert a Limited Partner's interest in the Operating Partnership into a general partner interest; (ii) modify the limited liability of a Limited Partner in a manner adverse to such Limited Partner; or (iii) alter the rights of a partner to receive certain distributions or allocations.

     The Limited Partners of the Operating Partnership have agreed that in the event of any conflict in the fiduciary duties owed by the Company to its stockholders and by the Company, as General Partner of the Operating Partnership, to such Limited Partners, the Company may act in the best interests of the Company's stockholders without violating its fiduciary duties to such Limited Partners or being liable for any resulting breach of its duties to the Limited Partners.

     The Operating Partnership Agreement provides that, subject to limited exceptions, all business activities of the Company, including all activities pertaining to the acquisition and operation of properties, must be conducted through the Operating Partnership, and that the Operating Partnership must be operated in a manner that will enable the Company to satisfy the requirements for being classified as a REIT unless the General Partner ceases to qualify as a REIT for any reason not related to the business conducted by the Operating Partnership.

TRANSFERABILITY OF INTERESTS

     Subject to limited exceptions, the General Partner may not voluntarily withdraw from the Operating Partnership or transfer or assign its interests in the Operating Partnership unless: (i) Limited Partners holding more than 50.0% of the OP Units held by the Limited Partners (other than OP Units held by the Company or any affiliate of the Company as a Limited Partner) consent to such transfer; (ii) such transfer is to an entity which is wholly owned by the General Partner and is a "Qualified REIT Subsidiary" as defined in Section

856(i) of the Code; or (iii) the transfer occurs in connection with a transaction which includes a merger, consolidation or other combination of the Operating Partnership or sale of substantially all of the assets of the Operating Partnership as a result of which all Limited Partners will receive an amount of cash, securities or other property for their OP Units. With certain exceptions, the Limited Partners may transfer their interests in the Operating Partnership, in whole or in part, without the written consent of the General Partner.

     The General Partner may not engage in any transaction resulting in a change of control of the Operating Partnership (a "Transaction") unless in connection with the Transaction the Limited Partners receive or have the right to receive cash, securities, or other property equal to the product of the number of shares of Common Stock into which each OP Unit is then exchangeable and the greatest amount of cash, securities or other property paid in the Transaction to the holder of one share of Common Stock in consideration of one share of Common Stock. If, in connection with the Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than fifty (50%) of the outstanding shares of Common Stock, each holder of OP Units will receive, or will have the right to elect to receive, the greatest amount of cash, securities, or other property which such holder would have received had it exercised its exchange rights to receive shares of Common Stock in exchange for its OP Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer.

     Notwithstanding the foregoing paragraph, the Company may merge, or otherwise combine its assets, with another entity if, immediately after such merger or other combination, substantially all of the assets of the surviving entity, other than OP Units held by the Company, are contributed to the Operating Partnership as a capital contribution in exchange for OP Units with a fair market value, as reasonably determined by the Company, equal to the agreed value of the assets so contributed and the surviving general partner expressly agrees to assume all obligations of the General Partner.

CAPITAL CONTRIBUTION

     The Company intends to contribute to the Operating Partnership all of the net proceeds of the Offering and the Concurrent Private Placements, in partial consideration of which it will receive an approximate 1.0% general partner interest and an approximate 89.3% limited partnership interest in the Operating Partnership. The Partnership Agreement provides that if the Operating Partnership requires additional funds at any time or from time to time in excess of funds available to the Operating Partnership from borrowing or capital contributions, the Company may borrow such funds from a financial institution or other lender and lend such funds to the Operating Partnership on the same terms and conditions as are applicable to the Company's borrowing of such funds. Under the Partnership Agreement, the Company generally is obligated to contribute the proceeds of any stock offering as additional capital to the Operating Partnership. Moreover, the Company is authorized to cause the Operating Partnership to issue partnership interests (in the form of OP Units) on such terms and conditions (as determined by the General Partner in its sole discretion). If the Company so contributes additional capital to the Operating Partnership, the Company will receive additional OP Units, and its percentage interest in the Operating Partnership will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the Operating Partnership at the time of such contributions. Conversely, the percentage interests of the Limited Partners, other than the Company will be decreased on a proportionate basis in the event of additional capital contributions by the Company. However, no additional partnership interests may be issued to the General Partner unless either (a) such interests are issued in connection with the grant, award or issuance of equity interests in the General Partner or (b) such interests are issued to all partners holding partnership interests in the same class in proportion to their respective percentage interests in such class.

EXCHANGE RIGHTS

     Pursuant to the Exchange Rights Agreement among the Company, the Operating Partnership and the Limited Partners other than the Company (the "Exchange Agreement"), such Limited Partners received rights (the "Exchange Rights") that enable them to cause the Operating Partnership to exchange each OP Unit for cash equal to the value of a share of Common Stock (or, at the Company's election, the Company may purchase each OP Unit offered for exchange for one share of Common Stock). The Operating

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Partnership may not satisfy a Limited Partner's Exchange Right if and to the extent that the delivery of Common Stock upon exercise of such rights would (i) be prohibited under the Charter, (ii) otherwise jeopardize the REIT status of the Company or (iii) cause the acquisition of shares of Common Stock by such exchanging Limited Partner to be "integrated" with any other distribution of shares of Common Stock for purposes of complying with the Securities Act. The Exchange Rights may be exercised at any time after one year following the closing of the Offering, provided that a Limited Partner may not exercise the Exchange Rights for less than 1,000 OP Units or, if such Limited Partner holds less than 1,000 OP Units, for all of the OP Units held by such Limited Partner. The aggregate number of shares of Common Stock currently issuable upon exercise of the Exchange Rights is approximately 1,583,640. The number of shares of Common Stock issuable upon exercise of the Exchange Rights will be adjusted upon the occurrence of share splits, mergers, consolidations or similar pro rata share transactions, which otherwise would have the effect of diluting the ownership interests of the Limited Partners or the stockholders of the Company. See "Shares Available for Future Sale."

REGISTRATION RIGHTS

     The Company has entered into a registration rights agreement (the "Registration Rights Agreement") with the Operating Partnership and each holder of OP Units pursuant to which the Company has agreed to file a registration statement with the Commission with respect to sales of Common Stock received upon exchange of OP Units and shares of Common Stock issued in connection with the Concurrent Private Placements and the Formation Transactions within 15 days after the expiration of the one year period following the Offering. The Company will be obligated to maintain the effectiveness of such registration statement until a date to be agreed upon or until such time as all of the shares registered pursuant to such registration statement (i) have been disposed of pursuant to such registration statement, (ii) have been otherwise distributed pursuant to Rule 144, or (iii) have been otherwise transferred in a transaction resulting in the transferee receiving Common Stock no longer deemed to be "restricted securities." The Company is required to bear the costs of such registration statements exclusive of underwriting discounts, commissions, and certain other costs attributable to, and to be borne by, the selling stockholders. In connection with such registrations, the Company and the selling stockholders will mutually indemnify each other against certain liabilities, including liabilities under the federal securities laws.

OPERATIONS

     The Partnership Agreement requires that the Operating Partnership be operated in a manner that will enable the Company to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed under the Code and to ensure that the Operating Partnership will not be classified as a "publicly traded partnership" for purposes of section 7704 of the Code.

     In addition to the administrative and operating costs and expenses incurred by the Operating Partnership, the Operating Partnership pays all administrative costs and expenses of the Company (the "Company Expenses"), and the Company Expenses are treated as expenses of the Operating Partnership. The Company Expenses generally include (i) all expenses relating to the formation of the Company and the Operating Partnership, (ii) all expenses relating to the public offering and registration of securities by the Company, (iii) all expenses associated with the preparation and filing of any periodic reports by the Company under federal, state or local laws or regulations, (iv) all expenses associated with compliance by the Company with laws, rules and regulations promulgated by any regulatory body and (v) all other operating or administrative costs of the Company incurred in the ordinary course of its business on behalf of the Operating Partnership.

DISTRIBUTIONS AND ALLOCATIONS

     The Partnership Agreement provides that the Operating Partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the Operating Partnership's property in connection with the liquidation of the Operating Partnership) on a quarterly (or, at the election of the General Partner, more frequently) basis, in amounts determined by the General Partner in its sole discretion, to the partners in accordance with their respective percentage interests in the Operating

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Partnership. Upon liquidation of the Operating Partnership, after payment of, or adequate provision for, debts and obligations of the Operating Partnership, including any partner loans, any remaining assets of the Operating Partnership will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances.

     Profit and loss of the Operating Partnership for each fiscal year of the Operating Partnership generally will be allocated among the partners in accordance with their respective interests in the Operating Partnership. Taxable income and loss will be allocated in the same manner, subject to compliance with the provisions of Code sections 704(b) and 704(c) and the Treasury Regulations promulgated thereunder.

TERM

     The Operating Partnership will continue until December 31, 2047, or until sooner dissolved upon (i) the withdrawal of the General Partner (unless a majority of remaining partners elect to continue the business of the Operating Partnership), (ii) the election by the General Partner to dissolve the Operating Partnership (which election, prior to December 31, 2047, requires the consent of a majority of the Limited Partners), (iii) the entry of a decree of judicial dissolution of the Operating Partnership, (iv) the sale of all or substantially all of the assets and properties of the Operating Partnership or (v) the bankruptcy or insolvency of the Company, unless all of the remaining partners elect to continue the business of the Operating Partnership.

TAX MATTERS

     Pursuant to the Partnership Agreement, the General Partner will be the tax matters partner of the Operating Partnership and, as such, will have authority to handle tax audits and to make tax elections under the Code on behalf of the Operating Partnership.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following summary includes a discussion of the material federal income tax considerations associated with an investment in the Common Stock being sold in the Offering. The summary should not be construed as tax advice. The provisions governing treatment as a REIT are highly technical and complex, and this summary is qualified in its entirety by the applicable Code provisions, the rules and regulations promulgated thereunder and administrative and judicial interpretations thereof. Moreover, this summary does not deal with all tax aspects that might be relevant to a particular prospective stockholder in light of his personal circumstances, and it does not deal with particular types of stockholders that are subject to special treatment under the Code, such as tax-exempt organizations, insurance companies, financial institutions or broker-dealers, and (with the exception of the general discussion below) foreign corporations and persons who are not citizens or residents of the United States. The information in this section is based on the Code, current, temporary and proposed Treasury Regulations thereunder, the legislative history of the Code, current administrative interpretations and practices of the IRS (including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), and court decisions, all as of the date hereof. The Taxpayer Relief Act of 1997 (the "1997 Act") was enacted on August 5, 1997. The 1997 Act contains many provisions which generally make it easier to operate and to continue to qualify as a REIT for taxable years beginning after the date of enactment (which, for the Company, would be applicable commencing with its taxable year beginning January 1, 1998). No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON STOCK, OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

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

     The Company will elect to be taxed as a REIT, commencing with its taxable year ending December 31, 1997. The Company believes that, commencing with its taxable year ending December 31, 1997, it will be organized and will operate in such manner as to qualify for taxation as a REIT under the Code, and the Company intends to operate in such a manner so as to meet the Code requirements for qualification as a REIT for federal income tax purposes. However, no assurance can be given that such requirements will be met or that the Company will be so qualified at any time. Battle Fowler LLP ("Counsel") has acted as special tax counsel to the Company in connection with the election to be taxed as a REIT. Based on representations made by the Company and the Operating Partnership as to certain factual matters, including matters related to the organization and operation of the Company, the Operating Partnership and the Subsidiary Partnerships, in the opinion of Battle Fowler LLP, the Company, commencing with the taxable year ending December 31, 1997, will be organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code, and the Operating Partnership and the Subsidiary Partnerships will be treated as partnerships for federal income tax purposes. Qualification and taxation as a REIT depends upon the Company's ability to meet (through actual annual operating results, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Code. Counsel will not review the Company's actual operating results, and no assurance can be given that such results will meet the REIT requirements on a continuing basis. Further, the anticipated income tax treatment described in this Prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

     The opinions described herein represent Counsel's best legal judgment as to the most likely outcome of an issue if the matter were litigated. Opinions of Counsel have no binding effect or official status of any kind, and in the absence of a ruling from the IRS, there can be no assurance that the IRS will not challenge the conclusion or propriety of any of Counsel's opinions. The Company does not intend to apply for a ruling from the IRS that it qualifies as a REIT.

REQUIREMENTS FOR QUALIFICATION AS A REIT

     In General. Under the Code, a trust, corporation or unincorporated association meeting certain requirements (see "-- Structural and Organizational Requirements") may elect to be treated as a REIT for purposes of federal income taxation. If a valid election is made, then, subject to certain conditions, the Company's income that is distributed to its stockholders generally will be taxed to such stockholders without being subject to tax at the Company level. This substantially eliminates the "double taxation" (taxation at both the corporate and stockholder levels) that typically results from the use of corporate investment vehicles. However, the Company will be taxed at regular corporate rates on any of its income that is not distributed to the stockholders. (See
"-- Taxation of the Company.") Once made, the election to be taxed as a REIT continues in effect until voluntarily revoked or automatically terminated by the Company's failure to qualify as a REIT for a taxable year. If the Company's election to be treated as a REIT is terminated automatically or is voluntarily revoked, the Company will not be eligible to re-elect REIT status until the fifth taxable year after the first taxable year for which the Company's election was terminated. However, in the event such election is terminated automatically, the four-year prohibition on a subsequent election to be taxed as a REIT is not applicable if (i) the Company did not willfully fail to file a timely return with respect to the termination taxable year; (ii) the inclusion of any incorrect information in such return was not due to fraud with intent to evade tax; and (iii) the Company establishes that its failure to meet the requirements was due to reasonable cause and not to willful neglect.

     Structural and Organizational Requirements. To be eligible to be taxed as a REIT, the Company must satisfy certain structural and organizational requirements. Among the requirements are the following: (i) the shares of Common Stock must be transferable; (ii) the shares of Common Stock must be held by 100 or more persons during at least 335 days of a taxable year of twelve months (or during a proportionate part of a taxable year of less than twelve months) (the "100-person requirement"); and (iii) no more than 50% of the value of the outstanding shares of Common Stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of each taxable year (the "five or fewer" requirement). The requirements of (ii) and (iii) are not applicable to the first taxable year for which the Company makes an election to be

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

treated as a REIT. However, the Company believes that it will issue a sufficient amount of Common Stock with sufficient diversity of ownership to satisfy requirements (ii) and (iii). The Company expects, and will take all necessary measures within its control to ensure, that the beneficial ownership of the Company will at all times be held by 100 or more persons and that the Company will at all times satisfy the "five or fewer" requirement. In this regard, the Company's Charter contains certain restrictions on the ownership and transfer of the Company's stock which are designed to assist the Company to satisfy the "five or fewer" requirement. These restrictions, however, may not ensure that the Company will, in all cases, be able to satisfy the "five or fewer" requirement. If the Company were to fail to satisfy the 100 person or the "five or fewer" requirement, the Company's status as a REIT would terminate, and the Company would not be able to prevent such termination. Pursuant to the 1997 Act, for the Company's taxable years commencing on and after January 1, 1998, if the Company complies with regulatory rules pursuant to which it is required to send annual letters to certain of its shareholders requesting information regarding the actual ownership of its stock, but does not know, or exercising reasonable diligence would not have known, whether it failed to meet the requirement that it not be closely held, the Company will be treated as having met the "five or fewer" requirement. If the Company were to fail to comply with these regulatory rules for any year, it would be subject to a $25,000 penalty. If the Company's failure to comply was due to intentional disregard of the requirements, the penalty is increased to $50,000. However, if the Company's failure to comply was due to reasonable cause and not willful neglect, no penalty would be imposed. See "-- Failure to Qualify as a REIT" and "Description of Capital
Stock -- Restrictions on Transfer."

     If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary is disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and such items of the REIT itself. A "qualified REIT subsidiary" is a corporation all of the stock of which is owned by the REIT. For the Company's 1997 taxable year, all of such stock must be owned by the Company from the commencement of such corporation's existence. For taxable years of the Company beginning on and after January 1, 1998, the Company must own all of the stock of such subsidiary but not from the commencement of such subsidiary's existence. Except for its interest in the Management Company, the Company currently does not have any corporate subsidiaries, but it may have corporate subsidiaries in the future. In such event, such corporations would generally be organized so as to constitute "qualified REIT subsidiaries."

     A REIT that is a partner in a partnership is deemed to own its proportionate share of the assets of the partnership and is deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retains the same character in the hands of the REIT for purposes of satisfying the gross income and asset tests, as described below. Thus the Company's proportionate share of the assets and items of income of the Operating Partnership (including the Operating Partnership's share of such items of the Subsidiary Partnerships) will be treated as assets and items of income of the Company for purposes of applying the requirements described herein. A summary of the rules governing the federal income taxation of partnerships and their partners is provided below in "-- Tax Aspects of the Operating Partnership."

     Income Tests. In order to qualify and to continue to qualify as a REIT, the Company must satisfy three income tests for each taxable year. First, at least 75% of the Company's annual gross income (excluding annual gross income from certain sales of property held primarily for sale to customers in the ordinary course of business) must be derived directly or indirectly from investments relating to real property or mortgages on real property or certain temporary investments. Second, at least 95% of the Company's annual gross income (excluding gross income from certain sales of property held primarily for sale in the ordinary course of business) must be derived directly or indirectly from any of the sources qualifying for the 75% test and from dividends, interest and gain from the sale or disposition of stock or securities. Third, subject to certain exceptions in the year in which the Company is liquidated, (i) short-term gains from sales of stock or securities, (ii) gains from sales of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business and (iii) gains from the sale or other taxable disposition of real property (including interests in real property and mortgages on real property) held for less than four years (other than from involuntary conversions and foreclosure property) must represent in the aggregate less than

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30% of the Company's annual gross income. In applying these tests, because the
Company is a partner in the Operating Partnership, which is in turn a partner, either directly or indirectly, in the Subsidiary Partnerships, the Company will be treated as realizing its proportionate share of the income and loss of these respective partnerships, as well as the character of such income or loss, and other partnership items, as if the Company owned directly its proportionate share of the assets owned by these partnerships. It should be noted that for its 1998 taxable year and all taxable years thereafter, the third test noted above is no longer applicable.

     Substantially all of the income received by the Company is expected to be rental income. In order for such income to qualify as "rents from real property" for purposes of satisfying the 75% and 95% gross income tests, several conditions must be satisfied. First, the amount of rent must not be based in whole or in part on the income or profits of any person, although rents generally will qualify as rents from real property if they are based on a fixed percentage of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" if the Company or an owner of 10% or more of the Company, directly or constructively, owns 10% or more of such tenant (a "Related Party Tenant"). For the Company's taxable year which begins on January 1, 1998 and for all taxable years thereafter, only partners who own 25% or more of the capital or profits interest in a partnership are included in the determination of whether a tenant is a "Related Party Tenant." Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, the Company generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from whom the Company derives no income. However, the "independent contractor" requirement does not apply to the extent the services rendered by the Company are customarily furnished or rendered in connection with the rental of the real property in the geographic area in which the property is located (i.e., services which are not considered rendered to the occupant of the property). In addition, for its 1998 taxable year and thereafter, the Company is permitted to receive up to 1% of the gross income from each Property from the provision of non-customary services and still treat all other amounts received from such Property as "rents from real property." Based on the experience of the Company and its officers and employees in the office rental markets in which the Company's Properties are located, the Company believes that all services provided to tenants by the Company will be considered "usually or customarily rendered" in connection with the rental of office space for occupancy, although there can be no assurance that the IRS will not contend otherwise.

     The Company believes that its real estate investments, which include its allocable share of income from the Operating Partnership, will give rise to income, substantially all of which will qualify as "rents from real property" for purposes of the 75% and 95% gross income tests. The Company has represented that it will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (other than being based on a percentage of receipts of sales); (ii) receive rents in excess of a de minimis amount from Related Party Tenants; (iii) derive rents attributable to personal property which constitute greater than 15% of the total rents received under the lease; or (iv) perform services considered to be rendered to the occupant of property, other than through an independent contractor from whom the Company derives no income.

     The Operating Partnership will own 5% of the voting common stock, and all of the non-voting common stock of the Management Company, a corporation that is taxable as a regular corporation. The Management Company will perform management, development and leasing services for the Operating Partnership and other real properties owned in whole or in part by third parties. The income earned by and taxed to the Management Company would be nonqualifying income if earned directly by the Company; as a result of the ownership structure described above, the income will be earned by and taxed to the Management Company. Dividends paid by the Management Company to the Company on its stock are qualifying income for purposes of the 95% gross income test.

     The Company expects to receive fees in exchange for the performance of certain management activities for third parties with respect to properties in which the Company does not own an interest. Such fees will result in nonqualifying income to the Company under the 95% and 75% gross income tests. If the sum of the income realized by the Company (whether directly or through its interest in the Operating Partnership or the

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

Subsidiary Partnerships) which does not satisfy the requirements of the 95% gross income test (collectively, "Non-Qualifying Income") exceeds 5% of the Company's gross income for any taxable year, the Company's status as a REIT would be jeopardized. The Company has represented that the amount of its Non-Qualifying Income in any taxable year, including such fees, will not exceed 5% of the Company's annual gross income for any taxable year.

     The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, interest from a loan that is based on the residual cash proceeds from sale of the property securing the loan will be treated as gain from the sale of the secured property.

     It is possible that, from time to time, the Company, the Operating Partnership or a Subsidiary Partnership will enter into hedging transactions with respect to one or more of its assets or liabilities. Any such hedging transactions could take a variety of forms. If the Company, the Operating Partnership or a Subsidiary Partnership enters into an interest rate swap or cap contract to hedge any variable rate indebtedness incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test but not for the 75% gross income test. For the Company's taxable year, which begins on January 1, 1998, and for all taxable years thereafter, income from hedging transactions which is qualifying income for the 95% gross income test also includes payments to the Company under an option, futures contract, forward rate agreement, or any similar financial instrument. Furthermore, for the Company's 1997 taxable year any such contract would be considered a "security" for purposes of applying the 30% gross income test. To the extent that the Company, the Operating Partnership or a Subsidiary Partnership hedges with other types of financial instruments or in other situations, it may not be entirely clear how the income from those transactions will be treated for purposes of the various income tests that apply to REITs under the Code. The Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if the Company's failure to meet such tests was due to reasonable cause and not to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not supplied fraudulently with the intent to evade tax. It is not possible to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, a 100% tax is imposed on the net income attributable to the greater of the amount by which the Company failed the 75% test or the 95% test. Failure to comply with the 30% gross income test is not excusable; therefore, if the Company fails to meet the requirements of the 30% gross income test for its 1997 taxable year, its status as a REIT automatically terminates regardless of the reason for such failure.

     Any gain realized by the Company on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business (including the Company's share of any such gain realized by the Operating Partnership or a Subsidiary Partnership) will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon the Company's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership and the Subsidiary Partnerships have represented that they intend to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the Properties (and other properties) and to make such occasional sales of the Properties as are consistent with the investment objectives of the Operating Partnership and Subsidiary Partnerships, as the case may be. There can be no assurance, however, that the IRS might not contend that one or more of such sales is subject to the 100% penalty tax.

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

     Asset Tests. At the close of each quarter of its taxable year, the Company also must satisfy two tests relating to the nature and diversification of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including its allocable share of real estate assets held by the Operating Partnership and the Subsidiary Partnerships, stock or debt instruments held for not more than one year purchased with the proceeds of an issuance of stock or long-term (at least five years) debt of the Company), cash, cash items and government securities. Second, no more than 25% of the Company's total assets may be represented by securities other than those that can satisfy the 75% asset test described in the preceding sentence. Of the investments included in the 25% asset class, the value of any one issuer's securities (excluding shares in qualified REIT subsidiaries and/or another REIT and excluding partnership interests such as those in the Operating Partnership and in any Subsidiary Partnerships) owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a qualified REIT subsidiary or another REIT and excluding partnership interests). The Company has represented that, as of the date of the Offering, (i) at least 75% of the value of its total assets will be represented by real estate assets, cash and cash items (including receivables) and government securities and (ii) it will not own any securities that do not satisfy the 25% asset requirement. In addition, the Company has represented that it will not acquire or dispose, or cause the Operating Partnership or a Subsidiary Partnership to acquire or dispose, of assets in the future in a way that would cause it to violate either asset requirement.

     The Operating Partnership owns 5% of the voting stock and 100% of the non-voting stock of the Management Company. The Company believes that the Company's pro rata share of the value of the securities of the Management Company do not exceed 5% of the total value of the Company's assets. There can be no assurance, however, that the IRS will not contend either that the value of the securities of the Management Company held by the Company (through the Operating Partnership) exceeds the 5% value limitation or that non-voting stock of the Management Company should be considered "voting stock" for this purpose.

     After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter (including as a result of the Company increasing its interest in the Operating Partnership), the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. If the Company fails to cure noncompliance with the asset tests within such time period, the Company will cease to qualify as a REIT.

     Annual Distribution Requirements. In order to qualify as a REIT, the Company must distribute to the holders of shares of Common Stock an amount at least equal to (A) the sum of 95% of (i) the Company's "real estate investment trust taxable income" (computed without regard to the deduction for dividends paid and excluding any net capital gain) plus (ii) the excess of the net income, if any, from foreclosure property over the tax on such income, minus (B) the excess of the sum of certain items of non-cash income (income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable (plus, for the Company's 1998 taxable year and thereafter, income from cancellation of indebtedness, original issue discount, and coupon interest) over 5% of the amount determined under clause (i) above). Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular distribution date after such declaration. The amount distributed must not be preferential -- i.e., each holder of shares of Common Stock must receive the same distribution per share. A REIT may have more than one class of stock, as long as distributions within each class are pro rata and non-preferential. Such distributions are taxable to holders of Common Stock (other than tax-exempt entities or nontaxable persons, as discussed below) in the year in which paid, even though such distributions reduce the Company's taxable income for the year in which declared. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "real estate investment trust

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taxable income," it will be subject to tax thereon at regular corporate tax rates. For the Company's taxable year beginning on January 1, 1998 and for all taxable years thereafter, undistributed capital gains may be so designated by the Company and are includable in the income of the holders of shares of Common Stock. Such holders are treated as having paid the capital gains tax imposed on the Company on the designated amounts included in their income as long-term capital gains. Such stockholders would get an increase in their basis for income recognized and a decrease in their basis for taxes paid by the Company. In addition, as discussed below, the Company may be subject to an excise tax if it fails to meet certain other distribution requirements.

     The Company intends to make quarterly distributions to the holders of shares of Common Stock in an amount sufficient to satisfy the requirements of the annual distribution test. In this regard, the Partnership Agreement authorizes the Company, as general partner, to take such steps as are necessary to distribute to the partners of the Operating Partnership an amount sufficient to permit the Company to meet the annual distribution requirements. However, it is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, or if the amount of nondeductible expenses, such as principal amortization or capital expenditures, exceeds the amount of noncash deductions, such as depreciation. In the event that such timing differences occur, the Company may find it necessary to cause the Operating Partnership to arrange for borrowings or liquidate some of its investments in order to meet the annual distribution requirement, or attempt to declare a consent dividend, which is a hypothetical distribution to holders of shares of Common Stock out of the earnings and profits of the Company. The effect of such a consent dividend (which, in conjunction with dividends actually paid, must not be preferential to those holders who agree to such treatment) would be that such holders would be treated for federal income tax purposes as if they had received such amount in cash and they then had immediately contributed such amount back to the Company as additional paid-in capital. This would result in taxable income to those holders without the receipt of any actual cash distribution but would also increase their tax basis in their shares of Common Stock by the amount of the taxable income recognized.

     A portion of the cash to be used by the Company to fund distributions is expected to come from the Management Company through payments of dividends on the stock of the Management Company held by the Operating Partnership. The Management Company pays federal and state income tax at the full applicable corporate rates. To the extent that the Management Company is required to pay federal, state or local taxes, the Cash Available for Distribution by the Company to the Stockholders will be reduced accordingly.

     If the Company fails to meet the 95% distribution test due to an adjustment to the Company's income by reason of a judicial decision or by agreement with the IRS, the Company may pay a "deficiency dividend" to holders of shares of Common Stock in the taxable year of the adjustment, which dividend would relate back to the year being adjusted. In such case, the Company also would be required to pay interest plus a penalty to the IRS. However, a deficiency dividend cannot be used to meet the 95% distribution test if the failure to meet such test was due to the Company's failure to distribute sufficient amounts to the holders of shares of Common Stock.

     In addition, if the IRS successfully challenged the Company's deduction of all or a portion of the salary and bonus it pays to officers who are also holders of shares of Common Stock, such payments could be recharacterized as dividend distributions to such employees in their capacity as stockholders. If such distributions were viewed as preferential distributions, they would not count toward the 95% distribution test.

FAILURE TO QUALIFY AS A REIT

     The Company's treatment as a REIT for federal income tax purposes will be terminated automatically if the Company fails to meet the requirements described above and any available relief provisions do not apply. In such event, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, and distributions to holders of shares of Common Stock will not be deductible by the Company. All distributions to holders of shares of Common Stock will be taxable as

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ordinary income to the extent of current and accumulated earnings and profits of the Company and distributions in excess thereof will be treated first as a tax-free return of capital (to the extent of a holder's tax basis in his shares of Common Stock) and then as gain realized from the sale of shares of Common Stock. Corporate stockholders will be eligible for the dividends received deduction to the extent that distributions are made out of earnings and profits. As noted above, the Company will not be eligible to elect REIT status again until the beginning of the fifth taxable year after the year during which the Company's qualification was terminated, unless the Company meets certain relief requirements. Failure to qualify for even one year could result in the Company incurring substantial indebtedness (to the extent borrowings are feasible) or liquidating substantial investments in order to pay the resulting corporate income taxes.

TAXATION OF THE COMPANY

     In General. For any taxable year in which the Company qualifies as a REIT, it generally will not be subject to federal income tax on that portion of its REIT taxable income which is distributed to stockholders (except income or gain with respect to foreclosure property, which will be taxed at the highest corporate rate -- currently 35%). If the Company were to fail to qualify as a REIT, it would be taxed at rates applicable to corporations on all its income, whether or not distributed to holders of shares of Common Stock. Even if it qualifies as a REIT, the Company will be taxed on the portion of its REIT taxable income which it does not distribute to the holders of shares of Common Stock, such as taxable income retained as reserves.

     100 Percent Tax. The Company will be subject to a 100% tax on (i) the greater of the net income attributable to the amount by which it fails the 75% income test or the 95% income test; and (ii) any net income derived from a "prohibited transaction" (i.e., the sale of "dealer" property by the Company). The imposition of any such tax on the Company would reduce the amount of Cash Available for Distribution to holders of shares of Common Stock.

     A "dealer" is one who holds property primarily for sale to customers in the ordinary course of its trade or business. The Company believes no asset owned by the Company, the Operating Partnership or a Subsidiary Partnership is held for sale to customers and that a sale of any such asset will not occur in the ordinary course of business of the Company, the Operating Partnership or a Subsidiary Partnership. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. Nevertheless, the Company will attempt to comply with the terms of safe harbor provisions in the Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that the Company can comply with the safe harbor provisions of the Code or avoid owning property that may be characterized as property held primarily for sale to customers in the ordinary course of a trade or business.

     Tax on Net Income from Foreclosure Property. The Company will be subject to a tax at the highest rate applicable to corporations (currently 35%) on any "net income from foreclosure property." "Foreclosure property" is property acquired by the Company as a result of a foreclosure proceeding or by otherwise reducing such property to ownership by agreement or process of law. "Net income from foreclosure property" is the gross income derived during the taxable year from foreclosure property, less applicable deductions, but only to the extent such income does not qualify under the 75% income test and 95% income test.

     Alternative Minimum Tax. The Company will be subject to the alternative minimum tax on undistributed items of tax preference allocable to it. Code
Section 59(d) authorizes the Treasury to issue regulations allocating items of tax preference between a REIT and its stockholders. Such regulations have not yet been issued; however, the Company does not anticipate any significant items of tax preference.

     Excise Tax. In addition to the tax on any undistributed income, the Company would also be subject to a 4% excise tax on the amount, if any, by which
(i) the sum of (A) 85% of its REIT taxable income for a calendar year, (B) 95% of any net capital gain for such year and (C) any undistributed amounts (for purpose of avoiding this excise tax) from prior years, exceeds (ii) the amount actually distributed by the Company to holders of shares of Common Stock during the calendar year (or declared as a dividend during the calendar year, if distributed during the following January) as ordinary income dividends. The imposition of any excise tax on the Company would reduce the amount of Cash Available for Distribution to holders of shares of

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Common Stock. The Company intends to take all measures within its control to avoid imposition of the excise tax.

     Tax on Built-In Gain of Certain Assets. If a C corporation elects to be taxed as a REIT, or if assets of a C corporation are transferred to a REIT in a transaction in which the REIT has a carryover basis in the assets acquired, such C corporation generally will be treated as if it sold all of its assets to such REIT at their respective fair market values and liquidated immediately thereafter, recognizing and paying tax on all gain. However, under such circumstances under present law, the REIT is permitted to make an election under which the C corporation will not recognize gain and instead the REIT will be required to recognize gain and pay any tax thereon only if it disposes of such assets during the subsequent 10-year period (the "10-Year Rule"). The Company intends to make the appropriate election to obtain the above-described tax consequences. Thus, if the Company acquires any asset from a C corporation as a result of a merger or other nontaxable exchange, and the Company recognizes gain on the disposition of such asset during the 10-year period following acquisition of the asset, then such gain will be subject to tax at the highest regular corporate rate to the extent the Built-In Gain (the excess of (a) the fair market value of such asset as of the date of acquisition over (b) the Company's adjusted basis in such asset as of such date) on the sale of such asset exceeds any Built-In Loss arising from the disposition during the same taxable year of any other assets acquired in the same transaction, where Built-In Loss equals the excess of (x) the Company's adjusted basis in such other assets as of the date of acquisition over (y) the fair market value of such other assets as of such date.

TAXATION OF STOCKHOLDERS

  Taxable U.S. Stockholders

     This Section describes tax consequences to a holder of Common Stock that (for United States federal income tax purposes) (i) is a citizen or resident of the United States; (ii) is a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof; or (iii) is an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

     Dividend Income. Distributions from the Company (other than distributions designated as capital gains dividends) will be taxable to holders of shares of Common Stock which are not tax-exempt entities as ordinary income to the extent of the current or accumulated earnings and profits of the Company. Holders of shares of Common Stock that are corporations may be required to treat up to 20% of any such capital gains dividends as ordinary income. Such distributions, whether characterized as ordinary income or as capital gain, are not eligible for the 70% dividends received deduction for corporations.

     Distributions from the Company which are designated (by notice to stockholders within 30 days after the close of the Company's tax year or with its annual report) as capital gains dividends by the Company will be taxed as gain from the sale or exchange of a capital asset held for more than one year to taxable holders of shares of Common Stock to the extent that they do not exceed the Company's actual net capital gain for the taxable year without regard to the period for which a holder has held his shares in the Company. It is not clear under the 1997 Act whether, for a U.S. stockholder who is an individual or an estate or trust, such amounts will be taxable at the rate applicable to mid-term capital gain (i.e., gains from the sale of capital assets held for more than one year but not more than 18 months) or at the rate applicable to long-term capital gains (i.e., gains from the sale of capital assets held for more than 18 months). This uncertainty may be clarified by future legislation or regulations.

     Distributions from the Company to holders which are not designated as capital gains dividends and which are in excess of the Company's current and accumulated earnings and profits are treated as a return of capital to such holders and reduce the tax basis of a holder's shares of Common Stock (but not below zero). Any such distribution in excess of the tax basis is taxable to any such holder that is not a tax-exempt entity as gain realized from the sale of the shares of Common Stock, taxable as described below.

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

     The declaration by the Company of a consent dividend would result in taxable income to consenting holders of shares of Common Stock (other than tax-exempt entities) without any corresponding cash distributions. See
" -- Requirements for Qualification as a REIT -- Annual Distribution Requirements."

     Portfolio Income. Dividends paid to holders of shares of Common Stock will be treated as portfolio income. Such income therefore will not be subject to reduction by losses from passive activities (i.e., any interest in a rental activity or in a trade or business in which the holder does not materially participate, such as certain interests held as a limited partner) of any holder who is subject to the passive activity loss rules. Such distributions will, however, be considered investment income which may be offset by certain investment expense deductions.

     No Flow-through of Losses. Holders of shares of Common Stock will not be permitted to deduct any net operating losses or capital losses of the Company.

     Sale of Shares. A holder of shares of Common Stock who sells shares will recognize taxable gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and (ii) the holder's adjusted basis in such shares. Gain or loss recognized by a holder of shares of Common Stock who is not a dealer in securities and whose shares have been held for more than one year will generally be taxable as long-term capital gain or loss.

     Back-up Withholding. Distributions from the Company will ordinarily not be subject to withholding of federal income taxes, except as discussed under "Federal Income Tax Considerations -- Foreign Stockholders." Withholding of income tax at a rate of 31% may be required, however, by reason of a failure of a holder of shares of Common Stock to supply the Company or its agent with the holder's taxpayer identification number. Such "backup" withholding also may apply to a holder of shares of Common Stock who is otherwise exempt from backup withholding (including a nonresident alien of the United States and, generally, a foreign entity) if such holder fails to properly document his status as an exempt recipient of distributions. Each holder will therefore be asked to provide and certify his correct taxpayer identification number or to certify that he is an exempt recipient. A stockholder that does not provide the Company with its correct taxpayer identification number may be subject to penalties imposed by the IRS.

     TAX-EXEMPT STOCKHOLDERS

     In general, a holder of shares of Common Stock which is a tax-exempt entity will not be subject to tax on distributions from the Company. The IRS has ruled that amounts distributed as dividends by a REIT do not constitute unrelated business taxable income ("UBTI") when received by certain tax-exempt entities. Thus, distributions paid to a holder of shares of Common Stock which is a tax-exempt entity and gain on the sale of shares of Common Stock by a tax-exempt entity (other than those tax-exempt entities described below) will not be treated as UBTI, even if the Company incurs indebtedness in connection with the acquisition of real property (through its percentage ownership of the Operating Partnership and the Subsidiary Partnerships) provided that the tax-exempt entity has not financed the acquisition of its shares of Common Stock of the Company.

     For tax-exempt entities which are social clubs, voluntary employee beneficiary associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in the Company will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the UBTI generated by its investment in the Company. Such prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.

     In the case of a "qualified trust" (generally, a pension or profit-sharing trust) holding shares in a REIT, the beneficiaries of such a trust are treated as holding shares in the REIT in proportion to their actuarial interests in the qualified trust, instead of treating the qualified trust as a single individual (the "look through exception"). A qualified trust that holds more than 10% of the shares of a REIT is required to treat a percentage of REIT dividends as UBTI if the REIT incurs debt to acquire or improve real property. This rule

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applies, however, only if (i) the qualification of the REIT depends upon the application of the "look through" exception (described above) to the restriction on REIT shareholdings by five or fewer individuals, including qualified trusts (see "Description of Capital Stock -- Restrictions on Transfer"), and (ii) the REIT is "predominantly held" by qualified trusts, i.e., if either (x) a single qualified trust held more than 25% by value of the interests in the REIT or (y) one or more qualified trusts, each owning more than 10% by value, held in the aggregate more than 50% of the interests in the REIT. The percentage of any dividend paid (or treated as paid) to such a qualified trust that is treated as UBTI is equal to the amount of modified gross income (gross income less directly connected expenses) from the unrelated trade or business of the REIT (treating the REIT as if it were a qualified trust), divided by the total modified gross income of the REIT. A de minimis exception applies where the percentage is less than 5%. Because the Company expects the shares of Common Stock to be widely held, this provision should not result in UBTI to any tax-exempt entity.

     FOREIGN STOCKHOLDERS

     The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, foreign estates and foreign trusts (collectively, "Foreign Investors") are complex, and no attempt will be made herein to provide more than a summary of such rules. Prospective Foreign Investors should consult their own tax advisors to determine the impact of federal, state and local income tax laws on an investment in the shares of Common Stock, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

     Distributions by the Company. Foreign Investors that are not engaged in the conduct of a business in the United States and that purchase shares of Common Stock generally will not be considered as engaged in the conduct of a trade or business in the United States by reason of ownership of such shares. The taxation of distributions by the Company to Foreign Investors will depend upon whether such distributions are attributable to operating income or are attributable to sales or exchanges by the Company of its United States Real Property Interests ("USRPIs"). USRPIs are generally direct interests in real property located in the United States and interests in domestic corporations in which the fair market value of its USRPIs exceeds a certain percentage.

     The Company anticipates that a substantial portion of the distributions to holders of shares of Common Stock will be attributable to the receipt of rent by the Company. To the extent that such distributions do not exceed the current or accumulated earnings and profits of the Company, they will be treated as dividends and will be subject to a withholding tax equal to 30% of the gross amount of the dividend, which tax will be withheld and remitted to the IRS by the Company. Such 30% rate may be reduced by United States income tax treaties in effect with the country of residence of the Foreign Investor. Dividends that are effectively connected with a U.S. trade or business will be subject to tax on a net basis (that is, after an allowance for deductions) at graduated rates, in the same manner as domestic holders are taxed with respect to such dividends, and are generally not subject to withholding. Any such dividends received by a Foreign Investor that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Applicable Treasury Regulations provide that dividends paid to an address in a country outside the Untied States generally are presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. Under proposed Treasury Regulations, however, a Foreign Investor that wishes to claim the benefit of an applicable treaty rate would be required to satisfy certain certification and other requirements. Under certain treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT, such as the Company. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption discussed above. Distributions in excess of the Company's earnings and profits will be treated as a nontaxable return of capital to a Foreign Investor to the extent of the basis of its shares of Common Stock, and any excess amount will be treated as an amount received in exchange for the sale of its shares of Common Stock and treated under the rules described below for the sale of Common Stock. As a result of a legislative change made by the Small Business Job Protection Act of 1996, it appears that the Company will be required to withhold 10% of any distribution in excess of the Company's current and

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accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% (or lower applicable treaty rate), to the extent that the Company does not do so, any portion of a distribution not subject to withholding at a rate of 30% (or lower applicable treaty rate) will be subject to a withholding rate of 10%. However, the Foreign Investor may seek a refund of such amounts from the IRS if it subsequently determines that such distribution was, if fact, in excess of the current or accumulated earnings and profits of the Company, and the amount withheld exceeded the Foreign Investor's United States tax liability, if any, with respect to the distribution.

     Distributions which are attributable to net capital gains realized from the disposition of USRPIs (i.e., the Properties) by the Company will be taxed as though the Foreign Investors were engaged in a trade or business in the United States and the distributions were gains effectively connected with such trade or business. Thus, a Foreign Investor would be entitled to offset its gross income by allowable deductions and would pay tax on the resulting taxable income at the graduated rates applicable to United States citizens or residents. In addition, such gain may be subject to a 3% branch profits tax in the hands of a foreign investor that is a corporation. For both individuals and corporations, the Company must withhold a tax equal to 35% of all dividends that could be designated by the Company as capital gains dividends. To the extent that such withholding exceeds the actual tax owed by the Foreign Investor, a Foreign Investor may claim a refund from the IRS.

     Sale of Common Stock. Gain recognized by a Foreign Investor upon the sale or exchange of Common Stock generally will not be subject to United States taxation unless such shares constitute a USRPI. Shares of Common Stock will not constitute a USRPI so long as the Company is a "domestically controlled REIT." It is anticipated that the shares owned directly or indirectly by Foreign Investors will be less than 50% in value of the shares of Common Stock and therefore the Company will be a "domestically controlled REIT." Accordingly, shares of Common Stock held by Foreign Investors in the United States will not be considered USRPIs and gains on sales of such shares will not be taxed to such Foreign Investors as long as the seller is not otherwise considered to be engaged in a trade or business in the United States. (The same rule applies to gains attributable to distributions in excess of the Foreign Investor's cost for its shares, discussed above.) Similarly, a foreign corporation not otherwise subject to United States tax which distributes shares of Common Stock to its stockholders will not be taxed under this rule. However, because the shares of Common Stock are expected to be publicly traded, no assurance can be given that the Company will continue to be a "domestically controlled REIT." Notwithstanding the foregoing, gain from the sale or exchange of shares of Common Stock not considered a USRPI will be taxable to a Foreign Investor if the Foreign Investor is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States. In such case, the nonresident alien individual will be subject to a 30% Untied States withholding tax on the amount of such individual's gain.

     If the Company does not qualify as or ceases to be a "domestically-controlled REIT," whether gain arising from the sale or exchange by a Foreign Investor would be subject to United States taxation as a USRPI will depend on whether the Common Stock is "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the New York Stock Exchange) and on the size of the selling Foreign Investor's interest in the Company. If gain on the sale or exchange of Common Stock were subject to taxation as USRPI, the Foreign Investor would be subject to regular United States income tax with respect to such gain in the same manner as a United States holder (subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and 10% of the purchase price would be required to be withheld and remitted to the IRS.

     Back-up Withholding and Information Reporting. The IRS is authorized to impose annual reporting requirements on certain United States and foreign persons directly holding USRPIs. The required reports are in addition to any necessary income tax returns, and do not displace existing reporting requirements imposed on Foreign Investors by the Agricultural Foreign Investment Disclosure Act of 1978 and the International Investment Survey Act of 1976. As of the date of this Prospectus, the IRS has not exercised its authority to impose reporting under this provision. Furthermore, because shares in a domestically controlled REIT do not constitute a USRPI, such reporting requirements are not expected to apply to a Foreign Investor in the Company. However, the Company is required to file an information return with the IRS setting forth the

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name, address and taxpayer identification number of the payee of distributions from the Company (whether the payee is a nominee or is the actual beneficial owner).

     Back-up withholding tax (which generally is a withholding tax imposed at a rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting generally will not apply to distributions paid to Foreign Investors outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gains dividends or (iii) distributions attributable to gain from the sale or exchange by the Company of USRPIs. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of shares of Common Stock by or through a foreign office of a Foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of Common Stock by a foreign office of a broker that (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (iii) is a "controlled foreign corporation" (generally, a foreign corporation controlled by United States stockholders) for United States tax purposes, unless the broker has documentary evidence in its record that the holder is a Foreign Investor and certain other conditions are met, or the holder otherwise establishes an exemption. A Foreign Investor may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

     The United States Treasury has recently issued proposed regulations regarding the withholding and information reporting rules discussed above. In general, the proposed regulations do not alter the substantive reporting requirements but unify current certification procedures and forms and clarify and modify reliance standards. If finalized in their current form, the proposed regulations generally would be effective for payment made after December 31, 1997, subject to certain transition rules.

STATEMENT OF STOCK OWNERSHIP

     The Company is required to demand annual written statements from the record holders of designated percentages of its shares of Common Stock disclosing the actual owners of the shares of Common Stock. The Company must also maintain, within the Internal Revenue District in which it is required to file its federal income tax return, permanent records showing the information it has received as to the actual ownership of such shares of Common Stock and a list of those persons failing or refusing to comply with such demand.

TAX ASPECTS OF THE OPERATING PARTNERSHIP

     The following discussion summarizes certain federal income tax considerations applicable solely to the Company's investment in the Operating Partnership and the Subsidiary Partnerships. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

     Classification as a Partnership. The Company will hold substantially all of its real estate investments through the Operating Partnership which will hold interests in the Subsidiary Partnerships. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Instead, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax thereon, without regard to whether the partners receive cash distributions from the partnership. The Company will be entitled to include in its REIT taxable income its distributive share of the income of any partnership (including the Operating Partnership) in which it has an interest and to deduct its distributive share of the losses of any partnership (including the Operating Partnership) in which it has an interest only if each such partnership is classified for federal income tax purposes as a partnership rather than as an association taxable as a corporation.

     Under recently issued regulations ("check the box regulations"), an organization with two or more members will be classified as a partnership on or after January 1, 1997 unless it elects to be treated as an association (and therefore taxable as a corporation) or falls within one of several specific provisions which define a corporation. For entities which were in existence prior to January 1, 1997 (such as the Subsidiary Partnerships), the claimed classification by the entity will be respected for all periods prior to January 1, 1997 if (i) the entity had a reasonable basis for its claimed classification under the law prior to January 1, 1997;

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(ii) the entity and all members thereof recognized the federal tax consequence of any change in the entity's classification within the sixty (60) months prior to January 1, 1997; and (iii) neither the entity nor any member was notified in writing on or before May 8, 1996 that the classification of the entity was under examination (in which case the entity's classification would be determined in the examination). An exception to partnership classification under the "check the box regulations" exists for a "publicly traded partnership" (i.e., a partnership in which interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof). A publicly traded partnership is treated as a corporation unless at least 90% of the gross income of such partnership, for each taxable year the partnership is a publicly traded partnership, consists of "qualifying income." "Qualifying income" includes income from real property rents, gain from the sale or other disposition of real property, interest and dividends.

     The IRS has issued final regulations providing limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the "Private Placement Exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all of the partnership interests are issued in a transaction that is not required to be registered under the Securities Act and
(ii) the partnership does not have more than 100 partners at any time during the taxable year (taking into account as a partner each person who indirectly owns an interest in the partnership through a partnership, grantor trust, or S corporation (a "flow-through entity"), but only if (a) substantially all the value of the beneficial owner's interest in the flow-through entity is attributable to the flow-through entity's interest (direct or indirect) in the partnership, and (b) a principal purpose of the use of the tiered arrangement is to permit the partnership to satisfy the 100-partner limitation).

     All of the partnership interests in the Operating Partnership and the Subsidiary Partnerships will be issued in transactions that are not required to be registered under the Securities Act. In addition, upon the closing of the Offering, in the aggregate, the Operating Partnership and the Subsidiary Partnerships will not have more than 100 partners (even taking into account indirect ownership of such partnerships through partnerships, grantor trusts and S corporations). Thus, the Operating Partnership and each Subsidiary Partnership should satisfy the Private Placement Exclusion.

     None of the Operating Partnership and the Subsidiary Partnerships has requested, and none intends to request, a ruling from the IRS that it will be classified as a partnership for federal income tax purposes. Instead, at the closing of the Offering, Battle Fowler LLP will deliver its opinion that, based on the provisions of the partnership agreement of the Operating Partnership and each Subsidiary Partnership, and certain representations described in the opinion, the Operating Partnership and each Subsidiary Partnership pursuant to the provisions of the "check the box regulations" as well as the law prior to January 1, 1997 will be treated for federal income tax purposes as partnerships and not as associations taxable as corporations or as publicly traded partnerships. Unlike a tax ruling, an opinion of counsel is not binding upon the IRS, and no assurance can be given that the IRS will not challenge the status of the Operating Partnership and each Subsidiary Partnership as a partnership for federal income tax purposes. If such challenge were sustained by a court, the Operating Partnership and each Subsidiary Partnership would be treated as a corporation for federal income tax purposes, as described below. In addition, the opinion of Battle Fowler LLP is based on existing law, including administrative and judicial interpretation thereof. No assurance can be given that administrative or judicial changes would not modify the conclusions expressed in the opinion.

     If for any reason any partnership in which the Company has an interest was taxable as a corporation rather than as a partnership for federal income tax purposes, the Company likely would not be able to satisfy the asset requirements for REIT status. See "-- Requirements for Qualification as a REIT -- Asset Tests." In addition, any change in the partnership status of such entities for tax purposes might be treated as a taxable event in which case the Company might incur a tax liability without any related cash distribution. See "-- Income Taxation of the Operating Partnership and Its Partners -- Basis in Operating Partnership Interest." Further, items of income and deduction of such partnerships would not pass through to its partners (including the Company), and such partners would be treated as stockholders for tax purposes. The partnerships in which the Company has an interest would be required to pay income tax at corporate tax rates on their net income, and distributions to their partners would constitute dividends that would not be deductible in computing the relevant entities' taxable income.

     Under a regulatory "anti-abuse" rule (the "Anti-Abuse Rule"), the IRS may
(i) recast a transaction involving the use of a partnership to reflect the underlying economic arrangement under the partnership provisions of the Code (the "Partnership Provisions"), or (ii) prevent the use of a partnership to circumvent the intended purpose of a Code provision. The Anti-Abuse Rule contains an example in which a corporation that elects to be treated as a REIT contributes substantially all of the proceeds from a public offering to a partnership in exchange for a general partnership interest. The example concludes that the use of the partnership is not inconsistent with the intent of the Partnership Provisions and, thus, cannot be recast by the IRS. However, the Exchange Rights do not conform in all respects to the redemption rights contained in the foregoing example. Moreover, the Anti-Abuse Rule is extraordinarily broad in scope and is applied based on an analysis of all of the facts and circumstances. As a result, there can be no assurance that the IRS will not attempt to apply the Anti-Abuse Rule to the Company. If the conditions of the Anti-Abuse Rule are met, the IRS is authorized to take appropriate enforcement action, including disregarding the Operating Partnership for federal income tax purposes or treating one or more of the partners as nonpartners. Any such action potentially could jeopardize the Company's status as a REIT.

INCOME TAXATION OF THE OPERATING PARTNERSHIP AND ITS PARTNERS

     Operating Partnership Allocations. As noted above, the Company must include in its REIT taxable income its distributive share of the income and losses of any partnership in which it has an interest. Although the provisions of a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not have "substantial economic effect" or otherwise do not comply with the provisions of Section 704(b) of the Code and Treasury Regulations.

     If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners in respect of such item. The allocations of taxable income and loss of partnerships in which the Company has an interest are intended to comply with the requirements of Section 704(b) of the Code and Treasury Regulations.

     Tax Allocations in Respect of Contributed Properties. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributing partner benefits from, or is charged with, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss generally is equal to the difference between the fair market value of the contributed property and the adjusted tax basis of such property at the time of contribution (the "Book-Tax Difference").

     The Treasury Department has issued final and temporary regulations under
Section 704(c) of the Code (the "Regulations") which give partnerships great flexibility in ensuring that a partner contributing property to a partnership receives the tax burdens and benefits of any precontribution gain or loss attributable to the contributed property. The Regulations permit partnerships to use any "reasonable method" of accounting for Book-Tax Differences. The Regulations specifically describe three reasonable methods, including (i) the "traditional method" under current law, (ii) the traditional method with the use of "curative allocations" which would permit distortions caused by a Book-Tax Difference to be rectified on an annual basis and (iii) the "remedial allocation method" which is similar to the traditional method with "curative allocations." The Partnership Agreement permits the Company, as general partner, to select one of these methods to account for Book-Tax Differences in connection with the contribution of the Properties and the limited partnership interests in the Subsidiary Partnerships to the Operating Partnership in exchange for the OP Units.

     Basis in Operating Partnership Interest. The Company's adjusted tax basis in each of the partnerships in which it has an interest generally (i) will be equal to the amount of cash and the basis of any other property contributed to such partnership by the Company, (ii) will be increased by (a) its allocable share of such partnership's income and (b) its allocable share of any indebtedness of such partnership and (iii) will be reduced, but not below zero, by the Company's allocable share of (a) such partnership's loss and (b) the amount of cash and the fair market value of any property distributed to the Company, and by constructive distributions resulting from a reduction in the Company's share of indebtedness of such partnership.

     If the Company's allocable share of the loss (or portion thereof) of any partnership in which it has an interest would reduce the adjusted tax basis of the Company's partnership interest in such partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss (or portion thereof) would not reduce the Company's adjusted tax basis below zero. To the extent that distributions from a partnership to the Company, or any decrease in the Company's share of the nonrecourse indebtedness of a partnership (each such decrease being considered a constructive cash distribution to the partners), would reduce the Company's adjusted tax basis below zero, such distributions (including such constructive distributions) would constitute taxable income to the Company. Such distributions and constructive distributions normally would be characterized as long-term capital gain if the Company's interest in such partnership has been held for longer than the long-term capital gain holding period (currently one year).

     Depreciation Deductions Available to the Operating Partnership. Certain assets owned by the Operating Partnership consist of property contributed to it by its partners. In general, when property is contributed in a tax-free transaction under Section 721 of the Code, the transferee-partnership is treated in the same manner as the contributing partner for purposes of computing depreciation. The effect of this rule is to continue the historic basis, placed in service dates and depreciation methods with respect to property contributed to a partnership. This general rule would apply for any properties the Operating Partnership acquires by reason of the deemed termination for tax purposes of any of the Subsidiary Partnerships or to the extent that the Operating Partnership receives an adjustment under Section 743(b) of the Code by reason of the acquisition of any interests in a Subsidiary Partnership that did not terminate for tax purposes.

     As described above (see " -- Income Taxation of the Operating Partnership and Its Partners -- Tax Allocations in Respect of Contributed Properties"), the Treasury Department has recently issued Regulations which give partnerships flexibility in ensuring that a partner contributing property to a partnership receives the tax benefits and burdens of any precontribution gain or loss attributable to the contributed property.

     As described previously, the Company as a general partner may select any permissible method to account for Book-Tax Differences in connection with the contribution of the Properties and the limited partnership interests in the Subsidiary Partnerships to the Operating Partnership in exchange for OP Units. The use of certain of these methods may result in the Company being allocated lower depreciation deductions than if a different method were used. The resulting higher taxable income and earnings and profits of the Company, as determined for federal income tax purposes, should decrease the portion of distributions by the Company which may be treated as a return of capital. See
" -- Requirements for Qualification as a REIT -- Annual Distribution Requirements." The Company may adopt a different method to account for Book-Tax Differences for property contributed to the Operating Partnership or a Subsidiary Partnership after the Formation Transactions.

OTHER TAX CONSIDERATIONS

     State and Local Taxes. The tax treatment of the Company and holders of shares of Common Stock in states having taxing jurisdiction over them may differ from the federal income tax treatment. Accordingly, only a very limited discussion of state taxation of the Company, the shares of Common Stock or their holders of shares of Common Stock is provided herein, and no representation is made as to the tax status of the Company, the shares of Common Stock or their holders of shares of Common Stock in such states. However, holders of shares of Common Stock should note that certain states impose a withholding obligation on partnerships carrying on a trade or business in a state having partners who are not resident in such state. The Partnership Agreement contains a provision which permits the Operating Partnership to withhold a portion of a non-resident partner's distribution (e.g., a distribution to the Company) and to pay such withheld amount to the taxing state as agent for the non-resident partner. Most (but not all) states follow the Code in their taxation of REITs. In such states, the Company should generally not be liable for tax and should be able to file a claim for refund and obtain any withheld amount from the taxing state. However, due to the time value of money, the requirement of the Operating Partnership to withhold on distributions to the Company will reduce the yield on an investment in shares of Common Stock. Each holder of shares of Common Stock should consult his own tax advisor as to the status of the shares of Common Stock under the respective state tax laws applicable to him.

     Possible Legislative or Other Actions Affecting Tax Consequences; Possible Adverse Tax Legislation. Prospective stockholders should recognize that the present federal income tax treatment of an investment in the Company may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under legislative and administrative review, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in the Company.

                              ERISA CONSIDERATIONS

     The following is a summary of material considerations arising under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the prohibited transaction provisions of section 4975 of the Code that may be relevant to a prospective purchaser (including, with respect to the discussion contained in "Status of the Company and the Operating Partnership (and the Subsidiary Partnerships) under ERISA," a prospective purchaser that is an employee benefit plan, or another tax-qualified retirement plan, or an individual retirement account ("IRA")). The discussion does not purport to deal with all aspects of ERISA or section 4975 of the Code that may be relevant to particular stockholders (including employee benefit plans subject to Title I of ERISA, other retirement plans and IRAs subject to the prohibited transaction provisions of section 4975 of the Code, or governmental plans or church plans that are exempt from ERISA and section 4975 of the Code but may nonetheless be subject to similar state law requirement) in light of their particular circumstances.

     The discussion is based on current provisions of ERISA and the Code, existing and currently proposed regulations under ERISA and the Code, the legislative history of ERISA and the Code, existing administrative rulings of the Department of Labor ("DOL") and reported judicial decisions. No assurance can be given that legislative, judicial or administrative changes will not affect the accuracy of any statements herein with respect to transactions entered into or contemplated prior to the effective date of such changes.

     A FIDUCIARY MAKING THE DECISION TO INVEST IN THE COMMON SHARES ON BEHALF OF A PROSPECTIVE PURCHASER THAT IS AN EMPLOYEE BENEFIT PLAN, A TAX-QUALIFIED RETIREMENT PLAN, OR AN IRA IS ADVISED TO CONSULT ITS OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER ERISA, SECTION 4975 OF THE CODE, AND STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP, OR SALE OF THE COMMON SHARES BY SUCH PLAN OR IRA.

EMPLOYEE BENEFIT PLANS, TAX-QUALIFIED RETIREMENT PLANS, AND IRAS

     Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of ERISA ("ERISA Plan") should consider carefully whether an investment in the Common Stock is consistent with its fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require an ERISA Plan's investments to be (i) prudent and in the best interests of the ERISA Plan, its participants, and its beneficiaries; (ii) diversified in order to minimize the risk of large losses, unless it is clearly prudent not to do so; and (iii) authorized under the terms of the ERISA Plan's governing documents (provided the documents are consistent with ERISA). In determining whether an investment in the Common Shares is prudent for purposes of ERISA, the appropriate fiduciary of a ERISA Plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the ERISA Plan's portfolio for which the fiduciary has investment responsibility, to meet the objectives of the ERISA Plan, taking into consideration the risk of loss and opportunity for gain (or other return) from the investment, the diversification, cash flow and funding requirements of the ERISA Plan and its portfolio. A fiduciary also should take into account the nature of the Company's business, the management of the Company, the length of the Company's operating history, the fact that certain investment properties may not have been identified yet and the possibility of the recognition of UBTI.

     The fiduciary of an IRA or of a qualified retirement plan not subject to Title I of ERISA because it is a governmental or church plan or of a benefits arrangement that is a medical savings account or is not subject to ERISA because it does not cover common law employees ( a "Non-ERISA Plan") should consider that such an IRA or Non-ERISA Plan may only make investments that are authorized by the appropriate governing documents and/or under applicable state law.

     Fiduciaries of ERISA Plans and persons making the investment decision for an IRA or other Non-ERISA Plan should consider the application of the prohibited transaction provisions of ERISA and the Code in making their investment decision. A "party in interest" or "disqualified person" with respect to an ERISA Plan or with respect to a Non-ERISA Plan or IRA subject to Code section 4975 is subject to (i) an initial 10% excise tax on the amount involved in any prohibited transaction involving the assets of the plan or IRA and (ii) an excise tax equal to 100% of the amount involved if any prohibited transaction is not corrected. If the disqualified person who engages in the transaction is the individual on behalf of whom an IRA or medical savings account is maintained (or his beneficiary), the IRA or medical savings account will lose its tax-exempt status and its assets will be deemed to have been distributed to such individual in a taxable distribution (and no excise tax will be imposed) on account of the prohibited transaction. In addition, a fiduciary who permits an ERISA Plan to engage in a transaction that the fiduciary knows or should know is a prohibited transaction may be liable to the ERISA Plan for any loss the ERISA Plan incurs as a result of the transaction or for any profits earned by the fiduciary in the transaction.

STATUS OF THE COMPANY AND THE OPERATING PARTNERSHIP (AND THE SUBSIDIARY PARTNERSHIPS) UNDER ERISA

     The following section discusses certain principles that apply in determining whether the fiduciary requirements of ERISA and the prohibited transaction provisions of ERISA and the Code apply to an entity because one or more investors in the equity interest in the entity is an ERISA Plan or is a plan subject to Section 4975 of the Code or is an "employee benefit plan" as defined in Section 3(3) of ERISA. An ERISA Plan fiduciary also should consider the relevance of those principles to ERISA's prohibition on improper delegation of control over or responsibility for "plan assets" and ERISA's imposition of co-fiduciary liability on a fiduciary who participates in, permits (by action or inaction) the occurrence of or fails to remedy a known breach by another fiduciary.

     If the underlying assets of the Company are deemed to be "plan assets" under ERISA, (i) the prudence standards and other provisions of Part 4 of Title I of ERISA would be applicable to any transactions involving the Company's assets; (ii) persons who exercise any authority or control over the Company's assets, or who provide investment advice to the Company, with regards to company assets for a fee or other compensation would (for purposes of the fiduciary responsibility provisions of ERISA) be fiduciaries of each ERISA Plan that acquires Common Stock, and transactions involving the Company's assets undertaken at their direction or pursuant to their advice might violate their fiduciary responsibilities under ERISA, especially with regard to conflicts of interest; (iii) a fiduciary exercising his investment discretion over the assets of an ERISA Plan to cause it to acquire or hold the Common Shares could be liable under Part 4 of Title I of ERISA for transactions entered into by the Company that do not conform to ERISA standards of prudence and fiduciary responsibility; and (iv) certain transactions that the Company might enter into in the ordinary course of its business and operations might constitute "prohibited transactions" under ERISA and Section 4975 of the Code.

     The Plan Asset Regulations generally provide that when an ERISA Plan or Non-ERISA Plan or IRA each subject to Section 4975 of the Code, acquires a security that is an equity interest in an entity and the security is neither a "publicly-offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, the ERISA or Non-ERISA Plan's or IRA's assets include both the equity interest and an undivided interest in each of the underlying assets of the issuer of such equity interest, unless one or more exceptions specified in the Plan Asset Regulations are satisfied.

     The Plan Asset Regulations define a publicly-offered security as a security that is "freely transferable" and is part of a class of securities that is "widely-held" and is either registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days (or such later date as may be allowed by the SEC) after the end of the fiscal year of the issuer during which the offering occurred). The Common Stock are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act. The Plan Asset Regulations provide that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be widely held because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control. The Company anticipates that upon completion of the Offering, the Common Stock will be "widely held."

     The Plan Asset Regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The Plan Asset Regulations further provide that where a security is part of an offering in which the minimum investment is $10,000 or less (as is the case with this Offering), certain restrictions ordinarily will not, alone or in combination, affect a finding that such securities are freely transferable. The restrictions on transfer enumerated in the Plan Asset Regulations as not affecting that finding include: (i) any restriction on or prohibition against any transfer or assignment that would result in the termination or reclassification of an entity for federal or state tax purposes, or that otherwise would violate any federal or state statute, court order, or rule of law (ii) any requirement that advance notice of a transfer or assignment be given to the issuer, (iii) any administrative procedure that establishes an effective date, or an event (such as completion of an offering), prior to which a transfer or assignment will not be effective, and
(iv) any limitation or restriction on transfer or assignment that is not imposed by the issuer or a person acting on behalf of the issuer. The Company believes that the restrictions imposed under the Declaration of Trust on the transfer of the Company's shares of beneficial interest will not result in the failure of the Common Shares to be "freely transferable." The Company also is not aware of any other facts or circumstances limiting the transferability of the Common Stock that are not enumerated in the Plan Asset Regulations as those not affecting free transferability, and the Company does not intend to impose in the future (or to permit any person to impose on its behalf) any limitations or restrictions on transfer that would not be among the enumerated permissible limitations or restrictions. The Plan Asset Regulations only establish a presumption in favor of a finding of free transferability, and no assurance can be given that the DOL or the Treasury Department will not reach a contrary conclusion.

     Assuming that the Common Stock will be "widely held" and that no other facts and circumstances other than those referred to in the preceding paragraph exist that restrict transferability of the Common Shares, the Common Stock should be publicly offered securities and the assets of the Company should not be deemed to be "plan assets" of any ERISA Plan, IRA, or Non-ERISA Plan subject to Code Section 4975 that invests in the Common Stock.

     The Plan Asset Regulations also will apply in determining whether the assets of the Operating Partnership (and the Subsidiary Partnerships) will be deemed to be "plan assets." The partnership interests in the Operating Partnership and the Subsidiary Partnerships will not be publicly-offered securities. Nevertheless, if the Common Stock constitute publicly-offered securities, the indirect investment in the Partnership and the Subsidiary Partnerships by ERISA Plans, IRAs, or Non-ERISA Plans subject to section 4975 of the Code through their ownership of Common Stock will not cause the assets of the Operating Partnership or the Subsidiary Partnerships to be treated as "plan assets" of such stockholders.

                                  UNDERWRITING

     Subject to the terms and conditions in the United States purchase agreement (the "U.S. Purchase Agreement") between the Company and each of the underwriters named below (the "U.S. Underwriters"), and concurrently with the sale of the 2,303,000 shares of Common Stock to the International Managers (as defined below), the Company has agreed to sell to each of the U.S. Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Legg Mason Wood Walker, Incorporated, Morgan Stanley & Co. Incorporated, Prudential Securities Incorporated, Smith Barney Inc. and NationsBanc Montgomery Securities, Inc., are acting as representatives (the "U.S. Representatives"), and each of the U.S. Underwriters has severally agreed to purchase from the Company, the respective number of shares of Common Stock set forth below opposite their respective names:

                                                                            NUMBER OF
                     UNDERWRITER                                             SHARES
                     -----------                                            ---------
        Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated.........................................
        Legg Mason Wood Walker, Incorporated..............................
        Morgan Stanley & Co. Incorporated.................................
        Prudential Securities Incorporated................................
        Smith Barney Inc. ................................................
        NationsBanc Montgomery Securities, Inc. ..........................
                                                                            ---------
                     Total................................................
                                                                            =========

     The Company has also entered into a purchase agreement (the "International Purchase Agreement" and, together with the U.S. Purchase Agreement, the "Purchase Agreements") with certain underwriters outside the United States and Canada (the "International Managers" and, together with the U.S. Underwriters, the "Underwriters") for whom Merrill Lynch International, Legg Mason Wood Walker, Incorporated, Morgan Stanley & Co. International Limited, Prudential-Bache Securities (U.K.) Inc., Smith Barney Inc. and NationsBanc Montgomery Securities, Inc. are acting as lead managers. Subject to the terms and conditions set forth in the International Purchase Agreement and concurrently with the sale of 9,212,000 shares of Common Stock to the U.S. Underwriters pursuant to the U.S. Purchase Agreement, the Company has agreed to sell to the International Managers, and the International Managers have severally agreed to purchase from the Company, an aggregate of 2,303,000 shares of Common Stock. The initial public offering price per share and the total underwriting discount per share are identical under the U.S. Purchase Agreement and the International Purchase Agreement.

     In each Purchase Agreement, the several U.S. Underwriters and the several International Managers have agreed, respectively, subject to the terms and conditions set forth in such Purchase Agreement, to purchase all of the shares of Common Stock being sold pursuant to such Purchase Agreement if any of such shares of Common Stock are purchased. Under certain circumstances, the commitments of non-defaulting U.S. Underwriters or International Managers (as the case may be) may be increased. The sale of Common Stock pursuant to the U.S. Purchase Agreement and the International Purchase Agreement are conditioned upon each other.

     The U.S. Representatives have advised the Company that the U.S. Underwriters propose initially to offer the shares of Common Stock to the public at the public offering price per share set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $ per share. The U.S. Underwriters may allow, and such dealers may re-allow, a discount not in excess of $ per share on sales to certain other dealers. After the date of this Prospectus, the initial public offering price, concession and discount may be changed. The Company has been informed that the U.S. Underwriters and the International Managers have entered into an agreement (the "Intersyndicate Agreement") providing for the coordination of their activities. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and the International Managers are permitted to sell shares of Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the

Intersyndicate Agreement, the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are United States persons or Canadian persons or to persons they believe intend to resell to persons who are United States persons or Canadian persons, and the U.S. Underwriters and any dealer to whom they sell Common Stock will not offer to sell or sell Common Stock to persons who are non-United States and non-Canadian persons or to persons they believe intend to resell to non-United States and non-Canadian persons, except in each case for transactions pursuant to the Intersyndicate Agreement.

     The Company has granted the U.S. Underwriters an option exercisable for 30 days after the date hereof to purchase up to 1,381,800 additional shares of Common Stock to cover over-allotments, if any, at the initial public offering price, less the underwriting discount set forth on the cover page of this Prospectus. If the U.S. Underwriters exercise this option, each U.S. Underwriter will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the foregoing table bears to such U.S. Underwriter's initial amount reflected in the foregoing table.

     At the request of the Company, the U.S. Underwriters have reserved up to 575,000 shares of Common Stock for sale at the public offering price to certain employees of the Company, their business affiliates and related parties who have expressed an interest in purchasing shares. The number of shares available to the general public will be reduced to the extent these persons purchase the reserved shares. Any reserved shares that are not so purchased by such persons at the closing of the Offering will be offered by the U.S. Underwriters to the general public on the same terms as the other shares offered by this Prospectus.

     In the Purchase Agreements, the Company and the Operating Partnership have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof. Insofar as indemnification of the Underwriters for liabilities arising under the Securities Act may be permitted pursuant to the foregoing provisions, the Company and the Operating Partnership have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The Company and the Operating Partnership have agreed, subject to certain exceptions, not to sell, offer or contract to sell, grant any option for the sale of, or otherwise dispose of any shares of Common Stock or OP Units or any securities convertible into or exchangeable for Common Stock or OP Units for a period of one year from the date of the Prospectus, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

     In connection with the Offering, the Continuing Investors, the Primary Contributors, the Morgan Stanley Investors and the Carlyle Funds have agreed, subject to certain exceptions, not to sell, offer or contract to sell, grant any option for the sale of, or otherwise dispose of any shares of Common Stock or OP Units or any securities convertible into or exchangeable for Common Stock or OP Units for a period of two years for the Primary Contributors and one year for the other Continuing Investors, the Morgan Stanley Investors and the Carlyle Funds from the date of this Prospectus, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

     The Underwriters do not intend to confirm sales of any account over which they exercise discretionary authority.

     Prior to the Offering, there has been no public market for the Common Stock of the Company. The initial public offering price will be determined through negotiations between the Company and the U.S. Representatives. Among the factors to be considered in such negotiations, in addition to prevailing market conditions, will be dividend yields and financial characteristics of publicly traded REITs that the Company and the Representatives believes to be comparable to the Company, the expected results of operations of the Company (which will be based on the results of operations of the Properties and the management and leasing businesses in recent periods), estimates of the future business potential and earnings prospects of the Company as a

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

whole and the current state of the real estate market in the Company's primary markets and the economy as a whole.

     Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the U.S. Representatives and the International Managers are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriters create a short position in the Common Stock in connection with the Offering, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the U.S. Representatives and the International Managers, respectively, may reduce that short position by purchasing Common Stock in the open market. The U.S. Representatives and the International Managers, respectively, may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The U.S. Representatives and the International Managers, may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Representatives or the International Managers purchase Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Shares. In addition, neither the Company nor any of the Underwriters makes any representation that the U.S. Representatives or the International Managers will engage in such transactions or that such transactions, once commenced, will not be discounted without notice.

     The Company has agreed to pay to Merrill Lynch (i) an advisory fee equal to 1% of the gross proceeds of the Offering (including any exercise of the Underwriters' over-allotment option) for advisory services rendered in connection with the evaluation, analysis and structuring of the Offering and
(ii) a $600,000 acquisition advisory fee for services rendered in connection with the evaluation, analysis and structuring of the acquisition of the 100 Wall Street Property.

     Merrill Lynch Capital Corporation, an affiliate of Merrill Lynch, has committed to be the syndication agent for the Line of Credit and Merrill Lynch Credit Corporation, an affiliate of Merrill Lynch, has committed to provide to the Company the Term Loan. In connection with the closing of these loans, the Company shall pay Merrill Lynch fees of approximately $2.1 million.

     A portion of the net proceeds from the Offering will be used by the Company to repay in full a mortgage loan made to the Company prior to the Offering by an affiliate of Merrill Lynch. In connection with such mortgage loan, (i) an affiliate of Merrill Lynch made an $11.3 million secured loan to the Property Partnership that owns the 120 Mineola Boulevard Property and (ii) the lender received an origination fee of 1.00% of the original loan amount, and reimbursement for its out-of-pocket expenses, including reasonable fees and expenses of counsel, incurred in connection therewith.

     The Morgan Stanley Investors, advised by MSAM, an affiliate of Morgan Stanley & Co. Incorporated, have agreed to purchase 800,000 shares of Common Stock in the Concurrent Private Placements. The Underwriters will not receive a discount or commission on the sale of Common Stock in the Concurrent Private Placements. The closing of the Concurrent Private Placements is subject to the closing of the Offering and the satisfaction of other customary conditions.

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

     Upon consummation of the Offering, the Company will repay the outstanding balance of and the accrued interest on the MSAM Notes by issuing to the Morgan Stanley Investors 886,200 shares of restricted Common Stock in complete satisfaction of the MSAM Notes. The Company has granted to the Morgan Stanley Investors certain registration rights with respect to sale of Common Stock received by the Morgan Stanley Investors or any affiliates in connection with the Concurrent Private Placements and the cancellation of the MSAM Notes, including the right to include such shares in a shelf registration statement the Company has agreed to file within fifteen days after the expiration of the one-year period following completion of the Offering. Also, the Company has granted to the Morgan Stanley Investors the right to have a representative observe the meetings of the Board of Directors and its committees. These Board observation rights terminate at any time the Morgan Stanley Investors hold less than 60% of the shares of Common Stock acquired by them at the time of the Offering.

     The Common Stock has been approved for listing on the NYSE, subject to official notice of issuance, under the symbol "TOW." In order to meet one of the requirements for listing the Common Stock on the NYSE, the Underwriters have undertaken to sell lots of 100 or more shares of Common Stock to a minimum of 2,000 beneficial holders.

                                    EXPERTS

     The consolidated balance sheet of the Company as of June 30, 1997 and the related consolidated statement of operations, shareholder's equity and cash flows for the period from March 27, 1997 through June 30, 1997, the combined balance sheets of the Tower Predecessor as of December 31, 1996 and 1995, and the related combined statements of operations, owners' deficit and cash flows for each of the three years in the period ended December 31, 1996 and the financial statement schedule, the combined statements of revenues and certain operating expenses of DRA Joint Ventures for each of the two years in the period ended December 31, 1996 and the period from November 21, 1994 through December 31, 1994 and the statements of revenues and certain operating expenses for 100 Wall Street for the year ended December 31, 1996, included in this Prospectus, have been included herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The Landauer Market Studies were prepared for the Company by Landauer, which is a real estate service firm with significant experience and expertise relating to the midtown Manhattan, Orlando, Phoenix, and Tucson office markets and the various submarkets therein. The statistical and other information from the Landauer Market Studies appearing in this Prospectus has been included herein in reliance on Landauer Associate's expertise as real estate services firm, with respect to the Manhattan, Phoenix, Tucson, and Orlando office markets.

                                 LEGAL MATTERS

     Certain legal matters including the validity of the shares of Common Stock offered hereby will be passed upon for the Company by Battle Fowler LLP. In addition, the description of federal income tax consequences contained in the section of the Prospectus entitled "Federal Income Tax Considerations" is based on the opinion of Battle Fowler LLP. Battle Fowler LLP will rely on Ballard Spahr Andrews & Ingersoll as to certain matters of Maryland law. Certain legal matters will be passed upon for the Underwriters by Hogan & Hartson L.L.P.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-11 (of which this Prospectus is a part) under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules hereto. For further information regarding the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules.

     The Registration Statement and the exhibits and schedules forming a part thereof filed by the Company with the Commission can be inspected and copies obtained from the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the
Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web, the address of which is http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers, such as the Company, that file electronically with the Commission.

     The Company intends to furnish its stockholders with annual reports containing audited combined financial statements and a report thereon by independent certified public accountants.

                                    GLOSSARY

     Unless the context otherwise requires, the following capitalized terms have the meanings set forth below for the purposes of this Prospectus.

     "1940 Act"  means the Investment Company Act of 1940, as amended.

     "1997 Plan"  means the Tower Realty Trust, Inc. 1997 Stock Incentive Plan.

     "ACMs"  means asbestos-containing materials.

     "Acquisition Cost" means, as of the date of acquisition of a Property, the aggregate acquisition cost of a Property, including the applicable purchase price amount and closing costs, and anticipated tenant improvements, leasing commissions and capital expenditures.

     "ADA"  means the Americans with Disabilities Act of 1990, as amended.

     "Adjusted Acquisition Yield" means the Annualized Net Operating Income at Acquisition of a Property divided by the Acquisition Cost of the Property.

     "Adjusted Investment Yield" means the Annualized Net Operating Income at August 31, 1997 of a Property divided by the Investment Cost.

     "American Express" means American Express Financial Advisors, Inc. and its affiliates.

     "Anti-Abuse Rule" means the regulations issued by the United States Treasury Department under the Partnership Provisions that would authorize the IRS, in certain "abusive" transactions involving partnerships, to disregard the form of a transaction and recast it for federal tax purposes as it deems appropriate.

     "Annualized Net Operating Income at Acquisition" means the rental income from the Property for the first full month of ownership by the Company multiplied by 12, and less property operating expenses for such Property for the first full calendar quarter of ownership by the Company multiplied by four.

     "Annualized Net Operating Income at August 31, 1997" means the net operating income of the Property for the period month August 31, 1997, annualized.

     "Annualized Rent" means the annualized monthly Base Rent in effect plus estimated annualized monthly tenant pass-throughs of increases in operating and other expenses (but excluding electricity costs paid by tenants) under each lease executed as of August 31, 1997, or, if such monthly rent has been reduced by a rent concession, the monthly rent that would have been in effect at such date in the absence of such concession.

     "Appraised Property"  means the Maitland Forum Property.

     "Base Rent" means the fixed base rental amount paid by a tenant under the terms of the related lease agreement, which amount generally does not include payments on account of real estate taxes, operating expense escalations and utility charges.

     "Beneficiary" means one or more charitable organizations named by the Company as beneficiary to the Trust.

     "Board of Directors"  means the Board of Directors of the Company.

     "Bylaws"  means the Bylaws of the Company.

     "Carlyle" means The Carlyle Group, a Washington, D.C. based merchant banking firm.

     "Carlyle Funds" means the private investment funds sponsored by Carlyle that have agreed to purchase shares of Common Stock in the Concurrent Private Placements.

     "Cash Available for Distribution" means Funds From Operations adjusted for certain non-cash items, less reserves for capital expenditures.

     "Cash Flow" means the sum of (a) Funds from Operations (adjusted for non-recurring items and non-cash revenue, including, without limitation, the effect of straight-lining the rents pursuant to GAAP) and (b) interest expense.

     "Charter" means the charter of the Company filed for record with the State Department of Assessments and Taxation of Maryland, as may be amended from time to time.

     "Closing Price" means the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the shares of Common Stock are not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading for, if the shares of Common Stock are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the shares of Common Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares of Common Stock selected by the Board of Directors.

     "Code"  means the Internal Revenue Code of 1986, as amended.

     "Commission"  means the United States Securities and Exchange Commission.

     "Common Stock" means the shares of Common Stock, par value $0.01 per share, of the Company.

     "Company" means Tower Realty Trust, Inc., a Maryland corporation, together with its subsidiaries.

     "Company Expenses" means all administrative costs and expenses of the Company.

     "Company Options" means the stock options granted to officers, directors and employees of the Company pursuant to the 1997 Plan and the Directors' Plan.

     "Concurrent Private Placements" means the private placement by the Company of $20 million of Common Stock to the Morgan Stanley Investors and $10 million to the Carlyle Funds at a price per share equal to the Offering Price to be consummated concurrent with the Offering.

     "Continuing Investors" means certain third parties that own interests in the Properties and who will own OP Units and/or shares of Common Stock upon completion of the Offering.

     "Control Shares" means voting Shares which, if aggregated with all other such shares previously acquired by the acquiror, or in the respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power.

     "Counsel"  means Battle Fowler LLP.

     "CPI"  means the United States Consumer Price Index.

     "Debt Policy" means the Company's policy of limiting its total consolidated indebtedness plus its pro rata share of Joint Venture Debt to 50% of the Company's Total Market Capitalization.

     "direct vacancy" means office space for which a landlord is not collecting rent under a prime lease in an office building of 20,000 square feet or more and does not include office space available for sublease.

     "Directors' Plan" means the Tower Realty Trust, Inc. Non-Employee Directors' Incentive Plan.

     "DOL"  means the United States Department of Labor.

     "DRA" means DRA Realty Advisors.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Plan" means a pension, profit-sharing or other employee benefit plan subject to Title I of ERISA.

     "ESAs"  means phase I environmental site assessments.

     "Exchange Act"  means the Securities Exchange Act of 1934, as amended.

     "Exchange Agreement" means that Exchange Rights Agreement among the Company, the Operating Partnership and the Limited Partners, other than the Company.

     "Exchange Rights" means, pursuant to the Exchange Rights Agreement, the rights of the Limited Partners to cause the Operating Partnership to exchange each Unit in exchange for cash or, at the Company's election, one share of Common Stock.

     "Excluded Properties" means the properties that will continue to be owned by Tower Equities after the Formation Transactions.

     "Foreign Investors" means nonresident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates.

     "Formation Transactions" means the principal transactions in connection with the formation of the Company and the acquisition of the Properties.

     "Founding Director" means each Independent Director eligible to receive options under the Directors' Plan who is a member of the Board of Directors as of the date that the registration statement is declared effective by the Commission.

     "Funds From Operations" means income (loss) before minority interest (computed in accordance with generally accepted accounting principles), excluding gains (losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures.

     "GAAP"  means generally accepted accounting principles in the United
States.

     "General Partner" means the sole general partner of the Operating Partnership.

     "ICIP" means The Industrial Commercial Incentive Program, a program established to provide incentives to developers and redevelopers of property in New York City.

     "Independent Director" means a director of the Company who is not an officer or employee of the Company or the Operating Partnership or an affiliate of the Company or the Operating Partnership.

     "Interested Stockholder" means a stockholder holding 10% or more of the voting securities in a Maryland corporation, such as the Company.

     "International Managers" means the underwriters outside of the United States and Canada named in this Prospectus for whom Merrill Lynch International; Legg Mason Wood Walker, Incorporated; Morgan Stanley & Co. International Limited; Prudential-Bache Securities (U.K.) Inc., Smith Barney Inc. and NationsBanc Montgomery Securities, Inc. are acting as lead managers.

     "International Offering" means the public offering of the Common Stock of the Company outside the United States and Canada.

     "International Purchase Agreement" means the purchase agreement between the Company and the International Managers.

     "Intersyndicate Agreement" means the agreement between the U.S. Underwriters and the International Managers providing for the coordination of their activities.

     "Investment Cost" means as of August 31, 1997 the aggregate investment cost of a Property, including the applicable purchase price amount, closing costs, tenant improvements, leasing commissions and capital expenditures less any applicable depreciation and amortization of tenant improvements, leasing commissions and capital expenditures.

     "IRA"  means individual retirement account.

     "IRS"  means the United States Internal Revenue Service.

     "ISOs"  means incentive stock options.

     "Joint Venture Debt"  means indebtedness of unconsolidated investments.

     "Landauer"  means Landauer Associates, Inc.

     "Landauer Market Studies" means the report prepared for the Company by Landauer relating to the Manhattan, Orlando, Phoenix and Tucson office markets and the various submarkets therein.

     "leased" means all space for which leases have been executed and the lease term has commenced.

     "LIBOR" means the London Interbank Offering Rate.

     "Limited Partners"  means the limited partners of the Operating
Partnership.

     "Line of Credit" means the $200 million unsecured line of credit for which the Company has obtained a commitment.

     "Lock-up Period" means the one- or two-year period (as applicable) commencing from the date of this Prospectus.

     "Look-Through Ownership Limitation" means the ownership of as much as up to 15.0% of any class of the Company's stock by mutual funds and certain other entities.

     "Management Company" means Tower Equities Management, Inc., a Delaware corporation.

     "Market Price" means the average of the Closing Price for the five consecutive Trading Days ending on such date.

     "Merrill Lynch"  means Merrill Lynch & Co., Inc.

     "Metropolitan New York City" means New York, Bronx, Kings, Putnam, Queens, Richmond, Rockland, Nassau, Suffolk and Westchester Counties, as designated by Landauer in its market study cited herein.

     "Metropolitan Orlando" means Lake, Orange, Osceola and Seminole Counties in Florida, as designated by Landauer in its market study cited herein.

     "Metropolitan Phoenix" means Maricopa and Pinal Counties in Arizona, as designated by Landauer in its market study cited herein.

     "Metropolitan Tucson" means Pima County, Arizona, as designated by Landauer in its market study cited herein.

     "MGCL" means the Maryland General Corporation Law, as may be amended from time to time.

     "Morgan Stanley Investors" means certain private investment funds and separate accounts advised by MSAM that have agreed to purchase shares of Common Stock in the Concurrent Private Placements.

     "MSAM"  means Morgan Stanley Asset Management Inc.

     "MSAM Notes" means the convertible notes of the Company held by the Morgan Stanley Investors in the aggregate principal amount of approximately $12.3 million for the purpose of funding certain pre-Offering transaction expenses and the acquisition of certain interests of third parties of certain properties.

     "NAREIT"  means the National Association of Real Estate Investment Trusts.

     "Non-ERISA Plan" means a qualified retirement plan not subject to Title I because it is a governmental or church plan or because it does not cover common law employees.

     "Non-Founding Director" is every director of the Company who is not a Founding Director.

     "Non-Qualifying Income" means income realized by the Company which does not satisfy the requirements of the 95% gross income test.

     "NYSE"  means the New York Stock Exchange, Inc.

     "occupied" means all space which is leased and for which the lease term has commenced.

     "Offering" means the offering of Common Stock which is the subject of the Prospectus.

     "Offering Price" means the assumed public offering price of the Common Stock of $25.00 per share (the mid-point of the range of public offering prices set forth on the cover page of this Prospectus).

     "One Orlando Land Parcel" means the approximately 3.8 acres of undeveloped land in Orlando, Florida that the Company holds an option to purchase.

     "Operating Partnership" means Tower Realty Operating Partnership, L.P., a limited partnership organized under the laws of Delaware. Unless the context requires otherwise, Operating Partnership includes any subsidiaries of the Operating Partnership.

     "OP Units" means units of limited partnership interest in the Operating Partnership.

     "Ownership Limitation" means the ownership of more than 9.8%, or up to 15% in the case of certain stockholders, of the number or value of any class of the Company's outstanding stock by any person.

     "Participants"  means individuals who will participate in the 1997 plan.

     "Partnership Agreement" means the agreement of limited partnership of the Operating Partnership. "Partnership Provisions" means the partnership provisions of the Code.

     "Phoenix Land Parcel" means the 43.2 acres of undeveloped land in Phoenix that the Company holds an option to purchase.

     "Plan Asset Regulations" mean the DOL regulations which define "plan assets."

     "Preferred Stock" means the shares of preferred stock, par value $.01 per share, of the Company.

     "Primary Contributors" means Lawrence H. Feldman (Chairman, Chief Executive Officer and President of the Company), Robert L. Cox (Executive Vice President and Chief Operating Officer of the Company), Joseph D. Kasman (Senior Vice President and Chief Financial Officer of the Company), Clifford L. Stein (Managing Director of the Company's Southeast Region), Robert M. Adams (a nominee for director of the Company), Richard M. Wisely (a nominee for director of the Company), Eric S. Reimer (Vice President -- Leasing of the Company), Reuben Friedberg (Vice President -- Finance of the Company), and Reid Berman (a significant investor in Properties Atlantic and a regional director of leasing for the Company), provided, however, that "Primary Contributors" excludes certain persons affiliated or associated with Tower Equities or the Primary Contributors because they were not eligible to receive OP Units for their interests in Properties under applicable securities laws.

     "Properties" means the 21 office buildings referred to herein in which the Company has an interest.

     "Property Partnerships" means the partnerships that currently own the Properties.

     "Registration Rights Agreement" means the Registration Rights Agreement among the Company, the Operating Partnership and the Limited Partners other than the Company.

     "REIT" means real estate investment trust as defined in Section 856 of the Code.

     "Related Party Tenant" under the Code means a tenant of the Company's real property in which the Company or an owner of 10.0% or more of the Company, directly or constructively owns 10.0% or more of the ownership interests.

     "Representatives" means Merrill Lynch, Pierce, Fenner & Smith Incorporated, Legg Mason Wood Walker, Morgan Stanley & Co. Incorporated, Prudential Securities Incorporated, Smith Barney Inc. and NationsBanc Montgomery Securities, Inc.

     "Restricted Shares" means the 1,949,360 shares of Common Stock received by MSAM and certain Continuing Investors in the Formation Transactions, the 1,200,000 shares of Common Stock issued in the Concurrent Private Placements, and the 1,583,640 shares of Common Stock available for issuance upon exchange of OP Units issued in connection with the Formation Transactions, and the Company Options.

     "Securities Act"  means the Securities Act of 1933, as amended.

     "Shares-in-Trust" means shares of Common or Preferred Stock that are transferred automatically to the Trust.

     "Stanger"  means Robert A. Stanger & Co., Inc.

     "Subsidiary Partnerships" means one or more subsidiary partnerships, joint ventures, general partnerships and limited liability companies through which the Operating Partnership owns certain of the Properties.

     "Term Loan" means the $107 million loan facility that the Company expects to enter into concurrent with the consummation of the Offering and for which it has obtained a commitment.

     "Total Market Capitalization" means the Company's total equity market capitalization plus its consolidated indebtedness and pro rata share of indebtedness of unconsolidated investments.

     "Total Value" means Cash Flow capitalized at 9.5% plus (i) 100% of out-of-pocket costs for assets under development (subject to a maximum of 10% of Total Value), and (ii) 100% of cash and cash equivalents (excluding restricted deposits).

     "Tower"  means Tower Equities & Realty Corp., a Delaware corporation.

     "Tower Equities" includes Tower Equities & Realty Corp., a Delaware corporation ("Tower"), the companies and partnerships affiliated with Tower and the predecessor entities and affiliates of Tower.

     "Tower 45 Loan" means the mortgage indebtedness secured by the Tower 45 Property.

     "Tower Predecessor" means the following entities controlled or managed by Tower Equities: Tower 45 Associates Limited Partnership (the Tower 45 Property), CXX Mineola Limited Partnership (the 120 Mineola Boulevard Property), Maitland Property Investors, Ltd. (the Maitland Forum Property), Maitland West Associates Limited Partnership Investors, Ltd. (the Maitland Forum Property), Maitland West Associates Limited Partnership (the three Maitland Center Parkway Properties), 5750 Associates Limited Partnership (the 5750 Major Boulevard Property), and the predecessor management companies, including Tower Equities and Realty Corp., CXX Mineola Management Corp., Forum Realty and Management Corp., and Tower Equities of Arizona, L.L.C. The Tower Predecessor includes 100% of the assets, liabilities and operations of such entities and the respective Properties owned by them. In addition, the Primary Contributors, including Lawrence H. Feldman, hold non-controlling interests in the partnership controlling the 2800 North Central Property and the partnerships that own the following Properties (collectively, the "DRA Joint Ventures"): 286 Madison Avenue, 290 Madison Avenue, 292 Madison Avenue, the six Corporate Center Properties, 5151 East Broadway, and One Orlando Center. The Tower Predecessor includes these investments in the 2800 North Central Property and the DRA Joint Ventures using the equity method of accounting.

     "Trading Day" means a day on which the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading is open for the transaction of business or, if the shares of Common Stock are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

     "Transaction" means any transaction resulting in a change of control of the Operating Partnership unless in connection with the Transaction the Limited Partners receive or have the right to receive cash, securities, or other property equal to the product of the number of shares of Common Stock into which each

OP Unit is then exchangeable and the greatest amount of cash, securities or other property paid in the Transaction to the holder of one share of Common Stock in consideration of one share of Common Stock.

     "Treasury Regulations" means the income tax regulations promulgated under the Code.

     "UBTI"  means unrelated business taxable income.

     "Underwriters"  means the U.S. Underwriters and the International Managers.

     "U.S. Offering" means the public offering of the Common Stock of the Company in the United States and Canada.

     "U.S. Purchase Agreement" means the purchase agreement between the Company and the U.S. Underwriters.

     "U.S. Representatives" means Merrill Lynch, Pierce, Fenner & Smith, Incorporated; Legg Mason Wood Walker, Incorporated; Morgan Stanley & Co. Incorporated; Prudential Securities Incorporated, Smith Barney Inc. and NationsBanc Montgomery Securities, Inc.

     "U.S. Underwriters" means the Underwriters for the United States and Canada named in the prospectus for whom the U.S. Representatives are acting as representatives.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        ----
Tower Realty Trust, Inc.
  Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1997 (unaudited)......   F-2
  Pro Forma Condensed Consolidated Statement of Operations for the six months ended
     June 30, 1997 (unaudited)........................................................   F-3
  Pro Forma Condensed Consolidated Statement of Operations for the year ended December
     31, 1996 (unaudited).............................................................   F-4
  Notes to the Pro Forma Condensed Consolidated Financial Information.................   F-5
  Report of Independent Accountants...................................................  F-18
  Consolidated Balance Sheet as of June 30, 1997......................................  F-19
  Consolidated Statement of Operations for the period from March 27, 1997 (date of inception) through June 30, 1997.................................................  F-20
  Consolidated Statement of Shareholder's Equity for the period from March 27, 1997
     (date of inception) through June 30, 1997........................................  F-21
  Consolidated Statement of Cash Flows for the period from March 27, 1997 (date of inception) through June 30, 1997.................................................  F-22
  Notes to Consolidated Financial Statements..........................................  F-23

Tower Predecessor
  Report of Independent Accountants...................................................  F-29
  Combined Balance Sheets as of December 31, 1996 and 1995 and (unaudited) as of June
     30, 1997.........................................................................  F-30
  Combined Statements of Operations for each of the three years in the period ended
     December 31, 1996 and (unaudited) for the six months ended June 30, 1997 and
     1996.............................................................................  F-31
  Combined Statements of Owners' Deficit for each of the three years in the period ended December 31, 1996 and (unaudited) for the six months ended June 30, 1997...  F-32
  Combined Statements of Cash Flows for each of the three years in the period ended
     December 31, 1996 and (unaudited) for the six months ended June 30, 1997 and
     1996.............................................................................  F-33
  Notes to Combined Financial Statements..............................................  F-34
  Schedule III: Real Estate and Accumulated Depreciation as of December 31, 1996......  F-44

DRA Joint Ventures
  Report of Independent Accountants...................................................  F-46
  Combined Statements of Revenues and Certain Operating Expenses for each of the two years in the period ended December 31, 1996 and the period from November 21, 1994 through December 31, 1994 and (unaudited) for the six months ended June 30, 1997 and 1996.........................................................................  F-47
  Notes to Combined Statements of Revenues and Certain Operating Expenses.............  F-48

100 Wall Street
  Report of Independent Accountants...................................................  F-51
  Statements of Revenues and Certain Operating Expenses for the year ended December
     31, 1996 and (unaudited) for the six months ended June 30, 1997 and 1996.........  F-52
  Notes to Statements of Revenues and Certain Operating Expenses......................  F-53

                            TOWER REALTY TRUST, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1997
                    (DOLLARS IN THOUSANDS EXCEPT SHARE DATA)

     The following unaudited pro forma condensed consolidated balance sheet is presented as if (i) the transfer of the Properties, certain development land and other assets of Tower Equities to be contributed to the Company and (ii) the consummation of the Offering, the Concurrent Private Placements, the MSAM Notes and Term Loan and the application of the net proceeds therefrom had occurred on June 30, 1997. This pro forma condensed consolidated balance sheet should be read in conjunction with the historical combined financial statements listed on the index on page F-1. In management's opinion, all adjustments necessary to reflect the effects of the above transactions have been made.

     The following pro forma condensed consolidated balance sheet is not necessarily indicative of what the actual financial position would have been assuming the above transactions had been consummated at June 30, 1997, nor does it purport to represent the future financial position of the Company.

                                                                                   PRO FORMA ADJUSTMENTS
                                                                         ------------------------------------------
                                                                                        THE OFFERING
                                                                                       AND CONCURRENT
                                             THE                         ACQUISITION      PRIVATE          OTHER
                                           COMPANY       PREDECESSOR     PROPERTIES      PLACEMENTS     ADJUSTMENTS
                                          HISTORICAL     HISTORICAL          (A)            (B)             (C)         PRO FORMA
                                          ----------     -----------     -----------   --------------   -----------     ---------
                                                             ASSETS
Real estate, net........................                  $ 127,577       $  325,804                                    $453,381
Deferred charges, net...................    $7,640           12,041                       $ (7,640)      $   1,094        13,135
Receivables, net........................                      3,436                                           (936)        2,500
Unbilled rent receivable................                     14,580                                        (14,580)
Escrowed funds..........................                        421                                           (421)
Cash and cash equivalents...............         4            4,326         (400,755)      294,925         102,084           584
Investments in joint ventures...........        60            4,745            2,053                        (4,745)        2,113
Other assets............................                      3,506            3,000                        (3,506)        3,000
                                          ----------     -----------     -----------   --------------   -----------     ---------
        Total assets....................    $7,704        $ 170,632       $  (69,898)     $287,285       $  78,990      $474,713
                                          ========        =========        =========   ============     ==========      ========

                                         LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Debt on real estate.....................    $7,279        $ 193,381       $ (149,015)                    $  77,355      $129,000
Accounts payable and other
  liabilities...........................     1,689           25,537                                        (14,275)       12,951
Amounts due to (from) affiliates........    (1,182)          10,374                                         (9,192)
                                          ----------     -----------     -----------                    -----------     ---------
        Total liabilities...............     7,786          229,292         (149,015)                       53,888       141,951
                                          ----------     -----------     -----------                    -----------     ---------
Minority interest in Operating
  Partnership...........................                                      11,984                        20,294        32,278
                                                                         -----------                    -----------     ---------
Shareholders' equity:
  Preferred shares, 50,000,000 shares
    authorized, none issued and
    outstanding.........................
  Common shares, $.01 par value,
    150,000,000 shares authorized; 1,000
    shares issued and outstanding
    (historical) and 14,664,360 shares
    issued and outstanding (pro
    forma)..............................         1                                10      $    127               9           147
  Additional paid-in capital............                                      24,735       287,158         (11,473)      300,420
  Owners' equity (deficit)..............       (83)         (58,660)          42,388                        16,272           (83)
                                          ----------     -----------     -----------   --------------   -----------     ---------
        Total shareholders' equity
          (deficit).....................       (82)         (58,660)          67,133       287,285           4,808       300,484
                                          ----------     -----------     -----------   --------------   -----------     ---------
        Total liabilities and
          shareholders' equity
          (deficit).....................    $7,704        $ 170,632       $  (69,898)     $287,285       $  78,990      $474,713
                                          ========        =========        =========   ============     ==========      ========

    The accompanying notes are an integral part of this pro forma condensed consolidated balance sheet.

                            TOWER REALTY TRUST, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
  FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND THE YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following unaudited pro forma condensed consolidated statements of operations are presented as if (i) the transfer of the Properties, certain development land and other assets of Tower Equities to be contributed to the Company and (ii) the completion of the Offering, the Concurrent Private Placements, the MSAM Notes and Term Loan and the application of the net proceeds therefrom had occurred on January 1, 1996. These pro forma condensed consolidated statements of operations should be read in conjunction with the historical combined financial statements listed on the index on page F-1. In management's opinion, all adjustments necessary to reflect the effects of the above transactions have been made.

     The following pro forma condensed consolidated statements of operations are not necessarily indicative of what the actual results of operations of the Company would have been assuming the above transactions had been consummated as of January 1, 1996, nor does it purport to represent the results of operations for future periods.

                                                      SIX MONTHS ENDED JUNE 30, 1997
                                                                        PRO FORMA ADJUSTMENTS
                                                                      -------------------------
                                         THE                          ACQUISITION      OTHER
                                       COMPANY        PREDECESSOR     PROPERTIES    ADJUSTMENTS
                                      HISTORICAL      HISTORICAL          (A)           (B)         PRO FORMA
                                      ----------      -----------     -----------   -----------     ---------
Revenues:
  Rental income.....................                    $13,521         $21,316       $ 1,908        $36,745
  Management fees...................                        245                          (245)
  Construction, leasing, and other
     fees...........................       33               474           1,316        (1,304)           519
                                         ----           -------         -------       -------        -------
          Total revenues............       33            14,240          22,632           359         37,264
                                         ----           -------         -------       -------        -------
Expenses:
  Property operating and
     maintenance....................                      2,703           6,579                        9,282
  Real estate taxes.................                      2,331           3,043           (50)         5,324
  General office and
     administration.................                      1,746             701          (700)         1,747
  Interest expense..................      176             7,028                        (2,563)         4,641
  Depreciation and amortization.....                      3,494                         3,330          6,824
  Ground rent and air rights
     expense........................                        299                                          299
                                         ----           -------         -------       -------        -------
          Total expenses............      176            17,601          10,323            17         28,117
  Equity in income (loss) of joint
     ventures.......................       60                68                           368            496
                                         ----           -------         -------       -------        -------
Income (loss) before minority
  interest..........................      (83)           (3,293)         12,309           710          9,643
Minority interest in Operating
  Partnership.......................                                                      935            935
                                         ----           -------         -------       -------        -------
Net income (loss)...................     $(83)          $(3,293)        $12,309       $  (225)       $ 8,708
                                         ====           =======         =======       =======        =======
Net income per share................                                                                 $  0.59
                                                                                                     =======
Weighted average number of common
  shares outstanding................                                                                  14,664
                                                                                                     =======

    The accompanying notes are an integral part of these pro forma condensed consolidated statements of operations.

                            TOWER REALTY TRUST, INC.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
  FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND THE YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             YEAR ENDED DECEMBER 31, 1996
                                        ----------------------------------------------------------------------
                                                                 PRO FORMA ADJUSTMENTS
                                                       ------------------------------------------
                                                          PROPERTY
                                                       ACQUIRED PRIOR
                                                           TO THE
                                                         FORMATION      ACQUISITION      OTHER
                                        PREDECESSOR     TRANSACTIONS    PROPERTIES    ADJUSTMENTS
                                        HISTORICAL          (A)             (B)           (C)        PRO FORMA
                                        -----------    --------------   -----------   -----------    ---------
Revenues:
  Rental income.......................    $26,138           $462          $42,731       $ 3,608       $72,939
  Management fees.....................      1,261                                        (1,261)
  Construction, leasing, and other
     fees.............................      1,335              2            2,374        (2,008)        1,703
                                          -------           ----          -------       -------       -------
          Total revenues..............     28,734            464           45,105           339        74,642
                                          -------           ----          -------       -------       -------
Expenses:
  Property operating and
     maintenance......................      5,481            193           12,939                      18,613
  Real estate taxes...................      4,722             79            6,310          (100)       11,011
  General office and administration...      3,494             47            1,552        (1,730)        3,363
  Interest expense....................     15,511                                        (6,228)        9,283
  Depreciation and amortization.......      6,853                                         6,747        13,600
  Ground rent and air rights
     expense..........................        599                                                         599
                                          -------           ----          -------       -------       -------
          Total expenses..............     36,660            319           20,801        (1,311)       56,469
  Equity in income (loss) of joint
     ventures.........................        461                                           (63)          398
                                          -------           ----          -------       -------       -------
Income (loss) before minority
  interest............................     (7,465)           145           24,304         1,587        18,571
Minority interest in Operating
  Partnership.........................                                                    1,801         1,801
                                          -------           ----          -------       -------       -------
Net income (loss).....................    $(7,465)          $145          $24,304       $  (214)      $16,770
                                          =======           ====          =======       =======       =======
Net income per share..................                                                                $  1.14
                                                                                                      =======
Weighted average number of common
  shares outstanding..................                                                                 14,664
                                                                                                      =======

    The accompanying notes are an integral part of these pro forma condensed consolidated statements of operations.

                            TOWER REALTY TRUST, INC.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL INFORMATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.  PRO FORMA ADJUSTMENTS TO THE CONSOLIDATED BALANCE SHEET -- JUNE 30, 1997

A. ACQUISITION PROPERTIES

     Concurrent with the Offering and related Formation Transactions, the Company will enter into the following transactions:

     - Acquisition of partnership interests in the entities comprising the Tower Predecessor. The acquisitions of all partnership interests in the Tower Predecessor, excluding Lawrence Feldman's interest, for approximately $194.6 million in cash (including repayment of indebtedness), 72,942 OP Units (approximate value of $1.8 million based on a value of $25.00 per OP Unit) and 203,360 shares of restricted Common Stock (approximate value of $5.1 million based on a value of $25 per common share) are accounted for utilizing the purchase method of accounting. The acquisition of Lawrence Feldman's interest in the Tower Predecessor is accounted for at historical cost.

     - Acquisition of partnership interests in 2800 North Central. The acquisitions of certain partnership interests in 2800 North Central, excluding Lawrence Feldman's interest, for approximately $.9 million in cash and 45,131 OP Units (approximate value of $1.1 million based on a value of $25.00 per OP Unit) is accounted for utilizing the purchase method of accounting. The acquisition of Larry Feldman's interest in 2800 North Central is accounted for at historical cost. In total, the pro forma consolidated balance sheet includes an approximate 10% ownership interest in 2800 North Central.


     - Acquisition of partnership interests in the entities comprising the DRA Joint Ventures, including acquisitions of the Phoenix and One Orlando Center Land Parcels. The acquisitions of all partnership interests in the DRA Joint Ventures, excluding Lawrence H. Feldman's interest, for approximately $28.0 million in cash plus assumption of $22.0 million of indebtedness and assumption of and repayment of indebtedness aggregating approximately $107.2 million, 85,923 OP Units (approximate value of $2.1 million based on a value of $25.00 per OP Unit) and 924,800 shares of restricted Common Stock (approximate value $23.1 million based on a value of $25.00 per common share) are accounted for utilizing the purchase method of accounting. The acquisition of Lawrence Feldman's interest in the DRA Joint Ventures is accounted for at historical cost.



     - Acquisition of Century Plaza. The acquisition of Century Plaza from an unrelated third party for approximately $11.7 million in cash and 6,000 OP Units (approximate value of $.2 million based on a value of $25.00 per common share) is accounted for utilizing the purchase method of accounting.


     - Acquisition of Properties Atlantic. The acquisition of Properties Atlantic for 120,000 OP Units (approximate value of $3.0 million based on a value of $25.00 per OP Unit) is accounted for utilizing the purchase method of accounting.

     - Acquisition of 100 Wall Street. The acquisition of 100 Wall Street from an unrelated third party for approximately $58.0 million in cash, plus $1.2 million of transfer taxes and other costs, is accounted for utilizing the purchase method of accounting.

                            TOWER REALTY TRUST, INC.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
               CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The pro forma adjustments to reflect the acquisitions of Tower Predecessor (including the acquisition of an approximate 10% ownership interest in 2800 North Central), DRA Joint Ventures, Century Plaza, Properties Atlantic and 100 Wall Street are as follows:

                                                    DRA                                100
                                    TOWER          JOINT       CENTURY   PROPERTIES    WALL
                                 PREDECESSOR     VENTURES       PLAZA     ATLANTIC    STREET     TOTAL
                                 -----------     ---------     --------  ----------  --------  ---------
Real estate.....................  $   72,231     $ 182,483     $ 11,851              $ 59,239  $ 325,804
Cash and cash equivalents.......    (194,600)(a)  (135,215)(b)  (11,701)              (59,239)  (400,755)
Investment in joint ventures....       2,053                                                       2,053
Prepaid expenses and other
  assets........................                                           $3,000                  3,000
                                   ---------     ---------     --------    ------    --------  ---------
                                  $ (120,316)    $  47,268     $    150    $3,000    $         $ (69,898)
                                   =========     =========     ========    ======    ========  =========
Debt............................  $ (171,015)(c) $  22,000                                      (149,015)
Minority interest in Operating
  Partnership...................       6,686         2,148     $    150    $3,000                 11,984
Common shares...................           1             9                                            10
Additional paid in capital......       1,624        23,111                                        24,735
Owners' equity..................      42,388                                                      42,388
                                   ---------     ---------     --------    ------    --------  ---------
                                  $ (120,316)    $  47,268     $    150    $3,000    $         $ (69,898)
                                   =========     =========     ========    ======    ========  =========

---------------

(a) The following details the use of cash and cash equivalents in the Tower Predecessor transaction:

                                                                              TOWER
                                                                             PREDECESSOR
                                                                             --------
        Repayment of indebtedness:
             Tower 45.....................................................   $123,064(1)
             Maitland Forum...............................................     28,875
             Maitland West................................................      4,548
             120 Mineola Boulevard........................................     11,260
             5750 Major Boulevard.........................................      3,268(2)
                                                                             --------
                                                                              171,015
        Cash payments:
             Tower 45.....................................................     10,746
             Maitland Forum and Maitland West.............................      3,697
             120 Mineola Boulevard........................................        275
             5750 Major Boulevard.........................................      4,469
             2800 North Central...........................................        925
             Transfer taxes and other expenses............................      3,473
                                                                             --------
                                                                             $194,600
                                                                             ========

---------------

    (1) At the time of the Offering, it has been assumed for pro forma purposes, that a portion of the debt encumbering Tower 45 will remain outstanding ($35.0 million), and will then be repaid with proceeds from the Term Loan. The Term Loan amount in pro forma adjustment C(6) reflects the repayment of this Tower 45 debt.

                            TOWER REALTY TRUST, INC.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
               CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

    (2) Indebtedness relating to 5750 Major Boulevard at June 30, 1997 is $3.3 million. At the date of the Offering it is expected that the indebtedness will increase to $4.7 million to fund construction expenditures of $1.4 million expected to be incurred.

(b) The use of cash and cash equivalents in the DRA Joint Ventures transaction of $135.2 million is comprised of (i) payments of $107.2 million for the partners in the DRA Joint Ventures to repay indebtedness associated with the properties, and (ii) payments of $28.0 million to DRA and other parties.

(c) Historical debt on real estate for Tower Predecessor at June 30, 1997 is $193.4 million. The debt on real estate has been reduced by $22.4 million to reflect anticipated reduction from debt restructurings.


     The following table reconciles the aforementioned adjustments to cash to the $246.5 million for repayment of certain indebtedness described in the section captioned "Use of Proceeds" within this Registration Statement:



        Tower Predecesor -- footnote 1A(a)                                  $171,015
        DRA Joint Ventures -- footnote 1A)(b)                                107,225
        5750 Major Boulevard -- footnote 1A(a)(2)                              1,383
        Other -- prepayment penalties                                          1,880
        Less:
        Tower 45 debt -- footnote 1A(a)(1)                                   (35,000)
                                                                            --------
        Total cash for repayment of indebtedness as per Use of Proceeds     $246,503
                                                                            ========



     The following table reconciles the aforementioned adjustments to cash to the $118.7 million to acquire certain equity, debt and fee interests in the properties described in the section captioned "Use of Proceeds" in this Registration Statement:



        Tower 45 -- footnote 1A(a)                                          $ 10,746
        Maitland Forum and West -- footnote 1a(a)                              3,697
        120 Mincola Boulevard -- footnote 1a(a)                                  275
        5750 Major Boulevard -- footnote 1A(a)                                 4,469
        2800 North Central -- footnote 1A(a)                                     925
        100 Wall Street                                                       59,239
        Century Plaza                                                         11,701
        DRA -- footnote 1A(b)                                                 27,990
        Other                                                                   (300)
                                                                            --------
        Total cash to acquire certain equity, debt and fee interests in
          the properties as per Use of Proceeds                             $118,747
                                                                            ========


     The other historical assets and liabilities of Tower Predecessor, DRA Joint Ventures, Century Plaza, 100 Wall Street and Properties Atlantic will not be acquired or assumed in the acquisitions, except for a deferred real estate tax liability of approximately $13.0 million and the related receivable of approximately $2.5 million for a portion of this liability which is expected to be recovered from tenants. This deferred real estate tax liability represents a portion of real estate taxes accrued on Tower 45 from 1988 through 1995 which is payable to the taxing authority commencing on July 1, 1998 in payments of $1.3 million per year.

                            TOWER REALTY TRUST, INC.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
               CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

B. THE OFFERING AND CONCURRENT PRIVATE PLACEMENTS

     Reflects the initial capitalization of the Company and the issuance of 12,715,000 shares of Common Stock in connection with the Offering (11,515,000 shares) and Concurrent Private Placements (1,200,000 shares) at an assumed initial public offering price of $25.00 per share. The estimated costs of the Offering include $18.7 million of underwriters' discount and $11.9 million of other offering costs (of which $7.6 million has been recorded as a deferred charge on the Company's historical balance sheet at June 30, 1997), which have been reflected as a reduction to additional paid-in capital (there is no underwriters' discount for the shares sold in the Concurrent Private Placements). The resulting net proceeds of the Offering and Concurrent Private Placements total approximately $287.3 million.


     The following details the shares of Common Stock and OP Units issued in connection with the Offering, Concurrent Private Placements, the MSAM Notes and related Formation Transactions:



                           TRANSACTION                          COMMON SHARES     OP UNITS
    ----------------------------------------------------------  -------------     ---------
    Tower Predecessor                                                203,360         72,942
    2800 North Central                                                               45,131
    DRA Joint Venture                                                924,800         85,923
    Properties Atlantic                                                             120,000
    Century Plaza                                                                     6,000
    Offering                                                      11,515,000
    Concurrent Private Placements                                  1,200,000
    Conversion of MSAM Notes                                         821,200
    OP Units issued to Primary Contributors related to Tower
      Predecessor, 2800 North Central and DRA Joint Ventures
      transactions                                                                1,253,644
                                                                -------------     ---------
                                                                  14,664,360      1,583,640
                                                                ============       ========

                            TOWER REALTY TRUST, INC.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
               CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

C. OTHER ADJUSTMENTS

                          PRO FORMA ADJUSTMENT SUMMARY
                                 BALANCE SHEET
                                 JUNE 30, 1997

                                                                                         INVEST-                   DEBT
            PRO                                      UNBILLED                  CASH      MENTS IN                   ON
       FORMA ADJUST-         DEFERRED                  RENT      ESCROWED    AND CASH     JOINT       OTHER        REAL
            MENT              CHARGES   RECEIVABLES RECEIVABLE     FUNDS    EQUIVALENTS  VENTURES     ASSETS      ESTATE
---------------------------- ---------  ----------  -----------  ---------  ----------  ----------  ----------  ----------
C(1) Adjustment to deferred
     charges................  $ 1,094                                        $ (2,431)               $ (1,100)

C(2) Elimination of other
     assets and liabilities
     of Tower Predecessor
     and intercompany
     receivables............              $ (936)                  $(421)      (4,326)                 (2,406)

C(3) Elimination of unbilled
     rent receivable of
     Tower Predecessor......                         $ (14,580)

C(4) Elimination of invest-
     ment in DRA Joint Ven-
     tures..................                                                             $ (4,745)

C(5) Conversion of MSAM
     Notes debt.............                                                    3,721                            $ (7,279)

C(6) Debt activity..........                                                  107,000                              84,634

C(7) Prepayment penalties...                                                   (1,880)

C(8) Allocation to minority
     interest in Operating
     Partnership............

C(9) Reclass historical
     Tower Predecessor
     owners' equity to
     additional paid-in
     capital................
                               ------    -------      --------    ------      -------     -------     -------     -------
                              $ 1,094     $ (936)    $ (14,580)    $(421)    $102,084    $ (4,745)   $ (3,506)   $ 77,355
                               ======    =======      ========    ======      =======     =======     =======     =======

                                                          MINORITY
                                 ACCOUNTS                 INTEREST
                                 PAYABLE      AMOUNTS        IN
            PRO                    AND         DUE TO    OPERATING              ADDITIONAL    OWNERS'
       FORMA ADJUST-              OTHER        (FROM)     PARTNER-    COMMON      PAID-IN      EQUITY
            MENT               LIABILITIES   AFFILIATES     SHIP       STOCK      CAPITAL    (DEFICIT)
----------------------------   ------------  ----------  ----------  ---------  -----------  ----------
C(1) Adjustment to deferred
     charges................                                                                  $ (2,437)
C(2) Elimination of other
     assets and liabilities
     of Tower Predecessor
     and intercompany
     receivables............   $   (14,275)   $ (9,192)                                         15,378
C(3) Elimination of unbilled
     rent receivable of
     Tower Predecessor......                                                                   (14,580)
C(4) Elimination of invest-
     ment in DRA Joint Ven-
     tures..................                                                                    (4,745)
C(5) Conversion of MSAM
     Notes debt.............                                            $ 9      $  10,991
C(6) Debt activity..........                                                                    22,366
C(7) Prepayment penalties...                                                                    (1,880)
C(8) Allocation to minority
     interest in Operating
     Partnership............                              $ 20,294                 (20,294)
C(9) Reclass historical
     Tower Predecessor
     owners' equity to
     additional paid-in
     capital................                                                        (2,170)      2,170
                                                                     -- -- --
                                  --------     -------     -------                --------     -------
                               $   (14,275)   $ (9,192)   $ 20,294      $ 9      $ (11,473)   $ 16,272
                                  ========     =======     =======   ======       ========     =======

     The following pro forma adjustments represent other aspects of the Offering and related Formation Transactions.

          (1) Represents the write-off to owners' equity of historical Tower Predecessor's previously capitalized deferred financing costs on mortgage loans ($1.3 million) and organizational costs ($1.1 million). Also includes the capitalization of $2.4 million of deferred financing fees to be incurred on the Term Loan and Line of Credit.

          (2) Represents elimination of other assets and liabilities of the Tower Predecessor, except for accounts receivable of $2.5 million and a deferred real estate tax liability of approximately $13.0 million, which will not be acquired or assumed in the transaction. This deferred real estate tax liability represents a portion of real estate taxes accrued on Tower 45 from 1988 through 1995 which is payable to the taxing authority commencing on July 1, 1998 in payments of $1.3 million per year. Also represents the elimination of $1.2 million of the Company's amounts due from affiliates.

          (3) Represents the elimination of unbilled rent receivable of the Tower Predecessor due to the acquisition of the Properties on June 30, 1997.

          (4) Represents the elimination of the investment in DRA Joint Ventures from the Tower Predecessor historical balance sheet. The pro forma adjustments reflecting the acquisition of the DRA Joint Ventures effectively records 100% of the DRA Joint Ventures.

          (5) Represents the issuance and conversion of certain debt held by certain investment funds advised by MSAM (the "MSAM Notes") assumed to be incurred of $11.0 million to 821,200 shares of restricted Common Stock (approximate value of $20.5 million based on a value of $25.00 per restricted Common

                            TOWER REALTY TRUST, INC.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
               CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     Stock). Other MSAM notes totalling $1.3 million were previously assumed, in the acquisition of partnership interests in the Tower Predecessor, to be converted to 65,000 shares of restricted Common Stock (approximate value of $1.6 million based on a value of $25.00 per share of restricted Common Stock). See pro forma adjustment 1A. Also represents the redemption of 1,000 shares from the initial incorporation of the Company. The pro forma adjustment is to increase cash by $3.7 million since this amount will be borrowed under the MSAM Notes subsequent to June 30, 1997.

          (6) Represents the new borrowings under the Term Loan of $107.0 million partially offset by debt forgiveness of $22.4 million.

        Pro forma debt outstanding at June 30, 1997 is as follows:

        Corporate Center..................................................  $ 22,000
        Term Loan.........................................................   107,000
                                                                            ---------
                                                                            $129,000
                                                                            =========

          At the time of the Offering, it has been assumed for pro forma purposes, that a portion of the debt encumbering Tower 45 will remain outstanding, and will then be repaid with proceeds from the Term Loan. The above Term Loan amount of $107.0 million reflects the repayment of this Tower 45 debt.

          (7) Represents prepayment penalties on Tower Predecessor debt of $1.9 million.

          (8) Represents the equity attributable to OP Units owned. The Company is the sole general partner of the Operating Partnership and will own approximately 90.3% of the Operating Partnership. Total OP Units outstanding will be 1,583,640 which will represent an approximate 9.7% minority interest in the Operating Partnership. The minority interest is reported as the equity of the Operating Partnership multiplied by the minority interest ownership percentage in the Operating Partnership.

          The holders of the OP Units will have the right to cause the Operating Partnership to exchange the OP Units for cash or, at the election of the Company, exchange such OP Units for shares of Common Stock of the Company on a one-for-one basis.

          (9) Reclassifies remaining historical Tower Predecessor owners' equity to additional paid-in capital.

2.  PRO FORMA ADJUSTMENTS TO THE STATEMENT OF OPERATIONS -- JUNE 30, 1997

A. ACQUISITION PROPERTIES

     The statements of operations information for the six months ended June 30, 1997 reflects the historical operations of the DRA Joint Ventures, Century Plaza, Properties Atlantic and 100 Wall Street as follows:

                                           DRA JOINT    CENTURY    PROPERTIES    100 WALL
                                           VENTURES      PLAZA      ATLANTIC      STREET      TOTAL
                                           ---------    -------    ----------    --------    -------
    Rental income.......................    $14,503     $ 1,207                   $5,606     $21,316
    Other income........................         83          25       $890           318       1,316
                                            -------      ------       ----        ------     -------
              Total revenues............     14,586       1,232        890         5,924      22,632
                                            -------      ------       ----        ------     -------
    Property operating and
      maintenance.......................      3,959         665                    1,955       6,579
    Real estate taxes...................      1,796          55                    1,192       3,043
    Other expenses......................        452          81         71            97         701
                                            -------      ------       ----        ------     -------
              Total expenses............      6,207         801         71         3,244      10,323
                                            -------      ------       ----        ------     -------
    Revenues in excess of certain
      operating expenses................    $ 8,379     $   431       $819        $2,680     $12,309
                                            =======      ======       ====        ======     =======

                            TOWER REALTY TRUST, INC.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
               CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

B. OTHER ADJUSTMENTS

                          PRO FORMA ADJUSTMENT SUMMARY
                            STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997

                                                                                                                       EQUITY IN
                                                     CONSTRUCTION,    REAL   GENERAL OFFICE            DEPRECIATION  INCOME (LOSS)
PRO FORMA                       RENTAL  MANAGEMENT    LEASING AND    ESTATE       AND        INTEREST      AND         OF JOINT
ADJUSTMENT                      INCOME     FEES        OTHER FEES    TAXES   ADMINISTRATION  EXPENSE   AMORTIZATION    VENTURES
----------                      ------  -----------  --------------  ------  --------------  --------  ------------  -------------
   2B(1)   Straight line rental
           income.............. $1,908
   2B(2)   Elimination of
           property management
           and other fees......            $(245)       $ (1,304)                $ (727)                                 $ 475
   2B(3)   Real estate
           taxes...............                                       $(50)
   2B(4)   General office and
           administration......                                                      27
   2B(5)   Interest
           expense.............                                                              $ (2,306)
   2B(6)   Amortization of
           deferred financing
           fees................                                                                  (257)
   2B(7)   Depreciation
           expense.............                                                                           $3,330
   2B(8)   Consolidation of DRA
           Joint Ventures......                                                                                            (68)
   2B(9)   Equity investment in
           2800 North
           Central.............                                                                                            (39)
  2B(10)   Minority interest in
           Operating
           Partnership.........
                                ------     -----         -------      ----        -----        ------     ------          ----
           Total............... $1,908     $(245)       $ (1,304)     $(50)      $ (700)     $ (2,563)    $3,330         $ 368
                                ======     =====         =======      ====        =====        ======     ======          ====

             MINORITY
            INTEREST IN
PRO FORMA    OPERATING
ADJUSTMENT  PARTNERSHIP
----------  -----------
   2B(1)

   2B(2)

   2B(3)

   2B(4)

   2B(5)

   2B(6)

   2B(7)

   2B(8)

   2B(9)

  2B(10)

              $   935
                 ----
              $   935
                 ====

     (1) Reflects an adjustment to increase the Properties' rental revenue for straight-line rent based on the acquisition date of the Properties of January 1, 1996.

     (2) Reflects the elimination of historical management fees ($245) and construction, leasing and other fees ($1,304) and property management fee expense ($727) related to the DRA Joint Ventures, Century Plaza and 100 Wall Street for the six months ended June 30, 1997 and the Tower Predecessor for the three months ended June 30, 1997. The Management Company was formed as a 95% owned equity investment of the Company on March 27, 1997. As a result of the Company's prospective ownership and management of these properties, these historical amounts will no longer be changed. The Management Company will only include amounts related to the Excluded Properties and third party management contracts.

                            TOWER REALTY TRUST, INC.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
               CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     As a result of this pro forma adjustment, the pro forma statement of operations of the Management Company for the six months ended June 30, 1997 is as follows (represents revenues and expenses from the Excluded Properties and third party management contracts):

    Management fees..............................................................  $ 342
    Construction, leasing and other fees.........................................    234
    Properties Atlantic third party representation fees..........................    890
    General office and administrative............................................   (600)
                                                                                   -----
         Income before income taxes..............................................    866
         Income taxes............................................................   (303)
                                                                                   -----
         Net income..............................................................  $ 563
                                                                                   =====
    95% equity in earnings of the Management Company recorded by the Company.....  $ 535
    Management Company earnings included in the Company's historical statement of
      operations for the six months ended June 30, 1997..........................    (60)
                                                                                   -----
    Pro forma adjustment.........................................................  $ 475
                                                                                   =====

     (3) Reflects the reduction in real estate taxes related to the parcel of land adjacent to One Orlando Center which will not be acquired in the Formation Transactions (option parcel).

     (4) Reflects a net increase of $27 in general office and administrative expense which is a result of estimated additional costs of operating as a public company partially by certain expenses (such as separate partnership accounting fees and reductions in salaries of certain officers) that are no longer required.

     (5) Reflects the net decrease in interest expense as a result of the repayment of a portion of the existing debt on real estate of Tower Predecessor partially offset by the assumption of existing debt in connection with the acquisition of Corporate Center and borrowings under the Term Loan. The following presents the debt to be outstanding subsequent to the Offering and related Formation Transactions and the corresponding interest expense adjustment:

                                                           PRINCIPAL     INTEREST
                                                            AMOUNT         RATE         INTEREST
                                                           ---------     --------       --------
    Corporate Center.....................................  $  21,000       7.55%        $    793
    Corporate Center.....................................      1,000       8.37%              42
    Term Loan(a).........................................    107,000       6.95%           3,718
                                                            --------                     -------
              Total......................................  $ 129,000
                                                            ========
    Pro forma annual interest expense....................                                  4,553
    Historical interest expense, excluding amortization
      of deferred financing fees, in previous columns
      (also see (6) below)...............................                                 (6,859)
                                                                                         -------
              Reduction to interest expense (also see (6)
                below)...................................                               $ (2,306)
                                                                                         =======

---------------
(a) At the time of the Offering, it has been assumed for pro forma purposes that a portion of the debt encumbering Tower 45 will remain outstanding and will then be repaid with proceeds from the Term Loan. The above Term Loan amount of $107.0 million reflects the repayment of this Tower 45 debt. The interest rate is based on the seven-year U.S. Treasury Note rate (6.05% at September 18, 1997) plus 90 basis points.

                            TOWER REALTY TRUST, INC.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
               CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     (6) Reflects the net decrease in the amortization of deferred financing fees ($257) as a result of a reduction of the amortization expense associated with historical deferred financing fees to be written off concurrent with the Offering ($345) partially offset by the amortization of $1.2 million of deferred financing fees associated with the Term Loan ($88) amortized over the seven year term.

     (7) Reflects the net increase in depreciation and amortization as a result of the acquisition of Tower Predecessor, DRA Joint Ventures, Century Plaza, Properties Atlantic and 100 Wall Street and the related increase in the basis of the assets. The following outlines the components of the net increase:

                                                                                                  PRO FORMA
                                                          PURCHASE    PURCHASE                    SIX MONTHS
                                    INCREASE   INCREASE    PRICE        PRICE                    DEPRECIATION
                                    IN REAL    IN OTHER   ASSIGNED    ASSIGNED     DEPRECIABLE       AND
                                     ESTATE     ASSETS    TO LAND    TO BUILDING      LIFE       AMORTIZATION
                                    --------   --------   --------   -----------   -----------   ------------
    Tower Predecessor.............  $ 72,231              $ 14,447    $  57,784     40 years        $  722
    DRA Joint Ventures............   182,483                54,745      127,738     40 years         1,597
    Century Plaza.................    11,851                 2,370        9,481     40 years           119
    Properties Atlantic...........              $3,000                              5 years            300
    100 Wall Street...............    59,239                11,848       47,391     40 years           592
                                    --------    ------     -------     --------                     ------
    Net increase in assets and
      depreciation and
      amortization expense........  $325,804    $3,000    $ 83,410    $ 242,394                     $3,330
                                    ========    ======     =======     ========                     ======

     (8) Reflects the elimination of the equity in earnings from the investment in the DRA Joint Ventures from Tower Predecessor's historical statement of operations ($68).

     (9) Reflects the decrease of the equity in earnings from the investment in 2800 North Central to reflect the purchase of additional partnership interests, 10% of net loss or ($39).

     (10) Reflects net income attributable to the minority interest of the Operating Partnership. The Company is the sole general partner and will own approximately 90.3% of the Operating Partnership.

     (11) Historical debt on real estate for the Tower Predecessor has been reduced by $23.7 million to reflect anticipated reduction from debt restructurings. Also, prepayment penalties of approximately $1.9 million will be paid on the Tower Predecessor debt on real estate. This extraordinary gain on extinguishment of debt has not been included in the pro forma statements of operations due to their nonrecurring nature.

3.  PRO FORMA ADJUSTMENTS TO THE STATEMENT OF OPERATIONS -- DECEMBER 31, 1996

A. PROPERTY ACQUIRED PRIOR TO THE FORMATION TRANSACTIONS

     The statement of operations for the year ended December 31, 1996 information reflects the historical operations of 5750 Major Boulevard which was acquired on October 24, 1996 (prior to the Formation Transactions). Operations for 5750 Major Boulevard are included in the Tower Predecessor's combined

                            TOWER REALTY TRUST, INC.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
               CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

financial statements for the period from date of acquisition to December 31, 1996. Operations for this property for the period from January 1, 1996 to the date of acquisition are reflected in the following table:

                                                                            5750 MAJOR
                                                                               BLVD
                                                                            ----------
        Rental income.....................................................     $462
        Other income......................................................        2
                                                                               ----
                  Total revenues..........................................      464
                                                                               ----
        Property operating and maintenance................................      193
        Real estate taxes.................................................       79
        Other expenses....................................................       47
                                                                               ----
                  Total expenses..........................................      319
                                                                               ----
                  Revenues in excess of certain operating expenses........     $145
                                                                               ====

B. ACQUISITION PROPERTIES

     The statements of operations information for the year ended December 31, 1996 reflect the historical operations of the DRA Joint Ventures, Century Plaza, Properties Atlantic and 100 Wall Street as follows:

                                       DRA JOINT     CENTURY     PROPERTIES     100 WALL
                                       VENTURES       PLAZA       ATLANTIC       STREET       TOTAL
                                       ---------     -------     ----------     --------     -------
    Rental income..................     $29,010      $ 2,404                    $ 11,317     $42,731
    Other income...................         288          194        $931             961       2,374
                                        -------       ------        ----         -------     -------
              Total revenues.......      29,298        2,598         931          12,278      45,105
                                        -------       ------        ----         -------     -------
    Property operating and
      maintenance..................       7,791          997                       4,151      12,939
    Real estate taxes..............       3,572          214                       2,524       6,310
    Other expenses.................       1,083          174         152             143       1,552
                                        -------       ------        ----         -------     -------
              Total expenses.......      12,446        1,385         152           6,818      20,801
                                        -------       ------        ----         -------     -------
    Revenues in excess of certain
      operating expenses...........     $16,852      $ 1,213        $779        $  5,460     $24,304
                                        =======       ======        ====         =======     =======

                            TOWER REALTY TRUST, INC.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
               CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

C. OTHER ADJUSTMENTS

                          PRO FORMA ADJUSTMENT SUMMARY
                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                                                           EQUITY IN
                                                                                                            INCOME     MINORITY
                                     CONSTRUCTION,                   GENERAL                 DEPRECIATION   (LOSS)    INTEREST IN
   PRO FORMA     RENTAL  MANAGEMENT   LEASING AND       REAL        OFFICE AND    INTEREST       AND       OF JOINT    OPERATING
   ADJUSTMENT    INCOME     FEES      OTHER FEES    ESTATE TAXES  ADMINISTRATION   EXPENSE   AMORTIZATION  VENTURES   PARTNERSHIP
---------------- ------  ----------  -------------  ------------  --------------  ---------  ------------  ---------  -----------
3C(1)    Straight
          line
          rental
          revenue... $3,608
3C(2)    Elimination
          of
          property
          management
          and
          other
         fees...          $ (1,261)     $(2,008)                     $ (2,443)                               $ 410
3C(3)    Real
          estate
          taxes...                                     $ (100)
3C(4)    General
          office
          and
          administration...                                               713
3C(5)    Interest
         expense...                                                                $ (5,900)
3C(6)    Amortization
          of deferred
          financing
         fees...                                                                       (328)
3C(7)    Depreciation
          expense...                                                                            $6,747
3C(8)    Consolidation
          of DRA Joint
          Ventures...                                                                                         (461)
3C(9)    Equity
         investment
          in 2800
          North
          Central...                                                                                           (12)
3C(10)   Minority
         interest
          in
          Operating
          Partnership...                                                                                                $ 1,801
                 ------    -------      -------       -------         -------       -------     ------       -----       ------
                T $3,608  $ (1,261)     $(2,008)       $ (100)       $ (1,730)     $ (6,228)    $6,747       $ (63)     $ 1,801
                 ======    =======      =======       =======         =======       =======     ======       =====       ======

     (1) Reflects an adjustment to increase the Properties' rental revenue for straight-line rent based on the acquisition date of the Properties of January 1, 1996.

     (2) Reflects the elimination of management fees ($1,261) and construction, leasing and other fees ($2,008) and property management fee expense ($2,443) related to the DRA Joint Ventures, Century Plaza, 5750 Major Boulevard and 100 Wall Street for the year ended December 31, 1996. As a result of the Company's prospective ownership and management of these properties these historical amounts will no longer be charged. The Management Company will only include amounts related to the Excluded Properties and third party management contracts. As a result of this pro forma adjustment, the pro forma statement of operations of the Management Company for the year ended December 31, 1996 is as follows (represents revenues and expenses from the Excluded Properties and third party management contracts):

        Management fees....................................................  $    514
        Construction, leasing and other fees...............................       419
        Properties Atlantic third party representation fees................       931
        General office and administrative..................................    (1,200)
                                                                               ------
             Income before income taxes....................................       664
             Income taxes..................................................      (232)
                                                                               ------
             Net income....................................................  $    432
                                                                               ======
        95% equity in earnings of the Management Company recorded by the
          Company..........................................................  $    410
                                                                               ======

                            TOWER REALTY TRUST, INC.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
               CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     (3) Reflects the reduction in real estate taxes related to the parcel of land adjacent to One Orlando Center which will not be acquired in the Formation Transactions (option parcel).

     (4) Reflects a net increase of $713 in general office and administrative expense which is a result of the estimated additional costs of operating as a public company partially offset by certain expenses (such as separate partnership accounting fees and reductions in salaries of certain officers) that are no longer required.

     (5) Reflects the net decrease in interest expense as a result of the repayment of a portion of the existing debt on real estate of Tower Predecessor partially offset by the assumption of existing debt in connection with the acquisition of Corporate Center and borrowings under the Term Loan. The following presents the debt to be outstanding subsequent to the Offering and related Formation Transactions and the corresponding interest expense adjustment:

                                                      PRINCIPAL     INTEREST
                                                       AMOUNT         RATE         INTEREST
                                                      ---------     --------       --------
        Corporate Center............................  $  21,000       7.55%        $  1,586
        Corporate Center............................      1,000       8.37%              84
        Term Loan(a)................................    107,000       6.95%           7,436
                                                       --------                    --------
                  Total.............................  $ 129,000
                                                       ========
        Pro forma annual interest expense...........                                  9,106
        Historical interest expense, excluding
          amortization of deferred financing fees,
          in previous columns (also see (6)
          below)....................................                                (15,007)
                                                                                   --------
                  Reduction to interest expense
                    (also see (6) below)............                               $ (5,900)
                                                                                   ========

---------------
(a) At the time of the Offering, it has been assumed for pro forma purposes that a portion of the debt encumbering Tower 45 will remain outstanding and will then be repaid with proceeds from the Term Loan. The above Term Loan amount of $107.0 million reflects the repayment of this Tower 45 debt. The interest rate is based on the 7 year U.S. Treasury Note rate (6.05% at September 18, 1997) plus 90 basis points.

     (6) Reflects the net decrease in the amortization of deferred financing fees ($328) as a result of reduction of the amortization expense associated with historical deferred financing fees to be written off concurrent with the Offering ($504) partially offset by the amortization of $1.2 million of deferred financing fees associated with the Term Loan ($176) amortized over the seven year term.

                            TOWER REALTY TRUST, INC.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
               CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     (7) Reflects the net increase in depreciation and amortization as a result of the acquisition of Tower Predecessor, DRA Joint Ventures, Century Plaza, Properties Atlantic and 100 Wall Street and the related increase in the basis of the assets. The following outlines the components of the net increase:

                                                                                               PRO FORMA
                                                                                                 TWELVE
                                            INCREASE   PURCHASE    PURCHASE                      MONTHS
                                 INCREASE      IN       PRICE        PRICE                    DEPRECIATION
                                 IN REAL     OTHER     ASSIGNED    ASSIGNED     DEPRECIABLE       AND
                                  ESTATE     ASSETS    TO LAND    TO BUILDING      LIFE       AMORTIZATION
                                 --------   --------   --------   -----------   -----------   ------------
    Tower Predecessor..........  $ 72,231              $ 14,447    $  57,784      40 years       $1,444
    DRA Joint Ventures.........   182,483                54,745      127,738      40 years        3,194
    Century Plaza..............    11,851                 2,370        9,481      40 years          238
    Properties Atlantic........              $3,000                                5 years          600
    100 Wall Street............    59,239                11,848       47,391      40 years        1,184
    Additional depreciation
      expense for 5750 Major
      Boulevard due to
      acquisition in 1996......                                                                      87
                                 --------    ------     -------     --------                     ------
    Net increase in assets and
      depreciation and
      amortization expense.....  $325,804    $3,000    $ 83,410    $ 242,394                     $6,747
                                 ========    ======     =======     ========                     ======

     (8) Reflects the elimination of the equity in earnings from the investment in the DRA Joint Ventures from Tower Predecessor's historical statement of operations ($461).

     (9) Reflects the decrease of the equity in earnings from the investment in 2800 North Central to reflect the purchase of additional partnership interests, 10% of net loss or ($12).

     (10) Reflects net income attributable to the minority interest of the Operating Partnership. The Company is the sole general partner and will own approximately 90.3% of the Operating Partnership.

     (11) Historical debt on real estate for the Tower Predecessor has been reduced by $23.7 million to reflect anticipated reduction from debt restructuring. Also, prepayment penalties of approximately $1.9 million will be paid on the Tower Predecessor debt on real estate. This extraordinary gain on extinguishment of debt has not be included in the pro forma statements of operations due to their nonrecurring nature.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Tower Realty Trust, Inc.

     We have audited the accompanying consolidated balance sheet of the Tower Realty Trust, Inc. as of June 30, 1997 and the related consolidated statements of operations, shareholder's equity and cash flows for the period from March 27, 1997 (date of inception) to June 30, 1997. These financial statements are the responsibility of the management of Tower Realty Trust, Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above presents fairly, in all material respects, the financial position of Tower Realty Trust, Inc. as of June 30, 1997, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Dallas, Texas
September 15, 1997

                            TOWER REALTY TRUST, INC.

                           CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1997
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     ASSETS

Cash...............................................................................  $     4
Amounts due from affiliates........................................................    1,182
Investment in Tower Equities Management, Inc. .....................................       60
Deferred charges...................................................................    7,640
                                                                                       -----
                                                                                     $ 8,886
                                                                                       =====
LIABILITIES AND SHAREHOLDER'S EQUITY
Accounts payable and accrued expenses..............................................  $ 1,689
Debt...............................................................................    7,279
                                                                                       -----
                                                                                       8,968
Commitments and contingencies (Notes 4 and 5)
Shareholder's equity (deficit):
Preferred shares, 50,000,000 shares authorized, none issued and outstanding........
Common shares, $.01 par value, 150,000,000 shares authorized; 1,000 shares issued
  and outstanding..................................................................        1
Accumulated deficit................................................................      (83)
                                                                                       -----
                                                                                     $ 8,886
                                                                                       =====

   The accompanying notes are an integral part of these financial statements.

                            TOWER REALTY TRUST, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
  FOR THE PERIOD FROM MARCH 27, 1997 (DATE OF INCEPTION) THROUGH JUNE 30, 1997
                             (DOLLARS IN THOUSANDS)

Revenues:
  Interest income.....................................................................  $ 33
                                                                                        ----
          Total revenues..............................................................    33
                                                                                        ----
Expenses
  Interest expense....................................................................   176
                                                                                        ----
          Total expenses..............................................................   176
                                                                                        ----
Equity in income of Tower Equities Management, Inc. ..................................    60
                                                                                        ----
          Net loss....................................................................  $(83)
                                                                                        ====

   The accompanying notes are an integral part of these financial statements.

                            TOWER REALTY TRUST, INC.

                 CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY
  FOR THE PERIOD FROM MARCH 27, 1997 (DATE OF INCEPTION) THROUGH JUNE 30, 1997
                             (DOLLARS IN THOUSANDS)

                                                      NUMBER OF                         ACCUMULATED
                                                    COMMON SHARES     COMMON SHARES       DEFICIT
                                                    -------------     -------------     -----------
Balance at March 27, 1997.........................         --               --                --
  Issuance of common shares.......................      1,000              $ 1
  Net loss........................................                                         $ (83)
                                                                            --
                                                        -----                               ----
Balance at June 30, 1997..........................      1,000              $ 1             $ (83)
                                                        =====               ==              ====

   The accompanying notes are an integral part of these financial statements.

                            TOWER REALTY TRUST, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
  FOR THE PERIOD FROM MARCH 27, 1997 (DATE OF INCEPTION) THROUGH JUNE 30, 1997
                             (DOLLARS IN THOUSANDS)

Cash flow from operating activities:
  Net loss.........................................................................  $   (83)
  Adjustments to reconcile net loss to net cash provided by operating activities:
     Equity in income of Tower Equities Management, Inc............................      (60)
     Change in accounts payable and accrued expenses...............................    1,689
                                                                                     -------
          Net cash flow provided by operating activities...........................    1,546
                                                                                     -------
Cash flow from investing activities:
  Increase in deferred charges.....................................................   (7,640)
  Increase in due from affiliates..................................................   (1,182)
                                                                                     -------
          Net cash flow used in investing activities...............................   (8,822)
                                                                                     -------
Cash flow from financing activities:
  Proceeds from issuance of debt...................................................    7,279
  Proceeds from issuance of common stock...........................................        1
                                                                                     -------
          Net cash flow provided by investing activities...........................    7,280
                                                                                     -------
Net increase in cash and cash equivalents..........................................        4
Cash, beginning of year............................................................
                                                                                     -------
Cash, end of year..................................................................  $     4
                                                                                     =======

   The accompanying notes are an integral part of these financial statements.

                            TOWER REALTY TRUST, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. ORGANIZATION:

     Tower Realty Trust, Inc. (the "Company") was organized in the state of Maryland on March 27, 1997. The Company intends to qualify as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended, commencing with its taxable year ending December 31, 1997. Upon completion of the planned initial public offering (the "Offering")(see Note 3), the Company intends to acquire a sole 1% general partnership interest in Tower Realty Operating Partnership, L.P. (the "Operating Partnership"), a Delaware limited partnership, and an 89.3% limited partnership interest in the Operating Partnership.

     The Company has been formed to continue and expand the commercial real estate business of Tower Equities & Real Estate Corp. and its affiliates (collectively, "Tower Equities"), including developing, acquiring, owning, renovating, managing, and leasing office properties in midtown Manhattan, Phoenix, Tucson, and Orlando markets.

     On March 31, 1997 interests in certain partnerships, properties and limited liability companies were contributed to the Operating Partnership in exchange for units of limited partnership interest in the Operating Partnership ("OP Units"). Certain of these interests will be owned by the Operating Partnership after consummation of the Company's Offering. Simultaneously, the Company issued $4.0 million of notes to certain investors advised by Morgan Stanley Asset Management, Inc. ("MSAM") which are collateralized by the Properties. At June 30, 1997, the balance on the notes has been increased to approximately $7.3 million. The notes bear interest at a rate of 15% per annum and are payable quarterly, in arrears. Subsequent to June 30, 1997, the Company issued an additional $5.0 million of notes. All interests contributed in the previously described transactions were recorded at zero as the historical carry-over basis of these interests were negative. Under the Partnership agreements, these partners are not required to fund any partners' deficit balances to the Operating Partnership.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

CASH

     Cash consists of funds held at a major financial institution which balance at times exceeds insurable limits.

DUE FROM (TO) AFFILIATES

     Due from (to) affiliates represents amounts paid in connection with the Offering and formation transactions by or on behalf of affiliates. These amounts are expected to be settled upon completion of the Offering.

DEFERRED CHARGES

     Deferred charges consists of expenses incurred in connection with the Offering which will be charged to additional paid-in capital upon completion of the Offering.

USE OF ESTIMATES IN THE PREPARATION OF THE FINANCIAL STATEMENTS

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            TOWER REALTY TRUST, INC.

RECENTLY ISSUED ACCOUNTING STANDARDS

     During 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 128 "Earnings Per Share" ("SFAS 128"), No. 129 "Disclosure of Information About Capital Structure" ("SFAS 129"), No. 130 "Reporting Comprehensive Income" ("SFAS 130"), and No. 131 "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"). All of these statements are effective for fiscal years beginning after December 15, 1997.

     SFAS 128 specifies the computation, representation and disclosure requirements for earnings per share. SFAS 129 established standards for disclosing information about an entity's capital structure such as information about securities, liquidation preference of preferred stock and redeemable stock. SFAS 130 specifies the presentation and disclosure requirement for reporting comprehensive income which includes those items which have been formerly reported as a component of shareholders' equity. SFAS 131 establishes the disclosure requirements for reporting segment information.

     Management believes that, when adopted, SFAS 128, 129, 130 and 131 will not have a significant impact on the Company's financial statements.

3. THE OFFERING AND RELATED FORMATION TRANSACTIONS:

     The Company has filed a registration statement on Form S-11 with the Securities and Exchange Commission with respect to the Offering. In addition, the Company intends to sell shares of Common stock in a concurrent private placement (the "Concurrent Private Placements"). All the net proceeds to the Company from the Offering and the Concurrent Private Placements will be contributed either directly or indirectly to the Operating Partnership in exchange for a sole 1% general partnership interest and an 89.3% limited partnership interest in the Operating Partnership.

     Upon consummation of the Offering and certain related transactions (collectively, the "Formation Transactions"), the Operating Partnership will own 21 office properties (the "Properties"). The Company will also own or have an option to acquire four parcels of land adjacent to four of the Properties (the "Development Parcels"), which can support 2.2 million of rentable square feet of development.

     The Operating Partnership has entered into a $107.0 million seven year term facility with Merrill Lynch Credit Corporation (the "Term Loan") and will borrow approximately $72 million under such facility at the closing of the Offering.

     The Tower Equities management and leasing companies and Properties Atlantic Inc. (which, prior to the Offering, was controlled and operated by Clifford Stein, Managing Director, Southeast Region of the Company) will contribute an undivided 95% interest in the assets of such companies to the Operating Partnership in exchange for OP Units and the Operating Partnership will, in turn, recontribute such assets to Tower Realty Management, Inc. (the "Management Company") in exchange for 100% of the non-voting stock and 5% of the voting stock in the Management Company (which collectively is entitled to receive 95% of the dividends).

     The Management Company and each of the members of Tower Equities that hold interests in seven retail properties and that will continue to be owned by Tower Equities after the consummation of the Formation Transactions (the "Excluded Properties") will enter into management agreements with respect to each of the Excluded Properties. In consideration for the services to be provided under the management agreements, the Management Company will receive a property management fee and applicable leasing commissions which will be determined by reference to existing market rates for similar transactions.

                            TOWER REALTY TRUST, INC.

LINE OF CREDIT

     The Company has obtained a commitment for a $200 million Line of Credit. The Line of Credit may be used, among other things, to finance the acquisition or development of additional properties and the redevelopment of properties owned by the Company.

4. INVESTMENT IN TOWER EQUITIES MANAGEMENT, INC.:

     The Company records its investment in Tower Equities Management, Inc. ("TEMI") using the equity method of accounting and, therefore, reports its share of income and expenses based on its 95% ownership interest in TEMI. Presented below in condensed financial information of TEMI:

                        TOWER EQUITIES MANAGEMENT, INC.

                                 BALANCE SHEET
                                 JUNE 30, 1997
                                 (IN THOUSANDS)

                                           ASSETS
        Cash..................................................................  $136
        Accounts receivable...................................................   297
        Equipment.............................................................   113
                                                                                ----
                  Total assets................................................  $546
                                                                                ====
                               LIABILITIES AND OWNERS' EQUITY
        Accounts payable and accrued expenses.................................  $247
        Due to affiliates.....................................................   237
        Owners' equity........................................................    62
                                                                                ----
                  Total liabilities and owners' equity........................  $546
                                                                                ====

                            TOWER REALTY TRUST, INC.

                        TOWER EQUITIES MANAGEMENT, INC.

                            STATEMENT OF OPERATIONS
          PERIOD FROM INCEPTION (MARCH 27, 1997) THROUGH JUNE 30, 1997
                                 (IN THOUSANDS)

        Revenues:
          Management fees...................................................  $1,002
          Construction, leasing and other fees..............................     186
                                                                              ------
                  Total revenues............................................  $1,188
                                                                              ------
        Expenses:
          General office and administration.................................   1,083
          Depreciation and amortization.....................................       9
             Total expenses.................................................   1,092
                                                                              ------
             Income before taxes............................................      96
        Income tax expense..................................................      34
                                                                              ------
             Net income.....................................................  $   62
                                                                              ======

5. STOCK INCENTIVE PLANS:

     Prior to the Offering, the Board of Directors will adopt the 1997 Plan and the Directors' Plan.

THE 1997 PLAN

     The 1997 Plan will provide for the granting of stock options, restricted stock and performance shares and incentive awards from time to time with respect to up to a number of shares of Common Stock equal to 9.5% of the total number of issued and outstanding shares of Common Stock (on a fully diluted basis assuming the exchange of all OP Units for shares of Common Stock) to executive or other key employees of the Company. Options granted under the 1997 Plan may be incentive stock options ("ISO") or nonqualified stock options. An option entitles a Participant to purchase shares of Common Stock from the Company at the option price. The option price will be fixed by the Compensation Committee, however, the price per share must be equal to or greater than the fair market value of the Common Stock on the grant date.

     The 1997 Plan also permits the Company to issue incentive awards, performance shares or shares of restricted stock to participants upon such terms and conditions as shall be determined by the Compensation Committee in its sole discretion.

THE DIRECTORS' PLAN

     A maximum of 200,000 shares of Common Stock will be issuable under the Directors' Plan. No director who is an employee of the Company is eligible to participate in the Directors' Plan. The Directors' Plan will provide that each eligible director who is a member of the Board of Directors as of the date that the registration statement relating to the Offering is declared effective by the Commission will be awarded nonqualified options to purchase 20,000 shares of Common Stock on that date (each such director, a "Founding Director"). Each eligible director who is not a Founding Director (a "Non-Founding Director") will receive nonqualified options to purchase 20,000 shares of Common Stock on the date of the meeting of the Company's stockholders at which the Non-Founding Director is first elected to the Board of Directors. The options granted to Founding Directors upon effectiveness of the registration statement relating to the Offering will have an exercise price equal to the initial public offering price and will vest in five annual

                            TOWER REALTY TRUST, INC.

installments beginning on the first anniversary of the date of grant, subject to the Director's continuous service through such vesting date. The exercise price of options under future grants will be 100% of the fair market value of the Common Stock on the date of grant and will vest in the same manner. Options granted under the Directors' Plan will be exercisable for ten years from the date of grant. Upon termination of service as a director, options which have not vested will be forfeited and vested options may be exercised until they expire.

     The Directors' Plan will also provide for the annual award of shares of Common Stock to each eligible director ("Director Stock Award").

6. COMMITMENTS:

EMPLOYMENT AGREEMENTS

     The Company will enter into an employment agreement with Mr. Lawrence Feldman pursuant to which Mr. Feldman will serve as Chairman of the Board, Chief Executive Officer and President of the Company for a term of three years, subject, in certain circumstances, to automatic one year extensions, at an initial annual base compensation of $175,000 (subject to any increases in base compensation approved by the Compensation Committee). In addition, the Company will enter into employment agreements with Messrs. Cox, and Kasman, pursuant to which Mr. Cox will serve as Executive Vice President and Chief Operating Officer, and Mr. Kasman will serve as Senior Vice President and Chief Financial Officer, each for a term of three years subject, in certain circumstances, in the case of Mr. Cox, to automatic one-year extensions, at an annual base compensation of $150,000 (subject to any increase in base compensation approved by the Compensation Committee). In addition to base salary, each such executive officer will be entitled under his employment agreement to receive annual performance-based compensation as determined by the Compensation Committee. Upon termination of an officer's employment agreement other than for cause, or by such officer for "good reason" (as such term is defined in each officer's employment agreement) each of such officers will be entitled to receive severance benefits in an amount equal to the greater of (i) the aggregate of all compensation due such officer during the balance of the term of the employment agreement or (ii) 2.99 times (or, after the second anniversary of the date of the agreement, 1.99 times) the "base amount" as determined in the Code, in each case, payable within 30 days of each such officer's termination. In the case of an officer's death or disability, salary is continued for a twelve-month period. In addition, such employment agreements will provide for the grant of the options and the stock awards previously described above. Pursuant to the employment agreements, such options are subject to vesting, but will vest upon an officer's death or disability or a change of control of the Company.

AIR RIGHTS AND GROUND LEASES

     On November 30, 1980 Tower Predecessor entered into an air rights lease agreement with the Village of Mineola which expires in May 2012, subject to the Company's right to extend the term pursuant to two 30-year renewal options. The lease provides for a current annual lease payment of $33,000, increasing to $46,500 in 2001.

     On November 30, 1986, Tower Predecessor entered into an agreement to lease for 250 years the air and corresponding development rights adjacent to one of the properties. The Operating Partnership has an option that is exercisable from November 1, 1996 through October 31, 2001 to acquire the lessor's site for a price as of July 31, 1997, of $11 million. This price increases through the expiration of the option on October 31, 2001, at a rate of 50% of the percentage increase in the consumer price index as defined in the lease (approximately $13 million as of July 31, 1997).

                            TOWER REALTY TRUST, INC.

     The future minimum lease payments to be paid under these two agreements are as follows:

                                 YEARS ENDING
                                 DECEMBER 31:                            (IN THOUSANDS)
        ---------------------------------------------------------------  --------------
           1997........................................................     $    597
           1998........................................................          597
           1999........................................................          597
           2000........................................................          598
           2001........................................................          606
        Thereafter.....................................................      135,394
                                                                            --------
                                                                            $138,389
                                                                            ========

LAND OPTIONS

     The Operating Partnership holds an option to acquire contractual rights to purchase undeveloped land in Phoenix, Arizona. The agreement provides for an aggregate purchase price of approximately $10.35 million, approximately $5.9 million of which is payable in cash at the closing, with the remainder to be evidenced by a 120-day collateralized promissory note bearing interest at 8% per annum.

     In addition, the Company holds an option to acquire additional development rights relating to an approved master plan filed with the city of Orlando for further development of One Orlando Center.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners and Owners of
Tower Predecessor

     We have audited the accompanying combined balance sheets of Tower Predecessor as of December 31, 1996 and 1995, and the related combined statements of operations, owners' deficit, and cash flows for each of the three years in the period ended December 31, 1996 and the financial statement schedule included in the index on page F-1 of this Prospectus. These financial statements and financial statement schedule are the responsibility of the management of Tower Predecessor. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above presents fairly, in all material respects, the combined financial position of Tower Predecessor as of December 31, 1996 and 1995, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be set forth therein.

                                          COOPERS & LYBRAND L.L.P.

Dallas, Texas
April 21, 1997

                               TOWER PREDECESSOR

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                                 DECEMBER 31,
                                                                             ---------------------
                                                                               1996         1995
                                                           JUNE 30, 1997     --------     --------
                                                           -------------
                                                            (UNAUDITED)
                                              ASSETS
Real estate..............................................    $ 170,865       $169,619     $163,879
  Less: accumulated depreciation.........................      (43,288)       (40,555)     (35,741)
                                                             ---------       ---------    ---------
Real estate, net.........................................      127,577        129,064      128,138
Deferred charges, net....................................       12,041         11,636       12,543
Receivables, net of allowance for doubtful accounts of           3,436          2,776        3,121
  approximately $2.5 million for all periods.............
Unbilled rent receivable.................................       14,580         15,242       16,447
Escrowed funds...........................................          421            413          297
Cash and cash equivalents................................        4,326          4,985        5,208
Investments in joint ventures............................        4,745          5,316        4,538
Other assets.............................................        3,506          3,555        3,597
                                                             ---------       ---------    ---------
          Total assets...................................    $ 170,632       $172,987     $173,889
                                                             =========       =========    =========
                                 LIABILITIES AND OWNERS' DEFICIT
Real estate debt.........................................    $ 193,381       $202,892     $199,962
Deferred real estate taxes...............................       12,951         12,951       12,951
Accounts payable and other liabilities...................       12,586         12,867       11,600
Amounts due to affiliates................................       10,374          6,147        6,464
                                                             ---------       ---------    ---------
          Total liabilities..............................      229,292        234,857      230,977
Commitments and contingencies (Note 12)
Owners' deficit..........................................      (58,660)       (61,870)     (57,088)
                                                             ---------       ---------    ---------
          Total liabilities and owners' deficit..........    $ 170,632       $172,987     $173,889
                                                             =========       =========    =========

    The accompanying notes are an integral part of these combined financial statements.

                               TOWER PREDECESSOR

                       COMBINED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                            SIX MONTHS ENDED
                                                JUNE 30,                  YEARS ENDED DECEMBER 31,
                                       ---------------------------     -------------------------------
                                          1997            1996          1996        1995        1994
                                       -----------     -----------     -------     -------     -------
                                       (UNAUDITED)     (UNAUDITED)
Revenues:
  Rental income......................    $13,521         $13,467       $26,138     $25,202     $25,994
  Management fees....................        245             626         1,261         961          82
  Construction, leasing, and other
     fees............................        474             543         1,335       1,041         320
                                         -------         -------       --------    --------    --------
          Total revenues.............     14,240          14,636        28,734      27,204      26,396
                                         -------         -------       --------    --------    --------
Expenses:
  Property operating and
     maintenance.....................      2,703           2,781         5,481       5,332       5,278
  Real estate taxes..................      2,331           2,360         4,722       4,571       3,971
  General office and
     administration..................      1,746           1,767         3,494       3,497       2,512
  Interest expense...................      7,028           7,172        15,511      15,150      12,751
  Depreciation and amortization......      3,494           3,384         6,853       6,897       7,415
  Ground rent and air rights
     expense.........................        299             299           599         599         599
                                         -------         -------       --------    --------    --------
          Total expenses.............     17,601          17,763        36,660      36,046      32,526
                                         -------         -------       --------    --------    --------
Equity in income of joint ventures...         68             198           461         193           1
                                         -------         -------       --------    --------    --------
          Net loss before
            extraordinary gain on
            early extinguishment of
            debt.....................     (3,293)         (2,929)       (7,465)     (8,649)     (6,129)
Extraordinary gain on early
  extinguishment of debt.............      6,475
                                         -------         -------       --------    --------    --------
          Net income (loss)..........    $ 3,182         $(2,929)      $(7,465)    $(8,649)    $(6,129)
                                         =======         =======       ========    ========    ========

    The accompanying notes are an integral part of these combined financial statements.

                               TOWER PREDECESSOR

                     COMBINED STATEMENTS OF OWNERS' DEFICIT
                             (DOLLARS IN THOUSANDS)

Balance at January 1, 1994........................................................  $(47,469)
  Net loss........................................................................    (6,129)
  Contributions, net..............................................................     2,429
                                                                                     -------
Balance at December 31, 1994......................................................   (51,169)
  Net loss........................................................................    (8,649)
  Contributions, net..............................................................     2,730
                                                                                     -------
Balance at December 31, 1995......................................................   (57,088)
  Net loss........................................................................    (7,465)
  Contributions, net..............................................................     2,683
                                                                                     -------
Balance at December 31, 1996......................................................   (61,870)
  Net income (unaudited)..........................................................     3,182
  Contributions, net (unaudited)..................................................        28
                                                                                     -------
Balance at June 30, 1997 (unaudited)..............................................  $(58,660)
                                                                                     =======

    The accompanying notes are an integral part of these combined financial statements.

                               TOWER PREDECESSOR

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                      SIX MONTHS
                                                    ENDED JUNE 30,          YEARS ENDED DECEMBER 31,
                                               -------------------------   ---------------------------
                                                  1997          1996        1996      1995      1994
                                               -----------   -----------   -------   -------   -------
                                               (UNAUDITED)   (UNAUDITED)
Cash flow from operating activities:
  Net income (loss)..........................    $ 3,182       $(2,929)    $(7,465)  $(8,649)  $(6,129)
  Adjustments to reconcile net loss to net
     cash provided by operating activities:
     Depreciation and amortization...........      3,494         3,384       6,853     6,897     7,415
     Amortization of deferred financing
       costs.................................        345           252         504       575       574
     Equity in income of joint ventures, net
       of distributions......................                       (5)       (461)     (193)      (34)
     Gain on disposal of assets..............                                  (39)      (30)      (81)
     Extraordinary gain on early
       extinguishment of debt................     (6,475)
     Change in:
       Deferred charges......................     (1,352)         (765)       (867)     (373)    1,085
       Receivables...........................       (660)          352         345     2,673    (2,471)
       Unbilled rent receivable..............        662           239       1,205     3,084     2,437
       Escrowed funds........................         (8)         (462)       (116)      268        69
       Other assets..........................         49            88          42      (616)     (278)
       Deferred real estate taxes............                                            366     1,074
       Accounts payable and other
          liabilities........................       (281)         (595)      1,267        90    (1,548)
       Amounts due to affiliates.............      3,617          (252)       (317)   (2,330)    2,005
                                                 -------       -------     -------   -------   -------
          Net cash flow provided by (used in)
            operating activities.............      2,573          (693)        951     1,762     4,118
                                                 -------       -------     -------   -------   -------
Cash flow from investing activities:
  Improvements to real estate................     (1,405)       (1,329)     (2,659)     (967)   (1,602)
  Acquisitions of real estate................                               (3,850)
  Distribution from (contribution to) joint
     ventures................................        571                      (317)   (2,503)   (1,808)
  Proceeds from disposal of assets...........                                   39        30       273
                                                 -------       -------     -------   -------   -------
          Net cash flow used in investing
            activities.......................       (834)       (1,329)     (6,787)   (3,440)   (3,137)
                                                 -------       -------     -------   -------   -------
Cash flow from financing activities:
  Partners' contributions, net...............         28         1,239       2,683     2,730     2,429
  Proceeds from real estate debt.............      2,186         1,657       7,039       424       780
  Repayment of real estate debt..............     (4,612)       (1,253)     (4,109)   (2,916)   (3,179)
                                                 -------       -------     -------   -------   -------
          Net cash flow (used in) provided by
            financing activities.............     (2,398)        1,643       5,613       238        30
                                                 -------       -------     -------   -------   -------
Net (decrease) increase in cash and cash
  equivalents................................       (659)         (379)       (223)   (1,440)    1,011
Cash and cash equivalents, beginning of
  years......................................      4,985         5,208       5,208     6,648     5,637
                                                 -------       -------     -------   -------   -------
Cash and cash equivalents, end of years......    $ 4,326       $ 4,829     $ 4,985   $ 5,208   $ 6,648
                                                 =======       =======     =======   =======   =======
Supplemental cash flow information:
  Cash paid for interest.....................    $ 6,725       $ 6,373     $15,007   $14,575   $12,177
                                                 =======       =======     =======   =======   =======

    The accompanying notes are an integral part of these combined financial statements.

                               TOWER PREDECESSOR

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

     The accompanying combined financial statements of the Tower Predecessor have been presented on a combined historical cost basis because of common ownership and management, and because the assets and liabilities are expected to be the subject of a business combination with Tower Realty Trust, Inc. (the "Company") and Tower Realty Operating Partnership, L.P. (the "Operating Partnership"), both newly formed entities with no prior operations. Upon completion of the Company's public offering, the Company will own a sole 1% general partnership and a 89.3% limited partnership interest in the Operating Partnership.

     The following entities comprising Tower Predecessor are controlled and managed by Tower Equities and Real Estate Corp. and its affiliates (collectively, "Tower Equities") (which is controlled by Lawrence H. Feldman, Chairman of the Board, Chief Executive Officer and President of the Company):

                                                          LAWRENCE H.
                                                           FELDMAN'S
                                                       OWNERSHIP INTEREST         LOCATION
                                                      --------------------   ------------------
    Tower 45........................................            6%           New York City
    120 Mineola Boulevard...........................            5%           Long Island, NY
    Maitland Forum..................................           15%           Maitland, FL
    Maitland Center Parkway (3 properties)..........           90%           Maitland, FL
    5750 Major Boulevard (purchased in October
      1996).........................................            6%           Orlando, FL
    Management Companies............................           90%           New York City and
                                                                             Maitland, FL

     Lawrence H. Feldman owns a majority general partnership interest in the partnerships owning these properties. The accompanying combined financial statements include 100% of the assets, liabilities and operations of these properties.

     Lawrence H. Feldman holds a non-controlling interest in the partnerships that own the properties listed in the following table. Lawrence H. Feldman is a general partner and an affiliate of DRA Advisors, Inc. ("DRA") is the managing general partner in each partnership. The accompanying combined financial statements include these investments in the DRA Joint Ventures using the equity method of accounting (see Note 5). Upon consummation of the initial public offering, the Company will purchase all of the partnership interests in the DRA Joint Ventures.

                                                                 LAWRENCE H.
                                                                  FELDMAN'S
                                                              OWNERSHIP INTEREST        LOCATION
                                                             --------------------   -----------------
286 Madison Avenue.........................................            3%           New York City
290 Madison Avenue.........................................            3%           New York City
292 Madison Avenue.........................................            3%           New York City
Corporate Center Building(6 properties)....................           20%           Phoenix, AZ
5151 East Broadway.........................................            3%           Tucson, Arizona
One Orlando Center.........................................            3%           Orlando, Florida

     Lawrence H. Feldman also holds a 3.8% non-controlling interest in a partnership controlling the 2800 North Central Property (which economic interest could increase up to 27.5% if certain performance criteria are achieved). The accompanying combined financial statements include this investment using the equity method of accounting (see Note 5). The Company, upon consummation of the initial public offering is expected to acquire this interest and the interests of other Tower Equities employees (10% aggregate interest).

     The Company is formed with the intent of qualifying as a Real Estate Investment Trust ("REIT") under the Internal Revenue Code of 1986, as amended. The Company expects to raise equity through an initial public offering (the "Offering") and concurrent private placements (the "Concurrent Private Placements"). The proceeds from the Offering and the Concurrent Private Placements are expected to be used to purchase a

                               TOWER PREDECESSOR
sole 1% general partnership interest and 89.3% limited partnership interest in the Operating Partnership which will hold the operating assets and liabilities of the Company.

     All significant intercompany transactions have been eliminated in the combined financial statements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REAL ESTATE

     Real estate and leasehold improvements are stated at cost. In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of," Tower Predecessor records impairment writedowns on long-lived assets, when events and circumstances indicate that the assets might be impaired and the estimated undiscounted cash flows to be generated by those assets are less than the carrying amounts of those assets. No such impairment losses have been recognized in these financial statements.

     Depreciation on buildings and improvements is provided under the straight-line method over an estimated useful life of thirty to forty years. Depreciation on furniture and fixtures is provided under the straight-line method over an estimated useful life of five to seven years.

     When assets are sold or retired, their costs and related accumulated depreciation are removed from the accounts with the resulting gains or losses reflected in net income or loss. Expenditures for maintenance and repairs are charged to operations as incurred.

DEFERRED CHARGES

     Deferred financing costs are recorded at cost and are being amortized on the straight-line method, which approximates the interest method over the life of the related debt. Leasing commissions and leasehold improvements are deferred and amortized over the lesser of the useful life or the terms of the related leases. Other deferred charges are amortized over terms applicable to the expenditure.

ESCROWED FUNDS

     Escrowed funds are comprised of funds held for the payment of real estate taxes and mortgage interest.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of cash on hand and investments with maturities of three months or less when purchased. The majority of Tower Predecessor's cash and cash equivalents are held at major financial institutions which balances at times exceed insurable limits. For purposes of the statements of cash flows, all transactions between Tower Predecessor and other affiliated entities have been accounted for as settled in cash at the time the transaction was recorded.

RECEIVABLES AND DEFERRED REAL ESTATE TAXES

     Deferred real estate taxes represent a portion of real estate taxes accrued from 1988 through 1995 for Tower 45 which are payable to the taxing authority commencing on July 1, 1998 in payments of approximately $1.3 million per year. A portion of these deferred real estate taxes are expected to be recovered from tenants (approximately $2.5 million) and is recorded as a receivable in the accompanying financial statements.

INCOME TAXES

     Tower Predecessor is not a legal entity subject to Federal, State or local income taxes. No provision for income taxes is necessary in the financial statements of Tower Predecessor since Tower Predecessor's

                               TOWER PREDECESSOR
statements combine the operations and balances of partnerships which are not subject to income tax. The tax effect of its activities accrues to the individual partners of the respective entity.

REVENUE RECOGNITION

     Tower Predecessor, as a lessor, has retained substantially all of the risks and benefits of ownership of the rental properties and accounts for its leases as operating leases. Space is leased to tenants under leases ranging from 3 to 10 years. Rental income is recognized over the terms of the leases as it is earned. Unbilled rental revenue represents rental income earned on a straight-line basis in excess of rent payments received pursuant to terms of the individual lease agreements.

     Management fee income from third parties and joint venture properties is recognized as earned under the terms of the related agreements. Construction fees are recognized ratably over each project's construction period and leasing fees are generally recognized upon tenant occupancy of the leased premises unless such fees are irrevocably due and payable upon lease execution, in which case recognition occurs on the lease execution date.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates relate to the recoverability of real estate, unbilled rent receivable and investment in joint ventures. Actual results could differ from those estimates.

UNAUDITED INTERIM STATEMENTS

     The combined financial statements as of June 30, 1997 and for the six months ended June 30, 1997 and 1996 are unaudited. In the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of such combined financial statements have been included. The results of operations for the six months ended June 30, 1997 are not necessarily indicative of Tower Predecessor's future results of operations for the full year ending December 31, 1997.

3. REAL ESTATE

     Real estate consists of the following (in thousands):

                                                                            DECEMBER 31,
                                                         JUNE 30,       ---------------------
                                                           1997           1996         1995
                                                        -----------     --------     --------
                                                        (UNAUDITED)
    Land..............................................   $  25,662      $ 25,662     $ 25,280
    Buildings and improvements........................     145,084       143,838      138,441
    Furniture, fixtures and equipment.................         119           119          158
                                                          --------      --------     --------
              Total...................................     170,865       169,619      163,879
    Less: Accumulated depreciation....................     (43,288)      (40,555)     (35,741)
                                                          --------      --------     --------
                                                         $ 127,577      $129,064     $128,138
                                                          ========      ========     ========

     Depreciation expense on real estate for the years ended December 31, 1996, 1995 and 1994 was approximately $5.6 million, $5.7 million and $6.2 million, respectively, and for the six months ended June 30, 1997 and 1996 (unaudited) was approximately $2.9 million and $2.8 million, respectively.

                               TOWER PREDECESSOR

4. DEFERRED CHARGES

     Deferred charges consist of the following (in thousands):

                                                                             DECEMBER 31,
                                                          JUNE 30,       --------------------
                                                            1997           1996        1995
                                                         -----------     --------     -------
                                                         (UNAUDITED)
    Deferred financing costs...........................    $ 2,248       $  1,049     $ 2,214
    Deferred leasing costs.............................     17,047         17,018      16,500
    Deferred brokerage commissions.....................      7,971          7,330       7,132
                                                          --------       --------     --------
                                                            27,266         25,397      25,846
         Less: Accumulated amortization................    (15,225)       (13,761)    (13,303)
                                                          --------       --------     --------
                                                           $12,041       $ 11,636     $12,543
                                                          ========       ========     ========

     During 1996, fully amortized deferred charges of approximately $2.5 million were written off and removed from the deferred charges asset and accumulated amortization accounts.

5. INVESTMENTS IN JOINT VENTURES

     Tower Predecessor accounts for its investments in joint ventures using the equity method of accounting and, therefore reports its share of income and losses based on Lawrence H. Feldman's ownership interests in the respective entities as described in Note 1.

                               TOWER PREDECESSOR

     Presented below is condensed combined financial information of the DRA Joint Ventures:

                               DRA JOINT VENTURES
                            Combined Balance Sheets
                                 (in thousands)

                                                                                DECEMBER 31,
                                                             JUNE 30,       ---------------------
                                                               1997           1996         1995
                                                            -----------     --------     --------
                                                            (UNAUDITED)
                                             ASSETS
Real estate, net of accumulated depreciation..............   $ 140,285      $140,759     $139,169
Other assets..............................................      19,401        19,249       10,759
                                                              --------      --------     --------
          Total assets....................................   $ 159,686      $160,008     $149,928
                                                              ========      ========     ========

                                 LIABILITIES AND OWNERS' EQUITY
Debt on real estate.......................................   $ 129,225      $126,517     $119,288
Accounts payable and other liabilities....................       4,097         3,956        5,428
                                                              --------      --------     --------
          Total liabilities...............................     133,322       130,473      124,716
Owners' equity............................................      26,364        29,535       25,212
                                                              --------      --------     --------
          Total liabilities and owners' equity............   $ 159,686      $160,008     $149,928
                                                              ========      ========     ========

                               DRA JOINT VENTURES
                       Combined Statements of Operations
                                 (in thousands)

                                               SIX MONTHS ENDED
                                                   JUNE 30,                 YEARS ENDED DECEMBER 31,
                                          ---------------------------     ----------------------------
                                             1997            1996          1996        1995       1994
                                          -----------     -----------     -------     -------     ----
                                          (UNAUDITED)     (UNAUDITED)
Revenues:
  Rental income.........................    $14,503         $14,331       $29,010     $12,629     $207
  Management fees and other.............         83              98           288         224
                                             ------          ------       -------     -------     ----
          Total revenues................     14,586          14,429        29,298      12,853      207
                                             ------          ------       -------     -------     ----
Expenses:
  Property operating expenses, real
     estate taxes and management fees...      6,207           6,564        12,446       6,283      170
  Interest expense......................      5,692           4,816        10,176       3,814
  Depreciation and amortization.........      2,307           1,949         4,118       1,684       31
                                             ------          ------       -------     -------     ----
          Total expenses................     14,206          13,329        26,740      11,781      201
                                             ------          ------       -------     -------     ----
          Net income....................    $   380         $ 1,100       $ 2,558     $ 1,072     $  6
                                             ======          ======       =======     =======     ====

                               TOWER PREDECESSOR

     Presented below is condensed financial information of the 2800 North Central Property:

                          2800 NORTH CENTRAL PROPERTY
                                 Balance Sheets
                                 (in thousands)

                                                                       JUNE 30,       DECEMBER 31,
                                                                         1997             1996
                                                                      -----------     ------------
                                                                      (UNAUDITED)
                                              ASSETS
Real estate, net of accumulated depreciation........................    $31,151         $ 30,638
Other assets........................................................      2,448            2,244
                                                                        -------          -------
          Total assets..............................................    $33,599         $ 32,882
                                                                        =======          =======
                                  LIABILITIES AND OWNERS' EQUITY
Debt on real estate.................................................    $26,489         $ 25,021
Accounts payable and other liabilities..............................        925            1,285
                                                                        -------          -------
          Total liabilities.........................................     27,414           26,306
Owners' equity......................................................      6,185            6,576
                                                                        -------          -------
          Total liabilities and owners' equity......................    $33,599         $ 32,882
                                                                        =======          =======

                          2800 NORTH CENTRAL PROPERTY
                            Statements of Operations
                                 (in thousands)

                                                                                     PERIOD FROM
                                                                      SIX-MONTHS       MAY 1996
                                                                        ENDED          THROUGH
                                                                       JUNE 30,      DECEMBER 31,
                                                                         1997            1996
                                                                      ----------     ------------
                                                                      (UNAUDITED)
Revenues:
  Rental income.....................................................    $2,779          $3,615
  Management fees and other.........................................         9              48
                                                                        ------          ------
          Total revenues............................................     2,788           3,663
                                                                        ------          ------
Expenses:
  Property operating expenses, real estate taxes and management
     fees...........................................................     1,360           1,687
  Interest expense..................................................     1,265           1,581
  Depreciation and amortization.....................................       554             519
                                                                        ------          ------
          Total expenses............................................     3,179           3,787
                                                                        ------          ------
          Net loss..................................................    $ (391)         $ (124)
                                                                        ======          ======

                               TOWER PREDECESSOR

6. REAL ESTATE DEBT

     Real estate debt consists of the following (in thousands):

                                                                                DECEMBER 31,
                                                             JUNE 30,       ---------------------
                                                               1997           1996         1995
                                                            -----------     --------     --------
                                                            (UNAUDITED)
Tower 45..................................................   $ 145,430      $147,616     $151,109
120 Mineola Boulevard.....................................      11,260        18,892       18,892
Maitland Forum............................................      28,875        29,409       27,013
Maitland Center Parkway (3 properties)....................       4,548         4,437        2,948
5750 Major Boulevard......................................       3,268         2,538
                                                              --------      --------     --------
                                                             $ 193,381      $202,892     $199,962
                                                              ========      ========     ========

     The interest rates on the mortgage loans referred to above (with the exception of Tower 45) are calculated based on the GECC Commercial Paper Rate, plus an additional rate ranging from 3.25% to 4.50% (8.76% to 9.51% at December 31, 1996 and 8.69% to 9.50% (unaudited) at June 30, 1997). These mortgages are collateralized by the land, building and improvements, furniture and fixtures, machinery and equipment and tenant leases and sub leases. The Tower 45 rate is based on the 30-day LIBOR (5.50% and 5.69% (unaudited) on December 31, 1996 and June 30, 1997, respectively), plus an additional rate ranging from 1.75% to 2.50%. This loan is collateralized by the Company's rights in a lease on the air and corresponding development rights adjacent to the property (see Note 12).

     Scheduled principal repayments of debt on real estate at December 31, 1996, are as follows:

                                 YEARS ENDING
                                 DECEMBER 31,                                    AMOUNT
    -----------------------------------------------------------------------  --------------
                                                                             (IN THOUSANDS)
    1997...................................................................     $  1,138
    1998...................................................................      170,945
    2001...................................................................       28,271
    Thereafter.............................................................        2,538
                                                                                --------
                                                                                $202,892
                                                                                ========

     During the six months ended June 30, 1997, the debt on 120 Mineola Boulevard was extinguished with proceeds from another lender of $11,260. Gain on the early extinguishment of debt totalled $6,475.

7. LEASING ACTIVITIES

     The future minimum lease payments to be received by Tower Predecessor as of December 31, 1996 under noncancelable operating leases, which expire on various dates through 2007, are as follows:

                                  YEARS ENDING
                                  DECEMBER 31,                                   AMOUNT
      ---------------------------------------------------------------------  --------------
                                                                             (IN THOUSANDS)
      1997.................................................................     $ 23,436
      1998.................................................................       23,131
      1999.................................................................       22,133
      2000.................................................................       20,867
      2001.................................................................       19,134
      Thereafter...........................................................       51,299
                                                                                --------
                                                                                $160,000
                                                                                ========

                               TOWER PREDECESSOR

     The geographic concentration of the future minimum lease payments to be received as of December 31, 1996 is as follows:

                                   LOCATION                                      AMOUNT
    -----------------------------------------------------------------------  --------------
                                                                             (IN THOUSANDS)
    New York, NY...........................................................     $132,660
    Orlando, Florida.......................................................       27,340
                                                                                --------
                                                                                $160,000
                                                                                ========

     Tower 45 comprises 64.6%, 65.1% and 71.7% of total revenues for the years ended December 31, 1996, 1995 and 1994, respectively.

     Tower Predecessor also occupies office space in certain properties it manages. The costs of operating these property management offices are borne entirely by the respective owners.

8. ACCOUNTS PAYABLE AND OTHER LIABILITIES

                                                                                 DECEMBER 31,
                                                               JUNE 30,       -------------------
                                                                 1997          1996        1995
                                                              -----------     -------     -------
                                                              (UNAUDITED)
                                                                                (IN THOUSANDS)
Accrued interest............................................    $ 5,981       $ 6,022     $ 5,455
Accounts payable............................................      3,151         3,336       4,161
Advance rent and deposits...................................      2,331         2,322       1,801
Deferred income.............................................      1,123         1,187         183
                                                                -------       -------     -------
                                                                $12,586       $12,867     $11,600
                                                                =======       =======     =======

9. RELATED PARTY TRANSACTIONS

     Under the terms of various management agreements, Tower Predecessor receives cost reimbursements and property management, leasing and tenant service fees from certain affiliates in which Tower Equities have ownership interests. Cost reimbursements are comprised primarily of salary and employee benefit recoveries and reimbursements of certain administrative costs. During the years ended December 31, 1996 and 1995 fees and cost reimbursements derived from these agreements totalled approximately $2.2 million and $3.5 million. For the six months ended June 30, 1997 and 1996, fees and costs derived from these agreements totalled $0.2 million (unaudited) and $0.8 million (unaudited), respectively.

     Amounts due to affiliates at June 30, 1997 and December 31, 1996 and 1995, consisted primarily of loans payable to affiliates of Tower Predecessor.

10. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments," requires disclosure about the fair value of all financial assets and liabilities for which it is practicable to estimate the fair value. Cash equivalents, receivables, accounts payable and other liabilities, except for deferred real estate taxes and the related receivable, are carried at amounts that reasonably approximate their fair values. The fair value of deferred real estate taxes is approximately $8.5 million based upon a discount rate of 7.1%. The fair value of the related receivable, for which the carrying amount is $2.5 million and is included in receivables, is approximately $1.7 million based upon a discount rate of 7.1%. There is no quoted market value available for any of Tower Predecessor's financial instruments. The real estate debt of Tower Predecessor are at variable rates based upon LIBOR or the GECC Commercial Paper Rate plus a fixed amount, as noted in Note 6, which approximate current market rates. Management believes that

                               TOWER PREDECESSOR
the carrying amount of Tower Predecessor's financial instruments at December 31, 1996 and 1995 are not significantly different than their fair value.

11. SAVINGS PLAN

     Effective January 1, 1994, Tower Predecessor adopted a 401(k) Savings Plan (the "Plan") for its employees. Under the Plan, as amended, employees, age 21 and older, are eligible to participate in the Plan immediately upon employment.

     Base salary and wages are eligible for contribution to the Plan. Participants may make salary deferral contributions from 1% to 15% per payroll period.

     The Plan provides that matching employer contributions are to be determined at the discretion of Tower Predecessor. There were no discretionary matching contributions for the years ended December 31, 1996, 1995 and 1994 and the six months ended June 30, 1997.

     Participants are immediately vested in their pre-tax contributions, and are vested in Tower Predecessor's discretionary matching contributions after two years of service.

12. COMMITMENTS AND CONTINGENCIES

LEGAL MATTERS

     Tower Predecessor is subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance. Management believes that the final outcome of such matters will not have a material adverse effect on the financial position, results of operations or liquidity of Tower Predecessor.

AIR RIGHTS AND GROUND LEASES

     On November 30, 1980 Tower Predecessor entered into an air rights lease agreement with the Village of Mineola which expires in May 2012, subject to the Company's right to extend the term pursuant to two 30-year renewal options. The lease provides for a current annual lease payment of $33,000, increasing to $46,500 in 2001.

     On November 30, 1986, Tower Predecessor entered into an agreement to lease for 250 years the air and corresponding development rights adjacent to one of the properties. The Operating Partnership has an option that is exercisable from November 1, 1996 through October 31, 2001 to acquire the lessor's site for a price, as of July 31, 1997, of $11 million. This price increases through the expiration of the option on October 31, 2001, at a rate of 50% of the percentage increase in the consumer price index as defined in the lease (approximately $13 million as of July 31, 1997). Upon the Company's exercise of this option, its obligation to pay rent under the air rights lease would automatically be eliminated.

                               TOWER PREDECESSOR

     The future minimum lease payments to be paid under these two agreements are as follows:

    YEARS ENDING
    DECEMBER 31,                                                                 AMOUNT
    -----------------------------------------------------------------------  --------------
                                                                             (IN THOUSANDS)
    1997...................................................................     $    597
    1998...................................................................          597
    1999...................................................................          597
    2000...................................................................          598
    2001...................................................................          606
    Thereafter.............................................................      135,394
                                                                                --------
                                                                                $138,389
                                                                                ========

                                                                    SCHEDULE III

                               TOWER PREDECESSOR

                    REAL ESTATE AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                                  INITIAL COST           COSTS
                                                              ---------------------   CAPITALIZED
                                                                       BUILDING AND  SUBSEQUENT TO
PROPERTY NAME(1)                   LOCATION     ENCUMBRANCES   LAND    IMPROVEMENTS  ACQUISITIONS
------------------------------ ---------------- ------------  -------  ------------  -------------
Maitland Center Parkway....... Maitland, FL       $  4,437    $   218    $  2,400       $   556
120 Mineola Boulevard......... Long Island, NY      18,892      3,216      16,885           390
Maitland Forum................ Maitland, FL         29,409      3,817      10,415         7,862
Tower 45...................... New York, NY        147,616     18,029      71,886        30,095
5750 Major Boulevard.......... Orlando, FL           2,538        382       3,468            --
                                                  --------    -------     -------       -------
                                                  $202,892    $25,662    $105,054       $38,903
                                                  ========    =======     =======       =======

                                        GROSS AMOUNT CARRIED
                                         AT CLOSE OF PERIOD
                                 -----------------------------------
                                   LAND AND   BUILDING AND            ACCUMULATED    DATE OF       DATE     DEPRECIABLE

PROPERTY NAME(1)                 IMPROVEMENTS IMPROVEMENTS   TOTAL    DEPRECIATION CONSTRUCTION  ACQUIRED  LIVES (YEARS)

------------------------------   ------------ ------------  --------  -----------  ------------  --------  -------------

Maitland Center Parkway.......   $      218     $  2,956       3,174        355           --        1992         (2)

120 Mineola Boulevard.........        3,216       17,275      20,491      4,701           --        1988         (2)

Maitland Forum................        3,817       18,277      22,094      7,666         1984          --         (2)

Tower 45......................       18,029      101,981     120,010     27,814         1989          --         (2)

5750 Major Boulevard..........          382        3,468       3,850         19           --        1996         (2)

                                    -------     --------    --------    -------
                                 $   25,662     $143,957    $169,619    $40,555
                                    =======     ========    ========    =======

---------------

Notes:

(1) Includes properties held by Tower Predecessor. For Maitland Center Parkway (3 properties), information is unavailable on an individual property basis.

(2) Buildings and improvements depreciated over 35 years to 40 years.

                               TOWER PREDECESSOR

                    REAL ESTATE AND ACCUMULATED DEPRECIATION

     A summary of activity for real estate and accumulated depreciation is as follows:

                                                           1996         1995         1994
                                                         --------     --------     --------
                                                               (DOLLARS IN THOUSANDS)
    Real estate:
    Balance at beginning of years......................  $163,879     $163,326     $163,189
      Improvements.....................................     2,659          967        1,602
      Acquisition of real estate.......................     3,850
      Disposition of real estate.......................      (769)        (414)      (1,465)
                                                         --------     --------     --------
              Balance at end of years..................  $169,619     $163,879     $163,326
                                                         ========     ========     ========
    Accumulated depreciation:
      Balance at beginning of years....................  $ 35,741     $ 30,422     $ 25,527
      Depreciation expense.............................     5,583        5,733        6,168
      Accumulated depreciation of real estate sold or
         written off...................................      (769)        (414)      (1,273)
                                                         --------     --------     --------
              Balance at end of years..................  $ 40,555     $ 35,741     $ 30,422
                                                         ========     ========     ========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Tower Realty Trust, Inc.

     We have audited the accompanying combined statements of revenues and certain operating expenses of DRA Joint Ventures for each of the two years in the period ended December 31, 1996 and the period from November 21, 1994 through December 31, 1994. These historical statements of revenues and certain operating expenses are the responsibility of DRA Joint Ventures' management. Our responsibility is to express an opinion on these statements of revenues and certain operating expenses based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the historical combined statements of revenues and certain operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statements of revenues and certain operating expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined statement of revenues and certain operating expenses. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying combined statements of revenues and certain operating expenses were prepared for the purpose of complying with rules and regulations of the Securities and Exchange Commission (for inclusion in the registration statement on Form S-11 of Tower Realty Trust, Inc.) as described in Note 1, and are not intended to be a complete presentation of DRA Joint Ventures' revenues and expenses.

     In our opinion, the combined statements of revenues and certain operating expenses referred to above present fairly, in all material respects, the combined revenues and certain operating expenses of the DRA Joint Ventures, as described in Note 1, for each of the two years in the period ended December 31, 1996 and the period from November 21, 1994 through December 31, 1994, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Dallas, Texas
April 21, 1997

                               DRA JOINT VENTURES

         COMBINED STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES
                                 (IN THOUSANDS)

                                                                                            PERIOD FROM
                                         SIX MONTHS ENDED               YEAR ENDED          NOVEMBER 21,
                                             JUNE 30,                  DECEMBER 31,         1994 THROUGH
                                    ---------------------------     -------------------     DECEMBER 31,
                                       1997            1996          1996        1995           1994
                                    -----------     -----------     -------     -------     ------------
                                    (UNAUDITED)     (UNAUDITED)
Revenues:
  Rental income...................    $13,994         $13,561       $27,592      11,672         $193
  Unbilled rental income..........        509             770         1,418         957           14
  Other income....................         83              98           288         224
                                       ------          ------       -------     -------         ----
          Total revenues..........     14,586          14,429        29,298      12,853          207
                                       ------          ------       -------     -------         ----
Certain operating expenses:
  Property operating and
     maintenance..................      3,959           4,190         7,791       4,003           95
  Real estate taxes...............      1,796           1,810         3,572       1,746           38
  General office and
     administration...............         40             169           282         164           31
  Management fees.................        412             395           801         370            6
                                       ------          ------       -------     -------         ----
          Total certain operating
            expenses..............      6,207           6,564        12,446       6,283          170
                                       ------          ------       -------     -------         ----
          Revenues in excess of
            certain operating
            expenses..............    $ 8,379         $ 7,865       $16,852     $ 6,570         $ 37
                                       ======          ======       =======     =======         ====

         The accompanying notes are an integral part of these combined statements of revenues and certain operating expenses.

                               DRA JOINT VENTURES

                  NOTES TO COMBINED STATEMENTS OF REVENUES AND
                           CERTAIN OPERATING EXPENSES

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

     The accompanying combined statements of revenues and certain operating expenses of the DRA Joint Ventures have been presented on a combined historical cost basis because of common ownership and management, and because the assets and liabilities are expected to be the subject of a business combination with Tower Realty Trust, Inc. (the "Company") and Tower Realty Operating Partnership, L.P. (the "Operating Partnership"), both newly formed entities with no prior operations. The Company will own a sole 1% general partnership and a 89.3% limited partnership interest in the Operating Partnership concurrent with the Company's initial public offering.

     The following entities, comprising the Tower Predecessor, are controlled and managed by Tower Equities and Real Estate Corp. and its affiliates (collectively, "Tower Equities") (which is controlled by Lawrence H. Feldman, Chairman of the Board, Chief Executive Officer and President of the Company) (these properties will also be contributed or acquired by the Operating Partnership Concurrent with the Offering):

                                                           LAWRENCE H.
                                                            FELDMAN'S
                                                        OWNERSHIP INTEREST        LOCATION
                                                        ------------------   ------------------
    Tower 45..........................................           6%          New York City
    120 Mineola Boulevard.............................           5%          Long Island, NY
    Maitland Forum....................................          15%          Maitland, FL
    Maitland Center Parkway (3 properties):...........          90%          Maitland, FL
    5750 Major Boulevard (purchased in October
      1996)...........................................           6%          Orlando, FL
    Management Companies..............................          90%          New York City and
                                                                             Maitland, FL

     Mr. Lawrence H. Feldman is a general partner and an affiliate of DRA Advisors, Inc. ("DRA") is the managing general partner in each partnership listed in the following table. The accompanying combined statements of revenues and certain operating expenses include 100% of the revenues and certain operating expenses of these properties. Upon consummation of the Offering, the Company will purchase all of the partnership interests in the DRA Joint Ventures.

                                                           LAWRENCE H.
                                                            FELDMAN'S
                                                        OWNERSHIP INTEREST        LOCATION
                                                        ------------------   ------------------
    286 Madison Avenue................................           3%          New York City
    290 Madison Avenue................................           3%          New York City
    292 Madison Avenue................................           3%          New York City
    Corporate Center Building (6 properties):.........          20%          Phoenix, AZ
    5151 East Broadway................................           3%          Tucson, AZ
    One Orlando Center................................           3%          Orlando, FL

     The Company is formed with the intent of qualifying as a Real Estate Investment Trust ("REIT") under the Internal Revenue code of 1986, as amended. The Company expects to raise equity through an initial public offering (the "Offering") and concurrent private placements (the "Concurrent Private Placements"). The proceeds from the Offering and the Concurrent Private Placements will be used to purchase a sole 1% general partnership interest and 89.3% limited partnership interest in the Operating Partnership which will hold the operating assets and liabilities of the Company.

     All significant intercompany transactions have been eliminated in the combined financial statements.

     The accompanying historical statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and do not reflect all operations of the properties for the periods

                               DRA JOINT VENTURES

                  NOTES TO COMBINED STATEMENTS OF REVENUES AND
                   CERTAIN OPERATING EXPENSES -- (CONTINUED)

presented. The statements exclude certain expenses such as interest, depreciation and amortization and other costs not directly related to the future operations of the properties that may not be comparable to the expenses expected to be incurred in the proposed future operations of the properties.

REVENUE RECOGNITION

     The DRA Joint Ventures, as a lessor, has retained substantially all of the risks and benefits of ownership of the rental properties and accounts for its leases as operating leases. Space is leased to tenants under leases ranging from 3 to 12 years. Rental income is recognized over the terms of the leases as it is earned. Unbilled rental revenue is recorded for rental income earned on a straight-line basis in excess of rent payments received pursuant to terms of the individual lease agreements.

FUTURE RENTAL REVENUE

     The future minimum lease payments to be received by the DRA Joint Ventures as of December 31, 1996 under noncancelable operating leases, which expire on various dates through 2009, are as follows:

    YEARS ENDING
    DECEMBER 31,                                                                 AMOUNT
    -----------------------------------------------------------------------  --------------
                                                                             (IN THOUSANDS)
      1997.................................................................     $ 24,457
      1998.................................................................       24,279
      1999.................................................................       23,085
      2000.................................................................       21,618
      2001.................................................................       15,097
      Thereafter...........................................................       33,551
                                                                                --------
                                                                                $142,087
                                                                                ========

     The geographic concentration of the future minimum lease payments to be received are as follows:

    LOCATION                                                                     AMOUNT
    -----------------------------------------------------------------------  --------------
                                                                             (IN THOUSANDS)
    New York, New York.....................................................     $ 53,826
    Phoenix and Tucson, Arizona............................................       42,929
    Orlando, Florida.......................................................       45,332
                                                                                --------
                                                                                $142,087
                                                                                ========

     For the year ended December 31, 1996, One Orlando Center and Corporate Center Building comprised 29.7% and 27.1% of total revenues, respectively. For the six months ended June 30, 1997, One Orlando Center and Corporate Center comprise 30.0% and 26.5% of total revenues, respectively.

     One major tenant represented 14% and 13% of the DRA Joint Ventures total rental income for the year ended December 31, 1996 and the six months ended June 30, 1997.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of combined statements of revenues and certain operating expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and certain operating expenses during the reporting period. The most significant estimate relates to unbilled rental income. Actual results could differ from those estimates.

                               DRA JOINT VENTURES

                  NOTES TO COMBINED STATEMENTS OF REVENUES AND
                   CERTAIN OPERATING EXPENSES -- (CONTINUED)

UNAUDITED INTERIM STATEMENTS

     The combined revenues in excess of certain operating expenses for the six months ended June 30, 1997 and 1996 are unaudited. In the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of such combined statements have been included. The revenues in excess of certain operating expenses for the six months ended June 30, 1997 are not necessarily indicative of the DRA Joint Ventures future operations for the full year ending December 31, 1997.

2. RELATED PARTY TRANSACTIONS

     Under the terms of various management agreements, DRA Joint Ventures pay cost reimbursements comprised primarily of salary and employee benefit expenses, leasing commissions, construction management fees and property management fees to certain affiliates in which Tower Equities has ownership interests. During the years ended December 31, 1996 and 1995 fees paid under these agreements totalled approximately $2.1 million and $2.5 million, respectively. During the six months ended June 30, 1997 and 1996, fees paid under these agreements totalled $0.5 million (unaudited) and $0.6 million (unaudited), respectively.

3. LEGAL MATTERS

     DRA Joint Ventures is subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance. Management believes that the final outcome of such matters will not have a material adverse effect on the financial position, results of operations or liquidity of DRA Joint Ventures.

4. REAL ESTATE

     The following is real estate and accumulated depreciation information for DRA Joint Ventures as of December 31, 1996 (in thousands):

                                                             INITIAL COST           COSTS
                                                         ---------------------   CAPITALIZED
                                                                  BUILDING AND  SUBSEQUENT TO
PROPERTY NAME(1)               LOCATION    ENCUMBRANCES   LAND    IMPROVEMENTS  ACQUISITIONS
---------------------------- ------------- ------------  -------  ------------  -------------
286 Madison Avenue.......... New York, NY    $  7,909    $ 1,204    $  5,693       $ 1,078
290 Madison Avenue.......... New York, NY       4,184        736       3,465           100
292 Madison Avenue.......... New York, NY      18,400      3,297      15,593           427
5151 East Broadway.......... Tucson, AZ        15,089      2,020       8,080         5,398
Corporate Center Building... Phoenix, AZ       22,000      8,510      25,531           992
One Orlando Center.......... Orlando, FL       58,935      6,100      54,900         2,991
                                             --------    -------     -------       -------
                                             $126,517    $21,867    $113,262       $10,986
                                             ========    =======     =======       =======

                                      GROSS AMOUNT CARRIED
                                       AT CLOSE OF PERIOD
                               -----------------------------------
                                 LAND AND   BUILDING AND            ACCUMULATED    DATE OF       DATE     DEPRECIABLE
PROPERTY NAME(1)               IMPROVEMENTS IMPROVEMENTS   TOTAL    DEPRECIATION CONSTRUCTION  ACQUIRED  LIVES (YEARS)
----------------------------   ------------ ------------  --------  -----------  ------------  --------  -------------
286 Madison Avenue..........   $    1,205     $  6,770    $  7,975    $   316           --        1995         (2)
290 Madison Avenue..........          736        3,565       4,301        128           --        1995         (2)
292 Madison Avenue..........        3,301       16,016      19,317        584           --        1995         (2)
5151 East Broadway..........        2,040       13,458      15,498        887           --        1994         (2)
Corporate Center Building...        8,510       26,523      35,033        969           --        1995         (2)
One Orlando Center..........        6,115       57,876      63,991      2,472           --        1995         (2)
                                  -------     --------    --------    -------
                               $   21,907     $124,208    $146,115    $ 5,356
                                  =======     ========    ========    =======

---------------

Notes:
(1) Includes properties held by DRA Properties. For Corporate Center Building (6 properties), information is unavailable on an individual property basis.
(2) Buildings and improvements depreciated over 40 years.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Tower Realty Trust, Inc.

     We have audited the accompanying statement of revenues and certain operating expenses of 100 Wall Street for the year ended December 31, 1996. This historical statement of revenues and certain operating expenses is the responsibility of the management of 100 Wall Street. Our responsibility is to express an opinion on this statement of revenues and certain operating expenses based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the historical statement of revenues and certain operating expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of revenues and certain operating expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain operating expenses. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying statement of revenues and certain operating expenses was prepared for the purpose of complying with rules and regulations of the Securities and Exchange Commission (for inclusion in the registration statement on Form S-11 of Tower Realty Trust, Inc.) as described in Note 1, and is not intended to be a complete presentation of 100 Wall Street's revenues and expenses.

     In our opinion, the statement of revenues and certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses of 100 Wall Street, as described in Note 1, for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Dallas, Texas
September 15, 1997

                                100 WALL STREET

             STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES

                             (DOLLARS IN THOUSANDS)

                                                           SIX MONTHS ENDED JUNE 30,       YEAR ENDED
                                                          ---------------------------     DECEMBER 31,
                                                             1997            1996             1996
                                                          -----------     -----------     ------------
                                                          (UNAUDITED)     (UNAUDITED)
Revenues:
  Rental income.........................................    $ 5,606         $ 5,102         $ 11,317
  Other income..........................................        318             610              961
                                                             ------          ------          -------
          Total revenues................................      5,924           5,712           12,278
                                                             ------          ------          -------
Certain operating expenses:
  Property operating and maintenance....................      1,955           1,951            4,151
  Real estate taxes.....................................      1,192           1,387            2,524
  Other expenses........................................         97              48              143
                                                             ------          ------          -------
          Total certain operating expenses..............      3,244           3,386            6,818
                                                             ------          ------          -------
          Revenues in excess of certain operating
            expenses....................................    $ 2,680         $ 2,326         $  5,460
                                                             ======          ======          =======

              The accompanying notes are an integral part of these
             statements of revenues and certain operating expenses.

                                100 WALL STREET

         NOTES TO STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES
                             (DOLLARS IN THOUSANDS)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

     The accompanying statements of revenues and certain operating expenses of 100 Wall Street have been presented on a historical cost basis because the assets and liabilities are expected to be the subject of a business combination with Tower Realty Trust, Inc. (the "Company") and Tower Realty Operating Partnership, L.P. (the "Operating Partnership") both newly formed entities with no prior operations. The Company will own a sole 1% general partnership and a 89.3% limited partnership interest in the Operating Partnership concurrent with the Company's initial public offering. In management's opinion, these statements of revenues and certain operating expenses include the revenues and expenses associated with the operations of the property intended to be sold to the Company.

     The Company is formed with the intent of qualifying as a Real Estate Investment Trust ("REIT") under the Internal Revenue Code of 1986, as amended. The Company expects to raise equity through an initial public offering (the "Offering") and concurrent private placements (the "Concurrent Private Placements"). The proceeds from the Offering and the Concurrent Private Placements will be used to purchase a sole 1% general partnership interest and 89.3% limited partnership interest in the Operating Partnership which will hold the operating assets and liabilities of the Company.

     The accompanying historical statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and are not representative of the actual operations of the property for the periods presented. The statements exclude certain expenses such as interest, depreciation and amortization and other costs not directly related to the future operations of the property that may not be comparable to the expenses expected to be incurred in the proposed future operations of the property.

REVENUE RECOGNITION

     100 Wall Street, as a lessor, has retained substantially all of the risks and benefits of ownership of the rental properties and accounts for its lease as operating leases. Space is leased to tenants under leases ranging from 1 to 16 years. Rental income is recognized over the terms of the leases as it is earned.

FUTURE RENTAL REVENUE

     The future minimum lease payments to be received by 100 Wall Street as of December 31, 1996 under noncancelable operating leases, which expire on various dates through September 2066, are as follows:

                                  YEARS ENDING                    DECEMBER 31,
                ------------------------------------------------  ------------
                     1997.......................................  $ 10,672,038
                     1998.......................................    11,445,587
                     1999.......................................    10,409,691
                     2000.......................................     6,171,497
                     2001.......................................     5,957,006
                     Thereafter.................................    27,698,050
                                                                   -----------
                                                                  $ 72,353,869
                                                                   ===========

     There were two major tenants which together represented approximately 51% and 50% of 100 Wall Street total revenue income for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively.

                                100 WALL STREET

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of statements of revenues and certain operating expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and certain operating expenses during the reporting period. Actual results could differ from those estimates.

UNAUDITED INTERIM STATEMENTS

     The revenues in excess of certain operating expenses for the six months ended June 30, 1997 and 1996 are unaudited. In the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of such statements have been included. The revenues in excess of certain operating expenses for the six months ended June 30, 1997 are not necessarily indicative of the 100 Wall Street future operations for the full year ending December 31, 1997.

         [Color photograph of the One Orlando Center office building]
                     One Orlando Center, Orlando, Florida

         [Color photograph of the 292 Madison Avenue office building]
                        292 Madison Avenue, Manhattan

                                    [LOGO]

         [Color photograph of the 286 Madison Avenue office building]
                        286 Madison Avenue, Manhattan

For a summary property, operating and ownership data regarding the properties, see the property tables contained under the caption "The Properties" herein.

======================================================

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................   20
The Company...........................   34
Operating and Growth Strategies.......   36
Use of Proceeds.......................   40
Distributions.........................   41
Capitalization........................   45
Dilution..............................   46
Selected Combined Financial and
  Operating Data......................   47
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   52
Property Office Markets and Market
  Economies...........................   61
The Properties........................   75
Management............................  103
Formation and Structure of the
  Company.............................  112
Certain Relationships and
  Transactions........................  117
Principal Stockholders................  119
Description of Capital Stock..........  121
Certain Provisions of Maryland Law and
  of the Company's Charter and
  Bylaws..............................  126
Policies with Respect to Certain
  Activities..........................  129
Shares Available for Future Sale......  133
Partnership Agreement.................  135
Federal Income Tax Considerations.....  138
ERISA Considerations..................  155
Underwriting..........................  158
Experts...............................  161
Legal Matters.........................  162
Additional Information................  162
Glossary..............................  163
Index to Financial Statements.........  F-1


  UNTIL             , 1997 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF THE DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

======================================================

======================================================

                               11,515,000 SHARES

                                  TOWER REALTY
                                  TRUST, INC.

                                  COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                            ------------------------
                              MERRILL LYNCH & CO.

                             LEGG MASON WOOD WALKER
                                  INCORPORATED

                           MORGAN STANLEY DEAN WITTER

                       PRUDENTIAL SECURITIES INCORPORATED

                               SMITH BARNEY INC.

                             NATIONSBANC MONTGOMERY
                                SECURITIES, INC.
                                           , 1997
======================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED OCTOBER 7, 1997

P R O S P E C T U S

                               11,515,000 SHARES

                            TOWER REALTY TRUST, INC.
                                  COMMON STOCK
                            ------------------------
                                                 [TOWER REALTY TRUST, INC. LOGO]

   Tower Realty Trust, Inc. (collectively with its subsidiaries, the "Company") has been formed to continue and expand the commercial real estate business of Tower Equities & Realty Corp. and its affiliates (collectively, "Tower Equities"), which since 1985 has been engaged in developing, acquiring, owning, renovating, managing, and leasing office properties in the Manhattan, Phoenix/Tucson and Orlando markets. Upon completion of this offering (the "Offering") and related transactions, the Company will own interests in a portfolio of 21 office buildings (collectively, the "Properties") encompassing approximately 3.4 million rentable square feet. The Company will operate as a fully integrated, self-administered, and self-managed real estate company and expects to qualify as a real estate investment trust ("REIT") for federal income tax purposes.
   All of the shares of common stock, par value $.01 per share (the "Common Stock"), of the Company offered hereby are being sold by the Company. Of the 11,515,000 shares of Common Stock offered hereby, 2,303,000 shares of Common Stock are being offered initially outside the United States and Canada by the International Managers and 9,212,000 shares of Common Stock are being offered initially in the United States and Canada by the U.S. Underwriters. See "Underwriting." Upon completion of the Offering, management and directors of the Company will beneficially own approximately 9.3% of the equity in the Company.
   Prior to the Offering, there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price per share will be between $24.00 and $26.00. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "TOW." The Company intends to make regular quarterly distributions to its stockholders, commencing with a pro rata distribution with respect to the quarter ending December 31, 1997.
                            ------------------------

   SEE "RISK FACTORS" BEGINNING ON PAGE 20 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK, INCLUDING:

   - the valuation of the Properties and the other assets to be contributed to the Company in its formation generally based on the value of the Company as a going concern, and not on third-party appraisals, thereby increasing the possibility that the consideration to be paid by the Company for the Properties and such other assets will exceed their fair market value;
   - conflicts of interest relating to the formation of the Company, including the receipt by officers, directors and affiliates of the Company of equity interests in the Company;
   - conflicts of interest relating to the operation of the Company, including conflicts of interest associated with the potential adverse tax consequences to certain executive officers and directors of the Company of sales and refinancings of certain Properties;
   - real estate investment and property management risks, such as the need to renew leases or relet space upon expirations, the instability of cash flows and changes in the value of office properties owned by the Company due to economic and other conditions;
   - limitations on the stockholders' ability to change control of the Company, including restrictions on the ownership of the Common Stock by any single person in excess of 9.8% of the number or value of the shares of outstanding Common Stock of the Company, subject to an exception that permits mutual funds and certain other entities to own or purchase up to 15% of any class of the Company's stock in appropriate circumstances;
   - taxation of the Company as a corporation if it fails to qualify as a REIT and the resulting decrease in cash available for distribution in such event; and
   - the possibility that the Company may not be able to refinance outstanding indebtedness (initially expected to be approximately $131.7 million, including its pro rata share of indebtedness of unconsolidated investments) upon maturity, indebtedness might be refinanced on less favorable terms, and interest rates might increase on variable rate indebtedness and the lack of limitations in the Company's organizational documents on the amount of indebtedness that the Company may incur.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

===========================================================================================================
                                                  PRICE TO           UNDERWRITING          PROCEEDS TO
                                                   PUBLIC             DISCOUNT(1)          COMPANY(2)
-----------------------------------------------------------------------------------------------------------
Per Share...................................           $                   $                    $
-----------------------------------------------------------------------------------------------------------
Total(3)....................................           $                   $                    $
===========================================================================================================

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company, estimated at $      .
(3) The Company has granted the International Managers a 30-day option to purchase up to 345,450 additional shares of Common Stock and has granted to the U.S. Underwriters a 30-day option to purchase up to 1,381,800 additional shares of Common Stock, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $      , $      and $      ,
    respectively. See "Underwriting."
                            ------------------------

   The shares of Common Stock are being offered by the several Underwriters, subject to prior sale, when, as, and if issued to and accepted by them, subject to approval of certain legal matters by counsel to the Underwriters and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock offered hereby will be made in New
York, New York on or about        , 1997.
                            ------------------------

MERRILL LYNCH INTERNATIONAL

        LEGG MASON WOOD WALKER
                 INCORPORATED

                MORGAN STANLEY DEAN WITTER
                         PRUDENTIAL-BACHE SECURITIES
                                 SMITH BARNEY INC.
                                         NATIONSBANC MONTGOMERY SECURITIES, INC.
                            ------------------------

             The date of this Prospectus is                , 1997.

                                  UNDERWRITING

     Subject to the terms and conditions in the international purchase agreement (the "International Purchase Agreement"), between the Company and each of the underwriters named below (the "International Managers"), and concurrently with the sale of the 9,212,000 shares of Common Stock to the U.S. Underwriters (as defined below), the Company has agreed to sell to each of the International Managers, for whom Merrill Lynch International, Legg Mason Wood Walker, Incorporated, Morgan Stanley & Co. International Limited, Prudential-Bache Securities (U.K.) Inc., Smith Barney Inc. and NationsBanc Montgomery Securities, Inc. are acting as Lead Managers (the "Lead Managers"), and each of the International Managers has severally agreed to purchase from the Company, the respective number of Common Shares set forth below opposite their respective names:

                                                                            NUMBER OF
                     UNDERWRITER                                             SHARES
                     ----------
                                                                            ---------
        Merrill Lynch International.......................................
        Legg Mason Wood Walker, Incorporated..............................
        Morgan Stanley & Co. International Limited........................
        Prudential-Bache Securities (U.K.) Inc. ..........................
        Smith Barney Inc. ................................................
        NationsBanc Montgomery Securities, Inc. ..........................
                                                                            ---------
                     Total................................................
                                                                            =========

     The Company has also entered into a purchase agreement (the "U.S. Purchase Agreement" and, together with the International Purchase Agreement, the "Purchase Agreements") with certain underwriters in the United States and Canada (the "U.S. Underwriters" and, together with the International Managers, the "Underwriters")for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Legg Mason Wood Walker, Incorporated, Morgan Stanley & Co. Incorporated, Prudential Securities Incorporated, Smith Barney Inc. and NationsBanc Montgomery Securities, Inc. are acting as representatives. Subject to the terms and conditions set forth in the U.S. Purchase Agreement and concurrently with the sale of 2,303,000 shares of Common Stock to the International Managers pursuant to the International Purchase Agreement, the Company has agreed to sell to the U.S. Underwriters, and the U.S. Underwriters have severally agreed to purchase from the Company, an aggregate of 9,212,000 shares of Common Stock. The initial public offering price per share and the total underwriting discount per share are identical under the U.S. Purchase Agreement and the International Purchase Agreement.

     In each Purchase Agreement, the several U.S. Underwriters and the several International Managers have agreed, respectively, subject to the terms and conditions set forth in such Purchase Agreement, to purchase all of the shares of Common Stock being sold pursuant to such Purchase Agreement if any of such shares of Common Stock are purchased. Under certain circumstances, the commitments of non-defaulting U.S. Underwriters or International Managers (as the case may be) may be increased. The sale of Common Stock pursuant to the U.S. Purchase Agreement and the International Purchase Agreement are conditioned upon each other.

     The Lead Managers have advised the Company that the International Managers propose initially to offer the shares of Common Stock to the public at the public offering price per share set forth on the cover page of this Prospectus, and to certain banks, brokers and dealers (the "Selling Group") at such price less a concession not in excess of $ per share. The International Managers may allow, and such dealers may re-allow, a discount not in excess of $ per share on sales to certain other International Managers and members of the Selling Group. After the date of this Prospectus, the initial public offering price, concession and discount may be changed. The Company has been informed that the U.S. Underwriters and the International Managers have entered into an agreement (the "Intersyndicate Agreement") providing for the coordination of their activities. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and the International Managers are permitted to sell shares of Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the

Intersyndicate Agreement, the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are United States persons or Canadian persons or to persons they believe intend to resell to persons who are United States persons or Canadian persons, and the U.S. Underwriters and any dealer to whom they sell Common Stock will not offer to sell or sell Common Stock to persons who are non-United States and non-Canadian persons or to persons they believe intend to resell to non-United States and non-Canadian persons, except in each case for transactions pursuant to the Intersyndicate Agreement.

     The Company has granted the International Managers an option exercisable for 30 days after the date hereof to purchase up to 345,450 additional shares of Common Stock to cover over-allotments, if any, at the initial public offering price, less the underwriting discount set forth on the cover page of this Prospectus. If the International Managers exercise this option, each International Manager will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the foregoing table bears to such International Managers initial amount reflected in the foregoing table.

     At the request of the Company, the U.S. Underwriters have reserved up to 575,000 shares of Common Stock for sale at the public offering price to certain employees of the Company, their business affiliates and related parties who have expressed an interest in purchasing shares. The number of shares available to the general public will be reduced to the extent these persons purchase the reserved shares. Any reserved shares that are not so purchased by such persons at the closing of the Offering will be offered by the U.S. Underwriters to the general public on the same terms as the other shares offered by this Prospectus.

     Each of the Company and the International Managers has represented and agreed that (a) it has not offered or sold, and prior to the date six months after the date of this Prospectus will not offer or sell any shares of Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the Public Offers of Securities Regulations 1995, (b) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Common Stock in, form or otherwise the United Kingdom and (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue or sale of the Common Stock to a person who is of a kind described in Article II(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom the document may otherwise lawfully be issued or passed on.

     Purchasers of shares of Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase, in addition to the price per share to the public set forth on the cover page of this Prospectus.

     In the Purchase Agreements, the Company and the Operating Partnership have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof. Insofar as indemnification of the Underwriters for liabilities arising under the Securities Act may be permitted pursuant to the foregoing provisions, the Company and the Operating Partnership have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The Company and the Operating Partnership have agreed, subject to certain exceptions, not to sell, offer or contract to sell, grant any option for the sale of, or otherwise dispose of any shares of Common Stock or OP Units or any securities convertible into or exchangeable for Common Stock or OP Units for a period of one year from the date of the Prospectus, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

     In connection with the Offering, the Continuing Investors, the Primary Contributors, the Morgan Stanley Investors and the Carlyle Funds have agreed, subject to certain exceptions, not to sell, offer or contract to sell, grant any option for the sale of, or otherwise dispose of any shares of Common Stock or OP Units or any securities convertible into or exchangeable for Common Stock or OP Units for a period of two years for the Primary Contributors and one year for the other Continuing Investors, the Morgan Stanley Investors and the Carlyle Funds from the date of this Prospectus, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

     The Underwriters do not intend to confirm sales of any account over which they exercise discretionary authority.

     Prior to the Offering, there has been no public market for the Common Stock of the Company. The initial public offering price will be determined through negotiations between the Company and the U.S. Representatives. Among the factors to be considered in such negotiations, in addition to prevailing market conditions, will be dividend yields and financial characteristics of publicly traded REITs that the Company and the Representatives believes to be comparable to the Company, the expected results of operations of the Company (which will be based on the results of operations of the Properties and the management and leasing businesses in recent periods), estimates of the future business potential and earnings prospects of the Company as a whole and the current state of the real estate market in the Company's primary markets and the economy as a whole.

     Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain Selling Group members to bid for and purchase the Common Stock. As an exception to these rules, the U.S. Representatives and the International Managers are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriters create a short position in the Common Stock in connection with the Offering, i.e., if they sell more Common Stock than are set forth on the cover page of this Prospectus, the U.S. Representatives and the International Managers, respectively, may reduce that short position by purchasing Common Stock in the open market. The U.S. Representatives and the International Managers, respectively, may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The U.S. Representatives and the International Managers may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Representatives or the International Managers purchase Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Shares. In addition, neither the Company nor any of the Underwriters makes any representation that the U.S. Representatives or the International Managers will engage in such transactions or that such transactions, once commenced, will not be discounted without notice.

     The Company has agreed to pay to Merrill Lynch (i) an advisory fee equal to 1% of the gross proceeds of the Offering (including any exercise of the Underwriters' over-allotment option) for advisory services rendered in connection with the evaluation, analysis and structuring of the Offering and
(ii) a $600,000 acquisition advisory fee for services rendered in connection with the evaluation, analysis and structuring of the acquisition of the 100 Wall Street Property.

     Merrill Lynch Capital Corporation, an affiliate of Merrill Lynch, has committed to be the syndication agent for the Line of Credit and Merrill Lynch Credit Corporation, an affiliate of Merrill Lynch, has agreed to provide to the Company the Term Loan. In connection with the closing of these loans, the Company shall pay Merrill Lynch fees of approximately $2.1 million.

     A portion of the net proceeds from the Offering will be used by the Company to repay in full a mortgage loan made to the Company prior to the Offering by an affiliate of Merrill Lynch. In connection with such mortgage loan, (i) an affiliate of Merrill Lynch made an $11.3 million secured loan to the Property Partnership that owns the 120 Mineola Boulevard Property and (ii) the lender received an origination fee of 1.00% of the original loan amount, and reimbursement for its out-of-pocket expenses, including reasonable fees and expenses of counsel, incurred in connection therewith.

     The Morgan Stanley Investors, advised by MSAM, an affiliate of Morgan Stanley & Co. Incorporated, have agreed to purchase 800,000 shares of Common Stock in the Concurrent Private Placements. The Underwriters will not receive a discount or commission on the sale of Common Stock in the Concurrent Private Placements. The closing of the Concurrent Private Placements is subject to the closing of the Offering and the satisfaction of other customary conditions.

     Upon consummation of the Offering, the Company will repay the outstanding balance of and the accrued interest on the MSAM Notes by issuing to the Morgan Stanley Investors 886,200 shares of restricted Common Stock in complete satisfaction of the MSAM Notes. The Company has granted to the Morgan Stanley Investors certain registration rights with respect to sale of Common Stock received by the Morgan Stanley Investors or any affiliates in connection with the Concurrent Private Placements and the cancellation of the MSAM Notes, including the right to include such shares in a shelf registration statement the Company has agreed to file within fifteen days after the expiration of the one-year period following completion of the Offering. Also, the Company has granted to the Morgan Stanley Investors the right to have a representative observe the meetings of the Board of Directors and its committees. These Board observation rights terminate at any time the Morgan Stanley Investors hold less than 60% of the shares of Common Stock acquired by them at the time of the Offering.

     The Common Stock has been approved for listing on the NYSE, subject to official notice of issuance, under the symbol "TOW." In order to meet one of the requirements for listing the Common Stock on the NYSE, the Underwriters have undertaken to sell lots of 100 or more shares of Common Stock to a minimum of 2,000 beneficial holders.

                                    EXPERTS

     The consolidated balance sheet of the Company as of June 30, 1997 and the related consolidated statement of operations, shareholder's equity and cash flows for the period from March 27, 1997 through June 30, 1997, the combined balance sheets of the Tower Predecessor as of December 31, 1996 and 1995, and the related combined statements of operations, owners' deficit and cash flows for each of the three years in the period ended December 31, 1996 and the financial statement schedule, the combined statements of revenues and certain operating expenses of DRA Joint Ventures for each of the two years in the period ended December 31, 1996 and the period from November 21, 1994 through December 31, 1994 and the statements of revenues and certain operating expenses for 100 Wall Street for the year ended December 31, 1996, included in this Prospectus, have been included herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The Landauer Market Studies were prepared for the Company by Landauer, which is a real estate service firm with significant experience and expertise relating to the midtown Manhattan, Orlando, Phoenix, and Tucson office markets and the various submarkets therein. The statistical and other information from the Landauer Market Studies appearing in this Prospectus has been included herein in reliance on Landauer Associate's expertise as real estate services firm, with respect to the Manhattan, Phoenix, Tucson, and Orlando office markets.

======================================================

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................   20
The Company...........................   34
Operating and Growth Strategies.......   36
Use of Proceeds.......................   40
Distributions.........................   41
Capitalization........................   45
Dilution..............................   46
Selected Combined Financial and
  Operating Data......................   47
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   52
Property Office Markets and Market
  Economies...........................   61
The Properties........................   75
Management............................  103
Formation and Structure of the
  Company.............................  112
Certain Relationships and
  Transactions........................  117
Principal Stockholders................  119
Description of Capital Stock..........  121
Certain Provisions of Maryland Law and
  of the Company's Charter and
  Bylaws..............................  126
Policies with Respect to Certain
  Activities..........................  129
Shares Available for Future Sale......  133
Partnership Agreement.................  135
Federal Income Tax Considerations.....  138
ERISA Considerations..................  155
Underwriting..........................  158
Experts...............................  161
Legal Matters.........................  162
Additional Information................  162
Glossary..............................  163
Index to Financial Statements.........  F-1


  UNTIL             , 1997 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF THE DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

======================================================

======================================================

                               11,515,000 SHARES

                                  TOWER REALTY
                                  TRUST, INC.

                                  COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                            ------------------------
                          MERRILL LYNCH INTERNATIONAL

                             LEGG MASON WOOD WALKER
                                  INCORPORATED

                           MORGAN STANLEY DEAN WITTER

                          PRUDENTIAL-BACHE SECURITIES

                               SMITH BARNEY INC.

                             NATIONSBANC MONTGOMERY
                                SECURITIES, INC.
                                           , 1997
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting discounts and commissions) payable by the Registrant in connection with the issuance and distribution of the shares of Common Stock.

        Securities and Exchange Commission registration fee.............  $   104,333
        NASD filing fee.................................................       30,500
        NYSE listing fee................................................       70,000
        Advisory fee....................................................    2,878,000
        Printing, engraving and mailing expenses........................      450,000
        Accountants' fees and expenses..................................    2,300,000
        Other consultants' fees and expenses............................      360,000
        Blue Sky fees and expenses......................................       15,000
        Legal fees......................................................    5,160,000
        Transfer agent's fees...........................................        8,000
        Miscellaneous expenses..........................................      502,167
                                                                          -----------
                  Total.................................................  $11,878,000
                                                                          ===========
        Indemnification Insurance Costs (see Item 34)...................  $   266,000

---------------

* To be completed by amendment.

ITEM 32.  SALES TO SPECIAL PARTIES.

     See response to Item 32.

ITEM 33.  RECENT SALES OF UNREGISTERED SECURITIES.

     On March 31, 1997, as part of its formation, the Company issued 1,000 unregistered shares of Common Stock to Lawrence H. Feldman for a purchase price of $1,000 in reliance upon an exemption from registration under Section 4(2) of the Securities Act.

     As part of the Formation Transactions an aggregate of 1,583,640 OP Units and 924,800 shares of restricted Common Stock will be issued to the Primary Contributors and the Continuing Investors in return for (i) the contribution of certain interests in the Tower Predecessor Company and in certain of the Properties and the Development Parcels to the Operating Partnership and (ii) the contribution by the Primary Contributors of certain assets, including management contracts relating to certain of the Properties, the Excluded Properties and certain other Properties. The issuance of the OP Units will be effected in reliance on an exemption from registration under Section 4(2) of the Securities Act. The descriptions of the foregoing transactions in the Prospectus under the heading "Formation and Structure of the Company" are incorporated herein by reference.

     Concurrent with the Offering, and subject to certain conditions, the Company is directly placing with certain private investment funds advised by Morgan Stanley Asset Management, Inc. $20 million of Common Stock at the price per share sold in the Offering in reliance on an exemption from registration under Section 4(2) of the Securities Act. In addition, concurrent with the Offering, the Company will issue to the Morgan Stanley Investors approximately $22.2 million of restricted Common Stock in exchange for the cancellation of approximately $12.3 million outstanding under the MSAM Notes. Between March 31, 1997, and September 18, 1997, the Company issued an aggregate of $12.3 million of the MSAM Notes to the Morgan Stanley Investors in reliance on an exemption from registration under Section 4(2) of the Securities Act.

     Concurrent with the Offering, and subject to certain conditions, the Company is directly placing with the Carlyle Funds $10 million of Common Stock at the price per share sold in the Offering in reliance on an exemption from registration under Section 4(2) of the Securities Act.

ITEM 34.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter of the Company contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

     The Charter authorizes the Company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former director or officer of the Company. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. The Charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

     The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or in any proceeding in which the director was adjudged to be liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. Indemnification under the provisions of the MGCL is not deemed exclusive of any other rights, by indemnification or otherwise, to which an officer or director may be entitled under the Company's Charter or Bylaws, resolutions of stockholders or directors, contract or otherwise. However, it is the position of the

Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

     The Company also has purchased and maintains insurance on behalf of all of its directors and executive officers against liability asserted against or incurred by them in their official capacities with the Company, whether or not the Company is required or has the power to indemnify them against the same liability.

     The Underwriting Agreement will contain certain provisions pursuant to which certain officers, directors and controlling persons may be entitled to be indemnified by the underwriters named therein.

ITEM 35.  TREATMENT OF PROCEEDS FROM SHARES BEING REGISTERED.

     None.

ITEM 36.  FINANCIAL STATEMENTS AND EXHIBITS.

     (1) Financial Statements are included in the Prospectus. See "Index to Financial Statements" in the Prospectus on page F-1.

     (2) The following financial statement schedules of the registrant are filed herewith:

          III Real Estate and Accumulated Depreciation


EXHIBIT
NUMBER                                          EXHIBIT
------     ----------------------------------------------------------------------------------
 *1.1      Form of Underwriting Agreement
 *3.1      Articles of Incorporation of the Company
 *3.2      Form of Amended and Restated Articles of Incorporation
 *3.3      Bylaws of the Company
 *3.4      Form of Amended and Restated Bylaws of the Company
 *4.1      Form of Common Stock Certificate for the Company
 *5.1      Opinion of Battle Fowler LLP
 *8.1      Opinion of Battle Fowler LLP, as to Tax Matters
*10.1      Form of Amendment and Restatement of Agreement of Limited Partnership of Tower
           Realty Operating Partnership, L.P., by and among Tower Realty Trust, Inc., as general partner, Lawrence H. Feldman, as initial Limited Partner, and the Persons set forth in Exhibit A thereto.
*10.2      Form of Exchange Rights Agreement
*10.3      Form of Registration Rights Agreement.
*10.4      Form of Lock-up Agreement
*10.5      Form of Tower Realty Trust, Inc. 1997 Incentive Plan
*10.6      Form of Tower Realty Trust, Inc. Non-Employee Directors' Incentive Plan
*10.7      Form of Employment Agreement between the Company and Lawrence H. Feldman
*10.8      Form of Employment Agreement between the Company and Robert L. Cox
*10.9      Form of Employment Agreement between the Company and Joseph D. Kasman
*10.10     Form of Indemnification Agreement between the Company and its executive officers and directors
*10.11     Purchase Agreement, dated as of March 31, 1997, among Tower Realty Trust, Inc.,
           Tower Realty Operating Partnership, L.P. and each of the investors signatory thereto, as amended by the Purchase Agreement Supplement dated as of May 15, 1997,
           Purchase Agreement Supplement No. 2, dated as of May 29, 1997, Purchase Agreement
           Supplement No. 3, dated as of May 29, 1997, Purchase Agreement Supplement No. 4,
           dated as of July 9, 1997, Purchase Agreement Supplement No. 5, dated as of July
           31, 1997

EXHIBIT
NUMBER                                          EXHIBIT
------     ----------------------------------------------------------------------------------
*10.12     Contribution Agreement (OP Units-CXX Mineola Limited Partnership) by and among
           Tower Realty Operating Partnership, L.P. and Jeffrey Feldman
*10.13     Amendment to Contribution Agreement by and among Tower Realty Operating
           Partnership, L.P. and Jeffrey Feldman
*10.14     Second Amendment to Contribution Agreement by and between Tower Realty Operating
           Partnership, L.P. and Jeffrey Feldman
*10.15     Contribution Agreement (Cash-Stellar Associates) by and among Tower Realty
           Operating Partnership, L.P. and Laurie Jacoby
*10.16     First Amendment to Contribution Agreement by and between Tower Realty Operating
           Partnership, L.P. and Laurie Jacoby
*10.17     Contribution Agreement (OP Units) by and among Tower Realty Operating Partnership,
           L.P. and Bama Equities, Inc.
*10.18     Amendment to Contribution Agreement by and among Tower Realty Operating
           Partnership, L.P. and Bama Equities, Inc.
*10.19     Second Amendment to Contribution Agreement by and between Tower Realty Operating
           Partnership, L.P. and Bama Equities, Inc.
*10.20     Contribution Agreement (Cash-Stellar Associates) by and among Tower Realty
           Operating Partnership, L.P. and Valerie Herts Kalnitzky
*10.21     First Amendment to Contribution Agreement by and between Tower Realty Operating
           Partnership, L.P. and Valerie Hertz Kalnitzky
*10.22     Assignment Agreement by Charles M. Kotick, as nominee (CXX)
*10.23     Contribution Agreement by and between Tower Realty Operating Partnership, L.P. and
           Allan B. Mendelsohn, as Chapter 7 Trustee of Edward Feldman
*10.24     Option Agreement, dated as of July 28, 1997, by and between Tower Realty Operating
           Partnership, L.P. and Dana II Associates Limited Partnership
*10.25     Option Agreement, dated July 28, 1997, by and between Tower Realty Operating
           Partnership, L.P. and Tower 45 Ventures Limited Partnership
*10.26     Option Agreement, dated July 31, 1997, by and between Tower Realty Operating
           Partnership, L.P. and Feldman Tower 45, Inc.
*10.27     Contribution Agreement between Maitland Property Investors, Limited and Tower
           Realty Operating Partnership, L.P., dated as of August 4, 1997
*10.28     Non-Competition Agreement, dated as of August 4, 1997 among Tower Realty Operating
           Partnership, L.P., Properties Atlantic, Inc., Clifford Stein and Reid Berman
*10.29     Assets Contribution Agreement, dated as of August 4, 1997, between Tower Realty
           Operating Partnership, L.P., and Properties Atlantic, Inc., Clifford Stein, and
           Reid Berman
*10.30     Option Agreement, dated as of July 28, 1997, by and between Tower Realty Operating
           Partnership, L.P. and Stellar Associates
*10.31     Option Agreement, dated as of July 28, 1997, by and between Tower Realty Operating
           Partnership, L.P. and Carlyle Industries, Inc.
*10.32     Option Agreement, dated as of July 31, 1997, by and between Tower Realty Operating
           Partnership, L.P. and 120 West 45th Street Associates
*10.33     Option Agreement, dated as of July 29, 1997, by and between Tower Realty Operating
           Partnership, L.P. and Richard Cooke, Craig Cooke and Brian Cooke
*10.34     Option Agreement, dated as of July 28, 1997, by and between Tower Realty Operating
           Partnership, L.P. and Charles B. Hickcox
*10.35     Option Agreement, dated as of July 31, 1997, by and between Tower Realty Operating
           Partnership, L.P. and Hazama T-45
*10.36     Option Agreement, dated as of July 25, 1997, by and between Tower Realty Operating
           Partnership, L.P. and Leo V. Berger

EXHIBIT
NUMBER                                          EXHIBIT
------     ----------------------------------------------------------------------------------
*10.37     Omnibus Option Agreement, dated as of July 31, 1997, by and between Tower Realty
           Operating Partnership, L.P. and Shoen U.S.A. Inc.
*10.38     Option Agreement, dated as of July 28, 1997, by and among Tower Realty Operating
           Partnership, L.P., Tower Equities Management, Inc. and Tower Equities and Realty
           Corp., CXX Mineola Management Corp., Forum Management and Realty Corp., Madison
           40/41 Management Corp., Tower 45 Asset Management Corp. and SJP Realty Corp.
*10.39     Contribution Agreement by and between Reid Berman and Tower Realty Operating
           Partnership, L.P. dated as of July 31, 1997
*10.40     Purchase Agreement by and among Tower Realty Operating Partnership, L.P. and
           Anthony DiLeonardo dated as of July 31, 1997, as amended by Amendment No. 1 to
           Anthony DiLeonardo Purchase Agreement, dated as of September 18, 1997
*10.41     Purchase Agreement by and among Tower Realty Operating Partnership, L.P. and
           Carmela Carrano dated as of July 31, 1997, as amended by Amendment No. 1 to
           Carmela Carrano Purchase Agreement, dated as of September 18, 1997
*10.42     Contribution Agreement by and between Richard Wisely and Tower Realty Operating
           Partnership, L.P. dated as of July 31, 1997
*10.43     Contribution Agreement by and between Lawrence Stein and Tower Realty Operating
           Partnership, L.P. dated as of July 31, 1997
*10.44     Contribution Agreement by and between Lawrence H. Feldman and Tower Realty
           Operating Partnership, L.P. dated as of July 31, 1997
*10.45     Contribution Agreement by and between Clifford L. Stein and Tower Realty Operating
           Partnership, L.P. dated as of July 31, 1997
*10.46     Contribution Agreement by and between Robert Adams and Tower Realty Operating
           Partnership, L.P. dated as of July 31, 1997
*10.47     Contribution Agreement by and between Eric Reimer and Tower Realty Operating
           Partnership, L.P., dated as of July 31, 1997
*10.48     Contribution Agreement by and between Reuben Friedberg and Tower Realty Operating
           Partnership, L.P., dated as of July 31, 1997
*10.49     Contribution Agreement by and between Joseph Kasman and Tower Realty Operating
           Partnership, L.P., dated as of July 31, 1997
*10.50     Contribution Agreement by and between Robert Cox and Tower Realty Operating
           Partnership, L.P., dated as of July 31, 1997
*10.51     Contribution Agreement, dated as of July 31, 1997, by and among Tower Realty
           Operating Partnership, L.P. and Joseph Kasman
*10.52     Option Agreement, dated as of May 8, 1997, by and among Tower Realty Operating
           Partnership, L.P. and Stanley B. Grey
*10.53     Option Agreement, dated as of May 8, 1997, by and among Tower Realty Operating
           Partnership, L.P. and Michael C. Zerner
*10.54     Letter Agreement, dated as of July 28, 1997, between Tower Realty Trust, Inc.,
           Tower Realty Operating Partnership, L.P., General Electric Capital Corporation,
           General Electric Real Estate Equities, Inc., GENEL Company, Inc. and GEBAM, Inc.
*10.55     Contribution Agreement by and among Tower Realty Trust, Inc., Tower Realty
           Operating Partnership, L.P. and DRA Opportunity Fund
*10.56     Contribution Agreement by and among Tower Realty Trust, Inc., Tower Realty
           Operating Partnership, L.P. and Office Invest Sub LLC
*10.57     Supplement and Amendment, dated as of September 11, 1997, to the Contribution
           Agreement by and among Tower Realty Trust, Inc., Tower Realty Operating
           Partnership, L.P. and Office Invest Sub LLC, as parties to the original
           Contribution Agreement, and Feldman MOT Portfolio Corp., Feldman FSA Corp., FSA
           Associates, L.P. and Lawrence H. Feldman

EXHIBIT
NUMBER                                          EXHIBIT
------     ----------------------------------------------------------------------------------
*10.58     Purchase and Sale Agreement, dated as of March 31, 1997, by and between Tower
           Equities and Realty Corp. and Tower Realty Operating Partnership, L.P.
*10.59     Purchase and Sale Agreement, dated as of September 11, 1997, by and between 100
           Wall LLC and Tower Realty Operating Partnership, L.P.
*10.60     Mortgage Loan Commitment, dated as of October 4, 1997, by and between Merrill
           Lynch Credit Corporation and one or more subsidiaries of Tower Realty Operating
           Partnership, L.P.
*10.61     Form of Financial Advisory Fee Agreement by and between Merrill Lynch, Pierce,
           Fenner & Smith Incorporated, Tower Realty Trust, Inc. and Tower Realty Operating
           Partnership, L.P.
*10.62     Form of Supplemental Representations, Warranties and Indemnity Agreement by and
           among Lawrence H. Feldman, Robert L. Cox, Joseph D Kasman, Eric S. Reimer, Reuben
           Friedberg and Tower Realty Operating Partnership, L.P. and Tower Realty Trust,
           Inc.
*10.63     Line of Credit Commitment, dated as of October 4, 1997, by and between Merrill
           Lynch Capital Corporation and Tower Realty Operation Partnership, L.P. and Tower
           Realty Trust, Inc.
*10.64     Purchase and Sale Agreement, dated as of July 25, 1997, by and between RSH
           Associates, Joel Wiener, and Lawrence H. Feldman
*10.65     Option Agreement, dated as of July 31, 1997, by and between Tower Realty Operating
           Partnership, L.P. and Carmela Carrano, as amended by Amendment No. 1 to Option
           Agreement, dated as of September 18, 1997
*10.66     Option Agreement, dated as of July 31, 1997, by and between Tower Realty Operating
           Partnership, L.P. and Anthony DiLeonardo, as amended by Amendment No. 1 to Option
           Agreement, dated as of September 18, 1997
*10.67     Option Agreement, dated as of September 27, 1997, by and between Orlando Option
           Holding, L.L.C. and Tower Realty Operating Partnership, L.P.
*10.68     Assignment of Real Estate Agreement, dated as of September 24, 1997, by and between Tower Equities and Realty Corp. and Tower Realty Operating Partnership,
           L.P.
*10.69     Third Amendment to Escrow Instructions and Addendum thereto and Option Agreement, dated as of July 23, 1997, by and between Beardsley and I-17, L.L.C and Deer
           Valley Towne Center L.L.C and Crystal, Inc.
*10.70     Phoenix Land Parcel Option Contract, dated as of September 12, 1997, by and between Crystal, Inc. and Tower Realty Operating Partnership, L.P.
*10.71     Form of Acquisition Advisory Fee Agreement
*21.1      Subsidiaries of the Company, as amended
*23.1      Consent of Battle Fowler LLP (included in Exhibits 5.1 and 8.1 hereto)
 23.2      Consent of Coopers & Lybrand L.L.P.
 23.3      Consent of Landauer Associates, Inc.
*24.1      Powers of Attorney
*27.1      Financial Data Schedule, amended
*99.1      Consent of Robert M. Adams to be named as a director nominee
*99.2      Consent of Stephen B. Siegel to be named as a director nominee
*99.3      Consent of Richard M. Wisely to be named as a director nominee
*99.4      Consent of Esko I. Korhonen to be named as a director nominee


---------------
 * Previously filed.

ITEM 37.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 33 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 7, 1997.


                                          TOWER REALTY TRUST, INC.
                                            a Maryland corporation (Issuer)

                                          By: /s/ LAWRENCE H. FELDMAN
                                            ------------------------------------
                                            Name: Lawrence H. Feldman
                                            Title: Chairman, Chief Executive
                                                   Officer and President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                SIGNATURE                               TITLE                      DATE
------------------------------------------  ------------------------------  -------------------

         /s/ LAWRENCE H. FELDMAN            Chairman, Chief Executive           October 7, 1997
------------------------------------------  Officer and President
           Lawrence H. Feldman              (principal executive
                                            officer)

                    *                       Senior Vice President and           October 7, 1997
------------------------------------------  Chief Financial Officer
             Joseph D. Kasman               (principal financial officer)

                    *                       Vice President of Accounting        October 7, 1997
------------------------------------------  and Controller (principal
             Thomas Woodward                accounting
                                            officer)

                    *                       Director                            October 7, 1997
------------------------------------------
           Lester S. Garfinkel

       *By /s/ LAWRENCE H. FELDMAN
------------------------------------------
           Lawrence H. Feldman
             Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                           EXHIBIT
-------     ---------------------------------------------------------------------------------
  *1.1      Form of Underwriting Agreement
  *3.1      Articles of Incorporation of the Company
  *3.2      Form of Amended and Restated Articles of Incorporation
  *3.3      Bylaws of the Company
  *3.4      Form of Amended and Restated Bylaws of the Company
  *4.1      Form of Common Stock Certificate for the Company
  *5.1      Opinion of Battle Fowler LLP
  *8.1      Opinion of Battle Fowler LLP, as to Tax Matters
 *10.1      Form of Amendment and Restatement of Agreement of Limited Partnership of Tower
            Realty Operating Partnership, L.P., by and among Tower Realty Trust, Inc., as general partner, Lawrence H. Feldman, as initial Limited Partner, and the Persons set forth in Exhibit A thereto.
 *10.2      Form of Exchange Rights Agreement
 *10.3      Form of Registration Rights Agreement.
 *10.4      Form of Lock-up Agreement
 *10.5      Form of Tower Realty Trust, Inc. 1997 Incentive Plan
 *10.6      Form of Tower Realty Trust, Inc. Non-Employee Directors' Incentive Plan
 *10.7      Form of Employment Agreement between the Company and Lawrence H. Feldman
 *10.8      Form of Employment Agreement between the Company and Robert L. Cox
 *10.9      Form of Employment Agreement between the Company and Joseph D. Kasman
 *10.10     Form of Indemnification Agreement between the Company and its executive officers and directors
 *10.11     Purchase Agreement, dated as of March 31, 1997, among Tower Realty Trust, Inc.,
            Tower Realty Operating Partnership, L.P. and each of the investors signatory thereto, as amended by the Purchase Agreement Supplement dated as of May 15,
            1997, Purchase Agreement Supplement No. 2, dated as of May 29, 1997, Purchase
            Agreement Supplement No. 3, dated as of May 29, 1997, Purchase Agreement
            Supplement No. 4, dated as of July 9, 1997, Purchase Agreement Supplement No. 5,
            dated as of July 31, 1997
 *10.12     Contribution Agreement (OP Units-CXX Mineola Limited Partnership) by and among
            Tower Realty Operating Partnership, L.P. and Jeffrey Feldman
 *10.13     Amendment to Contribution Agreement by and among Tower Realty Operating
            Partnership, L.P. and Jeffrey Feldman
 *10.14     Second Amendment to Contribution Agreement by and between Tower Realty Operating
            Partnership, L.P. and Jeffrey Feldman
 *10.15     Contribution Agreement (Cash-Stellar Associates) by and among Tower Realty
            Operating Partnership, L.P. and Laurie Jacoby
 *10.16     First Amendment to Contribution Agreement by and between Tower Realty Operating
            Partnership, L.P. and Laurie Jacoby
 *10.17     Contribution Agreement (OP Units) by and among Tower Realty Operating
            Partnership, L.P. and Bama Equities, Inc.
 *10.18     Amendment to Contribution Agreement by and among Tower Realty Operating
            Partnership, L.P. and Bama Equities, Inc.
 *10.19     Second Amendment to Contribution Agreement by and between Tower Realty Operating
            Partnership, L.P. and Bama Equities, Inc.
 *10.20     Contribution Agreement (Cash-Stellar Associates) by and among Tower Realty
            Operating Partnership, L.P. and Valerie Herts Kalnitzky
 *10.21     First Amendment to Contribution Agreement by and between Tower Realty Operating
            Partnership, L.P. and Valerie Hertz Kalnitzky
 *10.22     Assignment Agreement by Charles M. Kotick, as nominee (CXX)
 *10.23     Contribution Agreement by and between Tower Realty Operating Partnership, L.P.
            and Allan B. Mendelsohn, as Chapter 7 Trustee of Edward Feldman
 *10.24     Option Agreement, dated as of July 28, 1997, by and between Tower Realty
            Operating Partnership, L.P. and Dana II Associates Limited Partnership

EXHIBIT
NUMBER                                           EXHIBIT
-------     ---------------------------------------------------------------------------------
 *10.25     Option Agreement, dated July 28, 1997, by and between Tower Realty Operating
            Partnership, L.P. and Tower 45 Ventures Limited Partnership
 *10.26     Option Agreement, dated July 31, 1997, by and between Tower Realty Operating
            Partnership, L.P. and Feldman Tower 45, Inc.
 *10.27     Contribution Agreement between Maitland Property Investors, Limited and Tower
            Realty Operating Partnership, L.P., dated as of August 4, 1997
 *10.28     Non-Competition Agreement, dated as of August 4, 1997 among Tower Realty
            Operating Partnership, L.P., Properties Atlantic, Inc., Clifford Stein and Reid
            Berman
 *10.29     Assets Contribution Agreement, dated as of August 4, 1997, between Tower Realty
            Operating Partnership, L.P., and Properties Atlantic, Inc., Clifford Stein, and
            Reid Berman
 *10.30     Option Agreement, dated as of July 28, 1997, by and between Tower Realty
            Operating Partnership, L.P. and Stellar Associates
 *10.31     Option Agreement, dated as of July 28, 1997, by and between Tower Realty
            Operating Partnership, L.P. and Carlyle Industries, Inc.
 *10.32     Option Agreement, dated as of July 31, 1997, by and between Tower Realty
            Operating Partnership, L.P. and 120 West 45th Street Associates
 *10.33     Option Agreement, dated as of July 29, 1997, by and between Tower Realty
            Operating Partnership, L.P. and Richard Cooke, Craig Cooke and Brian Cooke
 *10.34     Option Agreement, dated as of July 28, 1997, by and between Tower Realty
            Operating Partnership, L.P. and Charles B. Hickcox
 *10.35     Option Agreement, dated as of July 31, 1997, by and between Tower Realty
            Operating Partnership, L.P. and Hazama T-45
 *10.36     Option Agreement, dated as of July 25, 1997, by and between Tower Realty
            Operating Partnership, L.P. and Leo V. Berger
 *10.37     Omnibus Option Agreement, dated as of July 31, 1997, by and between Tower Realty
            Operating Partnership, L.P. and Shoen U.S.A. Inc.
 *10.38     Option Agreement, dated as of July 28, 1997, by and among Tower Realty Operating
            Partnership, L.P., Tower Equities Management, Inc. and Tower Equities and Realty
            Corp., CXX Mineola Management Corp., Forum Management and Realty Corp., Madison
            40/41 Management Corp., Tower 45 Asset Management Corp. and SJP Realty Corp.
 *10.39     Contribution Agreement by and between Reid Berman and Tower Realty Operating
            Partnership, L.P. dated as of July 31, 1997
 *10.40     Purchase Agreement by and among Tower Realty Operating Partnership, L.P. and
            Anthony DiLeonardo dated as of July 31, 1997, as amended by Amendment No. 1 to
            Anthony DiLeonardo Purchase Agreement, dated as of September 18, 1997
 *10.41     Purchase Agreement by and among Tower Realty Operating Partnership, L.P. and
            Carmela Carrano dated as of July 31, 1997, as amended by Amendment No. 1 to
            Carmela Carrano Purchase Agreement, dated as of September 18, 1997
 *10.42     Contribution Agreement by and between Richard Wisely and Tower Realty Operating
            Partnership, L.P. dated as of July 31, 1997
 *10.43     Contribution Agreement by and between Lawrence Stein and Tower Realty Operating
            Partnership, L.P. dated as of July 31, 1997
 *10.44     Contribution Agreement by and between Lawrence H. Feldman and Tower Realty
            Operating Partnership, L.P. dated as of July 31, 1997
 *10.45     Contribution Agreement by and between Clifford L. Stein and Tower Realty
            Operating Partnership, L.P. dated as of July 31, 1997
 *10.46     Contribution Agreement by and between Robert Adams and Tower Realty Operating
            Partnership, L.P. dated as of July 31, 1997
 *10.47     Contribution Agreement by and between Eric Reimer and Tower Realty Operating
            Partnership, L.P., dated as of July 31, 1997
 *10.48     Contribution Agreement by and between Reuben Friedberg and Tower Realty Operating
            Partnership, L.P., dated as of July 31, 1997
 *10.49     Contribution Agreement by and between Joseph Kasman and Tower Realty Operating
            Partnership, L.P., dated as of July 31, 1997
 *10.50     Contribution Agreement by and between Robert Cox and Tower Realty Operating
            Partnership, L.P., dated as of July 31, 1997

EXHIBIT
NUMBER                                           EXHIBIT
-------     ---------------------------------------------------------------------------------
 *10.51     Contribution Agreement, dated as of July 31, 1997, by and among Tower Realty
            Operating Partnership, L.P. and Joseph Kasman
 *10.52     Option Agreement, dated as of May 8, 1997, by and among Tower Realty Operating
            Partnership, L.P. and Stanley B. Grey
 *10.53     Option Agreement, dated as of May 8, 1997, by and among Tower Realty Operating
            Partnership, L.P. and Michael C. Zerner
 *10.54     Letter Agreement, dated as of July 28, 1997, between Tower Realty Trust, Inc.,
            Tower Realty Operating Partnership, L.P., General Electric Capital Corporation,
            General Electric Real Estate Equities, Inc., GENEL Company, Inc. and GEBAM, Inc.
 *10.55     Contribution Agreement by and among Tower Realty Trust, Inc., Tower Realty
            Operating Partnership, L.P. and DRA Opportunity Fund
 *10.56     Contribution Agreement by and among Tower Realty Trust, Inc., Tower Realty
            Operating Partnership, L.P. and Office Invest Sub LLC
 *10.57     Supplement and Amendment, dated as of September 11, 1997, to the Contribution
            Agreement by and among Tower Realty Trust, Inc., Tower Realty Operating
            Partnership, L.P. and Office Invest Sub LLC, as parties to the original
            Contribution Agreement, and Feldman MOT Portfolio Corp., Feldman FSA Corp., FSA
            Associates, L.P. and Lawrence H. Feldman
 *10.58     Purchase and Sale Agreement, dated as of March 31, 1997, by and between Tower
            Equities and Realty Corp. and Tower Realty Operating Partnership, L.P.
 *10.59     Purchase and Sale Agreement, dated as of September 11, 1997, by and between 100
            Wall LLC and Tower Realty Operating Partnership, L.P.
 *10.60     Mortgage Loan Commitment, dated as of October 4, 1997, by and between Merrill
            Lynch Credit Corporation and one or more subsidiaries of Tower Realty Operating
            Partnership, L.P.
 *10.61     Form of Financial Advisory Fee Agreement by and between Merrill Lynch, Pierce,
            Fenner & Smith Incorporated, Tower Realty Trust, Inc. and Tower Realty Operating
            Partnership, L.P.
 *10.62     Form of Supplemental Representations, Warranties and Indemnity Agreement by and
            among Lawrence H. Feldman, Robert L. Cox, Joseph D Kasman, Eric S. Reimer, Reuben
            Friedberg and Tower Realty Operating Partnership, L.P. and Tower Realty Trust,
            Inc.
 *10.63     Line of Credit Commitment, dated as of October 4, 1997 by and between Merrill
            Lynch Capital Corporation and Tower Realty Operating Partnership, L.P. and Tower
            Realty Trust, Inc.
 *10.64     Purchase and Sale Agreement, dated as of July 25, 1997, by and between RSH
            Associates, Joel Wiener, and Lawrence H. Feldman
 *10.65     Option Agreement, dated as of July 31, 1997, by and between Tower Realty
            Operating Partnership, L.P. and Carmela Carrano, as amended by Amendment No. 1 to
            Option Agreement, dated as of September 18, 1997
 *10.66     Option Agreement, dated as of July 31, 1997, by and between Tower Realty
            Operating Partnership, L.P. and Anthony DiLeonardo, as amended by Amendment No. 1 to Option Agreement, dated as of September 18, 1997
 *10.67     Option Agreement, dated as of September 27, 1997, by and between Orlando Option
            Holding, L.L.C. and Tower Realty Operating Partnership, L.P.
 *10.68     Assignment of Real Estate Agreement, dated as of September 24, 1997, by and between Tower Equities and Realty Corp. and Tower Realty Operating Partnership,
            L.P.
 *10.69     Third Amendment to Escrow Instructions and Addendum thereto and Option Agreement, dated as of July 23, 1997, by and between Beardsley and I-17, L.L.C and Deer
            Valley Towne Center L.L.C and Crystal, Inc.
 *10.70     Phoenix Land Parcel Option Contract, dated as of September 12, 1997, by and between Crystal, Inc. and Tower Realty Operating Partnership, L.P.
 *10.71     Form of Acquisition Advisory Fee Agreement
 *21.1      Subsidiaries of the Company, as amended
 *23.1      Consent of Battle Fowler LLP (included in Exhibits 5.1 and 8.1 hereto)
  23.2      Consent of Coopers & Lybrand L.L.P.
  23.3      Consent of Landauer Associates, Inc.
 *24.1      Powers of Attorney
 *27.1      Financial Data Schedule, amended
 *99.1      Consent of Robert M. Adams to be named as a director nominee

EXHIBIT
NUMBER                                           EXHIBIT
-------     ---------------------------------------------------------------------------------
 *99.2      Consent of Stephen B. Siegel to be named as a director nominee
 *99.3      Consent of Richard Wisely to be named as a director nominee
 *99.4      Consent of Esko I. Korhonen to be named as a director nominee

---------------
 * Previously filed.